UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Calpine Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 13, 2017

Dear Calpine Stockholder:

On behalf of the board of directors of Calpine Corporation (“Calpine”), we cordially invite you to attend a special meeting of Calpine’s stockholders to be held at 717 Texas Avenue, Suite 1000, Houston, Texas 77002, at 8:00 a.m., Central Time, on December 15, 2017.

On August 17, 2017, Calpine entered into a definitive Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) with Volt Parent, LP (“Parent”) and Volt Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), providing for the acquisition of Calpine by Parent. Parent and Merger Sub were formed by Energy Capital Partners III, LLC on behalf of itself, its affiliated funds and a consortium of co-investors, including Access Industries, Inc. and the Canada Pension Plan Investment Board. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Calpine, with Calpine continuing as the surviving corporation and becoming a subsidiary of Parent (the “Merger”). At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Merger Agreement, thereby approving the Merger, and certain other matters as set forth in the stockholder notice and the accompanying proxy statement.

If the Merger is consummated, Calpine’s stockholders will have the right to receive $15.25 in cash, without interest and less any applicable withholding taxes, for each share of Calpine’s common stock, par value $0.001 per share, other than certain excluded shares (as defined in the accompanying proxy statement), that they own immediately prior to the effective time of the Merger.

After careful consideration, the board of directors of Calpine (the “Calpine Board”) has unanimously determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and fair to, and in the best interests of, Calpine and its stockholders, and has approved and declared advisable the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Accordingly, the Calpine Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

In addition, the Calpine Board unanimously recommends that you vote “FOR” the proposal to approve, on an advisory (non-binding) basis, certain “golden parachute” compensation that may be payable to Calpine’s named executive officers in connection with the consummation of the Merger. Adoption of the Merger Agreement and approval of the “golden parachute” compensation proposal are subject to separate votes by Calpine’s stockholders. Approval of the “golden parachute” compensation proposal is advisory (non-binding) and is not a condition to the consummation of the Merger.

In order for the Merger Agreement to be adopted, holders of a majority of the outstanding shares of Calpine’s common stock entitled to vote on the proposal to adopt the Merger Agreement at the special meeting must cast the votes represented by such shares of common stock “FOR” such proposal. In order for each of the adjournment proposal and the “golden parachute” compensation proposal to be approved, holders of a majority of the outstanding shares of Calpine’s common stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting must cast the votes represented by such shares of common stock “FOR” such proposal. If, however, holders of less than a majority of the votes represented by shares of Calpine’s common stock issued and outstanding at the close of business on the record date for the special meeting and entitled to be cast at the special meeting are present in person or represented by proxy, approval of the adjournment proposal will require the affirmative vote of a majority of the votes represented by shares of

Calpine’s common stock present in person or represented by proxy at the special meeting and entitled to vote on such proposal.

Your vote is very important, regardless of the number of shares of Calpine’s common stock you own. Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or over the Internet, prior to the special meeting to ensure that your shares of Calpine’s common stock will be represented at the special meeting if you are unable to attend. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of Calpine’s common stock will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement.

If your shares of Calpine’s common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of Calpine’s common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee on how to vote your shares of Calpine’s common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of Calpine’s common stock will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement, carefully. You may also obtain additional information about Calpine from documents Calpine has filed with the U.S. Securities and Exchange Commission.

On behalf of the Calpine Board and the management of Calpine, we thank you for your support.

Best regards,

Frank Cassidy Chairman of the Board	John B. (Thad) Hill III President and Chief Executive Officer

The proxy statement is dated November 13, 2017, and is first being mailed to our stockholders on or about November 14, 2017.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

CALPINE CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 15, 2017

To the Stockholders of Calpine Corporation:

A special meeting of stockholders of Calpine Corporation (“Calpine”) will be held at 717 Texas Avenue, Suite 1000, Houston, Texas 77002, at 8:00 a.m., Central Time, on December 15, 2017, for the purpose of considering and voting upon the following matters:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 17, 2017 (as the same may be amended from time to time, the “Merger Agreement”), by and among Calpine, Volt Parent, LP, a Delaware limited partnership (“Parent”), and Volt Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), providing for the acquisition of Calpine by Parent. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Calpine, with Calpine continuing as the surviving corporation and becoming a subsidiary of Parent (the “Merger”). A copy of the Merger Agreement is attached as Annex A to the proxy statement of which this notice forms a part.

2.	To consider and vote on a proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

3.	To consider and cast an advisory (non-binding) vote on a proposal to approve certain “golden parachute” compensation that may be payable to Calpine’s named executive officers in connection with the consummation of the Merger.

The board of directors of Calpine (the “Calpine Board”) has fixed the close of business on November 9, 2017, as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

Your vote is very important, regardless of the number of shares of Calpine’s common stock you own. The Merger cannot be consummated unless holders of a majority of the outstanding shares of Calpine’s common stock entitled to vote on the proposal to adopt the Merger Agreement at the special meeting cast the votes represented by such shares of common stock “FOR” such proposal. In order for each of the adjournment proposal and the “golden parachute” compensation proposal to be approved, holders of a majority of the outstanding shares of Calpine’s common stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting must cast the votes represented by such shares of common stock “FOR” each such proposal. If, however, holders of less than a majority of the votes represented by shares of Calpine’s common stock issued and outstanding at the close of business on the record date for the special meeting and entitled to be cast at the special meeting are present in person or represented by proxy, approval of the adjournment proposal will require the affirmative vote of a majority of the votes represented by shares of Calpine’s common stock present in person or represented by proxy at the special meeting and entitled to vote on such proposal.

Whether or not you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or over the Internet, in each case, prior to the special meeting to ensure that your shares of Calpine’s common stock will be represented at the special meeting if you are unable to attend. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of Calpine’s common stock will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement.

If your shares of Calpine’s common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of Calpine’s common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee on how to vote your shares of Calpine’s common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of Calpine’s common stock will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement.

After careful consideration, the Calpine Board has unanimously determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and fair to, and in the best interests of, Calpine and its stockholders, and has approved and declared advisable the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Accordingly, the Calpine Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement. In addition, the Calpine Board unanimously recommends that you vote “FOR” the proposal to approve, on an advisory (non-binding) basis, certain “golden parachute” compensation that may be payable to Calpine’s named executive officers in connection with the consummation of the Merger. Approval of the “golden parachute” compensation is advisory (non-binding) and is not a condition to the consummation of the Merger.

Holders of Calpine’s common stock are or may be entitled to assert appraisal rights with respect to the Merger under Section 262 of the General Corporation Law of the State of Delaware. A copy of Section 262 is attached as Annex C to the proxy statement.

The proxy statement provides you with detailed information about the special meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement, carefully. You may also obtain additional information about Calpine from documents Calpine has filed with the U.S. Securities and Exchange Commission. If you have any questions concerning the Merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of our common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

November 13, 2017	BY ORDER OF THE BOARD OF DIRECTORS

W. Thaddeus Miller
Executive Vice President, Chief Legal Officer and Corporate Secretary

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-ii-

This proxy statement and the enclosed proxy card are first being mailed on or about November 14, 2017, to Calpine’s stockholders who owned shares of its common stock, par value $0.001 per share, which we refer to as “Calpine common stock,” as of the close of business on November 9, 2017.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, including the attached annexes and the other documents to which we have referred to you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions set forth in the section entitled “Where You Can Find More Information” beginning on page 147 of this proxy statement. We have included page references in this summary to direct you to a more complete description of the topics presented below.

In this proxy statement, the terms “Calpine,” the “company,” “we,” “us” and “our” refer to Calpine Corporation and, where appropriate, its subsidiaries, and the term the “Calpine Board” refers to the board of directors of Calpine Corporation. We refer to Volt Parent, LP as “Parent” and Volt Merger Sub, Inc. as “Merger Sub.” All references to the “merger” refer to the merger of Merger Sub with and into Calpine, with Calpine continuing as the surviving corporation and becoming a subsidiary of Parent, and all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of August 17, 2017, as it may be amended from time to time, by and among Calpine, Parent and Merger Sub, a copy of which is included as Annex A to this proxy statement. Calpine, following the consummation of the merger, is sometimes referred to as the “surviving corporation.”

Parties to the Merger (Page 30)

Calpine Corporation

717 Texas Avenue, Suite 1000

Houston, Texas 77002

Telephone: (713) 830-2000

www.calpine.com

Calpine Corporation, a Delaware corporation, is a premier power generation company with 80 power plants primarily in the U.S. We sell power and related services that we produce to our wholesale customers who include commercial and industrial end-users, state and regional wholesale market operators and our retail affiliates who serve retail customers. We purchase primarily natural gas and some fuel oil as fuel for our power plants and engage in related natural gas transportation and storage transactions.

Volt Parent, LP

c/o Energy Capital Partners III, LLC

51 John F. Kennedy Parkway, Suite 200

Short Hills, New Jersey 07078

Telephone: (973) 671-6100

Volt Parent, LP, or Parent, is a Delaware limited partnership that was formed by Energy Capital Partners III, LLC, which we refer to as “Energy Capital Partners,” on August 10, 2017, on behalf of itself, its affiliated funds and a consortium of co-investors, which we refer to as the “consortium co-investors,” and which consortium includes Access Industries, Inc., which we refer to as “Access,” and the Canada Pension Plan Investment Board, which we refer to as “CPPIB,” for the purpose of entering into the merger agreement and completing the transactions contemplated thereby and related financing transactions. Parent has not carried on any activities on or prior to the date of this proxy statement other than those related to its formation and as contemplated by or related to the merger agreement and the related financing transactions. Parent is currently controlled by Energy Capital Partners and its affiliates. Upon consummation of the merger, Calpine will become a subsidiary of Parent.

Parent and Merger Sub are affiliates of Energy Capital Partners and its affiliated funds. Energy Capital Partners, together with its affiliated funds, is a private equity firm focused on investing primarily in North America’s energy infrastructure. Energy Capital Partners focuses on acquiring and developing interests in high quality assets, contracts and businesses primarily in the following sectors: power generation, midstream oil and gas, electric transmission, energy equipment and services, environmental infrastructure and other energy related assets.

Volt Merger Sub, Inc.

c/o Energy Capital Partners III, LLC

51 John F. Kennedy Parkway, Suite 200

Short Hills, New Jersey 07078

Telephone: (973) 671-6100

Volt Merger Sub, Inc., or Merger Sub, is a Delaware corporation and wholly-owned subsidiary of Parent that was formed by Energy Capital Partners on August 10, 2017, on behalf of itself, its affiliated funds and the consortium co-investors, for the purpose of entering into the merger agreement and completing the transactions contemplated thereby and related financing transactions. Merger Sub has not carried on any activities on or prior to the date of this proxy statement other than those related to its formation and as contemplated by or related to the merger agreement and the related financing transactions. Upon consummation of the merger, Merger Sub will merge with and into Calpine, the separate corporate existence of Merger Sub will cease and Calpine will continue as the surviving corporation and as a subsidiary of Parent.

The Special Meeting (Page 32)

Time, Place and Purpose of the Special Meeting (Page 32)

The special meeting will be held on December 15, 2017, at 8:00 a.m., Central Time, at 717 Texas Avenue, Suite 1000, Houston, Texas 77002.

At the special meeting, holders as of the record date of Calpine common stock will be asked to adopt the merger agreement and to approve adjournment of the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. In addition, holders of Calpine common stock will be asked to approve, on an advisory (non-binding) basis, the compensation disclosed in this proxy statement that may be payable to Calpine’s named executive officers in connection with the consummation of the merger, which we refer to as the “‘golden parachute’ compensation.”

Record Date and Quorum (Page 32)

You are entitled to receive notice of, and to vote at, the special meeting if you were a record owner of shares of Calpine common stock at the close of business on November 9, 2017, which the Calpine Board has fixed as the record date for the special meeting and which we refer to as the “record date.” You will have one vote for each share of Calpine common stock that you owned at the close of business on the record date. As of the close of business on the record date, there were 360,568,456 shares of Calpine common stock outstanding and entitled to vote at the special meeting. A majority of the votes represented by shares of Calpine common stock issued and outstanding at the close of business on the record date and entitled to be cast at the special meeting, present in person or represented by proxy, will constitute a quorum for purposes of the special meeting. Shares of Calpine common stock held by stockholders who abstain from voting on any proposal will be included as shares present at the special meeting for purposes of determining whether a quorum exists.

Vote Required (Page 33)

In order for the merger agreement to be adopted, holders of a majority of the outstanding shares of Calpine common stock entitled to vote on the proposal to adopt the merger agreement at the special meeting must cast the votes represented by such shares of Calpine common stock “FOR” such proposal. If you fail to submit a proxy or to vote in person at the special meeting, or if you abstain or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

In order for the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies to be approved, whether or not a quorum is present, holders of a majority of the outstanding shares of Calpine common stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting must cast the votes represented by such shares of Calpine common stock “FOR” such proposal. If you attend the meeting or are represented by proxy and, in either case, abstain from voting, that abstention will have the same effect as voting “AGAINST” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies. The failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of Calpine common stock will have no effect on the outcome of the vote to approve the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies.

In order for the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation to be approved, provided that a quorum is present, holders of a majority of the outstanding shares of Calpine common stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting must cast the votes represented by such shares of Calpine common stock “FOR” such proposal. If you attend the meeting or are represented by proxy and, in either case, abstain from voting, that abstention will have the same effect as voting “AGAINST” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation. The failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of Calpine common stock will have no effect on the outcome of the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation.

As of the close of business on the record date, the directors and executive officers of Calpine beneficially owned and were entitled to vote, in the aggregate, 1,801,468 shares of Calpine common stock, including company restricted shares (as defined below), but excluding shares of Calpine common stock issuable upon the exercise of company options (as defined below) and shares of Calpine common stock that are subject to company restricted stock units (as defined below) and company performance stock units (as defined below) as of such date, representing approximately 0.5% of the outstanding shares of Calpine common stock at the close of business on the record date.

The directors and executive officers have informed Calpine that they currently intend to vote all of their shares of Calpine common stock (other than shares of Calpine common stock as to which such holder may not have discretionary authority) “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies and “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation.

Proxies and Revocation (Page 34)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Calpine common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Calpine common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. Each of the proposal to adopt the merger agreement, the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies, and the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation is a non-routine proposal on which banks, brokerage firms and other nominees do not have discretion to vote any uninstructed shares.

You may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	executing and returning a later-dated proxy at any time before a vote is taken at the special meeting;

•	voting by telephone or over the Internet no later than 11:59 p.m., Eastern Time, on December 14, 2017;

•	delivering a written notice of revocation prior to or during the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of Calpine common stock in “street name,” you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy or broker’s proxy card from your bank, brokerage firm or other nominee.

The Merger (Page 39)

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and incorporated herein by reference. We encourage you to read the merger agreement carefully and in its entirety because it is the principal document that governs the merger.

Structure of the Merger (Page 39)

If the merger is consummated, then at the effective time of the merger upon filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later date and time as Calpine and Parent may agree and specify in the certificate of merger), which we refer to as the “effective time,” Merger Sub will merge with and into Calpine, the separate corporate existence of Merger Sub will cease and Calpine will continue as the surviving corporation and as a subsidiary of Parent. As a result of the merger, Calpine will cease to be a publicly traded company and you will not own any shares of capital stock of the surviving corporation.

Merger Consideration (Page 39)

At the effective time, our stockholders will have the right to receive $15.25 in cash, without interest and less any applicable withholding taxes, which we refer to as the “merger consideration,” for each share of Calpine common stock that they own immediately prior to the effective time (other than shares (a) held directly by Parent or Merger Sub or held by us as treasury stock, (b) that are company restricted shares, (c) held by any subsidiary of either Calpine or Parent (other than Merger Sub), (d) held by Volt Energy Holdings, LP, an affiliate of Energy Capital Partners, which we refer to as “Volt Energy,” and (e) held by stockholders who are entitled to and have properly demanded appraisal rights in accordance with Delaware law, which we collectively refer to as “excluded shares”).

Treatment of Equity Awards (Page 79)

The merger agreement provides that outstanding equity-based awards under Calpine’s equity plans will be treated as set forth below.

Treatment of Stock Options. At the effective time, each outstanding option to purchase shares of Calpine common stock granted pursuant to a Calpine equity plan, which we refer to as a “company option,” whether vested or unvested, will be fully vested and canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, determined by multiplying the excess, if any, of the merger consideration over the applicable exercise price per share of such company option by the number of shares of Calpine common stock subject to such company option.

Treatment of Restricted Shares. At the effective time, each outstanding share of Calpine common stock subject to vesting or other lapse restrictions granted by Calpine, which we refer to as a “company restricted share,” will be fully vested and will be canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the merger consideration.

Treatment of Restricted Stock Units. At the effective time, each outstanding restricted stock unit issued by Calpine that vests solely on the basis of time, pursuant to which the holder has a right to receive shares of Calpine common stock or cash after the vesting or lapse of restrictions applicable to such restricted stock unit, which we refer to as a “company restricted stock unit,” whether vested or unvested, will be fully vested and canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, determined by multiplying the merger consideration by the number of shares of Calpine common stock subject to such company restricted stock unit.

Treatment of Performance Stock Units. At the effective time, each outstanding performance stock unit issued by Calpine that vests on the basis of time and the achievement of performance targets, pursuant to which the holder has a right to receive shares of Calpine common stock or cash after the vesting or lapse of restrictions applicable to such performance stock unit, which we refer to as a “company performance stock unit,” whether vested or unvested, will be fully vested and canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, determined by multiplying the merger consideration by the number of shares of Calpine common stock subject to such company performance stock unit. The number of shares subject to each company performance stock unit will be determined by assuming that performance for the full or cumulative performance period is the higher of the target and actual performance (as determined by Calpine based upon performance up until the closing of the merger).

Expected Timing of the Merger (Page 78)

We currently expect to consummate the merger during the first quarter of calendar year 2018. Since the merger is subject to various regulatory clearances and approvals and other conditions, it is possible that factors outside the control of Calpine or Parent could result in the merger being consummated at a later time, or not at all. There may be a substantial amount of time between the special meeting and the consummation of the merger. We expect to consummate the merger promptly following the receipt of all required approvals and the satisfaction or waiver of the other conditions precedent as described in the merger agreement.

Recommendation of the Calpine Board; Reasons for the Merger (Page 51)

After careful consideration, the Calpine Board, among other things:

•	unanimously determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, Calpine and its stockholders;

•	unanimously approved and declared advisable the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	directed that the merger agreement be submitted to Calpine’s stockholders for adoption;

•	resolved to recommend and recommended to Calpine’s stockholders that they vote in favor of adoption of the merger agreement and the transactions contemplated thereby, including the merger; and

•	approved the merger pursuant to the merger agreement for purposes of (a) Section 203 of the General Corporation Law of the State of Delaware, which we refer to as the “DGCL,” and (b) any and all state takeover laws and any other similar laws of any jurisdiction that may be deemed applicable to Calpine, Parent, Merger Sub, the merger agreement, the merger or any other transaction contemplated by the merger agreement, including any and all “moratorium,” “control share acquisition,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination” or other antitakeover laws.

For a discussion of certain factors considered by the Calpine Board in reaching its determinations, see the section entitled “The Merger (Proposal 1)—Recommendation of the Calpine Board; Reasons for the Merger” beginning on page 51 of this proxy statement.

In considering the recommendation of the Calpine Board with respect to the proposal to adopt the merger agreement, you should be aware that certain of our directors and executive officers may be deemed to have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, those of Calpine’s stockholders generally. See the section entitled “The Merger (Proposal 1)—Interests of Certain Persons in the Merger” beginning on page 79 of this proxy statement and the section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 3)” beginning on page 129 of this proxy statement. The Calpine Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by Calpine’s stockholders.

The Calpine Board unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. In addition, the Calpine Board unanimously recommends that you vote “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation that may be payable to Calpine’s named executive officers in connection with the consummation of the merger.

Opinion of Calpine’s Financial Advisor (Page 57)

Lazard Frères & Co. LLC, which we refer to as “Lazard,” was retained by Calpine to act as its financial advisor in connection with the merger. On August 17, 2017, Lazard rendered its written opinion, consistent with its oral opinion rendered on the same date, to the Calpine Board that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Lazard as set forth in its written opinion, the merger consideration to be paid to holders of shares of Calpine common stock (other than holders of excluded shares) in the merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion to the Calpine Board, dated August 17, 2017, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex B and is incorporated by reference herein in its entirety. The foregoing summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion, this section and the summary of Lazard’s opinion, as further described in the section entitled “The Merger (Proposal 1)—Opinion of Calpine’s Financial Advisor” beginning on page 57 of this proxy statement, in their entirety. Lazard’s engagement and its opinion were for the benefit of the Calpine Board (in its capacity as such), and Lazard’s opinion was rendered to the Calpine Board in connection with its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to holders of shares of Calpine common stock (other than holders of excluded shares) of the merger consideration to be paid to such holders in the merger. Lazard’s opinion was not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto.

Financing of the Merger (Page 73)

We anticipate that total funds of approximately $5.6 billion will be needed to consummate the merger (including the funds required to pay to Calpine’s stockholders and the holders of other equity-based interests the amounts due to them under the merger agreement) and to pay related fees and expenses. Parent has obtained equity financing commitments, and Volt Energy has obtained a debt financing commitment, for the transactions contemplated by the merger agreement, the aggregate proceeds of which will be used to fund the consummation of the merger and the other transactions contemplated by the merger agreement and any fees and expenses incurred in connection therewith.

In connection with the merger:

•	Parent has entered into an equity commitment letter, dated as of August 17, 2017, which we refer to as the “equity commitment letter,” with Volt Energy, Energy Capital Partners III, LP, ECP III-A (as defined in the section entitled “—Limited Guarantee” beginning on page 8 of this proxy statement), Energy Capital Partners III-B, LP, Energy Capital Partners III-C, LP and Energy Capital Partners III-D, LP, which we refer to collectively as the “Energy Capital Funds,” for an aggregate equity commitment of up to approximately $1.683 billion (excluding the implied value of 17,500,000 shares of Calpine common stock owned by Volt Energy);

•	Volt Parent GP, LLC, which we refer to as “Parent GP,” as general partner of Parent, has entered into subscription agreements, each dated as of August 17, 2017, which we refer to collectively as the “subscription agreements,” with certain limited partners of Parent, pursuant to which the consortium co-investors have agreed to subscribe for limited partnership interests of Parent for an aggregate amount equal to approximately $2.554 billion; and

•	Volt Energy has obtained a debt commitment letter, dated August 17, 2017, which we refer to as the “bridge commitment letter,” from Barclays Bank PLC, which we refer to as “Barclays,” pursuant to which Barclays has committed to provide Volt Energy with up to $950 million under a 364-day senior secured bridge credit facility, which we refer to as the “bridge facility.” If funded, the bridge facility would be secured by a security interest in substantially all assets of Volt Energy. Since August 17, 2017, Volt Energy has transferred approximately $68 million of its equity commitment in Parent to a new consortium co-investor and is in discussions to transfer additional amounts to other third parties who may join the consortium co-investors. Such transfers reduce Barclays’ commitment under the bridge facility.

The consummation of the merger is not conditioned upon Parent obtaining the proceeds of any financing (although the funding of the equity and debt financings is subject to the satisfaction of the conditions set forth in the applicable agreement under which such financing will be provided). For further information, see the section entitled “The Merger (Proposal 1)—Financing of the Merger” beginning on page 73 of this proxy statement.

In addition, in connection with the merger, Calpine and Parent have agreed to the terms of amendments with the requisite percentage of the lenders under that certain Credit Agreement, dated as of December 10, 2010, by and among Calpine, the lenders party thereto from time to time, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent, and MUFG Union Bank, N.A., as collateral agent, which we refer to as the “existing revolving credit agreement,” to, among other things (a) provide for an exception to the application of the “Change of Control” definition as it would otherwise apply to the consummation of the transactions contemplated by the merger agreement, (b) reduce the aggregate commitments thereunder and (c) extend the maturity date of the loans and commitments thereunder. The amendments will become effective upon consummation of the merger contemplated by the merger agreement.

Limited Guarantee (Page 77)

As contemplated by the merger agreement, Calpine and Energy Capital Partners III-A, LP, which we refer to as “ECP III-A” or the “guarantor,” have entered into a Limited Guarantee, dated as of August 17, 2017, which we refer to as the “limited guarantee,” pursuant to which ECP III-A has agreed to guarantee to Calpine certain of Parent’s payment obligations under the merger agreement, including any termination fee payable by Parent to Calpine in connection with the termination of the merger agreement under specified circumstances, as further described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Termination Fee” beginning on page 125 of this proxy statement, subject to an aggregate cap equal to $335 million.

Interests of Certain Persons in the Merger (Page 79)

Certain of Calpine’s directors and executive officers may be deemed to have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, those of Calpine’s stockholders generally. These interests may present these individuals with certain potential conflicts of interest. In evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by Calpine’s stockholders, the Calpine Board was aware of these interests and considered them among other matters that are described in the section entitled “The Merger (Proposal 1)—Recommendation of the Calpine Board; Reasons for the Merger” beginning on page 51 of this proxy statement.

For further information, see the section entitled “The Merger (Proposal 1)—Interests of Certain Persons in the Merger” beginning on page 79 of this proxy statement and the section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 3)” beginning on page 129 of this proxy statement.

Material United States Federal Income Tax Consequences (Page 90)

The exchange of shares of Calpine common stock for cash pursuant to the merger will generally be a taxable transaction to United States Holders for United States federal income tax purposes. In general, a United States Holder whose shares of Calpine common stock are converted into the right to receive cash in the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of Calpine common stock and such United States Holder’s adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed U.S. Internal Revenue Service, which we refer to as the “IRS,” Form W-9) or otherwise establishes an exemption from backup withholding. Payments made to a non-United States Holder with respect to shares of Calpine common stock exchanged for cash pursuant to the merger will generally be exempt from United States federal income tax, subject to certain exceptions discussed below (see the section entitled “The Merger (Proposal 1)—Material United States Federal Income Tax Consequences” beginning on page 90 of this proxy statement). A non-United States Holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the merger, unless the non-United States Holder certifies on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person or otherwise establishes an exemption from backup withholding. You should read the section entitled “The Merger (Proposal 1)—Material United States Federal Income Tax Consequences” beginning on page 90 of this proxy statement for definitions of “United States Holder” and “non-United States Holder,” and for a more detailed discussion of the United States federal income tax consequences of the merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws or tax treaties.

Regulatory Approvals (Page 94)

To consummate the merger, Calpine and Parent must obtain certain consents, approvals, waivers, licenses, permits, franchises, certificates, registrations, variances, exemptions and authorizations, which we collectively refer to as “consents,” from, or make filings with, a number of United States federal and state public utility, antitrust and other regulatory authorities. The material United States federal and state approvals, consents and filings include the following:

•	the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act,” and the related rules and regulations, following the filing of premerger notification and report forms with the Federal Trade Commission, which we refer to as the “FTC,” and the Antitrust Division of the Department of Justice, which we refer to as the “Antitrust Division,” which waiting period was terminated on September 27, 2017;

•	approval from the Federal Energy Regulatory Commission, which we refer to as the “FERC,” under the Federal Power Act;

•	approval, or a declaratory ruling that approval is not required, from the New York State Public Service Commission; and

•	approval from the Public Utility Commission of Texas.

Although we believe that we will receive the required consents and approvals to consummate the merger, we cannot give any assurance as to the timing of these consents and approvals or as to Calpine’s and Parent’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary). We also cannot ensure that we will obtain such consents or approvals on terms and subject to conditions satisfactory to Calpine and Parent. At any time before or after the effective time, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to enjoin the consummation of the merger, conditionally approve the merger upon the divestiture of assets, subject the consummation of the merger to regulatory conditions or seek other remedies. In addition, state attorneys general and other regulators could take action under the antitrust or other laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the consummation of the merger or permitting consummation subject to regulatory conditions. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust or other regulatory grounds will not be made or, if such a challenge is made, what the result of such challenge will be.

Litigation Relating to the Merger (Page 96)

Purported stockholders of Calpine have filed to date four putative class action complaints challenging the merger in the United States District Court for the Southern District of Texas, Houston Division, which actions are captioned Hickson v. Calpine Corporation, et al., Civil Action No. 17-cv-3252, filed on October 25, 2017, Scarantino v. Calpine Corporation, et al., Civil Action No. 17-cv-03256, filed on October 26, 2017, Langston v. Calpine Corporation, et al., Civil Action No. 17-cv-03316, filed on October 31, 2017, and Stoner v. Calpine

Corporation, et. al., Civil Action No. 17-cv-03317, filed on October 31, 2017, which we refer to collectively as the “complaints” and the related lawsuits as the “actions.” Calpine and the individual members of the Calpine Board are named as defendants in each of the actions. The Scarantino complaint also names as defendants Energy Capital Partners, Parent and Merger Sub and the Stoner complaint names as a defendant Energy Capital Partners. The complaints generally allege certain violations of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and Rule 14a-9 under the Exchange Act and seek, among other things, class action certification, injunctive relief prohibiting the stockholder vote to approve the merger, unspecified compensatory damages and attorneys’ fees. Calpine and the Calpine Board believe that the actions lack merit and intend to vigorously defend against these actions.

The Merger Agreement (Page 97)

A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For further information regarding the merger agreement, see the section entitled “The Merger Agreement” beginning on page 97 of this proxy statement.

Go-Shop Period; Solicitation of Alternative Transaction Proposals (Page 108)

During the period, which we refer to as the “go-shop period,” from August 17, 2017 through 12:01 a.m. (New York City time) on October 2, 2017, which we refer to as the “no-shop period start date,” Calpine, its subsidiaries and their respective equityholders, managers, directors, officers, employees, financial advisors, legal counsel, financing sources, accountants or other advisors, agents or authorized representatives, whom we collectively refer to as “representatives,” had the right to, directly or indirectly, solicit, initiate, facilitate or encourage any alternative transaction proposal (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Go-Shop Period; Solicitation of Alternative Transaction Proposals” beginning on page 108 of this proxy statement) and participate in discussions or negotiations with respect to any alternative transaction proposal or otherwise cooperate in connection with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any alternative transaction proposal. During the go-shop period, Calpine, its subsidiaries and their respective representatives were prohibited from taking any of the foregoing actions with respect to any person who is, to Calpine’s knowledge, one of the persons identified by Parent to Calpine as of August 17, 2017 in accordance with the terms of the merger agreement, each of which we refer to as an “identified sponsor investor.”

Notwithstanding the occurrence of the no-shop period start date, Calpine and its representatives may continue to engage in the activities described above with respect to any exempted person (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Go-Shop Period; Solicitation of Alternative Transaction Proposals” beginning on page 108 of this proxy statement), including with respect to any amended proposal submitted by any exempted person, so long as such person continues to be an exempted person, until the earlier of 12:01 a.m. (New York City time) on December 1, 2017, which we refer to as the “cut off time,” and the time that such exempted person ceases to be an exempted person (provided that Calpine, each of Calpine’s subsidiaries and each of its and their respective representatives comply in all material respects with the requirements of the covenants relating to acquisition proposals contained in the merger agreement).

On the no-shop period start date, Calpine was obligated to notify Parent of the number and identity of the exempted persons from whom Calpine or any of its representatives received an alternative transaction proposal or any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act who inquired about or requested information in connection with its consideration of any alternative transaction proposal during the go-shop period and the material terms and conditions of any such alternative transaction proposal received (including any changes thereto). As of the no-shop period start date, there were no exempted persons.

From and after the no-shop period start date, Calpine has agreed to, and to cause each of its subsidiaries to, and to direct and use commercially reasonable efforts to cause its and their representatives to, among other things:

•	immediately cease any solicitation, facilitation, encouragement, discussion, negotiation or cooperation with respect to any alternative transaction proposal; and

•	immediately instruct each person (other than Parent, Parent’s affiliates, the identified sponsor investors (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Go-Shop Period; Solicitation of Alternative Transaction Proposals” beginning on page 108 of this proxy statement) and its and their respective representatives and other than as expressly directed in writing by Parent) that has previously executed a confidentiality agreement in connection with such person’s consideration of an alternative transaction proposal to promptly return to Calpine or destroy any non-public information previously furnished to such person or to such person’s representatives by or on behalf of Calpine or any of its subsidiaries and immediately terminate the access of each such person and its representatives to any electronic data room maintained by or on behalf of Calpine or any of its subsidiaries.

From the no-shop period start date until the effective time or, if earlier, the termination of the merger agreement in accordance with its terms, Calpine has agreed not to, and to cause each of its subsidiaries not to, and to direct and use commercially reasonable efforts to cause its and their representatives not to, directly or indirectly, among other things:

•	solicit, initiate, knowingly facilitate or knowingly encourage any alternative transaction proposal; or

•	other than with Parent, Merger Sub or their respective representatives and other than to inform any person of the covenants relating to acquisition proposals contained in the merger agreement, (a) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any alternative transaction proposal, or (b) enter into any alternative transaction agreement (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Go-Shop Period; Solicitation of Alternative Transaction Proposals” beginning on page 108 of this proxy statement).

Notwithstanding the foregoing, or any other provisions or covenants relating to acquisition proposals contained in the merger agreement to the contrary, if, at any time after the no-shop period start date and prior to the adoption of the merger agreement by Calpine’s stockholders, Calpine or any of its subsidiaries receives an alternative transaction proposal that did not result from a material breach of the covenants relating to acquisition proposals contained in the merger agreement, (a) Calpine and the Calpine Board may (directly or through their respective representatives) contact such person and such person’s advisors for the purpose of clarifying the proposal and any material terms and conditions and likelihood of consummation thereof, so as to determine whether such proposal constitutes, or would reasonably be expected to lead to, a superior proposal (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Go-Shop Period; Solicitation of Alternative Transaction Proposals” beginning on page 108 of this proxy statement) and (b) if the Calpine Board determines in good faith, after consultation with its legal counsel and financial advisors and based on information then available, that such alternative transaction proposal constitutes, or would reasonably be expected to lead to, a superior proposal, the Calpine Board may furnish information with respect to Calpine and Calpine’s subsidiaries to the person making such alternative transaction proposal (and such person’s representatives) pursuant to an executed acceptable confidentiality agreement (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Go-Shop Period; Solicitation of Alternative Transaction Proposals” beginning on page 108 of this proxy statement) (provided that a copy of all such information not previously provided to Parent or its representatives is provided to Parent as promptly as reasonably practicable (but in no event later than 24 hours) after such information has been provided to such person or such person’s representatives, as applicable) and participate in discussions or negotiations with the person making such alternative transaction proposal (and such person’s representatives) regarding such alternative transaction proposal.

Changes in the Recommendation of the Calpine Board (Page 111)

Prior to the adoption of the merger agreement by Calpine’s stockholders, the Calpine Board may, in response to a superior proposal that did not result from a breach of Calpine’s obligations under the covenants relating to acquisition proposals contained in the merger agreement or an intervening event (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Changes in the Recommendation of the Calpine Board” beginning on page 111 of this proxy statement), make an adverse recommendation change (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Changes in the Recommendation of the Calpine Board” beginning on page 111 of this proxy statement) if the Calpine Board determines in good faith, after consultation with its legal counsel and financial advisors, that the failure to take such action would be inconsistent with the directors’ fiduciary duties to Calpine’s stockholders under applicable law.

Without limiting the foregoing, in response to an alternative transaction proposal that the Calpine Board determines in good faith, after consultation with its legal counsel and financial advisors, constitutes a superior proposal, Calpine may terminate the merger agreement and, concurrently with such termination, may enter into an alternative transaction agreement with respect to such superior proposal, but only if Calpine (a) complies with certain obligations (as described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Changes in the Recommendation of the Calpine Board” beginning on page 111 of this proxy statement) and (b) pays, or causes to be paid, to Parent the applicable company termination fee (as described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Termination Fee” beginning on page 125 of this proxy statement) prior to or concurrently with such termination.

Conditions to the Consummation of the Merger (Page 122)

As more fully described in the merger agreement and in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Merger Closing Conditions” beginning on page 122 of this proxy statement, the respective obligations of Calpine, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) in writing of certain conditions (including, among other conditions, the adoption of the merger agreement by Calpine’s stockholders, receipt of certain governmental approvals, including the expiration or early termination of any waiting period (and any extension thereof) under the HSR Act and receipt of approval from the FERC), the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement. Consummation of the merger will also require the satisfaction or waiver of certain other customary closing conditions.

Termination of the Merger Agreement (Page 123)

Parent and Calpine may, by mutual written consent, terminate the merger agreement, and abandon the merger, at any time prior to the effective time, whether before or after adoption of the merger agreement by Calpine’s stockholders (except as otherwise expressly noted in the merger agreement).

Either Parent or Calpine may terminate the merger agreement, and abandon the merger, at any time prior to the effective time, whether before or after adoption of the merger agreement by Calpine’s stockholders (except as otherwise expressly noted in the merger agreement) as follows:

•

if the merger has not been consummated on or before August 17, 2018, which we refer to as the “outside date,” which date may be extended by either Calpine or Parent from time to time by written notice to the other party up to a date that is not beyond November 17, 2018, if all conditions precedent to the merger, other than the governmental approvals condition (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Merger Closing Conditions” beginning on page 122 of this proxy statement), have been satisfied, are capable of being satisfied at such time or would be capable of being satisfied at such time but for the fact that the governmental approvals condition is not satisfied, which we refer to as an “outside date termination”;

•	if the merger agreement has not been adopted by Calpine’s stockholders at the special meeting or at any adjournment or postponement thereof, which we refer to as a “stockholder vote termination”; or

•	if any final and non-appealable restraint (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Merger Closing Conditions” beginning on page 122 of this proxy statement) is in effect permanently restraining, enjoining or otherwise prohibiting or making illegal the merger, if the party seeking to terminate the merger agreement under this circumstance has complied with its obligations under covenants relating to the parties’ efforts to avoid the entry of, or to effect the dissolution of, any such restraint.

However, no party will have the right to terminate the merger agreement as described in the first bullet point above (a) if such party’s failure to fulfill any obligation under the merger agreement was the primary cause of the failure of the effective time to occur on or before the outside date or (b) during the pendency of a legal proceeding by any party for specific performance in accordance with the terms of the merger agreement, and no party will have the right to terminate the merger agreement as described in the third bullet point above if the issuance of such final and non-appealable restraint was primarily attributable to the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under the merger agreement.

Parent may unilaterally terminate the merger agreement, and abandon the merger, at any time prior to the effective time, whether before or after adoption of the merger agreement by Calpine’s stockholders (except as otherwise expressly noted in the merger agreement) as follows:

•	prior to adoption of the merger agreement by Calpine’s stockholders if there has occurred an adverse recommendation change, which we refer to as an “adverse recommendation change termination”;

•	if prior to the date on which the merger closes, such date on which the merger closes we sometimes refer to as the “closing date,” there has been a breach or inaccuracy of any representation or warranty contained in the merger agreement on the part of Calpine or Calpine has failed to perform or comply with any of its covenants or agreements contained in the merger agreement, which breach, inaccuracy or failure to perform or comply (a) would give rise to the failure of certain closing conditions specifically set forth in the merger agreement and (b) is incapable of being cured or, if curable, is not cured by Calpine on or before the earlier of the outside date and the date that is 45 days following the receipt by Calpine of written notice from Parent of such breach, inaccuracy or failure to perform or comply, unless Parent or Merger Sub is then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, which we refer to as a “company breach termination”; or

•	if the rating on any of Calpine’s debt instruments is lowered by both Moody’s Investor Services, Inc., which we refer to as “Moody’s,” and Standard and Poor’s Rating Services, which we refer to as “S&P,” on any day within the 60-day period after the date of Calpine’s initial public announcement of the entry into the merger agreement (which 60-day period will be extended so long as the rating of the debt instruments is under publicly announced consideration for a possible downgrade by Moody’s and/or S&P during such 60-day period), but only to the extent Calpine would, if the closing of the merger were to occur, be required to make an offer to prepay or repurchase, as applicable, under any of the debt instruments in connection with such lowered ratings, which we refer to as a “rating event,” and only within ten business days of the occurrence of such event, which we refer to as a “rating event termination.” The 60-day period after the date of Calpine’s initial public announcement of the entry into the merger agreement has expired without the occurrence of a rating event.

Calpine may unilaterally terminate the merger agreement, and abandon the merger, at any time prior to the effective time, whether before or after adoption of the merger agreement by Calpine’s stockholders (except as otherwise expressly noted in the merger agreement) as follows:

•	if prior to the closing date there has been a breach or inaccuracy of any representation or warranty contained in the merger agreement on the part of Parent or Merger Sub, or Parent or Merger Sub has failed to perform or comply with any of its covenants or agreements contained in the merger agreement, which breach, inaccuracy or failure to perform or comply (a) would give rise to the failure of certain conditions specifically set forth in the merger agreement and (b) is incapable of being cured or, if curable, is not cured by Parent or Merger Sub, as the case may be, on or before the earlier of the outside date and the date that is 45 days following the receipt by Parent of written notice from Calpine of such breach, inaccuracy or failure to perform or comply, unless Calpine is then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, which we refer to as a “parent breach termination”;

•	if, at any time prior to adoption of the merger agreement by Calpine’s stockholders, (a) the Calpine Board has received a superior proposal, (b) Calpine is in compliance in all material respects with the covenants relating to acquisition proposals contained in the merger agreement, (c) the Calpine Board approves, and Calpine concurrently with the termination of the merger agreement, enters into, an alternative transaction agreement with respect to such superior proposal in accordance with the applicable terms and conditions of the merger agreement and (d) Calpine pays Parent the applicable company termination fee concurrently with or prior to (and as a condition to) such termination, which we refer to as a “superior proposal termination”;

•	(a) if all of the mutual conditions precedent to the merger, and the conditions to Parent’s and Merger Sub’s obligations to consummate the merger, have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger), (b) Parent and Merger Sub fail to consummate the merger within three business days following the date on which the closing of the merger should have occurred in accordance with the merger agreement and (c) Calpine has delivered written confirmation to Parent that it stands ready and willing to consummate the transactions contemplated by the merger agreement on such date and through the end of such three business day period, which we refer to as a “Parent closing failure termination”; or

•	if Parent or its affiliates have breached, in any material respect, any of their covenants or agreements relating to efforts to obtain the applicable regulatory approvals, which breach is incapable of being cured or, if curable, is not cured by Parent or its affiliates on or before the earlier of the outside date and the date that is 45 days following the receipt by Parent of written notice from Calpine of such breach, which right to terminate we refer to as an “efforts breach termination”; provided that such breach by Parent or its affiliates that was the basis of Calpine’s termination of the merger agreement under this circumstance did not arise from Calpine’s material breach of any of its covenants or agreements relating to efforts to obtain the applicable regulatory approvals.

Effect of Termination (Page 125)

If the merger agreement is validly terminated, the merger agreement will become null and void and have no effect, subject to certain specified provisions of the merger agreement that survive such termination, including among others, the provisions relating to termination fees and specific performance, and, subject to the provisions relating to termination fees, there will be no liability on the part of Parent, Merger Sub or Calpine. However, nothing in the merger agreement will relieve any party from any losses arising out of its willful breach of, or fraud in connection with, any provision of the merger agreement, subject to certain limitations (as described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Effect of Termination” beginning on page 125 of this proxy statement).

Termination Fee (Page 125)

Under certain specified conditions and limitations, Calpine may be required to pay Parent a fee in connection with the termination of the merger agreement, which we refer to as the “company termination fee,” or Parent may be required to pay Calpine a fee in connection with the termination of the agreement, which we refer to as the “parent termination fee,” as further described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Termination Fee” beginning on page 125 of this proxy statement.

Calpine is obligated to pay Parent a company termination fee in the following circumstances:

•	if Parent has effected an adverse recommendation change termination, then Calpine will be obligated to pay to Parent a company termination fee of $142 million no later than the second business day following such termination;

•	if Calpine has effected a superior proposal termination, then Calpine will be obligated to pay to Parent, concurrently with or prior to (and as a condition to) such termination, a company termination fee of $142 million, unless Calpine has effected a superior proposal termination to enter into an alternative transaction agreement providing for a superior proposal with any exempted person prior to the cut off time, in which case, the company termination fee will be equal to $65 million; or

•	if (a) prior to the date of the special meeting, an alternative transaction proposal has been publicly made to Calpine or directly to its stockholders generally and not publicly withdrawn at least three business days prior to the special meeting, (b) Calpine or Parent has effected an outside date termination (other than if failure of the merger to be consummated on or before the outside date is due solely to the failure of the debt financing to be funded on the date the closing should have occurred in accordance with the merger agreement and other than if Parent effects an outside date termination (in circumstances in which Calpine could effect a parent breach termination, a Parent closing failure termination or an efforts breach termination)), Calpine or Parent has effected a stockholder vote termination or Parent has effected a company breach termination and (c) within 12 months of such termination, Calpine enters into a definitive agreement to consummate the transactions contemplated by any alternative transaction proposal (in which case the references to “20%” in the definition of alternative transaction proposal will be deemed to be references to “50%”), then Calpine will be obligated to pay Parent a company termination fee of $142 million no later than the second business day following its entry into such definitive agreement.

Parent is obligated to pay a parent termination fee in the following circumstances:

•	if Calpine has effected an efforts breach termination, a parent breach termination or a Parent closing failure termination, then Parent will be obligated to pay a parent termination fee of $335 million no later than the second business day following such termination;

•	if Parent has effected an outside date termination (in circumstances in which Calpine could effect an efforts breach termination, a parent breach termination or a Parent closing failure termination), then Parent will be obligated to pay a parent termination fee of $335 million no later than the second business day following such termination;

•	if Parent has effected a rating event termination (other than for a rating event arising primarily from a breach by Calpine or any of its subsidiaries of the covenant relating to actions taken with respect to a rating event), then Parent will be obligated to pay a parent termination fee of $335 million no later than the second business day following such termination; or

•

if Parent has effected a rating event termination (other than (a) for a rating event arising primarily from a breach by Calpine or any of its subsidiaries, or by Parent, Merger Sub or their respective affiliates, of the covenant relating to actions taken with respect to a rating event or (b) in circumstances in which

Calpine could effect an efforts breach termination, a parent breach termination or a Parent closing failure termination), then Parent will be obligated to pay a parent termination fee of $100 million no later than the second business day following such termination.

Market Price of Calpine Common Stock (Page 135)

The merger consideration of $15.25 per share of Calpine common stock:

•	represented a premium of approximately 51% over the closing price per share of Calpine common stock of $10.07 on May 9, 2017, the last trading day prior to the publication of an article in The Wall Street Journal reporting that Calpine was exploring a sale and working with Lazard as it sought buyers;

•	represented a premium of approximately 50% over the volume weighted average price per share of Calpine common stock of $10.16 for the 20 days prior to May 9, 2017;

•	represented a premium of approximately 42% over the volume weighted average price per share of Calpine common stock of $10.73 for the 60 days prior to May 9, 2017;

•	represented a premium of approximately 37% over the volume weighted average price per share of Calpine common stock of $11.14 for the 120 days prior to May 9, 2017; and

•	represented a premium of approximately 13% over the closing price per share of Calpine common stock of $13.50 on August 17, 2017, the last full trading day prior to the public announcement of the merger agreement.

Appraisal Rights (Page 140)

If the merger is consummated, stockholders who do not vote in favor of the proposal to adopt the merger agreement and who properly demand an appraisal of their shares and who otherwise comply with the requirements set forth in Section 262 of the DGCL, which we refer to as “Section 262,” will be entitled to appraisal rights in connection with the merger. This means that holders of Calpine common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Calpine common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be “fair value,” if any, as determined by the court. Calpine’s stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.

Calpine’s stockholders considering seeking appraisal should be aware that the “fair value” of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must submit a written demand for appraisal to Calpine before the stockholder vote is taken on the proposal to adopt the merger agreement, you must not submit a blank proxy or otherwise vote in favor of the proposal to adopt the merger agreement and you must continue to hold the shares of Calpine common stock of record through the effective time. Your failure to follow the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are further described in the section entitled “Appraisal Rights” beginning on page 140 of this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. If you hold your shares of Calpine common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or other nominee.

Delisting and Deregistration of Calpine Common Stock (Page 145)

If the merger is consummated, in accordance with applicable law, rules and regulations, Calpine common stock will be delisted from the New York Stock Exchange, which we refer to as the “NYSE,” and deregistered under the Exchange Act. As such, we would no longer file periodic reports with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” on account of Calpine common stock. However, we will continue to make filings with the SEC to the extent such filings are required pursuant to the terms of our registered debt securities.

Help in Answering Questions

If you have questions about the special meeting or the merger after reading this document, you may contact Innisfree M&A Incorporated, which is assisting Calpine in the solicitation of proxies, by mail at 501 Madison Avenue, 20th Floor, New York, New York 10022 or by telephone at (888) 750-5834 (toll-free) for stockholders and (212) 750-5833 (collect call) for banks and brokers.

Neither the SEC nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated by the merger agreement, including the merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of Calpine. Please refer to the section entitled “Summary” beginning on page 1 of this proxy statement and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should carefully read in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions set forth in the section entitled “Where You Can Find More Information” beginning on page 147 of this proxy statement.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you owned shares of Calpine common stock at the close of business on November 9, 2017. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Calpine common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of Calpine’s stockholders will be held on December 15, 2017, at 8:00 a.m., Central Time, at 717 Texas Avenue, Suite 1000, Houston, Texas 77002. This proxy statement for the special meeting is first being mailed to Calpine’s stockholders on or about November 14, 2017.

Q.	Who is soliciting my vote?

A.	This proxy statement and the proxy card are provided in connection with the solicitation by the Calpine Board for the special meeting. Solicitation may be made by directors and officers of Calpine, via electronic or regular mail, by telephone, by facsimile, by press release, over the Internet or in person. In addition, we have retained Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies. See the section entitled “The Special Meeting—Payment of Solicitation Expenses” beginning on page 37 of this proxy statement.

Q.	What will I be voting on?

A.	You will be voting on the following proposals:

•	adoption of the merger agreement, which provides for the acquisition of Calpine by Parent;

•	approval to adjourn the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	approval, on an advisory (non-binding) basis, of certain “golden parachute” compensation that may be payable to Calpine’s named executive officers in connection with the consummation of the merger.

Q.	What are the voting recommendations of the Calpine Board?

A.	The Calpine Board unanimously recommends that you vote your shares of Calpine common stock “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and “FOR” the proposal to approve, on an advisory (non-binding) basis, certain “golden parachute” compensation that may be payable to Calpine’s named executive officers in connection with the consummation of the merger.

Q.	What is the merger and what effects will it have on Calpine?

A.	The merger is the acquisition of Calpine by Parent pursuant to the merger agreement. If the merger agreement is adopted by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Calpine, the separate corporate existence of Merger Sub will cease and Calpine will continue as the surviving corporation and as a subsidiary of Parent. If the merger is consummated, in accordance with applicable law, rules and regulations, Calpine common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Calpine will no longer be publicly traded or be required to file periodic reports with the SEC on account of Calpine common stock. However, we will continue to make filings with the SEC to the extent such filings are required pursuant to the terms of our registered debt securities. Following consummation of the merger, you will no longer have any interest in Calpine’s future earnings or growth. In addition, each share of Calpine common stock (other than certain excluded shares) you hold will represent only the right to receive $15.25 in cash, without interest and less any applicable withholding taxes.

Q.	What will I receive if the merger is consummated?

A.	Upon consummation of the merger, you will be entitled to receive the merger consideration of $15.25 per share in cash, without interest and less any applicable withholding taxes, for each share of Calpine common stock that you own (other than certain excluded shares). For example, if you own 100 shares of Calpine common stock, you will receive $1,525 in cash in exchange for your shares of Calpine common stock, less any applicable withholding taxes. You will not own any shares of capital stock in the surviving corporation.

Q.	How does the merger consideration compare to the market price of Calpine common stock prior to the announcement of the merger?

A.	The merger consideration of $15.25 per share of Calpine common stock represents a premium of approximately 51% over the closing price per share of Calpine common stock of $10.07 on May 9, 2017, the last trading day prior to the publication of an article in The Wall Street Journal reporting that Calpine was exploring a sale and working with Lazard as it sought buyers; a premium of approximately 50% over the volume weighted average price per share of Calpine common stock of $10.16 for the 20 days prior to May 9, 2017; a premium of approximately 42% over the volume weighted average price per share of Calpine common stock of $10.73 for the 60 days prior to May 9, 2017; a premium of approximately 37% over the volume weighted average price per share of Calpine common stock of $11.14 for the 120 days prior to May 9, 2017; and a premium of approximately 13% over the closing price per share of Calpine common stock of $13.50 on August 17, 2017, the last full trading day prior to the public announcement of the merger agreement.

On November 13, 2017, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Calpine common stock on the NYSE was $15.02 per share of Calpine common stock. You are encouraged to obtain current market prices of Calpine common stock in connection with voting your shares of Calpine common stock.

Q.	Upon the consummation of the merger, will Calpine continue as a public company?

A.	No. If the merger is consummated, in accordance with applicable law, rules and regulations, Calpine common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Calpine will no longer be publicly traded or be required to file periodic reports with the SEC on account of Calpine common stock. However, we will continue to make filings with the SEC to the extent such filings are required pursuant to the terms of our registered debt securities.

Q.	When do you expect the merger to be consummated?

A.

We currently expect to consummate the merger during the first quarter of calendar year 2018. Since the merger is subject to various regulatory clearances and approvals and other conditions, it is possible that factors outside the control of Calpine or Parent could result in the merger being consummated at a later time, or not at all. There may be a substantial amount of time between the special meeting and the consummation of the merger. We expect to consummate the merger promptly following the receipt of all required approvals and the satisfaction or waiver of the other conditions precedent as described in the merger agreement.

Q.	What happens if the merger is not consummated?

A.	If the merger agreement is not adopted by Calpine’s stockholders or if the merger is not consummated for any other reason, Calpine’s stockholders will not receive any payment for their shares of Calpine common stock. Instead, Calpine will remain a stand-alone, publicly-held entity, and Calpine common stock will continue to be listed and traded on the NYSE. Under specified circumstances, Calpine may be required to pay to Parent a fee with respect to the termination of the merger agreement, as further described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Termination Fee” beginning on page 125 of this proxy statement.

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of Calpine common stock for cash pursuant to the merger will generally be a taxable transaction to United States Holders for United States federal income tax purposes. In general, a United States Holder whose shares of Calpine common stock are converted into the right to receive cash in the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of Calpine common stock and such United States Holder’s adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Payments made to a non-United States Holder with respect to shares of Calpine common stock exchanged for cash pursuant to the merger will generally be exempt from United States federal income tax, subject to certain exceptions discussed below (see the section entitled “The Merger (Proposal 1)—Material United States Federal Income Tax Consequences” beginning on page 90 of this proxy statement). A non-United States Holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the merger, unless the non-United States Holder certifies on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person or otherwise establishes an exemption from backup withholding. You should read the section entitled “The Merger (Proposal 1)—Material United States Federal Income Tax Consequences” beginning on page 90 of this proxy statement for definitions of “United States Holder” and “non-United States Holder,” and for a more detailed discussion of the United States federal income tax consequences of the merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws or tax treaties.

Q.	Do any of Calpine’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.

Yes. In considering the recommendation of the Calpine Board with respect to the proposal to adopt the merger agreement, you should be aware that certain of our directors and executive officers may be deemed to have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of Calpine’s stockholders generally. The Calpine Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by Calpine’s stockholders. See the section entitled “The Merger (Proposal 1)—Interests of Certain Persons in the Merger” beginning on page 79 of this proxy statement and the section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 3)” beginning on page 129 of this proxy statement.

Q.	Who may attend the special meeting in person?

A.	All stockholders of record at the close of business on November 9, 2017, or their duly appointed proxies, and our invited guests may attend the special meeting. Seating is limited and admission is on a first-come, first-served basis. Please be prepared to present valid photo identification for admission to the special meeting.

If you hold shares of Calpine common stock in “street name” (that is, in a brokerage account or through a bank or other nominee) and you plan to vote in person at the special meeting, you will need to bring a valid photo identification and a legal proxy or broker’s proxy card from your bank, brokerage firm or other nominee.

Stockholders of record will be verified against an official list available in the registration area at the meeting. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the close of business on the record date.

Q.	Can I participate if I am unable to attend the special meeting?

A.	If you are unable to attend the special meeting in person, we urge you to vote your shares of Calpine common stock in advance by telephone, over the Internet or by completing, signing, dating and returning the proxy card in the accompanying prepaid reply envelope, or by following the instructions provided to you by your bank, brokerage firm or other nominee if you hold your shares of Calpine common stock in “street name.” The special meeting will not be broadcast telephonically or over the Internet.

Q.	When will the stockholders’ list be available for examination?

A.	A complete list of the stockholders of record at the close of business on the record date will be available for examination by stockholders of record at Calpine’s principal executive offices located at 717 Texas Avenue, Suite 1000, Houston, Texas 77002, during ordinary business hours, for a period of at least 10 days prior to the special meeting and will continue to be available through and during the special meeting.

Q.	Who may vote?

A.	You may vote if you were a record owner of Calpine common stock at the close of business on the record date. Each share of Calpine common stock is entitled to one vote. As of the close of business on the record date, there were 360,568,456 shares of Calpine common stock outstanding and entitled to vote at the special meeting.

Q.	How do I submit a proxy or vote?

A.	If you are a stockholder of record (that is, if your shares of Calpine common stock are registered in your name with Computershare Trust Company, N.A., our transfer agent), there are four ways to submit your proxy or vote:

•	Vote your shares by proxy by calling (800) 690-6903, 24 hours a day, seven days a week until 11:59 p.m., Eastern Time, on December 14, 2017. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote;

•	Vote your shares by proxy by visiting the website www.proxyvote.com, 24 hours a day, seven days a week until 11:59 p.m., Eastern Time, on December 14, 2017. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote;

•	Vote your shares by proxy by completing, signing, dating and returning the proxy card in the accompanying prepaid reply envelope. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail; or

•	Vote your shares by attending the special meeting in person and depositing your proxy card or completing a ballot that will be distributed at the special meeting.

Submission of proxies by telephone or over the Internet for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on December 14, 2017. Submission of proxies by telephone or over the Internet is convenient, provides postage and mailing cost savings and is recorded immediately, minimizing the risk that postal delays may cause proxies to arrive late and therefore not be counted.

Even if you plan to attend the special meeting in person, you are encouraged to submit a proxy. You may still vote your shares of Calpine common stock in person at the meeting even if you have previously submitted a proxy. If you are present at the meeting and desire to vote in person, your previous proxy will not be counted.

Q.	What if I hold my shares of Calpine common stock in “street name”?

A.	You should follow the voting directions provided by your bank, brokerage firm or other nominee. You may complete and mail a voting instruction card to your bank, brokerage firm or other nominee or, in most cases, submit voting instructions by telephone or over the Internet to your bank, brokerage firm or other nominee. If you provide specific voting instructions by mail, telephone or over the Internet, your bank, brokerage firm or other nominee will vote your shares of Calpine common stock as you have directed. Please note that if you wish to vote in person at the special meeting, you will need to bring a valid photo identification and a legal proxy or broker’s proxy card from your bank, brokerage firm or other nominee.

Q.	Will my shares of Calpine common stock held in “street name” or another form of record ownership be combined for voting purposes with shares of Calpine common stock I hold of record?

A.	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to complete, sign, date and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q.	Can I change my mind after I submit my proxy?

A.	Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

•	executing and returning a later-dated proxy at any time before a vote is taken at the special meeting;

•	voting by telephone or over the Internet no later than 11:59 p.m., Eastern Time, on December 14, 2017;

•	delivering a written notice of revocation prior to or during the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of Calpine common stock in “street name,” you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy or broker’s proxy card from your bank, brokerage firm or other nominee.

Q.	Who will count the votes?

A.	A representative of Broadridge Financial Solutions, Inc. will count the votes and will serve as the independent inspector of election.

Q.	Where can I find the voting results of the special meeting?

A.	Calpine intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Calpine files with the SEC are publicly available when filed.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts with brokers or our transfer agent. Please vote all of the shares held in each such account. We encourage you to register all of your shares of Calpine common stock in the same name and address. You may do this by contacting your broker or our transfer agent. Our transfer agent may be reached at (877) 373-6374 (toll free) or (781) 575-2879 (toll), at http://www.computershare.com/investor or at the following address:

Computershare

P.O. Box 505000

Louisville, KY 40233-5000

United States

Q.	Will my shares of Calpine common stock be voted if I do not submit my proxy?

A.	If you are the stockholder of record and you do not vote in person at the special meeting or submit a proxy, your shares of Calpine common stock will not be voted. The failure to vote your shares of Calpine common stock will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

If your shares of Calpine common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of Calpine common stock without instructions from you. Currently, banks, brokerage firms or other nominees have the authority under the NYSE rules to vote shares of Calpine common stock for which their customers do not provide voting instructions only on certain “routine” matters.

Banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies and the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation. As a result, absent specific instructions from the beneficial owner of such shares of Calpine common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Calpine common stock on non-routine matters, which we refer to generally as “broker non-votes.” The failure to provide instructions to your bank, brokerage firm or other nominee on how to vote your shares of Calpine common stock will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

Q.	May stockholders ask questions?

A.	Yes. Our representatives will answer stockholders’ questions of general interest following the special meeting consistent with the rules distributed at the special meeting.

Q.	How many votes must be present to hold the meeting?

A.

A majority of the votes represented by shares of Calpine common stock issued and outstanding at the close of business on the record date and entitled to be cast at the special meeting, present in person or represented by proxy, will constitute a quorum for purposes of the special meeting. Shares of Calpine common stock present in person or represented by proxy and entitled to be cast at the special meeting will be counted for purposes of determining whether a quorum exists. If your shares of Calpine common stock are held in “street name” through a bank, brokerage firm or other nominee and you instruct your bank, brokerage firm or other nominee on how to vote your shares of Calpine common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee, then your shares of Calpine common stock will be included in determining the number of shares present or represented at the special meeting for purposes of determining whether a quorum exists. If your shares of Calpine common stock are held in “street name” through a bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee on how to vote your shares of Calpine common stock, then your shares of Calpine common stock will not be included in determining the number of shares present or represented at the special meeting for purposes of determining whether a quorum exists.

Q.	What vote is required to approve each proposal?

A.	In order for the merger agreement to be adopted, holders of a majority of the outstanding shares of Calpine common stock entitled to vote on the proposal to adopt the merger agreement at the special meeting must cast the votes represented by such shares of Calpine common stock “FOR” such proposal.

In order for each of the adjournment proposal and the “golden parachute” compensation proposal to be approved (and provided that, with respect to the “golden parachute” compensation proposal, a quorum is present at the special meeting), holders of a majority of the outstanding shares of Calpine common stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting must cast the votes represented by such shares of Calpine common stock “FOR” such proposal.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Because the affirmative vote required to adopt the merger agreement is based upon the total number of outstanding shares of Calpine common stock, the failure to vote your shares of Calpine common stock or to instruct your bank, brokerage firm or other nominee to vote your shares of Calpine common stock will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies and for the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN.”

Whether or not a quorum is present in person or represented by proxy at the special meeting, if you attend the meeting or have given a proxy and abstain on the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies, your abstention will have the same effect as voting “AGAINST” such proposal. The failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of Calpine common stock will have no effect on the outcome of the vote to approve the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies.

Provided a quorum is present in person or represented by proxy at the special meeting, if you attend the meeting or have given a proxy and abstain on the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation proposal, your abstention will have the same effect as voting “AGAINST” such proposal. The failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of Calpine common stock will have no effect on the outcome of the vote to approve, on an advisory (non-binding) basis, the “golden parachute” compensation.

The vote to approve the “golden parachute” compensation proposal is advisory only and will not be binding on Calpine or Parent and is not a condition to the consummation of the merger. If the merger agreement is adopted by the stockholders and the merger is consummated, the “golden parachute” compensation may be paid to Calpine’s named executive officers in connection with the consummation of the merger even if stockholders fail to approve the “golden parachute” compensation proposal.

Q.	Who will pay for this proxy solicitation?

A.	We will bear the cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares of Calpine common stock. A few of our directors, officers and employees may participate in the solicitation of proxies without additional compensation.

Q.	Will any other matters be voted on at the special meeting?

A.	As of the date of this proxy statement, our management is not aware of any other matters that will be presented for consideration at the special meeting other than those matters discussed in this proxy statement.

Q.	What is Calpine’s website address?

A.	Our website address is www.calpine.com. We make this proxy statement, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act available on our website in the “Investors—Financial Information—SEC Filings” section, as soon as reasonably practicable after electronically filing such material with the SEC.

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements, and other information regarding issuers that are filed electronically with the SEC. Stockholders may also read and copy any reports, statements and other information filed by us with the SEC at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or visit the SEC’s website for further information on its public reference room. Stockholders may also obtain free copies of the documents filed with the SEC by contacting Calpine’s Investor Relations at (713) 830-8775 or by e-mailing Investor-Relations@calpine.com.

The references to our website address and the SEC’s website address do not constitute incorporation by reference of the information contained in these websites and should not be considered part of this document.

Our SEC filings are available in print to any stockholder who requests a copy at the phone number or address listed above.

Q.	What happens if I sell my shares of Calpine common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of Calpine common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares of Calpine common stock and each of you notifies Calpine in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares of Calpine common stock.

Q.	What do I need to do now?

A.

Even if you plan to attend the special meeting in person, after carefully reading and considering the information contained in this proxy statement, please submit your proxy promptly to ensure that your shares of Calpine common stock are represented at the special meeting. If you hold your shares of Calpine common stock in your own name as the stockholder of record, please submit a proxy for your shares of Calpine common stock by (a) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (b) using the telephone number printed on your proxy card or (c) using the Internet proxy instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner of shares of Calpine common stock and hold such shares in “street name,” please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal promptly after the consummation of the merger, describing how you may exchange your shares of Calpine common stock for the merger consideration. If your shares of Calpine common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Calpine common stock in exchange for the merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to assert appraisal rights under the DGCL instead of receiving the merger consideration for my shares of Calpine common stock?

A.	Yes. As a holder of Calpine common stock, you are entitled to assert appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions. See the section entitled “Appraisal Rights” beginning on page 140 of this proxy statement.

Q.	Why am I being asked to cast an advisory (non-binding) vote to approve certain “golden parachute” compensation that may be payable to Calpine’s named executive officers in connection with the consummation of the merger?

A.	In accordance with the rules promulgated under Section 14A of the Exchange Act, Calpine is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the proposal to approve certain “golden parachute” compensation that may be payable to Calpine’s named executive officers in connection with the consummation of the merger.

Q.	What is the “golden parachute” compensation?

A.	The “golden parachute” compensation is certain compensation that, whether present, deferred or contingent, is based on or otherwise relates to the merger and may be payable to Calpine’s named executive officers in connection with the consummation of the merger. See the section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 3)” beginning on page 129 of this proxy statement.

Q.	What will happen if Calpine’s stockholders do not approve the “golden parachute” compensation at the special meeting?

A.	Approval of the “golden parachute” compensation is not a condition to the consummation of the merger. The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on us or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the non-binding advisory vote, if the merger agreement is adopted by our stockholders, the merger is completed and the other terms and conditions of the applicable plans and arrangements are satisfied, our named executive officers will receive the “golden parachute” compensation as disclosed in this proxy statement.

Q.	Who can help answer my other questions?

A.

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Calpine common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Innisfree M&A Incorporated, by mail at 501 Madison Avenue, 20th Floor, New York, New York 10022 or by telephone at (888) 750-5834 (toll-free) for stockholders and (212) 750-5833 (collect call) for banks and brokers.

If your bank, brokerage firm or other nominee holds your shares, you should also call your bank, brokerage firm or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “project,” “estimate,” “will,” “may,” “should,” “future,” “predicts,” “potential,” “continue” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to statements regarding the ability to consummate the merger considering the various closing conditions, projected financial information, the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. You are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These forward-looking statements are only predictions based on Calpine’s current expectations and projections about future events. Important factors could cause Calpine’s actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-K and 10-Q, factors and matters contained or incorporated by reference in this document, and the following factors:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•	the inability to consummate the merger due to the failure to obtain stockholder approval or the failure to satisfy (or to have waived) other conditions to the consummation of the merger, including receipt of required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	the failure by Parent to obtain the necessary equity and debt financing set forth in the commitments entered into in connection with the merger, or alternative financing, or the failure of any such financing to be sufficient to consummate the merger and the other transactions contemplated by the merger agreement;

•	the fact that, although Parent must use reasonable best efforts to obtain the financing contemplated by the bridge commitment letter, there is a risk that the debt financing might not be obtained;

•	the risk that the merger agreement may be terminated in circumstances that require us to pay Parent a company termination fee up to $142 million;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	risks that the anticipated benefits from the merger will not be realized, or will not be realized within the expected time periods;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against Calpine and/or others relating to the merger agreement or the merger;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the parties’ ability to meet expectations regarding the timing and consummation of the merger, including uncertainties as to the timing of the closing of the merger;

•	risks that Calpine’s business will have been adversely impacted during the pendency of the transaction;

•	the effects of disruption from the merger making it more difficult to hire key personnel and maintain relationships with customers, suppliers, vendors, licensors, licensees and other business partners;

•	the risk that competing offers will be made;

•	the impact of the merger on Calpine’s credit rating;

•	the fact that Calpine’s stockholders would forgo the opportunity to realize the potential long-term value of the successful execution of Calpine’s current strategy as an independent company; and

•	the possibility that Parent could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of Calpine’s assets to one or more as-yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to stockholders in the merger.

These risks are not exhaustive and may not include factors which could adversely impact Calpine’s business and financial performance. Additional information about these factors and other factors that may cause actual results to differ materially include those set forth in the reports that Calpine files from time to time with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and quarterly and current reports on Forms 10-Q and 8-K. Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Business” and “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and quarterly and current reports on Forms 10-Q and 8-K (see the section entitled “Where You Can Find More Information” beginning on page 147 of this proxy statement). Moreover, Calpine operates in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for Calpine’s management to predict all risk factors, nor can it assess the impact of all factors on Calpine’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although Calpine believes the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither Calpine nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. All forward-looking statements are made only as of the date they are made and you should not rely upon forward-looking statements as predictions of future events. Except to the extent required by law, Calpine does not undertake any responsibility to update any of these forward-looking statements to conform its prior statements to actual results or revised expectations. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward looking statements contained in this proxy statement and any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

Calpine

Calpine Corporation

717 Texas Avenue, Suite 1000

Houston, Texas 77002

Telephone: (713) 830-2000

www.calpine.com

Calpine Corporation, a Delaware corporation, is a premier power generation company with 80 power plants primarily in the U.S. We sell power and related services that we produce to our wholesale customers who include commercial and industrial end-users, state and regional wholesale market operators and our retail affiliates who serve retail customers. We purchase primarily natural gas and some fuel oil as fuel for our power plants and engage in related natural gas transportation and storage transactions.

Calpine common stock is listed for trading on the NYSE under the symbol “CPN.”

Detailed descriptions about Calpine’s business and financial results are contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and subsequent reports filed with the SEC, which are incorporated in this proxy statement by reference. For more details, visit www.calpine.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also the section entitled “Where You Can Find More Information” beginning on page 147 of this proxy statement.

Parent

Volt Parent, LP

c/o Energy Capital Partners III, LLC

51 John F. Kennedy Parkway, Suite 200

Short Hills, New Jersey 07078

Telephone: (973) 671-6100

Volt Parent, LP, or Parent, is a Delaware limited partnership that was formed by Energy Capital Partners on August 10, 2017, on behalf of itself, its affiliated funds and the consortium co-investors, for the purpose of entering into the merger agreement and completing the transactions contemplated thereby and related financing transactions. Parent has not carried on any activities on or prior to the date of this proxy statement other than those related to its formation and as contemplated by or related to the merger agreement and the related financing transactions. Parent is currently controlled by Energy Capital Partners and its affiliates. Upon consummation of the merger, Calpine will become a subsidiary of Parent.

Parent and Merger Sub are affiliates of Energy Capital Partners and its affiliated funds. Energy Capital Partners, together with its affiliated funds, is a private equity firm focused on investing primarily in North America’s energy infrastructure. Energy Capital Partners focuses on acquiring and developing interests in high quality assets, contracts and businesses primarily in the following sectors: power generation, midstream oil and gas, electric transmission, energy equipment and services, environmental infrastructure and other energy related assets.

Merger Sub

Volt Merger Sub, Inc.

c/o Energy Capital Partners III, LLC

51 John F. Kennedy Parkway, Suite 200

Short Hills, New Jersey 07078

Telephone: (973) 671-6100

Volt Merger Sub, Inc., or Merger Sub, is a Delaware corporation and wholly-owned subsidiary of Parent that was formed by Energy Capital Partners on August 10, 2017, on behalf of itself, its affiliated funds and the consortium co-investors, for the purpose of entering into the merger agreement and completing the transactions contemplated thereby and related financing transactions. Merger Sub has not carried on any activities on or prior to the date of this proxy statement other than those related to its formation and as contemplated by or related to the merger agreement and the related financing transactions. Upon consummation of the merger, Merger Sub will merge with and into Calpine, the separate corporate existence of Merger Sub will cease and Calpine will continue as the surviving corporation and as a subsidiary of Parent.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Calpine Board for use at the special meeting to be held on December 15, 2017, at 8:00 a.m., Central Time, at 717 Texas Avenue, Suite 1000, Houston, Texas 77002, or at any postponement or adjournment thereof. At the special meeting, holders of Calpine common stock will be asked to adopt the merger agreement, to approve adjournment of the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and to cast an advisory (non-binding) vote to approve certain “golden parachute” compensation that may be payable to Calpine’s named executive officers in connection with the consummation of the merger.

Our stockholders must adopt the merger agreement in order for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Recommendation of the Calpine Board

After careful consideration, the Calpine Board unanimously determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, Calpine and its stockholders, unanimously approved and declared advisable the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommended to Calpine’s stockholders that they adopt the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement.

The Calpine Board unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. In addition, the Calpine Board unanimously recommends that you vote “FOR” the proposal to approve, on an advisory (non-binding) basis, certain “golden parachute” compensation that may be payable to Calpine’s named executive officers in connection with the consummation of the merger.

Record Date and Quorum

The Calpine Board has fixed the close of business on November 9, 2017, as the record date for the special meeting, and only holders of record of Calpine common stock at the close of business on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you were a record owner of shares of Calpine common stock at the close of business on the record date. At the close of business on the record date, there were 360,568,456 shares of Calpine common stock outstanding and entitled to vote. Each share of Calpine common stock entitles its holder to one vote on all matters properly coming before the special meeting.

The presence, in person or represented by proxy, of a majority of the votes represented by shares of Calpine common stock issued and outstanding at the close of business on the record date and entitled to be cast at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions are included in determining the number of shares present or represented at the special meeting for purposes of determining whether a quorum exists. If your shares of Calpine common stock are held in “street name” through a bank, brokerage firm or other nominee and you instruct your bank, brokerage firm or other nominee on how to vote your shares of Calpine common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee, then your shares of Calpine common stock will be included in determining the number of shares present or represented at the special meeting for purposes of determining whether a quorum exists. If your shares of Calpine common stock are held in “street name” through a bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee on how to vote your shares of Calpine common stock, then your shares of Calpine common stock will not be included in determining the number of shares present or represented at the special meeting for purposes of determining whether a quorum exists. Once a share of Calpine common stock is present or represented at the special meeting, it will be counted for purposes of determining whether a quorum exists at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that less than a quorum is present in person or represented by proxy at the special meeting, it is expected that the special meeting will be adjourned.

Attending the Special Meeting

Stockholders may vote by attending the special meeting and voting in person. In order to attend the special meeting in person, arrive on time at the address listed above with your proxy card and a form of valid photo identification. For the safety and security of our stockholders, you will be denied admittance to the special meeting if you fail to present satisfactory proof of share ownership and photo identification or if you otherwise refuse to comply with our security procedures. Proof of ownership can be accomplished through the following:

•	the Notice of Special Meeting of Stockholders;

•	a brokerage statement or letter from your bank, brokerage firm or other nominee with respect to your ownership of shares of Calpine common stock on November 9, 2017;

•	a proxy card;

•	a voting instruction form; or

•	a legal proxy or broker’s proxy card provided by your bank, brokerage firm or other nominee.

Even if you expect to attend the special meeting in person, we urge you to vote your shares of Calpine common stock in advance by telephone, over the Internet or by completing, signing, dating and returning the proxy card in the accompanying prepaid reply envelope, or by following the instructions provided to you by your bank, brokerage or other nominee if you hold your shares of Calpine common stock in “street name.”

If you are a beneficial owner of shares of Calpine common stock held in “street name” and you want to vote in person at the special meeting, you must contact your bank, brokerage firm or other nominee that holds your shares of Calpine common stock in their name prior to the meeting to obtain a legal proxy or broker’s proxy card that you should bring to the special meeting to demonstrate your authority to vote. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” In order for the merger agreement to be adopted, holders of a majority of the outstanding shares of Calpine common stock entitled to vote on the proposal to adopt the merger agreement at the special meeting must cast the votes represented by such shares of Calpine common stock “FOR” such proposal. If you fail to submit a proxy or to vote in person at the special meeting, or if you abstain or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement. The failure to vote your shares of Calpine common stock or to instruct your bank, brokerage firm or other nominee to vote your shares of Calpine common stock will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” In order for the adjournment proposal to be approved, whether or not a quorum is present, holders of a majority of the outstanding shares of Calpine common stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting must cast the votes represented by such shares of Calpine common stock “FOR” such proposal. For stockholders who attend the meeting or are represented by proxy and abstain from voting, that abstention will have the same effect as voting “AGAINST” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies. The failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of Calpine common stock will have no effect on the outcome of the vote to approve the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies.

For the proposal regarding the “golden parachute” compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” In order for the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation to be approved, if a quorum is present, holders of a majority of the outstanding shares of Calpine common stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting must cast the votes represented by such shares of Calpine common stock “FOR” such proposal. For stockholders who attend the meeting or are represented by proxy and abstain from voting, that abstention will have the same effect as voting “AGAINST” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation proposal. The failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of Calpine common stock will have no effect on the outcome of the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation.

If your shares of Calpine common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of Calpine common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by Calpine.

If your shares of Calpine common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Calpine common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Calpine common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee on how to vote your shares of Calpine common stock by following their instructions for voting.

Under the NYSE rules, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote only on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies and the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation. As a result, absent specific instructions from the beneficial owner of such shares of Calpine common stock, banks, brokerage firms and other nominees are not empowered to vote those shares of Calpine common stock on non-routine matters.

Voting of Proxies

If you are a stockholder of record, you may submit your proxy or vote your shares of Calpine common stock on matters presented at the special meeting in any of the following ways:

•	Vote your shares by proxy by calling (800) 690-6903, 24 hours a day, seven days a week until 11:59 p.m., Eastern Time, on December 14, 2017. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote;

•	Vote your shares by proxy by visiting the website www.proxyvote.com, 24 hours a day, seven days a week until 11:59 p.m., Eastern Time, on December 14, 2017. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote;

•	Vote your shares by proxy by completing, signing, dating and returning the proxy card in the accompanying prepaid reply envelope. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail; or

•	Vote your shares by attending the special meeting in person and depositing your proxy card or completing a ballot that will be distributed at the special meeting.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Calpine common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares of Calpine common stock voted.

Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you will need to bring a valid photo identification and a legal proxy or broker’s proxy card from your bank, brokerage firm or other nominee.

Submission of proxies by telephone or over the Internet for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on December 14, 2017. If you choose to submit your proxy by mailing a proxy card, your proxy card must be filed with our Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is consummated, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificates.

If you submit your proxy, regardless of the method you choose, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, as your proxies, will vote your shares of Calpine common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Calpine common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Calpine common stock should be voted on a matter, the shares of Calpine common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies and “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation.

It is important that you submit a proxy for your shares of Calpine common stock promptly. Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or over the Internet, prior to the special meeting to ensure that your shares of Calpine common stock will be represented at the special meeting if you are unable to attend.

If your shares of Calpine common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Calpine common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or if you abstain or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

Revocability of Proxies

If you are a stockholder of record, you have the right to revoke a proxy, whether delivered over the Internet, or by telephone or by mail, at any time before it is voted at the special meeting by:

•	executing and returning a later-dated proxy at any time before a vote is taken at the special meeting;

•	voting by telephone or over the Internet no later than 11:59 p.m., Eastern Time, on December 14, 2017;

•	delivering a written notice of revocation prior to or during the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of Calpine common stock in “street name,” you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you bring a valid photo identification and a legal proxy or broker’s proxy card from your bank, brokerage firm or other nominee.

Voting by Calpine’s Directors and Executive Officers

As of the close of business on the record date, the directors and executive officers of Calpine beneficially owned and were entitled to vote, in the aggregate, 1,801,468 shares of Calpine common stock, including company restricted shares, but excluding shares of Calpine common stock issuable upon the exercise of company options and shares subject to company restricted stock units and company performance stock units as of such date, representing approximately 0.5% of the outstanding shares of Calpine common stock at the close of business on the record date.

The directors and executive officers have informed Calpine that they currently intend to vote all of their shares of Calpine common stock (other than shares of Calpine common stock as to which such holder may not have discretionary authority) “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies and “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation.

Householding

To reduce the expense of delivering duplicate proxy materials to our shareholders, we are relying on the SEC rules that permit us to deliver only one set of proxy materials (other than proxy cards, which will remain separate) to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. This practice, known as “householding,” reduces duplicate mailings, thus saving printing and postage costs as well as natural resources. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you wish to receive a separate copy of the proxy materials, free of charge, or if you wish to receive separate copies of future proxy materials, please mail your request to Calpine Corporation, 717 Texas Avenue, Suite 1000, Houston, Texas 77002, attention: Investor Relations, or call us at (713) 830-8775.

Tabulation of Votes

All votes will be tabulated by a representative of Broadridge Financial Solutions, Inc. who will act as the independent inspector of election appointed for the special meeting and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Adjournments

Although it is not currently expected, the special meeting may be adjourned, including for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if less than a quorum is present in person or represented by proxy at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Calpine’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Appraisal Rights

If the merger is consummated, stockholders who do not vote in favor of the proposal to adopt the merger agreement and who properly demand an appraisal of their shares and who otherwise comply with the requirements set forth in Section 262 will be entitled to appraisal rights in connection with the merger. This means that holders of Calpine common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Calpine common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be “fair value,” if any, as determined by the court. Stockholders who wish to seek appraisal of their shares of Calpine common stock are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.

Stockholders considering seeking appraisal should be aware that the “fair value” of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must submit a written demand for appraisal to Calpine before the stockholder vote is taken on the proposal to adopt the merger agreement, you must not submit a blank proxy or otherwise vote in favor of the proposal to adopt the merger agreement and you must continue to hold the shares of Calpine common stock of record through the effective time. Your failure to follow the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in the section entitled “Appraisal Rights” beginning on page 140 of this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. If you hold your shares of Calpine common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or other nominee.

Payment of Solicitation Expenses

Calpine will bear the expense of soliciting proxies on behalf of the Calpine Board. Starting on or about November 14, 2017, Calpine will mail this proxy statement and a proxy card to stockholders. In addition to solicitation by mail, our directors, officers and employees may, without extra remuneration, solicit proxies personally, by telephone, by facsimile or by other electronic means from stockholders. Calpine expects to retain Innisfree M&A Incorporated, a proxy solicitation firm, to assist in the solicitation of proxies at a cost that will not exceed $25,000, plus reimbursement of reasonable expenses. In addition, Calpine will reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Calpine common stock for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to beneficial owners of Calpine common stock.

Other Business

As of the date of this proxy statement, the Calpine Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on December 15, 2017

This proxy statement is available at www.calpine.com under “Investors—Financial Information—SEC Filings.” Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also the section entitled “Where You Can Find More Information” beginning on page 147 of this proxy statement.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor, Innisfree M&A Incorporated, by mail at 501 Madison Avenue, 20th Floor, New York, New York 10022 or by telephone at (888) 750-5834 (toll-free) for stockholders and (212) 750-5833 (collect call) for banks and brokers.

THE MERGER (PROPOSAL 1)

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and incorporated herein by reference. We encourage you to read the merger agreement carefully and in its entirety because it is the principal document that governs the merger.

Structure of the Merger

If the merger is consummated, then at the effective time, Merger Sub will merge with and into Calpine, the separate corporate existence of Merger Sub will cease and Calpine will continue as the surviving corporation and as a subsidiary of Parent. As a result of the merger, Calpine will cease to be a publicly traded company, and you will not own any shares of capital stock of the surviving corporation.

Merger Consideration

At the effective time, each outstanding share of Calpine common stock (other than certain excluded shares), will be automatically converted into the right to receive $15.25 in cash, without interest and less any applicable withholding taxes.

Background of the Merger

As part of its ongoing strategic planning process, the Calpine Board, together with Calpine’s senior management, regularly reviews and evaluates Calpine’s businesses, operations, financial performance, competitive position and strategic initiatives with a goal of maximizing stockholder value, including evaluation of the strategic environment in the power industry and consideration of potential value-maximizing transactions, such as portfolio diversification, securities repurchases, dividends, alternative financings, project developments, acquisitions, divestitures of assets or certain business segments or portions thereof and a sale of Calpine or other business combinations. On several occasions during the past two years, the Calpine Board met, together with Calpine’s senior management and outside advisors, to discuss and receive updates regarding potential strategic alternatives in the context of the equity market and the power sector environment and Calpine’s capital structure profile, including a sale of Calpine, and to evaluate potential business combinations with independent power producers and competitive power affiliates of utilities. Such evaluations did not result in any transactable opportunities. Also during such two-year period, representatives of Calpine and Energy Capital Partners discussed on occasion the energy industry in general and potential strategic opportunities involving third parties, a sale of Calpine or certain of Calpine’s assets or a sale of certain of Energy Capital Partners’ assets, including a potential long-term arrangement involving an affiliate of Energy Capital Partners and one of Calpine’s Texas plants.

On February 14, 2017, the Calpine Board convened a regularly-scheduled meeting in person to, among other things, further evaluate potential strategic alternatives that could be available to Calpine as discussed at prior Calpine Board meetings in connection with the Calpine Board’s ongoing strategic planning process. Members of Calpine’s senior management and a representative of White & Case LLP, outside legal counsel to Calpine, which we refer to as “White & Case” in this proxy statement, also attended this meeting. At this meeting, John B. (Thad) Hill, Chief Executive Officer and a director of Calpine, updated the Calpine Board on the status of Calpine’s evaluation of potential strategic alternatives to enhance value for Calpine’s stockholders that had been discussed at prior Calpine Board meetings, including a potential sale of Calpine, which evaluation was being conducted at the direction of the Calpine Board and with oversight from Frank Cassidy, Chairman of the Calpine Board. Also at this meeting, a representative of White & Case provided an overview to the Calpine Board of its fiduciary duties in the context of a potential sale transaction and noted the importance of independent director oversight in transactions in which members of management may be employed by an acquiror. After such update, Mr. Hill and Zamir Rauf, Executive Vice President and Chief Financial Officer of Calpine, reviewed with the Calpine Board illustrative structuring and financial matters regarding a potential transaction involving financial sponsors. Mr. Hill also discussed with the Calpine Board business combinations with certain potential strategic counterparties and contacts with those entities in the recent past, noting that perspectives regarding the viability of a business combination with such counterparties would be discussed at the Calpine Board meeting scheduled for the next day. The Calpine Board, together with members of Calpine’s senior management, then discussed potential strategic alternatives, including a potential sale of Calpine.

On February 15, 2017, the Calpine Board continued its regularly-scheduled meeting in person to, among other things, further evaluate potential strategic alternatives that could be available to Calpine. Members of Calpine’s senior management also attended this meeting. At this meeting, Mr. Hill discussed in greater detail with the Calpine Board Calpine senior management’s recent interactions with, and assessments of, other independent power producers and competitive power affiliates of utilities, noting that, among other things, (a) such interactions and assessments did not lead to any near-term opportunities, (b) seeking an opportunity with certain potential strategic counterparties would not advance Calpine’s strategic objectives or likely would not be value accretive for Calpine’s stockholders or such counterparty and (c) an acquisition of Calpine by an integrated utility group was unlikely given that, among other factors, Calpine’s current debt profile could adversely impact such group’s credit ratings. The Calpine Board, together with members of Calpine’s senior management, then discussed the current public market for shares of Calpine common stock, including that uncertainty about regulatory and energy market dynamics affecting the independent power producer industry had caused traditional investors in the sector to lose confidence in the potential for growth, which resulted in lower valuation multiples for independent power producers, including Calpine, and that the limited number of publicly traded companies in the industry and the decline in the total investible market capitalization of companies in the sector were impediments to traditional long-term investors continuing to invest in the industry, all of which negatively affected the price of shares of Calpine common stock, as did energy market prices generally. After further discussion, the consensus of the Calpine Board was that (a) Calpine should continue considering potential strategic alternatives, including remaining as a standalone company and continuing its publicly announced delevering plan, (b) a financial advisor should be engaged to recommend an approach to assessing the potential interest of a limited number of potential financial sponsors, given the likely absence of a transactable opportunity involving a strategic counterparty and concerns with maintaining confidentiality, that were known to invest in the industries in which Calpine operates and could consummate a transaction requiring a substantial equity commitment and (c) Mr. Hill should continue to contact certain potential strategic counterparties to gauge their interest in a potential transaction involving Calpine. The Calpine Board emphasized that any process involving a potential sale of Calpine should be undertaken solely at the direction, and under the supervision, of the Calpine Board, and the Calpine Board determined that Mr. Cassidy should participate when possible in any substantive meetings and discussions with advisors and potential counterparties, with the entire Calpine Board being updated regularly. Throughout the strategic alternatives review process, including the evaluation and negotiation of a transaction with Energy Capital Partners, Mr. Cassidy was involved in substantive meetings and discussions with advisors and potential counterparties, including Energy Capital Partners or, when unavailable, promptly received updates from Calpine’s senior management and outside advisors.

Consistent with the Calpine Board’s directives, members of Calpine’s senior management, under the supervision of Mr. Cassidy, subsequently contacted and considered several potential financial advisors and, after consulting with Mr. Cassidy and involving Mr. Cassidy in preliminary discussions with Lazard, commenced working with Lazard on a preliminary basis to evaluate potential strategic alternatives. Lazard was subsequently engaged by Calpine, with the approval of the Calpine Board, to assist the Calpine Board in its consideration of potential strategic alternatives, including a potential sale of Calpine. Lazard was selected by the Calpine Board after considering information regarding Lazard and other potential financial advisors provided by such potential financial advisors and based on Lazard’s qualifications, expertise and reputation in investment banking and mergers and acquisitions generally and in the independent power producer industry specifically, as well as its familiarity with the business of Calpine.

On March 24, 2017, the Calpine Board convened a special meeting telephonically to, among other things, further evaluate potential strategic alternatives that could be available to Calpine. Members of Calpine’s senior management and representatives of White & Case and Lazard also attended this meeting. At this meeting, Lazard discussed with the Calpine Board, among other things, preliminary financial matters regarding Calpine, including in the context of a potential transaction, and potential strategic alternatives for Calpine, including continuing to operate as a standalone public company, a potential sale of Calpine to a strategic acquiror or financial sponsor and a range of financing and other opportunities with respect to Calpine’s geothermal power plant assets located in Sonoma County and Lake County, California, which we refer to as the “geysers assets.” During this discussion, representatives of Lazard also provided the Calpine Board with an overview of 25 potential financial sponsors and four potential strategic counterparties that might be contacted to gauge their respective interest in acquiring Calpine or exploring a range of financing and other opportunities with respect to the geysers assets, in addition to two additional parties that could be interested in serving as potential sources of equity financing, and a potential prioritization of outreach to such parties. Representatives of Lazard noted that such parties were identified based on certain criteria, including the applicable party’s ability to fund the requisite equity commitment, equity syndication capabilities, industry knowledge and experience, merchant generation appetite, limited market power issues, potential geothermal generation interest, ability to achieve an appropriate level of returns, ability to analyze an acquisition of Calpine independently and expeditiously, and reputational, behavioral and other considerations. Also at this meeting, a representative of White & Case again provided an overview to the Calpine Board of its fiduciary duties in the context of a potential sale transaction, including the duties relevant in the context of a potential sale transaction, and reiterated the importance of independent director oversight in transactions in which members of management may be employed by an acquirer, and Mr. Rauf reviewed with the Calpine Board certain updated financial information regarding Calpine. Following further discussion of potential strategic alternatives, including a potential sale transaction, the consensus of the Calpine Board was that, given concerns with maintaining confidentiality, Calpine’s senior management should work with Lazard to contact a limited number of financial sponsors that were known to invest in the industries in which Calpine operates and could consummate a transaction requiring a substantial equity commitment consistent with the outreach prioritization reviewed by Lazard, to gauge their respective interests in acquiring Calpine and obtain preliminary indications of interest. The Calpine Board also continued discussing Calpine senior management’s recent interactions with, and assessments of, other independent power producers and competitive power affiliates of utilities as discussed at the February 15, 2017 meeting of the Calpine Board, including that (a) such interactions and assessments did not lead to any near-term opportunities, (b) seeking an opportunity with certain potential strategic counterparties would not advance Calpine’s strategic objectives or likely would not be value accretive for Calpine’s stockholders or such counterparty and (c) an acquisition of Calpine by an integrated utility group was unlikely given that, among other factors, Calpine’s current debt profile could adversely impact such group’s credit ratings. Notwithstanding such recent interactions and assessments, the Calpine Board directed Mr. Hill to continue contacting certain potential strategic counterparties to gauge their interest in a potential transaction involving Calpine.

Beginning on April 2, 2017, Lazard, consistent with the Calpine Board’s directives and after consultation with Calpine’s senior management, contacted seven financial sponsors, including Energy Capital Partners, to gauge their respective interests in a potential transaction involving Calpine. Of such financial sponsors, Energy Capital Partners and three other financial sponsors executed confidentiality agreements with Calpine, which we refer to as “Party A,” “Party B” and “Party C,” respectively, with the three remaining financial sponsors declining to continue evaluating a potential transaction involving Calpine prior to negotiation of the terms of a confidentiality agreement. One of the three remaining financial sponsors that declined to continue evaluating a potential transaction involving Calpine, later indicated that it may be interested in serving as a potential source of equity financing. Each of the executed confidentiality agreements contains, in addition to customary limitations regarding the use and disclosure of Calpine’s confidential information, standstill provisions that prohibit the counterparty and certain of their respective representatives from taking certain actions during the 12-month period after the date of signing of the applicable confidentiality agreement, including prohibitions on acquiring, agreeing to acquire or proposing to acquire securities of Calpine, rights to acquire securities of Calpine, or any right to vote or direct the voting of securities of Calpine or any assets of Calpine. Although the executed confidentiality agreement with Party B provides that such standstill obligations would terminate upon, among other things, public announcement of the merger, none of the executed confidentiality agreements contains a “don’t ask, don’t waive” restriction and each of Party A, Party B and Party C were in fact contacted during the go-shop period.

During the period from April 17, 2017 through April 19, 2017, following the execution of confidentiality agreements, consistent with the Calpine Board’s directives and after consultation with Calpine’s senior management, representatives of Lazard distributed to each of Energy Capital Partners, Party A, Party B and Party C a process letter, which requested submission of preliminary, non-binding indications of interest no later than May 5, 2017 and included an evaluation package containing financial information regarding Calpine’s business. Representatives of Calpine, including Mr. Cassidy and members of Calpine’s senior management, held management presentations with such parties to discuss Calpine’s business, management and prospects. Calpine also granted such parties access to a virtual data room that contained preliminary, non-public legal, financial and operations-related due diligence materials of Calpine and that was updated from time to time during the strategic alternatives review process. In addition, representatives of Calpine’s management, together with representatives of Lazard, continued to engage in discussions with representatives of such parties regarding the strategic alternatives review process and such parties’ continuing interest in acquiring Calpine.

On April 24, 2017, Lazard provided an update to Calpine’s senior management regarding the status of the strategic alternatives review process, including discussions and other communications with Energy Capital Partners, Party A, Party B and Party C. During this update, Lazard discussed with Calpine’s senior management certain perspectives regarding, among other things, the possibility of introducing financial sponsors to certain potential sources of equity financing to facilitate such financial sponsors’ efforts to raise capital in connection with a potential transaction involving Calpine. In that regard, representatives of Lazard provided an overview of a potential source of equity financing, which we refer to as “Potential Equity Financing Party,” and which was previously discussed with the Calpine Board. Lazard then discussed whether it would be beneficial at this time to contact other potential sources of equity financing. After such discussion, it was determined that, subject to consulting with Mr. Cassidy, Lazard should contact Potential Equity Financing Party to gauge its interest in acquiring Calpine or providing equity financing to a financial sponsor in connection with a potential transaction involving Calpine.

On April 24, 2017 and April 25, 2017, consistent with the discussions that occurred earlier on April 24, 2017 and after consulting with Mr. Cassidy, representatives of Lazard contacted Potential Equity Financing Party. Potential Equity Financing Party indicated that it would not be interested in acquiring Calpine but would be interested in providing equity financing to a financial sponsor in connection with a potential transaction involving Calpine. Potential Equity Financing Party did not enter into a confidentiality agreement with Calpine at this time.

On May 4, 2017, Party C informed Lazard that it did not intend to submit an indicative proposal to acquire Calpine.

On May 5, 2017, Energy Capital Partners and Party A submitted preliminary, non-binding indications of interest to acquire 100% of Calpine. The prices per share of Calpine common stock at which Energy Capital Partners and Party A indicated that they would be interested in engaging in such a transaction were $14.80 and $13.50 per share of Calpine common stock in cash, respectively. Each of the indications of interest included, among other things, a description of such financial sponsors’ respective preliminary financing plans, and Energy Capital Partners’ indication of interest requested that Calpine grant Energy Capital Partners an exclusivity period of six to eight weeks to arrange its sources of equity financing. On that same date, Party B informed Lazard that it did not intend to submit an indicative proposal to acquire Calpine.

During the period commencing on May 6, 2017 through May 9, 2017, at the direction of Calpine’s senior management, representatives of Lazard contacted each of Energy Capital Partners and Party A requesting that both financial sponsors increase the proposed per share purchase price as reflected in their respective indications of interests in advance of the Calpine Board’s meeting on May 9, 2017.

On May 8, 2017, Energy Capital Partners and Party A submitted revised indicative prices of $15.05 and $14.25 per share of Calpine common stock, respectively.

On May 9, 2017, the Calpine Board convened a special meeting in person to receive an update on the strategic alternatives review process. Members of Calpine’s senior management and representatives of White & Case and Lazard also attended this meeting. At this meeting, a representative of White & Case again provided an overview to the Calpine Board of its fiduciary duties, including the duties relevant in the context of a potential sale transaction, and reiterated the importance of independent director oversight in transactions in which members of management may be employed by an acquiror. Representatives of Lazard then provided an update regarding the strategic alternatives review process, including, among other things, a summary of the indications of interest received from Energy Capital Partners and Party A and such financial sponsors’ respective preliminary financing plans. Representatives of Lazard also noted that other potential counterparties that were contacted in connection with the strategic alternatives review process had not submitted indicative proposals, though certain of such parties expressed an interest in potentially acquiring certain of Calpine’s assets or participating in a transaction as a potential source of financing. Lazard then discussed with the Calpine Board updated preliminary financial matters regarding Calpine and preliminary financial aspects of the indications of interest received from Energy Capital Partners and Party A. The Calpine Board, together with members of Calpine’s senior management and representatives of Lazard, discussed Calpine senior management’s updated views regarding the future financial performance of Calpine and the potential impact of a credit ratings downgrade on the ability of financial sponsors to arrange financing in connection with a transaction involving Calpine. Lazard also discussed with the Calpine Board certain other potential strategic alternatives involving Calpine, including continuing to operate Calpine on a standalone basis, monetizing the geysers assets and effecting a Reverse Morris Trust transaction or a business combination with certain of the potential strategic counterparties discussed at the Calpine Board’s February 15, 2017 meeting. Mr. Hill also updated the Calpine Board on recent discussions with certain potential strategic counterparties. The Calpine Board, together with members of Calpine’s senior management and representatives of Lazard, again discussed the current public market for shares of Calpine common stock, including that uncertainty about regulatory and energy market dynamics affecting the independent power producer industry had caused traditional investors in the sector to lose confidence in the potential for growth, which resulted in lower valuation multiples for independent power producers, including Calpine, and that the limited number of publicly traded companies in the industry and the decline in the total investible market capitalization of companies in the sector were impediments to traditional long-term investors continuing to invest in the industry, all of which negatively affected the price of shares of Calpine common stock, as did energy market prices generally. At the conclusion of the meeting, the Calpine Board held an executive session with only members of the Calpine Board, W. Thaddeus Miller, Executive Vice President, Chief Legal Officer and Secretary, and representatives of White & Case present, during which the attendees discussed potential next steps, including whether the Calpine Board should grant an exclusivity period to Energy Capital Partners as requested by Energy Capital Partners. The consensus of the Calpine Board was to continue exploring a potential transaction with Energy Capital Partners and Party A, but require that Energy Capital Partners further develop its financing plan, that Party A submit an improved proposal on price after it had the opportunity to conduct additional due diligence, and that each of Energy Capital Partners and Party A provide their respective strategies for approaching the credit rating agencies regarding a potential transaction involving Calpine.

Following the Calpine Board meeting, on May 9, 2017, Lazard, consistent with the Calpine Board’s directives, contacted Energy Capital Partners and Party A to outline next steps and, on May 10, 2017, provided to each of Energy Capital Partners and Party A a process letter requesting revised indications of interest and further details of each party’s planned equity syndication, debt financing and rating agency strategies by no later than May 22, 2017. Following the distribution of such process letters, Energy Capital Partners and Party A were provided additional access to Calpine’s management for diligence calls and access to additional non-public legal, financial and operations-related due diligence materials of Calpine in the virtual data room.

On May 10, 2017, The Wall Street Journal published an article speculating that Calpine was exploring a sale transaction and was working with Lazard in seeking potential acquirors. Following publication of The Wall Street Journal article and other similar news articles, 14 additional parties, including private equity and infrastructure funds, closely held private companies and strategic parties, contacted Calpine or Lazard to express potential interest in acquiring all or a portion of Calpine. The Calpine Board authorized Calpine’s senior management and Lazard to respond to those expressions of interest. Subsequently, six of those parties, including Access, requested a confidentiality agreement, of which one potential counterparty, which we refer to as “Party D,” and Access executed confidentiality agreements and subsequently received an evaluation package, an in-person management presentation and access to the virtual data room. Such executed confidentiality agreements are consistent with the confidentiality agreements described above. On May 24, 2017, Party D informed Lazard that it did not intend to submit an indicative proposal to acquire Calpine, and, on May 26, 2017, Access informed Lazard that it did not intend to submit an indicative proposal to acquire Calpine. Each of Party D and Access indicated that it may be interested in participating in a transaction involving Calpine as a potential source of equity financing.

Between May 22, 2017 and May 30, 2017, after ongoing discussions among representatives of Lazard and each of Energy Capital Partners and Party A regarding, among other things, Energy Capital Partners’ and Party A’s respective indicative proposals, financing plans, credit rating agency strategies and ongoing due diligence reviews, and after Calpine provided Energy Capital Partners and Party A with updated financial information regarding Calpine, Energy Capital Partners and Party A again submitted indicative proposals, together with an overview of their respective equity syndication and credit rating agency strategies. Energy Capital Partners increased its all-cash indicative price from $15.05 to $15.25 per share of Calpine common stock contingent upon Calpine granting Energy Capital Partners an exclusivity period of eight weeks. Party A reaffirmed its previous all-cash indicative price of $14.25 per share of Calpine common stock.

On May 31, 2017, the Calpine Board convened a special meeting telephonically to receive an update on the strategic alternatives review process. Members of Calpine’s senior management and representatives of White & Case and Lazard also attended this meeting. At this meeting, a representative of White & Case again provided an overview to the Calpine Board of its fiduciary duties, including the duties relevant in the context of a potential sale transaction, and reiterated the importance of independent director oversight in transactions in which members of management may be employed by the potential acquiror. Mr. Miller and representatives of White & Case then discussed with the Calpine Board certain existing and prior relationships of employees of Calpine and White & Case with Party A, Energy Capital Partners and Potential Equity Financing Party, which was in discussions with Energy Capital Partners regarding potential equity financing, as previously raised and discussed from time to time with Mr. Cassidy and members of Calpine’s senior management. Representatives of Lazard then provided an update regarding the strategic alternatives review process, including, among other things, a summary of Energy Capital Partners’ and Party A’s revised indicative proposals, preliminary financing plans and credit rating agency strategies, and noted that no other potential counterparties that contacted Calpine or Lazard following market rumors had submitted indicative proposals. Representatives of Lazard also noted for the Calpine Board that Energy Capital Partners’ revised indicative proposal was contingent upon Calpine granting Energy Capital Partners an exclusivity period of eight weeks. The prior relationships discussed by the Calpine Board included that (a) Messrs. Fusco and Miller and Doug Kimmelman, a senior partner of Energy Capital Partners, previously worked in different divisions of Goldman, Sachs & Co., which we refer to as “Goldman Sachs,” and worked together in connection with Goldman Sachs’ partnership with Baltimore Gas and Electric Company to form Constellation Power Source, Inc. and Goldman Sachs’ investment in Orion Power Holdings, Inc., which we refer to as “Orion Power,” (b) Messrs. Fusco and Miller previously worked with Tyler Reeder and Rahul Advani, both partners of Energy Capital Partners, at Orion Power, (c) Messrs. Fusco and Miller previously worked with Mr. Reeder while consultants to Texas Pacific Group, (d) Messrs. Fusco, Hill, Miller and Reeder previously worked together at Texas Genco LLC and (e) Messrs. Hill and Reeder previously worked together at NRG Energy, Inc. after it acquired Texas Genco LLC.

Lazard then discussed with the Calpine Board updated preliminary financial matters regarding Calpine and updated preliminary financial aspects of the revised indications of interest received from Energy Capital Partners and Party A. The Calpine Board, together with members of Calpine’s senior management and representatives of Lazard, then discussed various considerations relating to Energy Capital Partners’ request for an exclusivity period, including, among other things, Energy Capital Partners’ indicative proposal relative to Party A’s indicative proposal and Energy Capital Partners’ preliminary financing plan and credit rating strategy, the lack of any additional indicative proposals as a result of the market rumors (whether from strategic acquirors or financial sponsors), the challenges of two potential parties approaching the credit rating agencies regarding a potential transaction involving Calpine, the challenges of two parties simultaneously assembling a co-investor group given the likely overlap in potential sources of equity financing and other market, business and strategic factors. At the conclusion of this meeting, the Calpine Board held an executive session with only members of the Calpine Board, Mr. Miller and representatives of White & Case present, during which the attendees discussed potential next steps, including the viability of other potential strategic alternatives and whether the Calpine Board should grant an exclusivity period to Energy Capital Partners in light of various factors discussed during the meeting. The Calpine Board then held an executive session with only the independent members of the Calpine Board and representatives of White & Case present. During such executive session, a representative of White & Case discussed with the independent members of the Calpine Board the importance of agreeing on a price for shares of Calpine common stock in any sale transaction before permitting Calpine’s management to engage in any discussion with Energy Capital Partners regarding compensation arrangements. No such compensation discussions occurred prior to announcement of the merger. The consensus of the Calpine Board was to continue exploring a potential transaction with Energy Capital Partners and, in furtherance thereof, to grant exclusivity to Energy Capital Partners on terms that would not preclude the consideration by the Calpine Board of unsolicited offers.

Following the May 31, 2017 meeting of the Calpine Board, representatives of Lazard communicated to Energy Capital Partners that the Calpine Board had determined to negotiate a potential transaction with Energy Capital Partners on an exclusive basis for a 45-day period. On behalf of Calpine, White & Case thereafter sent an initial draft of an exclusivity agreement to Latham & Watkins LLP, outside legal counsel to Energy Capital Partners, which we refer to as “Latham & Watkins.” The parties subsequently negotiated the terms of an exclusivity agreement and executed an exclusivity agreement, dated June 2, 2017, which did not preclude the consideration by the Calpine Board of unsolicited offers. The exclusivity agreement was approved unanimously by the Calpine Board. From the date of execution of the exclusivity agreement (including subsequent extensions of the exclusivity period) through August 17, 2017, representatives of Calpine, Energy Capital Partners and their respective advisors held numerous discussions regarding the terms of a potential transaction involving Calpine and Energy Capital Partners and Energy Capital Partners’ progress on its equity syndication efforts, the status of its confirmatory due diligence and the status of its credit rating agency strategy and outreach, in addition to the contacts described below.

On June 1, 2017, Messrs. Hill and Reeder, informally met at an industry conference, during which meeting Messrs. Hill and Reeder discussed potential next steps, including Energy Capital Partners’ outreach to potential co-investors.

On June 5, 2017, representatives of Calpine, Energy Capital Partners and their respective advisors met in New York City to discuss Energy Capital Partners’ equity syndication, confirmatory due diligence and credit rating agency advisory processes. Following the June 5, 2017 meeting, Energy Capital Partners was provided additional access to Calpine’s management and a second virtual data room in response to Energy Capital Partners’ additional due diligence requests. During the due diligence process, Energy Capital Partners, in addition to other participants in the strategic alternatives review process, inquired whether Messrs. Hill, Miller and Rauf would be willing to remain as members of Calpine’s senior management if such party were to consummate an acquisition of Calpine, to which Messrs. Hill, Miller and Rauf responded that they would be willing to discuss post-closing employment arrangements at the appropriate time. Energy Capital Partners has not discussed, and none of the prior participants in the strategic alternatives review process discussed, with Calpine’s senior management the terms of any proposed retention post-closing.

On June 9, 2017, Bloomberg reported that Calpine had received bids from certain financial sponsors, which did not include Energy Capital Partners.

On June 20, 2017, SparkSpread, a publication that covers U.S. and European energy markets, reported that Energy Capital Partners had built a position in, and was bidding to acquire, Calpine.

On June 29, 2017, the Calpine Board convened a special meeting telephonically to receive an update on the evaluation of a potential transaction involving Energy Capital Partners. Members of Calpine’s senior management and representatives of White & Case and Lazard also attended this meeting. At this meeting, a representative of White & Case again provided an overview to the Calpine Board of its fiduciary duties, including the duties relevant in the context of a potential sale transaction, and reiterated the importance of independent director oversight in transactions in which members of management may be employed by the potential acquiror. Representatives of Lazard then updated the Calpine Board on, among other things, Energy Capital Partners’ progress on its equity syndication efforts and the status of discussions with credit rating agencies. Representatives of White & Case also reviewed with the Calpine Board the exclusivity agreement that had been entered into with Energy Capital Partners and certain provisions of a draft merger agreement proposed to be sent to Energy Capital Partners relating to, among other things, the parameters of the go-shop and non-solicitation covenants, obligations and risk allocation with respect to regulatory approvals and credit ratings, the circumstances under which termination fees would be payable by Calpine or Parent, and the amounts of such termination fees.

On July 5, 2017, on behalf of Calpine, representatives of White & Case sent to representatives of Latham & Watkins an initial draft of the merger agreement.

On July 7, 2017, on behalf of Calpine, representatives of White & Case sent to representatives of Latham & Watkins an initial draft of Calpine’s confidential disclosure letter.

On July 10, 2017, the Calpine Board convened a special meeting telephonically to receive an update on the evaluation of a potential transaction involving Energy Capital Partners. Members of Calpine’s senior management and representatives of White & Case and Lazard also attended this meeting. At this meeting, representatives of White & Case again provided an overview to the Calpine Board of its fiduciary duties, including the duties relevant in the context of a potential sale transaction, and reiterated the importance of independent director oversight in transactions in which members of management may be employed by the potential acquiror. Representatives of Lazard provided an update regarding, among other things, Energy Capital Partners’ progress on its equity syndication efforts and the status of discussions with credit rating agencies. Lazard then discussed with the Calpine Board updated preliminary financial matters regarding Calpine and updated preliminary financial aspects of Energy Capital Partners’ indicative proposal. The Calpine Board, together with members of Calpine’s senior management and representatives of Lazard and White & Case, then discussed the possibility that Energy Capital Partners would request an extension of the exclusivity period, which was set to expire on July 17, 2017, in order to continue arranging its equity financing. The Calpine Board also discussed the advisability of establishing a “Transaction Committee” to aid the Calpine Board in overseeing the conduct of the strategic alternatives review process and make decisions in connection with the conduct of such process between meetings of the Calpine Board. The Calpine Board then resolved to establish a Transaction Committee consisting of Mr. Cassidy, W. Benjamin Moreland and Denise M. O’Leary, each of whom is an independent member of the Calpine Board. Throughout the Calpine Board’s evaluation of a potential transaction involving Energy Capital Partners, the Transaction Committee was regularly consulted and updated on any material matters relating to such evaluation, and the Transaction Committee provided direction to Calpine’s senior management and outside advisors prior to any decisions that were made that did not require approval of the full Calpine Board.

On July 11, 2017, representatives of Latham & Watkins provided to representatives of White & Case a revised draft of the draft merger agreement that was initially provided by White & Case on July 5, 2017. During the period from July 11, 2017 through August 17, 2017, representatives of Calpine and Energy Capital Partners, including members of the Transaction Committee, Messrs. Hill, Miller, Reeder and Andrew Singer, a partner and general counsel of Energy Capital Partners, together with representatives of Calpine’s and Energy Capital

Partners’ respective legal and financial advisors, held numerous discussions regarding the merger agreement, disclosure schedules and financing documents and representatives of White & Case and Latham & Watkins exchanged drafts of the merger agreement and confidential disclosure letter.

On July 13, 2017, SparkSpread reported that Calpine had narrowed the field of bidders to two parties, one of which was Energy Capital Partners.

On July 15, 2017, the Transaction Committee convened a status update meeting telephonically. Members of Calpine’s senior management and representatives of White & Case and Lazard also attended this meeting. At this meeting, representatives of Lazard updated the Transaction Committee on the status of Energy Capital Partners’ equity syndication efforts. Representatives of White & Case then reviewed with the Transaction Committee certain open business points in the draft merger agreement being negotiated with Energy Capital Partners relating to, among other things, the parameters of the go-shop and non-solicitation covenants, obligations and risk allocation with respect to regulatory approvals and credit ratings, the circumstances under which termination fees would be payable by Calpine or Parent, and the amounts of such termination fees. The Transaction Committee, together with members of Calpine’s senior management and representatives of Lazard and White & Case, then discussed various open business points and Energy Capital Partners’ recent request for a three-week extension of the exclusivity period granted by Calpine to Energy Capital Partners in order to continue arranging its equity financing. The Transaction Committee then approved an extension of the exclusivity period to July 31, 2017.

On July 17, 2017, Calpine and Energy Capital Partners agreed to extend the exclusivity period to July 31, 2017.

On July 22, 2017, the Transaction Committee convened a status update meeting telephonically. Members of Calpine’s senior management and representatives of White & Case and Lazard also attended this meeting. At this meeting, Messrs. Hill and Miller provided an update regarding the status of the potential transaction, including Energy Capital Partners’ equity syndication efforts and certain open business points in the draft merger agreement being negotiated with Energy Capital Partners. The Transaction Committee, together with members of Calpine’s senior management and representatives of Lazard and White & Case, then discussed various open business points.

Also on July 22, 2017, representatives of Latham & Watkins provided to representatives of White & Case an initial draft of the engagement letter with Barclays in connection with the amendment to the existing revolving credit agreement, which we refer to as the “Barclays engagement letter.” During the period from July 22, 2017 through August 17, 2017, representatives of Calpine and Energy Capital Partners, including members of the Transaction Committee, Messrs. Hill, Miller, Reeder and Singer, together with representatives of Calpine’s and Energy Capital Partners’ respective legal and financial advisors, held discussions regarding, and representatives of White & Case and Latham & Watkins exchanged drafts of, the Barclays engagement letter.

On July 26, 2017, Bloomberg reported a potential announcement of an Energy Capital Partners acquisition of Calpine to occur as soon as the first week of August.

On July 28, 2017, Calpine issued a press release and held its second quarter earnings call regarding its second quarter financial results, in which Mr. Hill, at the direction of the Calpine Board, disclosed that it was exploring strategic alternatives. Although Calpine received additional in-bound inquiries, as a result of the recent market rumors and Calpine’s disclosure of the strategic alternative review process, no additional indications of interest were received.

Later on July 28, 2017, the Calpine Board convened a special meeting telephonically to receive an update on the evaluation of a potential transaction involving Energy Capital Partners. Members of Calpine’s senior management and representatives of White & Case and Lazard also attended this meeting. At this meeting, representatives of Lazard provided an update regarding Energy Capital Partners’ equity syndication efforts and members of Calpine’s senior management provided an update regarding the status of discussions with credit rating agencies. Representatives of White & Case then reviewed with the Calpine Board certain open business points in the draft merger agreement being negotiated with Energy Capital Partners relating to, among other things, the parameters of the go-shop and non-solicitation covenants, obligations and risk allocation with respect to regulatory approvals and credit ratings, the circumstances under which termination fees would be payable by Calpine or Parent, and the amounts of such termination fees. The Calpine Board, together with members of Calpine’s senior management and representatives of Lazard and White & Case, then discussed various open business points and Energy Capital Partners’ recent request for an extension of the exclusivity period granted by Calpine to Energy Capital Partners in order to continue arranging its equity financing to the week of August 14, 2017. The consensus of the Calpine Board was to permit Calpine’s management to extend the exclusivity period by one to two weeks.

Also on July 28, 2017, representatives of Latham & Watkins provided to representatives of White & Case initial drafts of the limited guarantee and equity commitment letter. During the period from July 28, 2017 through August 17, 2017, representatives of Calpine and Energy Capital Partners, including members of the Transaction Committee, Messrs. Hill, Miller, Reeder and Singer, together with representatives of Calpine’s and Energy Capital Partners’ respective legal and financial advisors, held discussions regarding, and representatives of White & Case and Latham & Watkins exchanged drafts of, the limited guarantee and equity commitment letter.

On July 31, 2017, Calpine and Energy Capital Partners agreed to extend the exclusivity period to August 16, 2017.

On August 1, 2017, representatives of Latham & Watkins provided initial drafts of the Parent amended and restated limited partnership agreement, which we refer to as the “Parent LPA,” form subscription agreement and bridge commitment letter to White & Case. During the period from August 1, 2017 through August 17, 2017, representatives of Calpine and Energy Capital Partners, including members of the Transaction Committee, Messrs. Hill, Miller, Reeder and Singer, together with representatives of Calpine’s and Energy Capital Partners’ respective legal and financial advisors, held discussions regarding, and representatives of White & Case and Latham & Watkins exchanged drafts of, the Parent LPA, subscription agreements and bridge commitment letter.

On August 7, 2017, the Transaction Committee convened a status update meeting telephonically. Members of Calpine’s senior management and representatives of White & Case and Lazard also attended this meeting. At this meeting, representatives of Lazard updated the Transaction Committee on the status of Energy Capital Partners’ equity syndication efforts and Mr. Hill and representatives of Lazard updated the Transaction Committee on the status of ongoing discussions with principals of Energy Capital Partners, including recent discussions among Messrs. Hill, Miller, Cassidy, Reeder, Singer and other representatives of Calpine and Energy Capital Partners regarding open business points. Mr. Hill and Lazard also discussed with the Transaction Committee potentially exploring whether Energy Capital Partners could offer any additional value to Calpine’s stockholders relative to its indicative proposal of $15.25 per share of Calpine common stock. Representatives of White & Case then reviewed with the Transaction Committee certain open business points in the draft merger agreement being negotiated with Energy Capital Partners relating to, among other things, the parameters of the go-shop and non-solicitation covenants, obligations and risk allocation with respect to regulatory approvals and credit ratings, the circumstances under which termination fees would be payable by Calpine or Parent, and the amounts of such termination fees. The Transaction Committee, together with members of Calpine’s senior management and representatives of Lazard and White & Case, then discussed various open business points and determined to explore whether Energy Capital Partners could offer any additional value to Calpine’s stockholders.

On August 9, 2017, the Calpine Board convened a special meeting telephonically to receive an update on the evaluation of a potential transaction involving Energy Capital Partners. Members of Calpine’s senior management and representatives of White & Case and Lazard also attended this meeting. Representatives of

Lazard updated the Calpine Board on the status of Energy Capital Partners’ equity syndication efforts and Messrs. Hill and Miller and representatives of Lazard updated the Calpine Board on the status of ongoing discussions with principals of Energy Capital Partners, including recent discussions among Messrs. Cassidy, Hill, Miller and other representatives of Calpine’s senior management and Messrs. Reeder, Singer and other representatives of Energy Capital Partners regarding open business points, and Calpine’s exploration as to whether Energy Capital Partners could offer any additional value to Calpine’s stockholders. Representatives of White & Case then reviewed with the Calpine Board certain open business points in the draft merger agreement being negotiated with Energy Capital Partners relating to, among other things, the parameters of the go-shop and non-solicitation covenants, obligations and risk allocation with respect to regulatory approvals and credit ratings, the circumstances under which termination fees would be payable by Calpine or Parent, and the amounts of such termination fees. The Calpine Board, together with members of Calpine’s senior management and representatives of Lazard and White & Case, then discussed various open business points and Calpine’s exploration as to whether Energy Capital Partners could offer any additional value to Calpine’s stockholders, including the initial view expressed by Energy Capital Partners that seeking approval for an increase in Energy Capital Partners’ indicative proposal from potential co-investors could destabilize Energy Capital Partners’ equity syndication efforts and that, notwithstanding recent market rumors, Calpine had not received any recent communications from Calpine’s stockholders regarding potential price per share in a transaction involving Calpine. The consensus of the Calpine Board was to continue exploring a potential transaction with Energy Capital Partners on the basis of Energy Capital Partners’ indicative proposal of $15.25 per share of Calpine common stock but that the Transaction Committee, together with Calpine’s senior management and Lazard, should continue to evaluate whether to continue exploring Energy Capital Partners’ ability to offer any additional value to Calpine’s stockholders and the effect that would have on a potential transaction with Energy Capital Partners.

Following the August 9, 2017 Calpine Board meeting, the Transaction Committee convened a status update meeting telephonically. Members of Calpine’s senior management and representatives of White & Case and Lazard also attended this meeting. Members of Calpine’s senior management updated the Transaction Committee on a discussion held after the Calpine Board’s meeting earlier that day among Messrs. Hill, Miller and other members of Calpine’s senior management and Messrs. Reeder, Singer and other representatives of Energy Capital Partners, which discussion included Energy Capital Partners’ perspectives regarding open business points, which included a willingness generally to accept risk with respect to regulatory approvals and credit ratings, and Calpine’s exploration as to whether Energy Capital Partners could offer any additional value to Calpine’s stockholders. Members of Calpine’s senior management and representatives of Lazard noted Energy Capital Partners’ indication that it could consult with potential co-investors regarding an increase in Energy Capital Partners’ indicative proposal but that doing so would delay and might destabilize Energy Capital Partners’ equity syndication efforts. Representatives of Lazard discussed with the Transaction Committee the potential destabilization in Energy Capital Partners’ equity syndication efforts. After further discussion, the consensus of the Transaction Committee was to continue exploring a potential transaction with Energy Capital Partners on the basis of Energy Capital Partners’ indicative proposal of $15.25 per share of Calpine common stock but seeking terms that would be more beneficial to Calpine, including the circumstances under which such termination fees would be payable by Calpine or Parent and the amounts of such termination fees.

Also on August 9, 2017, MergerMarket reported that Calpine and Energy Capital Partners were working to finalize the capital structure of a potential buyout. Prior to announcement of the merger on August 18, 2017, various news articles were published regarding a potential transaction involving Calpine and Energy Capital Partners. Although Calpine received in-bound inquiries as a result of the recent market rumors and Calpine’s disclosure of the strategic alternative review process, no additional indications of interest were received.

On August 16, 2017, the Calpine Board convened a regularly scheduled meeting in person during which the Calpine Board evaluated the proposed merger. Members of Calpine’s senior management and representatives of White & Case and Lazard also attended a portion of this meeting. During this meeting, representatives of White & Case again provided an overview to the Calpine Board of the Calpine Board’s fiduciary duties to Calpine’s stockholders, including the Calpine Board’s duties in connection with a potential sale of Calpine.

Representatives of Lazard reviewed with the Calpine Board the terms of the Barclays engagement letter and representatives of White & Case reviewed with the Calpine Board, among other things, the proposed terms and conditions of the merger agreement in detail. Also at this meeting, Lazard reviewed with the Calpine Board updated preliminary financial aspects of the merger consideration. The Calpine Board, together with members of Calpine’s senior management and representatives of Lazard and White & Case, then discussed the proposed terms and conditions of the merger agreement and financial aspects of the merger consideration, noting that open business points in the merger agreement relating to, among other things, risk allocation with respect to regulatory approvals and credit ratings, the circumstances under which termination fees would be payable by Calpine or Parent and the amounts of such termination fees, were resolved in a manner that, in the aggregate, would be favorable to Calpine. Also at this meeting, the Calpine Board discussed certain relationships with Lazard and various participants in the strategic alternatives review process of which the Calpine Board was previously made aware prior to this meeting and the May 9, 2017 meeting of the Calpine Board and determined that such relationships were not material to the Calpine Board’s evaluation of strategic alternatives. Lazard had previously informed White & Case that the financial advisory business of Lazard was not engaged by, and did not receive any compensation from, Energy Capital Partners during the two years prior to August 16, 2017, which information White & Case relayed to the Calpine Board on behalf of Lazard.

On August 17, 2017, the Calpine Board convened the second day of its regularly scheduled meeting in person during which the Calpine Board further evaluated the proposed merger. During this meeting, representatives of White & Case again provided an overview to the Calpine Board of the Calpine Board’s fiduciary duties to Calpine’s stockholders, including the Calpine Board’s duties in connection with a potential sale of Calpine. Also at this meeting, Lazard reviewed with the Calpine Board its financial analysis of the merger consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated August 17, 2017, to the Calpine Board to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Lazard as set forth in its written opinion, the merger consideration to be paid to holders of shares of Calpine common stock (other than holders of certain excluded shares) in the merger was fair, from a financial point of view, to holders of shares of Calpine common stock (other than holders of certain excluded shares). In addition, the Calpine Board carefully considered the proposed merger consideration, any risks related to the terms and conditions of the merger agreement, the prospects of continuing to operate Calpine as a stand-alone publicly-held entity, and the views expressed by members of the Calpine Board during the meeting, in addition to the other reasons to approve the merger agreement and countervailing factors described in the section entitled “—Recommendation of the Calpine Board; Reasons for the Merger” beginning on page 51 of this proxy statement.

After further discussions with Calpine’s senior management and legal and financial advisors, and in light of the reasons considered, the Calpine Board unanimously (a) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Calpine and its stockholders, (b) approved and declared advisable the form and terms of the merger agreement and the transactions contemplated thereby, including the merger, (c) resolved that the merger agreement be submitted to the stockholders of Calpine for adoption and (d) resolved to recommend to such stockholders that they vote in favor of adoption of the merger agreement and the transactions contemplated thereby, including the merger.

During the evening of August 17, 2017, representatives of Calpine, White & Case, Energy Capital Partners and Latham & Watkins finalized the merger agreement and each of Calpine, Parent and Merger Sub executed and delivered the merger agreement, effective as of August 17, 2017.

On August 18, 2017, Calpine and Energy Capital Partners issued a joint press release announcing the execution of the merger agreement. The press release indicated that Energy Capital Partners expected that the current Calpine management team would remain in place. Energy Capital Partners has not discussed with Calpine’s senior management the terms of any proposed retention post-closing. Also on August 18, 2017, Moody’s and S&P affirmed Calpine’s ratings. Moody’s revised its rating outlook for Calpine from stable to negative.

The merger agreement permits Calpine and its advisors to actively solicit and negotiate alternative transaction proposals from third parties during the go-shop period (see the section entitled “The Merger Agreement—Terms of the Merger Agreement—Go-Shop Period; Solicitation of Alternative Transaction Proposals” beginning on page 108 of this proxy statement). During the go-shop period, Lazard, under the direction of the Calpine Board, undertook a broad solicitation effort by contacting 65 potential counterparties comprised of 25 strategic parties, six pension funds and sovereign wealth funds, 30 infrastructure firms and financial sponsors and four family offices and insurance companies, which outreach included potential counterparties previously contacted or identified by Lazard. As a result of this solicitation effort, only one financial sponsor, which we refer to as “Party E,” entered into a confidentiality agreement with Calpine. Party E subsequently received a bid process letter and an evaluation package but on September 25, 2017, informed representatives of Lazard that Party E would not pursue a transaction involving Calpine.

Recommendation of the Calpine Board; Reasons for the Merger

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Calpine Board consulted with Calpine’s senior management and Calpine’s outside legal advisor and financial advisor. In determining that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, Calpine and its stockholders and in recommending to such stockholders that they vote in favor of adoption of the merger agreement and the transactions contemplated thereby, including the merger, the Calpine Board considered a number of factors, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:

Financial Terms; Certainty of Value

•	The merger consideration of $15.25 per share of Calpine common stock:

•	represented a premium of approximately 51% over the closing price per share of Calpine common stock of $10.07 on May 9, 2017, the last full trading day prior to the publication of an article in The Wall Street Journal reporting that Calpine was exploring a sale and working with Lazard as it sought buyers;

•	represented a premium of approximately 50% over the volume weighted average price per share of Calpine common stock of $10.16 for the 20 days prior to May 9, 2017;

•	represented a premium of approximately 42% over the volume weighted average price per share of Calpine common stock of $10.73 for the 60 days prior to May 9, 2017;

•	represented a premium of approximately 37% over the volume weighted average price per share of Calpine common stock of $11.14 for the 120 days prior to May 9, 2017; and

•	represented a premium of approximately 13% over the closing price per share of Calpine common stock of $13.50 on August 17, 2017, the last full trading day prior to the public announcement of the merger agreement.

•	The form of consideration to be paid in the transaction is cash, which provides certainty of value and immediate liquidity to Calpine’s stockholders while avoiding potential long-term business risk.

•	The $15.25 per share merger consideration represented a premium of approximately 3% over Energy Capital Partners’ initial proposal of $14.80 per share, and the conclusion reached by the Calpine Board, after discussions with Calpine’s management and advisors and negotiations with Energy Capital Partners, that the per share merger consideration of $15.25 was likely the highest price per share that Energy Capital Partners was willing to pay and that the combination of public disclosure of the merger consideration and the go-shop process (as further described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Go-Shop Period; Solicitation of Alternative Transaction Proposals” beginning on page 108 of this proxy statement) would likely result in a sale of Calpine at the highest price per share that was reasonably attainable.

•	The Calpine Board’s belief that, at this time, the merger consideration of $15.25 per share is more favorable to Calpine’s stockholders than the potential value that might result from the strategic alternatives reasonably available to Calpine (including the alternative of remaining a stand-alone publicly-held entity and other strategic alternatives that might be pursued by Calpine, such as strategic business combinations, acquisitions of other businesses by Calpine and dispositions of certain business segments of Calpine).

•	The current and historical market prices of shares of Calpine common stock, including those set forth in the table in the section entitled “Market Price of Calpine Common Stock” beginning on page 135 of this proxy statement, taking into account the market performance of Calpine common stock relative to the common stock of other participants in the industry in which Calpine operates and general market indices.

Prospects of Calpine

•	The current public market for shares of Calpine common stock, including that uncertainty about regulatory and energy market dynamics affecting the independent power producer industry had caused traditional investors in the sector to lose confidence in the potential for growth, which resulted in lower valuation multiples for independent power producers, including Calpine, and that the limited number of publicly traded companies in the industry and the decline in the total investible market capitalization of companies in the sector were impediments to traditional long-term investors continuing to invest in the industry, all of which negatively affected the price of shares of Calpine common stock, as did energy market prices generally.

•	Calpine’s current and historical business, financial condition, results of operations, competitive position, strategic options, capital requirements and prospects, the nature of the industry and regulatory environment in which Calpine competes, including that the commodities sector generally and U.S. energy (power) market, in particular the independent power producer industry, continue to face a challenging environment, and Calpine’s financial plan and prospects if Calpine were to remain a stand-alone publicly-held entity, and the potential impact of those factors on the trading price of shares of Calpine common stock (which cannot be quantified numerically).

•	The prospective risks associated with Calpine continuing as a stand-alone publicly-held entity, including the risks and uncertainties with respect to (a) achieving its growth, operating cash flow and profitability targets in light of the current and foreseeable market conditions, including the risks and uncertainties in the United States and the global economy generally and the power industry specifically, (b) general market conditions and volatility, including the performance of broad-based stock market indices and exchanges and (c) risks and uncertainties described in the “risk factors” set forth in Calpine’s Form 10-K for the fiscal year ended December 31, 2016.

•	The inherent uncertainty of attaining management’s internal financial projections, including those set forth in the section entitled “—Certain Company Projections” beginning on page 65 of this proxy statement, and the fact that Calpine’s actual financial results in future periods could differ materially and adversely from the projected results.

Strategic Alternatives

•	Calpine initiated a process to explore formally its strategic alternatives beginning in March 2017, and, since such time, representatives of Calpine and its financial advisors solicited bids from a group of seven potential acquirors, including Energy Capital Partners, of which four entered into confidentiality agreements with Calpine and received an evaluation package containing financial information regarding Calpine’s business, management presentations and access to a virtual data room, with two such potential acquirors submitting indications of interest.

•	No potential acquirors, other than Energy Capital Partners and Party A, submitted proposals to Calpine regarding a potential sale transaction, notwithstanding multiple news articles that were published regarding a potential sale of Calpine, related contacts from potential acquirors and Calpine’s disclosure on July 28, 2017 of the Calpine Board’s exploration of strategic alternatives.

•	Potential acquirors would still have the opportunity to make a proposal during and after the go-shop period and, pursuant to the terms of the merger agreement, Calpine may, during the go-shop period, solicit, initiate, facilitate or encourage, or participate in discussions or negotiations regarding, an alternative transaction proposal from certain persons, including those parties that previously executed confidentiality agreements with Calpine, and, after the no-shop period start date, Calpine may consider unsolicited alternative transaction proposals and terminate the merger agreement and enter into an agreement with a third party that makes a superior proposal (as defined and further described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Go-Shop Period; Solicitation of Alternative Transaction Proposals” beginning on page 108 of this proxy statement).

•	The price proposed by Energy Capital Partners reflected extensive negotiations between the parties and their respective advisors, and represented the highest proposal that Calpine received for shares of Calpine common stock.

•	The financial and other terms and conditions of the merger agreement and the transactions contemplated thereby, including the merger, resulted from extensive negotiations conducted at the direction of the Calpine Board, with the assistance of experienced legal and financial advisors, during a process that resulted in, among other things, an increase in the merger consideration from Energy Capital Partners’ initial proposal of $14.80 per share on May 5, 2017 to its final proposal of $15.25 per share.

•	The Calpine Board’s belief that any further requirement that Energy Capital Partners increase its proposed price per share of Calpine common stock could delay and destabilize Energy Capital Partners’ equity syndication efforts, as confirmed by the lack of proposals following market rumors, as well as during the go-shop period.

•	The strategic review and discussion undertaken by the Calpine Board with the assistance of Calpine’s management and advisors, which involved the evaluation of potential strategic alternatives with a goal of maximizing stockholder value, including executing on Calpine’s standalone business plan, portfolio diversification, securities repurchases, dividends, alternative financings, project developments, acquisitions, divestitures of assets or certain business segments or portions thereof and business combinations, and the consideration by the Calpine Board of multiple potential acquirors (the foregoing, as further described in the section entitled “—Background of the Merger” beginning on page 39 of this proxy statement), which all supported the Calpine Board’s belief that the merger agreement and the transactions contemplated thereby, including the merger, were more favorable to Calpine and its stockholders, when compared with other strategic initiatives reasonably available to Calpine.

•	The Calpine Board’s evaluation of (a) potential business combinations with independent power producers and competitive power affiliates of utilities and (b) Calpine senior management’s recent interactions with, and assessments of, other independent power producers and competitive power affiliates of utilities, including that (i) such interactions and assessments did not lead to any near-term opportunities, (ii) seeking an opportunity with certain potential strategic counterparties either was not strategically desirable or likely would not be value accretive for Calpine’s stockholders or such counterparty, and (iii) an acquisition of Calpine by an integrated utility group was unlikely given that, among other factors, Calpine’s current debt profile could adversely impact such group’s credit ratings.

Opinion of Calpine’s Financial Advisor

•

The financial presentation and opinion of Lazard, dated August 17, 2017, to the Calpine Board, as to the fairness, from a financial point of view and as of the date of the opinion, to holders of shares of

Calpine common stock (other than holders of certain excluded shares) of the merger consideration to be paid to such holders, as more fully described in the section entitled “—Opinion of Calpine’s Financial Advisor” beginning on page 57 of this proxy statement.

Merger Agreement Terms

•	The merger agreement contains deal protection provisions which, in the view of the Calpine Board, likely would not deter any interested third party from making, or inhibit the Calpine Board from approving, superior proposals.

•	The merger agreement provides that, during the go-shop period, Calpine and its advisors may (a) solicit, initiate, facilitate or encourage alternative transaction proposals from third parties, other than identified sponsor investors (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Go-Shop Period; Solicitation of Alternative Transaction Proposals” beginning on page 108 of this proxy statement), including by way of furnishing information regarding Calpine and its subsidiaries to such third parties (subject to entry into acceptable confidentiality agreements) and (b) participate in any discussions or negotiations with respect to alternative transaction proposals or otherwise cooperate in connection with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any such alternative transaction proposals.

•	From the no-shop period start date until the earlier of the cut off time and the time that such exempted person ceases to be an exempted person pursuant to the merger agreement, Calpine would not be prohibited from soliciting, facilitating, encouraging, discussing, negotiating or cooperating with respect to any alternative transaction proposals from, or providing information to or participating in any discussions or negotiations regarding alternative transaction proposals with, an exempted person.

•	At any time before the merger agreement is adopted by Calpine’s stockholders, under certain circumstances, Calpine may furnish information with respect to Calpine and its subsidiaries to, and participate in discussions or negotiations with, a person making an alternative transaction proposal.

•	Prior to the special meeting of Calpine’s stockholders, under certain circumstances in response to a bona fide superior proposal, the Calpine Board may, among other things, withdraw (or qualify, amend or modify in a manner materially adverse to Parent), or publicly propose to withdraw (or qualify, amend or modify in a manner materially adverse to Parent) its recommendation that Calpine’s stockholders adopt the merger agreement.

•	The Calpine Board’s belief that the size of the company termination fee of $142 million (or $65 million if Calpine effects a superior proposal termination with any exempted person prior to the cut off time), likely would not deter any interested third party from making, or inhibit the Calpine Board from approving, a superior proposal and that the size of the termination fee is typical of such fees in similar transactions.

•	The merger agreement was the product of extensive arms-length negotiations, and Calpine’s senior management, which did not negotiate or enter into any employment arrangements with Energy Capital Partners in connection with the merger, members of the Calpine Board and Calpine’s legal and financial advisors were involved throughout the negotiations.

•	The availability of statutory appraisal rights under the DGCL in connection with the merger.

•	Calpine’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement by Parent and Merger Sub and to specifically enforce the terms of the merger agreement.

•	The ability of Calpine to seek damages in the event of a willful or intentional breach by Energy Capital Partners of its obligations under the merger agreement.

Likelihood of Consummation

•	The Calpine Board considered a number of factors contributing to the probability that the merger would be consummated, including:

•	(a) the limited conditions to the parties’ obligations to complete the merger, including the absence of a financing condition, (b) the commitment by Energy Capital Partners to use its reasonable best efforts to obtain applicable regulatory approvals and its obligations with respect to credit ratings, and (c) Energy Capital Partners’ representations and warranties related to financing of the transaction, together with the committed equity financing by Energy Capital Partners and its affiliated funds and the consortium co-investors pursuant to the equity commitment letter and subscription agreements, respectively, and the agreement of Barclays to provide committed financing of up to $950 million under the bridge facility to bridge a portion of Energy Capital Partners’ equity commitment;

•	Parent has delivered an equity commitment letter and the limited partners of Parent have delivered subscription agreements that provide Calpine with rights as a third party beneficiary pursuant to which Parent and Merger Sub will obtain sufficient funds to comply with their respective obligations under the merger agreement, including payment of the merger consideration;

•	Calpine’s ability, under circumstances specified in the merger agreement, to seek specific performance of Parent’s obligation to cause the merger to occur;

•	the requirement that, in the event of a failure of the merger to be consummated under certain circumstances, Parent pay Calpine a parent termination fee of $335 million (or $100 million under specified circumstances), and the commitment with respect to such payment obligation by the guarantor (as further described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Termination Fee” beginning on page 125 of this proxy statement);

•	the fact that the conditions to the consummation of the merger are not generally within the control or discretion of Energy Capital Partners or Merger Sub; and

•	the business reputation and capabilities of Energy Capital Partners and its management and the financial resources of Energy Capital Partners.

•	The Calpine Board also considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following:

•	following the consummation of the merger, Calpine will no longer exist as an independent public company and that the consummation of the Merger and receipt of the merger consideration, while providing relative certainty of value, will not allow Calpine’s stockholders to participate in potential future growth in Calpine’s assets, future earnings growth, future appreciation in value of Calpine common stock or any future dividends after the merger;

•	Calpine’s directors, officers and employees have expended and will expend extensive efforts attempting to complete the transactions contemplated by the merger agreement and such persons have experienced and will experience significant distractions from their work during the pendency of such transactions and that Calpine has incurred and will incur substantial costs in connection with such transactions, even if such transactions are not consummated;

•

the risk that the transactions contemplated by the merger agreement, including the merger, and the financing for the transaction, may not be consummated in a timely manner or at all, and the consequences thereof, including (a) the potential loss of value to Calpine’s stockholders, (b) the potential negative impact on the operations and prospects of Calpine, including the risk of loss of key personnel, and (c) the market’s perception of Calpine’s prospects could be adversely affected if such transactions were delayed or were not consummated;

•	the failure of Parent to obtain the equity or debt financing contemplated by the financing commitments, or alternative financing, if necessary, or the failure of any such financing to be sufficient to consummate the merger and the other transactions contemplated by the merger agreement;

•	the risk that Calpine may be unable to obtain the requisite stockholder approval for the transactions contemplated by the merger agreement;

•	the possible effects of the pendency or consummation of the transactions contemplated by the merger agreement, including the potential for suits, actions or proceedings in respect of the merger agreement or the transactions contemplated by the merger agreement, the risk of any loss or change in the relationship of Calpine and its subsidiaries with their respective employees, agents, and customers and other business relationships, and any possible effect on Calpine’s ability to attract and retain key employees, including that certain key members of senior management might choose not to remain employed with Calpine prior to the consummation of the merger;

•	consummation of the merger will require antitrust clearance, approval from the FERC and the satisfaction of certain other closing conditions that are not generally within Calpine’s control; and Energy Capital Partners is obligated to assume most but not all risks related to conditions and requirements that may be imposed by regulators in connection with securing such approvals;

•	the terms of the merger agreement, including:

•	the operational restrictions imposed on Calpine between signing and closing (which may delay or prevent Calpine from undertaking business opportunities that may arise pending the consummation of the merger or any other actions Calpine otherwise would have taken with respect to the operations of Calpine absent the pending consummation of the merger);

•	the restrictions imposed by the merger agreement on Calpine’s solicitation of acquisition proposals from third parties after the go-shop period, and that prospective bidders may perceive Parent’s right under the merger agreement to negotiate with Calpine to match the terms of any superior proposal prior to Calpine being able to terminate the merger agreement and accept a superior proposal to be a deterrent to making alternative proposals;

•	the possibility that Calpine may be required to pay Parent (or its designee) a company termination fee of $142 million or $65 million (as further described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Termination Fee” beginning on page 125 of this proxy statement), under certain circumstances, including to accept a superior proposal;

•	Calpine’s remedy in the event of the failure of the merger to close as a result of a financing failure is limited to $335 million; and

•	that Parent and Merger Sub are newly formed entities with essentially no assets and that the limited guarantee, provided by ECP III-A, is subject to a cap of $335 million;

•	the understanding that some of Calpine’s directors and executive officers have other interests in the merger in addition to their interests as stockholders, including certain severance arrangements, as described in the section entitled “—Interests of Certain Persons in the Merger” beginning on page 79 of this proxy statement and the section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 3)” beginning on page 129 of this proxy statement; and

•	the fact that the cash consideration paid in the transaction would be taxable to Calpine’s stockholders that are United States Holders for U.S. federal income tax purposes.

The Calpine Board believed that, overall, the potential benefits of the merger to Calpine’s stockholders outweighed the risks and uncertainties of the merger.

The foregoing discussion of information and factors considered by the Calpine Board is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger, the Calpine Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Calpine Board applied his or her own personal business judgment to the process and may have given different weight to different factors.

The foregoing discussion of the information and factors considered by the Calpine Board is forward-looking in nature. This information should be read in light of the factors described in the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 28 of this proxy statement.

The Calpine Board unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, thereby approving the merger.

In considering the recommendation of the Calpine Board with respect to the proposal to adopt the merger agreement, you should be aware that certain of our directors and executive officers may be deemed to have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, those of Calpine’s stockholders generally. See the section entitled “—Interests of Certain Persons in the Merger” beginning on page 79 of this proxy statement and the section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 3)” beginning on page 129 of this proxy statement. The Calpine Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by Calpine’s stockholders.

Opinion of Calpine’s Financial Advisor

Calpine retained Lazard to provide it with financial advisory services and a fairness opinion in connection with the merger. On August 17, 2017, Lazard rendered its written opinion, consistent with its oral opinion rendered on the same date, to the Calpine Board that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Lazard as set forth therein, the merger consideration to be paid to holders of shares of Calpine common stock (other than holders of excluded shares) in connection with the merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion to the Calpine Board, dated August 17, 2017, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex B and is incorporated by reference herein in its entirety. The following summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s engagement and its opinion were for the benefit of the Calpine Board (in its capacity as such), and Lazard’s opinion was rendered to the Calpine Board on August 17, 2017 in connection with its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to holders of shares of Calpine common stock (other than holders of excluded shares) of the consideration to be paid to such holders in the merger. Lazard’s opinion was not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion.

Lazard did not express any opinion as to the price at which shares of Calpine common stock may trade at any time subsequent to the announcement of the merger. In addition, Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which Calpine might engage or the merits of the underlying decision by Calpine to engage in the merger.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of a draft, dated August 17, 2017, of the merger agreement;

•	reviewed certain publicly available historical business and financial information relating to Calpine;

•	reviewed various financial forecasts and other data provided to Lazard by Calpine relating to the business of Calpine;

•	held discussions with members of the senior management of Calpine with respect to the business and prospects of Calpine;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the business of Calpine;

•	reviewed the financial terms of certain business combinations involving companies in lines of business comparable in certain respects to the business of Calpine;

•	reviewed historical stock prices and trading volumes of Calpine common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Calpine or Parent or concerning the solvency or fair value of Calpine or Parent, and Lazard was not furnished with any such valuation or appraisal. Management of Calpine advised Lazard that the June 2017 Projections (as defined in the section entitled “—Certain Company Projections” beginning on page 65 of this proxy statement) represented the best then-currently available estimates and judgments as to the future financial performance of Calpine, and, accordingly, for purposes of Lazard’s analyses in connection with its opinion, Calpine directed Lazard to utilize such financial forecasts. With respect to the financial forecasts utilized in Lazard’s analyses, Lazard assumed, with the consent of Calpine, that they were reasonably prepared. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based.

Representatives of Calpine advised Lazard, and Lazard assumed, that the merger agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. In rendering its opinion, Lazard assumed, with the consent of Calpine, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of Calpine, that obtaining the necessary governmental, regulatory or third-party approvals and consents for the merger would not have an adverse effect on Calpine, Parent or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Calpine had obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in the opinion) of the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise.

In connection with rendering its opinion, Lazard performed certain financial analyses and reviews of certain information that Lazard deemed appropriate in connection with rendering its opinion as summarized in the section entitled “—Summary of Lazard Financial Analyses” beginning on page 59 of this proxy statement. In addition, Lazard also performed certain additional financial analyses and reviews as summarized in the section entitled “—Other Analyses” beginning on page 62 of this proxy statement. The summary of the analyses and reviews provided in the sections entitled “—Summary of Lazard Financial Analyses” and “—Other Analyses” is not a complete description of the analyses and reviews undertaken by Lazard. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and review and the application of those methods to particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Considering selected portions of these analyses and reviews or the summary contained in the sections entitled “—Summary of Lazard Financial Analyses” and “—Other Analyses,” without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews undertaken by Lazard. In arriving at its opinion, Lazard considered the results of all of its analyses and reviews set forth in the section entitled “—Summary of Lazard Financial Analyses” and did not attribute any particular weight to any particular analysis or review or application thereof considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Calpine. No company, business or transaction used in Lazard’s analyses and reviews, as a comparison, is identical to Calpine, its business or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual results or values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

Summary of Lazard Financial Analyses

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 17, 2017, and is not necessarily indicative of current market conditions. For purposes of the financial analyses described below, unless otherwise noted, (a) Lazard assumed, with the consent of Calpine, net debt of $11,495 million and non-controlling interest of $73 million, each as of June 30, 2017, and 362.5 million fully-diluted shares outstanding as provided by Calpine, which includes basic Calpine common stock, company restricted stock units, company restricted shares and outstanding company options (the impact of which is calculated using the Treasury Stock Method), (b) present value date means June 30, 2017 and (c) Lazard utilized the June 2017 Projections as provided by management of Calpine. Implied price per share ranges for shares of Calpine common stock were rounded to the nearest $0.25.

Selected Public Company Analysis

For purposes of its analysis, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data related to Calpine and selected comparable publicly traded companies whose operations Lazard believed, based on its experience with companies in the independent power producer industry and professional judgment, to be generally relevant in analyzing Calpine’s operations. Lazard then compared such information to the corresponding information in the June 2017 Projections.

The selected group of companies used in this analysis, which we refer to as “Calpine comparable companies,” was as follows:

•	Dynegy Inc.;

•	NRG Energy, Inc.; and

•	Vistra Energy Corp.

Lazard selected the companies reviewed in this analysis because, among other things, the Calpine comparable companies operate businesses similar to the business of Calpine. However, none of the selected companies is identical to Calpine. Accordingly, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Calpine and the Calpine comparable companies that could affect the public trading values of each also are relevant.

Lazard calculated and compared the ratio of Calpine’s and each company’s NOL-adjusted enterprise value, which Lazard calculated as the market capitalization of each company (based on each company’s fully-diluted share count as of March 31, 2017 and closing share price as of May 9, 2017, which we refer to as the “unaffected date,” and which represented the last “unaffected” trading day for shares of Calpine common stock prior to an article published in The Wall Street Journal on May 10, 2017 speculating that Calpine was exploring a sale transaction), plus balance sheet debt and other non-equity capitalization (if applicable) and less cash, cash equivalents and marketable securities (each, as of March 31, 2017) and less the estimated net present value of each company’s net operating losses (as estimated by Wall Street research, which represents publicly available consensus estimates), which we refer to as “NOL” or “NOLs,” to its calendar year 2017 and 2018 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as “EBITDA.” The EBITDA estimates for Calpine and each of the Calpine comparable companies used by Lazard in its analysis were based on estimates provided by Wolfe Research. The multiples of Vistra Energy Corp. were excluded from the analysis because Lazard believed, in its professional judgment, that such multiples were impacted by Vistra Energy Corp.’s limited trading history.

The following table summarizes the results of this review:

	NOL-adjusted Enterprise Value to 2017E EBITDA	NOL-adjusted Enterprise Value to 2018E EBITDA
High	8.6x	8.3x
Mean	7.5x	7.0x
Low	6.4x	5.5x

Based on an analysis of the relevant metrics for Calpine and each of the Calpine comparable companies, as well as its professional judgment and experience, Lazard applied a NOL-adjusted enterprise value to EBITDA multiple range of 7.00x to 8.00x and 6.50x and 7.50x to the calendar years 2017 and 2018 estimated adjusted EBITDA of Calpine as reflected in the June 2017 Projections, respectively, and added the net present value of Calpine’s NOLs based on Calpine’s estimated utilization of federal and state NOLs multiplied by the applicable tax rates and discount rates ranging from 6.00% to 12.25%.

This analysis resulted in an implied price per share range for shares of Calpine common stock, as compared to the merger consideration, as set forth below.

Implied Price Per Share Range	Merger Consideration
$7.25 – $12.50	$15.25

Discounted Cash Flow Analysis

Lazard performed discounted cash flow analyses of Calpine on both a levered and unlevered basis. A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of its estimated future cash flows. “Future cash flows” refers to either projected unlevered or levered free cash flows of a company, as applicable. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by an applicable discount rate. Lazard calculated the discounted cash flow value for Calpine as the sum of the net present value as of the present value date of each of:

•	the estimated future cash flows excluding the estimated utilization of Calpine’s NOLs, on a levered and unlevered basis, that Calpine was expected to generate during the second half of calendar year 2017;

•	the estimated future cash flows excluding the estimated utilization of Calpine’s NOLs, on a levered and unlevered basis, that Calpine was expected to generate during each of calendar years 2018 through 2021;

•	the estimated value of Calpine at the end of calendar 2021, which excludes the estimated utilization of Calpine’s NOLs and includes an adjustment reflecting an incremental maintenance expense of $20 million per year after 2021E, which we refer to as the “terminal value”; and

•	Calpine’s NOLs based on estimated utilization of federal and state NOLs multiplied by the applicable tax rates.

The following table sets forth the estimated adjusted EBITDA and levered and unlevered future cash flows, in each case excluding the estimated utilization of Calpine’s NOLs, for each of the second half of calendar year 2017 and the calendar years 2018 through 2021:

	Fiscal Year Ending December 31, ($ in millions)
	2H 2017E	2018E	2019E	2020E	2021E
Adjusted EBITDA	$1,108	$1,999	$1,914	$1,814	$1,804
Unlevered Free Cash Flow(1)	$728	$1,126	$1,355	$1,283	$1,101
Levered Free Cash Flow(2)	$36	($98)	$165	$708	$624

(1)	Unlevered Free Cash Flow includes, among other line items, growth capital expenditures, non-recurring items and operating lease payments.
(2)	Levered Free Cash Flow includes, among other line items, growth capital expenditures, non-recurring items, cash interest expenses (net), debt paydown and associated fees and operating lease payments. Per the June 2017 Projections, the estimated debt paydown and associated fees are $890 million, $907 million, $871 million, $301 million and $210 million for the fiscal year ending December 31, 2017, 2018, 2019, 2020 and 2021, respectively.

For its discounted cash flow calculations, Lazard applied discount rates ranging from 5.75% to 6.25% for unlevered cash flows, 11.75% to 12.75% for levered cash flows and 6.00% to 12.25% for Calpine’s NOL utilization. The discount range for the unlevered cash flows was based on the mid-range of Lazard’s judgment of the weighted average cost of capital for Calpine. The discount range for the levered cash flows was based on the mid-range of Lazard’s judgment of the cost of equity for Calpine utilizing the capital asset pricing model. The discount range for Calpine’s NOL utilization was based on Lazard’s judgment as to the risk profile associated with Calpine’s NOL utilization with reference to the weighted average cost of capital for Calpine and the cost of equity for Calpine.

The terminal value of Calpine was calculated applying terminal year NOL-adjusted enterprise value to EBITDA multiples ranging from 6.75x to 7.75x.

Such multiples were selected by Lazard by reference to NOL-adjusted enterprise value to EBITDA trading multiples calculated for Calpine as well as the corresponding multiples of the Calpine comparable companies

(excluding Vistra Energy Corp.). Lazard applied such ranges of multiples to the relevant financial data of Calpine to determine a terminal value for Calpine.

Lazard averaged the price per share ranges implied by these calculations for levered and unlevered cash flows and, based on these analyses, reviewed the implied price per share range for shares of Calpine common stock, as compared to the merger consideration, as set forth below.

Implied Price Per Share Range	Merger Consideration
$10.25 – $15.75	$15.25

Other Analyses

The analyses and data described below were presented to the Calpine Board for informational purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion.

52-Week High/Low Trading Prices

Lazard reviewed the range of trading prices of shares of Calpine common stock for the 52 weeks ended on May 9, 2017, the unaffected date. Lazard observed that, during such period, the intraday share price of Calpine common stock ranged from $9.25 to $16.00 per share, as compared to the merger consideration of $15.25 per share.

Illustrative Discounted Future Stock Price Analysis

Lazard performed an illustrative analysis of the implied present value of a hypothetical future price of shares of Calpine common stock on December 31, 2020, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity based on the company’s estimated adjusted EBITDA and an assumed NOL-adjusted enterprise value to EBITDA multiple plus the estimated net present value of a company’s NOLs based on estimated utilization of federal and state NOLs multiplied by the applicable tax rates, discounted to the present value date at an estimated cost of equity. For purposes of this analysis, Lazard first calculated Calpine’s implied enterprise value for the calendar year ending December 31, 2020 by applying NOL-adjusted enterprise value to EBITDA multiples ranging from 7.25x to 8.25x to estimates of Calpine’s adjusted EBITDA for the calendar year ending December 31, 2021 and adding the net present value of Calpine’s NOLs (as of December 31, 2020) based on Calpine’s estimated utilization of federal and state NOLs multiplied by the applicable tax rates and discount rates ranging from 6.00% to 12.25%. Lazard then subtracted net debt and non-controlling interest as of December 21, 2020. Finally, Lazard calculated the present values, as of the present value date, of the implied per share future stock prices for Calpine common stock in the calendar year ending 2020, using discount rates ranging from 12.00% to 12.50%, based on estimates relating to Calpine’s cost of equity. Based on the foregoing, Lazard calculated an illustrative implied price per share range for shares of Calpine common stock of $10.50 to $14.00 per share, as compared to the merger consideration of $15.25 per share.

Discounted Cash Flow Analysis—Updated February 2017 Marketing Projections

Lazard performed a discounted cash flow analysis of Calpine using the same methodology as set forth in the section entitled “—Summary of Lazard Financial Analyses—Discounted Cash Flow Analysis” beginning on page 61 of this proxy statement, except that Lazard, at the direction of management of Calpine, derived estimated future levered and unlevered cash flows utilizing the Updated February 2017 Marketing Projections (as defined in the section entitled “—Certain Company Projections” beginning on page 65 of this proxy statement) as provided by management of Calpine. The following table sets forth the estimated adjusted EBITDA and levered and unlevered future cash flows, in each case excluding the estimated utilization of Calpine’s NOLs, based on the Updated February 2017 Marketing Projections for each of the second half of calendar year 2017 and the calendar years 2018 through 2021:

	Fiscal Year Ending December 31, ($ in millions)
	2H 2017E	2018E	2019E	2020E	2021E
Adjusted EBITDA	$1,105	$2,047	$2,090	$1,993	$2,031
Unlevered Free Cash Flow(1)	$741	$1,193	$1,480	$1,390	$1,232
Levered Free Cash Flow(2)	$49	($5)	$385	$68	$30

(1)	Unlevered Free Cash Flow includes, among other line items, growth capital expenditures, non-recurring items and operating lease payments.
(2)	Levered Free Cash Flow includes, among other line items, growth capital expenditures, non-recurring items, cash interest expenses (net), debt paydown and associated fees and operating lease payments. Per the Updated February 2017 Marketing Projections, the estimated debt paydown and associated fees are $886 million, $902 million, $861 million, $1,134 million and $1,061 million for the fiscal year ending December 31, 2017, 2018, 2019, 2020 and 2021, respectively.

Lazard averaged the price per share ranges implied by these calculations for levered and unlevered cash flows and, based on these analyses, reviewed the implied price per share range for shares of Calpine common stock of $14.75 to $20.75 per share, as compared to the merger consideration of $15.25 per share.

Selected Precedent Transactions Multiple Analysis

Lazard reviewed and analyzed selected precedent merger and acquisition transactions involving companies in the independent power producer industry that it viewed, based on its experience and professional judgment, as generally relevant in analyzing Calpine. In performing this analysis, Lazard reviewed certain financial information and transaction multiples relating to the companies involved in such selected transactions and compared such information to the corresponding information for Calpine. Specifically, Lazard reviewed 15 merger and acquisition transactions announced since February 2007 involving companies in the independent power producer industry for which sufficient public information was available.

The selected group of transactions reviewed in this analysis was as follows:

Announcement Date	Acquiror	Target
09/14/2016	The Blackstone Group L.P. and ArcLight Capital Partners, LLC	American Electric Power Company, Inc. (Midwest Generation Assets)
06/03/2016	Riverstone Holdings LLC	Talen Energy Corporation
02/25/2016	Dynegy Inc. and Energy Capital Partners	Engie SA (U.S. Fossil Portfolio)
12/23/2015	ArcLight Capital Partners, LLC	Tenaska Capital Management, LLC (Natural Gas and Duel-fired Assets)
08/22/2014	Dynegy Inc.	Duke Energy Corporation (Midwest Generation Assets)
08/22/2014	Dynegy Inc.	EquiPower Resources Corp.
10/18/2013	NRG Energy, Inc.	Edison Mission Energy
03/14/2013	Dynegy Inc.	Ameren Energy Resources—Merchant Generation Business
07/20/2012	NRG Energy, Inc.	GenOn Energy, Inc.
04/28/2011	Exelon Corporation	Constellation Energy Group, Inc.
08/13/2010	The Blackstone Group L.P.	Dynegy Inc.
04/21/2010	Calpine	Pepco Holdings, Inc. (Conectiv Energy Power Generation Assets)
02/11/2010	FirstEnergy Corp.	Allegheny Energy, Inc.
10/19/2008	Exelon Corporation	NRG Energy, Inc.
02/26/2007	Investor Group	TXU Corp.

To the extent publicly available, Lazard reviewed, among other things, the enterprise value to EBITDA multiples of each of the target companies implied by the selected transactions by comparing the enterprise value implied by the acquisition price to the relevant target company’s estimated EBITDA for the fiscal year immediately following the fiscal year in which the relevant transaction was announced. Estimated EBITDA amounts for the target companies were based on publicly available Wall Street consensus estimates or other publicly available financial information and analysts’ research. The following table summarizes the results of this review:

Selected Precedent Transactions Enterprise Value to EBITDA Multiples
High	10.2x
Median	7.2x
Mean	7.3x
Low	4.1x

Based on an analysis of the relevant metrics for each of the transactions, as well as its professional judgment and experience, Lazard applied an enterprise value to EBITDA multiple range of 7.00x to 8.00x to the calendar year 2018 estimated adjusted EBITDA of Calpine. This analysis resulted in an implied price per share range for shares of Calpine common stock of $6.75 to $12.25, as compared to the merger consideration of $15.25.

Miscellaneous

In connection with Lazard’s services as financial advisor to Calpine with respect to the merger, Calpine agreed to pay Lazard a fee based on the merger consideration (given a merger consideration of $15.25, such amount was calculated to be approximately $21.625 million), of which a portion became payable upon the rendering of Lazard’s opinion and approximately $17.625 million is contingent upon the closing of the merger. Calpine has also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against various liabilities that may arise from or be related to Lazard’s engagement, including certain liabilities under United States federal securities laws.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course, Lazard and its respective affiliates and employees may trade securities of Calpine, Energy Capital Partners and the consortium co-investors and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Calpine, Energy Capital Partners and the consortium co-investors and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to Calpine because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions generally and in the independent power producer industry specifically, as well as its familiarity with the business of Calpine.

Calpine and Energy Capital Partners determined the merger consideration of $15.25 in cash per share of Calpine common stock, to be paid to the holders of shares of Calpine common stock (other than holders of excluded shares) in the merger, through arm’s-length negotiations, and the Calpine Board unanimously approved such merger consideration. Lazard did not recommend any specific consideration to the Calpine Board or any other person or indicate that any given consideration constituted the only appropriate consideration for the merger. Lazard’s opinion was one of many factors considered by the Calpine Board, as further described in the section entitled “The Merger (Proposal 1)—Recommendation of the Calpine Board; Reasons for the Merger” beginning on page 51 of this proxy statement.

Certain Company Projections

Calpine does not as a matter of course make public projections as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, in connection with the Calpine Board’s evaluation of the merger, Calpine’s senior management prepared and provided to the Calpine Board unaudited prospective financial information for fiscal years 2017 through 2021 based on June 2017 market forward prices, which assumed, among other things, prevailing forward market prices at face value and retail business margins consistent with recent performance and consistent with the Calpine Board’s and Calpine’s senior management’s historical views as to the future financial performance of Calpine, which we refer to as the “June 2017 Projections.” The June 2017 Projections also were provided to Lazard for its use and reliance in connection with its financial analyses and opinion, as described in the section entitled “—Opinion of Calpine’s Financial Advisor” beginning on page 57 of this proxy statement. In connection with the strategic alternatives review process, at the direction of the Calpine Board, Calpine’s senior management also prepared and provided to the Calpine Board for its review unaudited prospective financial information for fiscal years 2017 through 2021 based on February 2017 market forward prices, which assumed, among other things, that the Texas wholesale power market would improve beginning in fiscal year 2019 relative to prevailing market forward prices and Calpine’s retail growth initiatives would result in expanded retail business margins over time, which we refer to as the “February 2017 Marketing Projections.” The February 2017 Marketing Projections were provided to potential participants in the strategic alternatives review process that executed confidentiality agreements with Calpine (including Energy Capital Partners), in connection with their respective evaluations of a potential transaction beginning in April 2017 and to formulate indicative proposals. In May 2017, at the direction of the Calpine Board, Calpine’s senior management further prepared and provided to the Calpine Board for its review and to participants in the strategic alternatives review process updated unaudited prospective financial information to reflect revised capacity prices in the PJM market for the 2020/2021 planning year based on auction results published by the system operator in May 2017, as well as other changes related to plant-specific operational plans, including outage timing, utilizing similar assumptions as described above for the February 2017 Marketing Projections, which we refer to as the “Updated February 2017 Marketing Projections.” The February 2017 Marketing Projections were provided to Lazard in connection with the strategic alternatives review process and the Updated February 2017 Marketing Projections were provided to Lazard for its use and reliance in connection with its financial analyses, as further described in the section entitled “—Opinion of Calpine’s Financial Advisor” beginning on page 57 of this proxy statement. The summary of the unaudited prospective financial information is not being included in this proxy statement to influence a stockholder’s decision whether to adopt the merger agreement and thereby approve the merger, but is being included to provide Calpine’s stockholders with certain unaudited prospective financial information that was made available to the Calpine Board, Calpine’s financial advisor and the potential participants in the strategic alternatives review process who executed confidentiality agreements with Calpine (including Energy Capital Partners).

The unaudited prospective financial information was not prepared with a view toward public disclosure and, accordingly, does not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of unaudited prospective financial information or U.S. generally accepted accounting principles, which we refer to as “GAAP.” PricewaterhouseCoopers LLP, Calpine’s independent, registered public accounting firm, has not audited, compiled or performed any procedures with respect to the unaudited prospective financial information and does not express an opinion or any form of assurance related thereto.

The unaudited prospective financial information, while presented with numerical specificity, reflects numerous estimates and assumptions that are inherently uncertain and beyond the control of Calpine’s management, including, among other things, Calpine’s future financial results, industry performance and activity, the regulatory environment, commodity prices, demand for energy, competition, general business, economic and financial conditions and matters specific to Calpine’s businesses, which may not be realized. The unaudited prospective financial information also reflects assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The unaudited prospective financial information should be evaluated, if at all, in light of the assumptions made by Calpine and in conjunction with other information regarding Calpine contained elsewhere in this proxy statement and Calpine’s public filings with the SEC. Calpine’s stockholders are urged to review Calpine’s SEC filings for a description of risk factors with respect to the business of Calpine. See the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 28 of this proxy statement and the section entitled “Where You Can Find More Information” beginning on page 147 of this proxy statement. Calpine can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the prospective financial information covers multiple years, such information by its nature, becomes less predictive with each successive year. Actual results may differ materially from those set forth below.

The unaudited prospective financial information also does not take into account any circumstances or events occurring after the date on which they were prepared and do not give effect to the transactions contemplated by the merger agreement, including the merger. Calpine can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this proxy statement, similar estimates and assumptions would be used. Except to the extent required by applicable law, Calpine does not intend to make publicly available any update or other revisions to the unaudited prospective financial information, even in the event that any or all of the underlying estimates and assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The inclusion of the unaudited prospective financial information in this proxy statement should not be regarded as an indication that Calpine or any of its affiliates, advisors, officers, directors or other representatives or any other recipient of this information considered or now considers the unaudited prospective financial information to be necessarily predictive of actual future events or events which have occurred since the date of such forecasts, and the unaudited prospective financial information should not be relied upon as such. Neither Calpine nor any of its affiliates, advisors, officers, directors or other representatives can give any assurance that actual results will not differ materially from the unaudited prospective financial information. Neither Calpine nor any of its affiliates, advisors, officers, directors or other representatives has made or makes any representation to any stockholder of Calpine regarding the ultimate performance of Calpine compared to the information contained in the unaudited prospective financial information or that the unaudited prospective financial information will be achieved.

In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, and considering that the special meeting will be held several months after the unaudited prospective financial information was prepared, stockholders are cautioned not to place undue, if any, reliance on the unaudited prospective financial information. Since the date the unaudited prospective financial information was prepared, Calpine has made publicly available its actual results of operations for the quarter ended June 30, 2017 and the quarter ended September 30, 2017. You should review Calpine’s Current Reports on Form 8-K filed on July 28, 2017 and November 1, 2017 and Quarterly Reports on Form 10-Q for the quarter ended June 30, 2017, filed on July 28, 2017, and the quarter ended September 30, 2017, filed on November 1, 2017, to obtain this information. See the section entitled “Where You Can Find More Information” beginning on page 147 of this proxy statement.

June 2017 Projections

The following is a summary of the June 2017 Projections:

	2017E	2018E	2019E	2020E	2021E
	($ in millions)
Commodity Margin	$2,749	$2,897	$2,817	$2,726	$2,732
Royalties	(25)	(25)	(25)	(26)	(26)
Plant operating expense(1)	(791)	(794)	(788)	(790)	(803)
Sales, general and administrative expense(2)	(139)	(138)	(139)	(140)	(143)
Adjusted EBITDA from unconsolidated investments	59	59	49	45	45
Adjusted EBITDA	$1,853	$1,999	$1,914	$1,814	$1,804
Major maintenance expense and capital expenditures	(442)	(419)	(434)	(384)	(399)
Cash taxes and other	(15)	(17)	(17)	(17)	(17)
Adjusted Unlevered Free Cash Flow(3)	$1,396	$1,563	$1,464	$1,414	$1,388
Cash interest, net	(621)	(611)	(584)	(555)	(550)
Operating lease payments	(26)	(22)	(31)	(1)	(1)
Adjusted Free Cash Flow(4)	$749	$930	$849	$858	$837

(1)	Shown net of major maintenance expense, stock-based compensation expense, non-cash loss on disposition of assets and other costs.
(2)	Shown net of stock-based compensation expense and other costs.
(3)	Excludes growth capital expenditures, non-recurring items, debt paydown and fees, operating lease payments and cash interest, net.
(4)	Excludes growth capital expenditures, non-recurring items and debt paydown and fees.

The June 2017 Projections are based on various assumptions, including the following:

•	market forward prices as of June 30, 2017 (which reflect information from commodity exchanges, broker quotes and Calpine’s estimates);

•	market capacity prices based on actual auction results where known and, thereafter, assumed levels similar to recent auction clears;

•	power and steam sales in accordance with existing (and, in the case of contract extensions, expected) contract terms and volumes;

•	power generation plant unit characteristics (capacity, heat rates, variable operating and maintenance costs) consistent with current operations;

•	retail sales and unit margins similar to recent retail sales and margins; and

•	operating and overhead costs similar to current year expectations, adjusted for changes in plant dispatch expectations.

Regulation G Reconciliation

The tables below provide a reconciliation of (a) net income (loss) attributable to Calpine to Adjusted EBITDA, (b) Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow to net cash provided by operating activities and (c) Commodity Margin to income from operations (amounts shown in millions).

	2017E	2018E	2019E	2020E	2021E
Net income (loss) attributable to Calpine(1)	$(194)	$110	$66	$146	$120
Add:
Net income attributable to the noncontrolling interest	18	18	18	18	16
Income tax expense	11	20	16	22	21
Debt extinguishment and other (income) expense, net	69	37	47	30	37
Interest expense	621	611	584	555	550
Depreciation and amortization expense	725	694	678	656	653
Major maintenance expense	282	293	316	256	290
Operating lease expense	26	22	31	1	1
Adjustments to reflect Adjusted EBITDA from unconsolidated investments	36	35	35	35	35
Stock-based compensation expense	40	38	38	38	38
Loss on dispositions of assets	3	3	3	3	3
Contract amortization	178	103	77	50	36
Other	38	15	5	4	4

Adjusted EBITDA	$1,853	$1,999	$1,914	$1,814	$1,804

	2017E	2018E	2019E	2020E	2021E
Net cash provided by operating activities	$613	$814	$729	$729	$734
Add:
Maintenance capital expenditures	160	126	118	128	109
Capitalized corporate interest	(22)	(14)	(2)	(2)	(2)
Adjustments to reflect Adjusted Free Cash Flow from unconsolidated investments and exclude the non-controlling interest	(2)	4	4	3	(4)

Adjusted Free Cash Flow	$749	$930	$849	$858	$837
Interest expense	621	611	584	555	550
Operating lease expense	26	22	31	1	1

Adjusted Unlevered Free Cash Flow	$1,396	$1,563	$1,464	$1,414	$1,388

	2017E	2018E	2019E	2020E	2021E
Income from operations(1)	$525	$796	$731	$771	$744
Add:
Plant operating expense	1,098	1,112	1,129	1,071	1,118
Depreciation and amortization expense	725	694	678	656	653
Sales, general and other administrative expense	158	154	155	156	159
Other operating expense	85	54	63	34	34
(Income) from unconsolidated subsidiaries	(23)	(25)	(21)	(19)	(19)
Contract amortization	178	103	77	50	36
Other	3	9	5	7	7

Commodity Margin	$2,749	$2,897	$2,817	$2,726	$2,732

(1)	Mark-to-market adjustments are assumed to be nil.

February 2017 Marketing Projections

The following is a summary of the February 2017 Marketing Projections:

	2017E	2018E	2019E	2020E	2021E
	($ in millions)
Commodity Margin	$2,759	$2,928	$2,973	$2,868	$2,890
Royalties	(25)	(24)	(25)	(26)	(27)
Plant operating expense(1)	(805)	(786)	(783)	(783)	(787)
Sales, general and administrative expense(2)	(136)	(138)	(139)	(140)	(142)
Adjusted EBITDA from unconsolidated investments	57	56	47	42	42
Adjusted EBITDA	$1,850	$2,036	$2,073	$1,960	$1,977
Major maintenance expense and capital expenditures	(436)	(414)	(404)	(394)	(421)
Cash taxes and other	(7)	(12)	(18)	(20)	(23)
Adjusted Unlevered Free Cash Flow(3)	$1,407	$1,609	$1,652	$1,546	$1,533
Cash interest, net	(625)	(618)	(588)	(532)	(517)
Operating lease payments	(26)	(22)	(31)	(1)	(1)
Adjusted Free Cash Flow(4)	$756	$969	$1,033	$1,013	$1,015

(1)	Shown net of major maintenance expense, stock-based compensation expense, non-cash loss on disposition of assets and other costs.
(2)	Shown net of stock-based compensation expense and other costs.
(3)	Excludes growth capital expenditures, non-recurring items, debt paydown and fees, operating lease payments and cash interest, net.
(4)	Excludes growth capital expenditures, non-recurring items and debt paydown and fees.

The February 2017 Marketing Projections are based on various assumptions, including the following:

•	market forward prices as of February 24, 2017 (which reflect information from commodity exchanges, brokers and Calpine’s estimates), adjusted to incorporate recovery in Texas market power prices beginning in 2019 due to potential for coal generating unit retirements that would lead to tighter supply and demand conditions;

•	market capacity prices based on actual auction results where known and, thereafter, assumed levels similar to recent auction clears;

•	power and steam sales in accordance with existing (and, in the case of contract extensions, expected) contract terms and volumes;

•	power generation plant unit characteristics (capacity, heat rates, variable operating and maintenance costs) consistent with current operations;

•	retail sales and margins expanding over time as a result of targeted retail growth initiatives; and

•	operating and overhead costs similar to current year expectations, adjusted for changes in plan dispatch expectations.

Regulation G Reconciliation

The tables below provide a reconciliation of (a) net income (loss) attributable to Calpine to Adjusted EBITDA, (b) Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow to net cash provided by operating activities and (c) Commodity Margin to income from operations (amounts shown in millions).

	2017E	2018E	2019E	2020E	2021E
Net income (loss) attributable to Calpine(1)	$(210)	$148	$264	$292	$311
Add:
Net income attributable to the noncontrolling interest	18	18	18	18	16
Income tax expense	11	22	33	36	38
Debt extinguishment and other (income) expense, net	59	35	39	30	46
Interest expense	625	618	588	532	517
Depreciation and amortization expense	725	694	678	656	653
Major maintenance expense	301	285	264	265	279
Operating lease expense	26	22	31	1	1
Adjustments to reflect Adjusted EBITDA from unconsolidated investments	36	35	35	35	35
Stock-based compensation expense	40	38	38	38	38
Loss on dispositions of assets	3	3	3	3	3
Contract amortization	178	103	77	50	36
Other	38	15	5	4	4

Adjusted EBITDA	$1,850	$2,036	$2,073	$1,960	$1,977

	2017E	2018E	2019E	2020E	2021E
Net cash provided by operating activities	$645	$850	$891	$883	$879
Add:
Maintenance capital expenditures	135	129	140	129	142
Capitalized corporate interest	(22)	(14)	(2)	(2)	(2)
Adjustments to reflect Adjusted Free Cash Flow from unconsolidated investments and exclude the non-controlling interest	(2)	4	4	3	(4)

Adjusted Free Cash Flow	$756	$969	$1,033	$1,013	$1,015
Interest expense	625	618	588	532	517
Operating lease expense	26	22	31	1	1

Adjusted Unlevered Free Cash Flow	$1,407	$1,609	$1,652	$1,546	$1,533

	2017E	2018E	2019E	2020E	2021E
Income from operations(1)	$503	$841	$942	$908	$928
Add:
Plant operating expense	1,131	1,096	1,072	1,073	1,091
Depreciation and amortization expense	725	694	678	656	653
Sales, general and other administrative expense	158	176	155	156	158
Other operating expense	85	53	63	34	35
(Income) from unconsolidated subsidiaries	(23)	(25)	(21)	(19)	(19)
Contract amortization	178	103	77	50	36
Other	2	(10)	7	10	8

Commodity Margin	$2,759	$2,928	$2,973	$2,868	$2,890

(1)	Mark-to-market adjustments are assumed to be nil.

Updated February 2017 Marketing Projections

The following is a summary of the Updated February 2017 Marketing Projections:

	2017E	2018E	2019E	2020E	2021E
	($ in millions)
Commodity Margin	$2,759	$2,931	$2,978	$2,884	$2,929
Royalties	(25)	(24)	(25)	(26)	(27)
Plant operating expense(1)	(805)	(780)	(774)	(769)	(774)
Sales, general and administrative expense(2)	(136)	(138)	(139)	(140)	(142)
Adjusted EBITDA from unconsolidated investments	57	59	49	45	45
Adjusted EBITDA	$1,850	$2,047	$2,090	$1,993	$2,031
Major maintenance expense and capital expenditures	(436)	(409)	(398)	(388)	(397)
Cash taxes and other	(7)	(12)	(18)	(21)	(24)
Adjusted Unlevered Free Cash Flow(3)	$1,407	$1,626	$1,674	$1,584	$1,611
Cash interest, net	(625)	(618)	(587)	(531)	(515)
Operating lease payments	(26)	(22)	(31)	(1)	(1)
Adjusted Free Cash Flow(4)	$756	$986	$1,056	$1,052	$1,095

(1)	Shown net of major maintenance expense, stock-based compensation expense, non-cash loss on disposition of assets and other costs.
(2)	Shown net of stock-based compensation expense and other costs.
(3)	Excludes growth capital expenditures, non-recurring items, debt paydown and fees, operating lease payments and cash interest, net.
(4)	Excludes growth capital expenditures, non-recurring items and debt paydown and fees.

The Updated February 2017 Marketing Projections are based on similar assumptions reflected in the February 2017 Marketing Projections, but for the following updates:

•	capacity prices in the PJM market for the 2020/2021 planning year based on auction results published by the system operator in May 2017; and

•	other changes related to plant-specific operations plans including outage timing.

In addition to the assumptions described above for the June 2017 Projections, the February 2017 Marketing Projections and the Updated February 2017 Marketing Projections, certain other assumptions were made, including assumptions regarding headcount, general maintenance costs and outage costs, taxable income after utilizing potential net operating losses and contracted or planned project divestitures.

Regulation G Reconciliation

The tables below provide a reconciliation of (a) net income (loss) attributable to Calpine to Adjusted EBITDA, (b) Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow to net cash provided by operating activities and (c) Commodity Margin to income from operations (amounts shown in millions).

	2017E	2018E	2019E	2020E	2021E
Net income (loss) attributable to Calpine(1)	$(210)	$157	$280	$323	$374
Add:
Net income attributable to the noncontrolling interest	18	18	18	18	16
Income tax expense	11	24	35	40	46
Debt extinguishment and other (income) expense, net	59	35	39	30	46
Interest expense	625	618	587	531	515
Depreciation and amortization expense	725	694	678	656	653
Major maintenance expense	301	285	264	264	264
Operating lease expense	26	22	31	1	1
Adjustments to reflect Adjusted EBITDA from unconsolidated investments	36	35	35	35	35
Stock-based compensation expense	40	38	38	38	38
Loss on dispositions of assets	3	3	3	3	3
Contract amortization	178	103	77	50	36
Other	38	15	5	4	4

Adjusted EBITDA	$1,850	$2,047	$2,090	$1,993	$2,031

	2017E	2018E	2019E	2020E	2021E
Net cash provided by operating activities	$645	$872	$920	$927	$968
Add:
Maintenance capital expenditures	135	124	134	124	133
Capitalized corporate interest	(22)	(14)	(2)	(2)	(2)
Adjustments to reflect Adjusted Free Cash Flow from unconsolidated investments and exclude the non-controlling interest	(2)	4	4	3	(4)

Adjusted Free Cash Flow	$756	$986	$1,056	$1,052	$1,095
Interest expense	625	618	587	531	515
Operating lease expense	26	22	31	1	1

Adjusted Unlevered Free Cash Flow	$1,407	$1,626	$1,674	$1,584	$1,611

	2017E	2018E	2019E	2020E	2021E
Income from operations(1)	$503	$852	$959	$942	$997
Add:
Plant operating expense	1,131	1,090	1,063	1,058	1,063
Depreciation and amortization expense	725	694	678	656	653
Sales, general and other administrative expense	158	154	155	156	158
Other operating expense	85	53	63	34	35
(Income) from unconsolidated subsidiaries	(23)	(25)	(21)	(19)	(19)
Contract amortization	178	103	77	50	36
Other	2	10	4	7	6

Commodity Margin	$2,759	$2,931	$2,978	$2,884	$2,929

(1)	Mark-to-market adjustments are assumed to be nil.

Commodity Margin, Adjusted Free Cash Flow, Adjusted Unlevered Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures that we use as measures of our performance and liquidity. These non-GAAP measures should be viewed as a supplement to and not a substitute for our GAAP measures of performance and liquidity, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated.

Commodity Margin includes revenues recognized on our wholesale and retail power sales activity, electric capacity sales, renewable energy credit sales, steam sales, realized settlements associated with our marketing, hedging, optimization and trading activity, fuel and purchased energy expenses, commodity transmission and transportation expenses and environmental compliance expenses. We believe that Commodity Margin is a useful tool for assessing the performance of our core operations and is a key operational measure reviewed by our chief operating decision maker. Commodity Margin is not a measure calculated in accordance with GAAP and should be viewed as a supplement to and not a substitute for our results of operations presented in accordance with GAAP. Commodity Margin does not intend to represent income (loss) from operations, the most comparable GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Adjusted EBITDA represents net loss attributable to Calpine before net (income) attributable to the noncontrolling interest, interest, taxes, depreciation and amortization, and is also adjusted for the effects of impairment losses, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude the Adjusted EBITDA related to the noncontrolling interest, stock-based compensation expense, operating lease expense, non-cash gains and losses from foreign currency translations, major maintenance expense, gains or losses on the repurchase, modification or extinguishment of debt, non-cash GAAP-related adjustments to levelize revenues from tolling agreements and any unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends. We believe that investors commonly adjust EBITDA information to eliminate the effects of restructuring and other expenses, which vary widely from company to company and impair comparability. Adjusted EBITDA is not intended to represent net income (loss) as defined by GAAP as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies. We are presenting Adjusted EBITDA along with a reconciliation to Adjusted Unlevered Free Cash Flow to demonstrate the relationship between our traditional performance measure, Adjusted EBITDA, and our new liquidity measure, Adjusted Unlevered Free Cash Flow.

Adjusted Free Cash Flow represents cash flows from operating activities including the effects of maintenance capital expenditures, adjustments to reflect the Adjusted Free Cash Flow from unconsolidated investments and to exclude the noncontrolling interest and other miscellaneous adjustments such as the effect of changes in working capital. Adjusted Unlevered Free Cash Flow is calculated on the same basis as Adjusted Free Cash Flow but excludes the effect of cash interest, net, and operating lease payments, thus capturing the performance of our business independent of its capital structure. Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are presented because we believe they are useful measures of liquidity to assist in comparing financial results from period to period on a consistent basis and to readily view operating trends, as measures for planning and forecasting overall expectations and for evaluating actual results against such expectations and in communications with the Calpine Board and our shareholders, creditors, analysts and investors concerning our financial results. Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are liquidity measures and are not intended to represent cash flows from operations, the most directly comparable GAAP measure, and are not necessarily comparable to similarly titled measures reported by other companies.

Financing of the Merger

We anticipate the total funds needed to consummate the merger (including the funds required to pay to Calpine’s stockholders and the holders of other equity-based interests the amounts due to them under the merger agreement), and to pay all related fees and expenses, which would be approximately $5.6 billion, will be funded through a combination of the following:

•	equity commitments by the Energy Capital Funds in an aggregate amount up to approximately $1.683 billion (excluding the implied value of 17,500,000 shares of Calpine common stock owned by Volt Energy), on the terms and subject to the conditions set forth in the equity commitment letter, as further described in the section entitled “—Equity Financing—Equity Commitment Letter” beginning on page 74 of this proxy statement;

•	the subscription for limited partnership interests of Parent by the consortium co-investors for an aggregate amount equal to approximately $2.554 billion, on the terms and subject to the conditions set forth in the subscription agreements, as further described in the section entitled “—Equity Financing—Subscription Agreements” beginning on page 75 of this proxy statement;

•	the subscription for limited partnership interests of Parent by additional consortium co-investors in an amount equal to approximately $68 million pursuant to a transfer of Volt Energy’s equity commitment in Parent; and

•	the debt financing consisting of a bridge facility in an aggregate principal amount of up to $950 million, as further described in the section entitled “—Debt Financing—Bridge Commitment Letter” beginning on page 76 of this proxy statement.

The consummation of the merger is not conditioned upon Parent obtaining the proceeds of any financing.

We believe proceeds from the debt and equity financings, together with cash on hand of the surviving corporation, will be sufficient to consummate the merger, but we cannot assure you of that. Such amounts may be insufficient if, among other things, the debt financing sources fail to fund the bridge facility in breach of the bridge commitment letter or the definitive documents related to such facility, the Energy Capital Funds fail to contribute the amounts set forth in the equity commitment letter or the consortium co-investors fail to fund their capital commitments in accordance with the subscription agreements, in each case, in violation thereof, the surviving corporation’s cash on hand is less than expected, or the fees, expenses or other amounts required to be paid or reserved in connection with the merger are greater than anticipated.

Equity Financing

Equity Commitment Letter

Parent has entered into the equity commitment letter with the Energy Capital Funds pursuant to which the Energy Capital Funds have committed, on a several but not joint basis, on the terms and subject to the conditions of the equity commitment letter, to provide equity financing directly or indirectly in an aggregate amount up to approximately $1.683 billion, or such lesser amount as may be required by Parent to fund (a) a portion of the aggregate merger consideration pursuant to the merger agreement and (b) the payment of any and all fees and expenses required to be paid by Parent in connection with the merger and the financing thereof pursuant to and in accordance with the merger agreement.

Funding of the equity financing is subject to the conditions provided in the equity commitment letter, which include:

•	the satisfaction in full or waiver by Parent, on or before the closing of the merger, of all conditions precedent to Parent’s obligations set forth in the merger agreement (other than those conditions that by their nature, are to be satisfied at the closing of the merger and other than any condition the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in the merger agreement);

•	the financing provided for by the bridge facility (or the alternative financing, as the case may be) has been funded or will be funded at closing if the equity financing is funded at closing by the Energy Capital Funds and the consortium co-investors; and

•	the proposed amendments to the existing revolving credit agreement have been approved by the requisite percentage of the lenders party to the existing revolving credit agreement and have been executed and delivered by all parties thereto and are fully effective subject solely to the concurrent closing of the merger and the payment of fees under the proposed amendments to the existing revolving credit agreement.

Subject to certain limitations, the obligations of each Energy Capital Fund to fund its portion of the equity financing under the equity commitment letter will terminate upon the earliest to occur of:

•	the valid termination of the merger agreement in accordance with its terms (provided, that, if Parent or Calpine has made a claim that any termination of the merger agreement by Parent is not valid pursuant to the terms of the merger agreement, the obligation of each Energy Capital Fund to fund its portion of the equity financing will not terminate unless and until such time as such claim is finally satisfied or otherwise resolved by agreement of the parties thereto or a final, non-appealable judgment of a governmental entity of competent jurisdiction or Calpine accepts payment of the parent termination fee);

•	the closing of the merger, so long as such Energy Capital Fund has funded its equity commitment under the equity commitment letter;

•	commencement by Calpine of a lawsuit or other proceeding asserting any claim for payment under or in respect of the merger agreement, the limited guarantee, the equity commitment letter or the transactions contemplated by any of the foregoing against any affiliate of the Energy Capital Funds, subject to certain exceptions, including an action for specific performance under the equity commitment letter;

•	Calpine accepts payment of the parent termination fee pursuant to the terms of the merger agreement; or

•	Calpine accepts payment of any of its losses pursuant to the terms of the merger agreement or the limited guarantee.

Upon the valid termination of the equity commitment letter, no Energy Capital Fund shall have any further obligations or liabilities thereunder.

Calpine is an express third party beneficiary of the equity commitment letter, for the purpose of, in accordance with the terms and conditions of the merger agreement, seeking specific performance of the Energy Capital Funds’ obligation to fund the equity commitment to Parent (as further described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Specific Performance” beginning on page 126 of this proxy statement).

Subscription Agreements

In connection with Parent’s equity syndication, Parent GP has entered into subscription agreements with the consortium co-investors, pursuant to which the consortium co-investors have agreed, on the terms and subject to the conditions of the subscription agreements to subscribe for limited partnership interests of Parent for an aggregate amount equal to approximately $2.554 billion. Since August 17, 2017, Volt Energy has transferred approximately $68 million of its equity commitment in Parent to a new consortium co-investor, which entered into a subscription agreement with Parent GP in substantially the same form as the subscription agreements of the other consortium co-investors in order to acquire a limited partnership interest in Parent. On the terms and subject to the conditions of the subscription agreements and the Parent LPA, each consortium co-investor has agreed to, among other things:

•	become a limited partner of Parent;

•	adhere to, comply with, be bound by and receive the benefits of the terms of the Parent LPA;

•	make one or more cash contributions to the capital of the partnership in an amount equal to its capital commitment set forth in the subscription agreements to which the applicable consortium co-investor is a party; and

•	make certain other payments in accordance with the terms of the Parent LPA.

Calpine is an express third party beneficiary of the subscription agreements, for the purpose of, in accordance with the terms and conditions of the merger agreement, seeking specific performance of the consortium co-investors’ obligations to fund the equity commitment to Parent (as further described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Specific Performance” beginning on page 126 of this proxy statement).

Debt Financing

Bridge Commitment Letter

In connection with the entry into the merger agreement, Volt Energy has obtained from Barclays the bridge commitment letter, pursuant to which Barclays has committed to provide Volt Energy with up to $950 million under the bridge facility to finance the transactions contemplated by the merger agreement. If funded, the bridge facility would be secured by a security interest in substantially all assets of Volt Energy. The bridge commitment letter provides that Barclays’ commitment thereunder will be automatically and immediately reduced by an amount specified therein for equity commitments received from co-investors in connection with Parent’s equity syndication efforts on or prior to the closing of the merger.

The availability of the bridge facility is subject to the following conditions:

•	the execution and delivery of definitive loan documentation for the bridge facility;

•	since the date of the merger agreement, there shall not have occurred a company material adverse effect (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Representations and Warranties” beginning on page 101 of this proxy statement);

•	consummation of the merger substantially concurrently with the funding of the bridge facility and in accordance with the terms of the merger agreement (without waiver or amendment thereof or any consent thereunder that is material and adverse to the interests of the lenders unless consented to by Barclays);

•	immediately following the consummation of the merger and the other transactions contemplated by the merger agreement and related agreements, none of Volt Energy or any of its subsidiaries will have any indebtedness for borrowed money outstanding except as may be permitted under the merger agreement, the bridge facility and other indebtedness to be agreed in the definitive documents relating to the bridge facility;

•	the Energy Capital Funds have funded, or are funding concurrently with the funding of the bridge facility, their equity commitments under the equity commitment letter;

•	payment of fees and out-of-pocket expenses required to be paid on the closing date pursuant to the bridge commitment letter or the related fee letter;

•	Barclays’ receipt of any financial statements provided by Calpine to Volt Energy or Parent pursuant to the merger agreement;

•	Volt Energy shall have provided to the administrative agent for the bridge facility at least three business days prior to the closing date, such documentation and other information regarding Volt Energy, Parent and Calpine as required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the PATRIOT Act;

•	the administrative agent shall have received certain customary closing deliverables;

•	Volt Energy shall have furnished to the administrative agent certain specified collateral and security documentation; and

•	the accuracy of certain specified representations of Volt Energy under the definitive financing documents relating to the bridge facility and of Calpine under the merger agreement.

Barclays’ commitment will expire upon the earliest to occur of (a) the closing of the merger, (b) the termination of the merger in accordance with its terms, (c) the termination of the bridge commitment letter by Volt Energy at any time in its sole discretion and (d) the outside date under the merger agreement (as it may be extended up to a date that is not beyond a date that is 15 months after acceptance by Volt Energy of the bridge commitment letter).

Amendment to Existing Revolving Credit Agreement

Also in connection with the merger, Calpine and Parent have agreed to the terms of amendments with the requisite percentage of the lenders under the existing revolving credit agreement to, among other things, (a) provide for an exception to the application of the “Change of Control” definition as it would otherwise apply to the consummation of the merger, (b) reduce the aggregate commitments thereunder and (c) extend the maturity date of the loans and commitments thereunder. In connection therewith, pursuant to a fifth amendment, dated as of September 15, 2017, to the existing revolving credit agreement, the requisite percentage of the lenders under the existing revolving credit agreement agreed, among other things, that the merger does not constitute a “Change of Control” under the existing revolving credit agreement. Also in connection therewith, pursuant to a sixth amendment, dated as of October 20, 2017, the requisite percentage of the lenders under the existing revolving credit agreement agreed, among other things, to extend the maturity date of certain revolving commitments to the earlier of (i) five years after the effective date of the Amendment and (ii) August 17, 2023, and to reduce the capacity under the revolving credit facility to $1.47 billion in the aggregate. The amendments will become effective upon the consummation of the merger.

Concurrently with the parties’ entry into the merger agreement, Parent obtained, from Barclays, a commitment to provide Parent with financing of $1.1 billion under a replacement revolving credit facility to replace and refinance the existing revolving credit agreement, in the event the proposed amendments to the existing revolving credit agreement were not obtained upon the consummation of the merger. This commitment was subsequently terminated in connection with the execution of the fifth amendment to the existing revolving credit agreement.

As of November 13, 2017, the last practicable date before the printing of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing contemplated by the bridge commitment letter is not available as anticipated. The documentation governing the bridge facility has not been finalized and, accordingly, the actual terms of the bridge facility (if funded) may differ from those described in this proxy statement.

Limited Guarantee

On the terms and subject to the conditions set forth in the limited guarantee, ECP III-A has agreed to guarantee to Calpine certain of Parent’s payment obligations under the merger agreement, including, among other things:

•	the parent termination fee under certain specified circumstances;

•	Parent’s obligations to indemnify and hold harmless Calpine and its related parties from and against any and all damages suffered or incurred by them in connection with the bridge commitment letter;

•	reimbursement of applicable expenses in the event Parent fails to pay the parent termination fee when due, and in order to obtain such payment, Calpine commences a suit which results in a judgment against such other party for such fee; and

•	any losses of Calpine, if, as and when required to be paid by Parent in connection with the reimbursement of expenses arising out of Parent’s willful breach or fraud in connection with the merger agreement.

ECP III-A’s obligations under the limited guarantee are subject to an aggregate cap equal to $335 million. The limited guarantee will remain in full force and effect until the earliest of: (a) the effective time (including the payment by Parent of all amounts owed at closing); (b) such time as each and all of the obligations guaranteed by ECP III-A (subject to the cap amount) have been fully paid and performed in accordance with the terms and provisions of the merger agreement; and (c) the date that is three months following any valid termination of the merger agreement, unless prior to such date Calpine has commenced proceedings to enforce the limited guarantee, in which case, the limited guarantee will terminate upon and in accordance with the final completion of such proceedings and after payment in full of amounts due in accordance with such proceedings, if any.

Closing and Effective Time of the Merger

If the merger agreement is adopted at the special meeting of Calpine’s stockholders, then, assuming timely satisfaction of the other necessary closing conditions, we currently anticipate that the merger will be consummated during the first quarter of calendar year 2018. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later date and time as Calpine and Parent may agree and specify in the certificate of merger). Since the merger is subject to various regulatory clearances and approvals and other conditions, it is possible that factors outside the control of Calpine or Parent could result in the merger being consummated at a later time, or not at all. There may be a substantial amount of time between the special meeting of Calpine’s stockholders and the consummation of the merger. We expect to consummate the merger promptly following the receipt of all required approvals and the satisfaction or waiver of the other conditions precedent as described in the merger agreement.

Payment of Merger Consideration and Surrender of Stock Certificates

Prior to the effective time, Parent will designate a bank or trust company reasonably acceptable to Calpine to act as the paying agent for Calpine’s stockholders in connection with the merger, which we refer to as the “paying agent.” At or prior to the effective time, Parent will deposit, or will cause to be deposited, with the paying agent an amount in cash equal to the aggregate merger consideration which the holders of record of shares of Calpine common stock are entitled to receive in accordance with the merger agreement.

As promptly as practicable after the effective time, but in no event more than three business days following the effective time, the surviving corporation will cause the paying agent to mail to each holder of record of shares of Calpine common stock immediately prior to the effective time (other than holders of certain uncertificated shares and/or excluded shares, as applicable), a letter of transmittal and instructions for use in effecting the surrender of the holder’s certificates representing such common stock (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Payment Procedures” beginning on page 99 of this proxy statement) or transfer of such holder’s book-entry shares (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Payment Procedures” beginning on page 99 of this proxy statement), in each case, in exchange for the merger consideration. Upon physical surrender of certificates (or an affidavit of loss in lieu thereof in accordance with the merger agreement) to the paying agent, together with a duly completed and validly executed letter of transmittal and other documentation reasonably required by the paying agent, or receipt of an “agent’s message” by the paying agent to effect the transfer and cancellation of the book-entry shares, in each case, in accordance with the terms of the letter of transmittal and related instructions, the holder of such certificates or such book-entry shares will be entitled to receive, and the surviving corporation will direct the paying agent to pay, in exchange therefor, cash in an amount equal to the aggregate merger consideration which such holder of Calpine common stock has the right to receive in respect of such certificates or book-entry shares.

As promptly as practicable after the effective time, but in no event more than three business days following the effective time, the surviving corporation will cause the paying agent to mail to each holder of uncertificated shares of Calpine common stock (other than Parent, Merger Sub, Calpine (as treasury stock) and holders of dissenting shares (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Merger Consideration” beginning on page 98 of this proxy statement)) materials advising such holder of the occurrence of the effective time and the conversion of his, her or its shares of Calpine common stock into the right to receive the merger consideration and instructions for use in effecting the surrender of the uncertificated shares (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Payment Procedures” beginning on page 99 of this proxy statement). Upon receipt of documentation regarding the surrender of such uncertificated shares by the paying agent to effect the transfer and cancellation of the uncertificated shares, in each case in accordance with the mailed materials and instructions, the holder of such uncertificated shares will be entitled to receive, and the surviving corporation will direct the paying agent to pay, in exchange therefor, cash in an amount equal to the aggregate merger consideration which such holder of shares of Calpine common stock has the right to receive in respect of such uncertificated shares.

For further information, see the section entitled “The Merger Agreement—Terms of the Merger Agreement—Payment Procedures” beginning on page 99 of this proxy statement.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and validly executed letter of transmittal and other documentation reasonably required by the paying agent, or paying agent’s receipt of an “agent’s message” to effect the transfer and cancellation of the book-entry shares (and, in each case, such other evidence, if any, of transfer as Parent or paying agent may reasonably request), or other documentation with respect to the surrender of certain uncertificated shares (and such other evidence, if any, of transfer as Parent or paying agent may reasonably request), to the paying agent. If your shares of Calpine common stock are certificated, you must also surrender your stock certificate or certificates (or an affidavit of loss in lieu thereof in accordance with the merger agreement), a duly completed and executed letter of transmittal and other documentation reasonably required by the paying agent. If ownership of your shares of Calpine common stock is not registered in the transfer records of Calpine, a check for any cash to be delivered will only be issued if the applicable letter of transmittal and other documentation reasonably required by the paying agent is accompanied by all documents required to evidence and effect such transfer and the person requesting such payment must pay any transfer or other taxes required to be paid by reason of the payment of the merger consideration in respect thereof or establish to the reasonable satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

Overview

Certain of Calpine’s directors and executive officers may be deemed to have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, those of Calpine’s stockholders generally. These interests may present these individuals with certain potential conflicts of interest. In evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by Calpine’s stockholders, the Calpine Board was aware of these interests and considered them, among other matters that are described in the section entitled “—Recommendation of the Calpine Board; Reasons for the Merger” beginning on page 51 of this proxy statement.

These interests are described in more detail below, and certain of them are quantified in the tables that follow the narrative below and in the section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 3)” beginning on page 129 of this proxy statement. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.

As described below, none of Calpine’s executive officers are entitled to receive an excise tax gross-up payment under any plan or agreement.

In connection with the merger, as of the date of this proxy statement, no member of Calpine’s management has entered into an employment agreement or other agreement or commitment with Parent or its affiliates with respect to continuing employment, nor has any member of Calpine’s management entered into an equity rollover agreement or other agreement or commitment with Parent with respect to a co-investment with Parent in Calpine. It is possible that, before the closing of the merger, arrangements with respect to continuing employment after the merger may be entered into with one or more members of Calpine’s management. However, the consummation of the merger is not contingent upon entering into any such arrangement.

Equity Awards

Stock Options

At the effective time, each outstanding company option, whether vested or unvested, will be fully vested and canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, determined by multiplying the excess, if any, of $15.25 over the applicable exercise price per share of such company option by the number of shares of Calpine common stock subject to such company option.

The following table sets forth, for each of Calpine’s named executive officers, the other executive officers of Calpine as a group and the non-employee directors of Calpine, as applicable, the number of shares of Calpine common stock subject to unvested company options, as well as the approximate value of such company options. The amounts specified below are based on the number of awards outstanding as of November 9, 2017, that would vest as a result of the merger assuming the merger closes on December 31, 2017, excluding any company options that are expected to vest in accordance with their terms prior to such date.

Name	Number of Shares Subject to Unvested Options (#)(1)	Value of Unvested Options ($)(2)
Named Executive Officers
John B. (Thad) Hill III	308,060	$1,085,638
Zamir Rauf	108,001	$384,484
W. Thaddeus Miller	146,996	$523,306
W.G. (Trey) Griggs III	88,633	$315,533
Charles M. Gates	79,553	$283,209
Other Executive Officers as a Group (3 persons)	78,611	$279,855
Non-Employee Directors as a Group (8 persons)	—	—

(1)	This column represents the number of unvested company options that have an exercise price per share below $15.25 and that will become vested and converted into the right to receive a cash payment pursuant to the merger agreement, assuming an effective time of December 31, 2017.
(2)	This column represents, with respect to each company option described in (1) above, the value of the cash payment with respect to such option, determined by the product of (a) the excess of (i) the merger consideration of $15.25 over (ii) the applicable exercise price per share of such company option, multiplied by (b) the number of shares of Calpine common stock subject to such company option. The column shows the aggregate of such products for all such company options held by each executive officer or director.

Restricted Shares

At the effective time, each outstanding company restricted share will be fully vested and canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to $15.25.

The following table sets forth, for each of Calpine’s named executive officers, the other executive officers of Calpine as a group and the non-employee directors of Calpine, as applicable, the number of company restricted shares, as well as the approximate value of those shares. The amounts specified below are based on the number of company restricted shares outstanding as of November 9, 2017, that would vest as a result of the merger assuming the merger closes on December 31, 2017, excluding any company restricted shares that are expected to vest in accordance with their terms prior to such date.

Name	Number of Company Restricted Shares (#)(1)	Value of Company Restricted Shares ($)(2)
Named Executive Officers
John B. (Thad) Hill III	126,973	$1,936,338
Zamir Rauf	43,312	$660,508
W. Thaddeus Miller	—	—
W.G. (Trey) Griggs III	36,091	$550,388
Charles M. Gates	19,900	$303,475
Other Executive Officers as a Group (3 persons)	42,254	$644,374
Non-Employee Directors as a Group (8 persons)	—	—

(1)	This column represents the number of unvested company restricted shares that will become fully vested and will be canceled and converted into the right to receive a cash payment pursuant to the merger agreement, assuming an effective time of December 31, 2017.
(2)	This column represents the value of the cash payment with respect to the unvested company restricted shares described in (1) above, determined by the product of (a) the merger consideration of $15.25 and (b) the number of such company restricted shares.

Restricted Stock Units

At the effective time, each outstanding company restricted stock unit issued by Calpine, whether vested or unvested, will be fully vested and canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, determined by multiplying $15.25 by the number of shares of Calpine common stock subject to such company restricted stock unit.

The following table sets forth, for each of Calpine’s named executive officers, the other executive officers of Calpine as a group and the non-employee directors of Calpine, as applicable, the number of shares of Calpine common stock subject to unvested outstanding company restricted stock units, as well as the approximate value of such company restricted stock units. The amounts specified below are based on the number of awards outstanding as of November 9, 2017, that would vest as a result of the merger assuming the merger closes on December 31, 2017, excluding any company restricted stock units that are expected to vest in accordance with their terms prior to such date.

Name	Number of Shares Subject to Unvested Company Restricted Stock Units (#)(1)	Value of Unvested Company Restricted Stock Units ($)(2)
Named Executive Officers
John B. (Thad) Hill III	118,633	$1,809,153
Zamir Rauf	43,805	$668,026
W. Thaddeus Miller	59,622	$909,236
W.G. (Trey) Griggs III	35,950	$548,238
Charles M. Gates	32,267	$492,072
Other Executive Officers as a Group (3 persons)	71,740	$1,094,035
Non-Employee Directors as a Group (8 persons)	71,485	$1,090,146

(1)	This column represents the number of unvested company restricted stock units that will become fully vested and will be canceled and converted into the right to receive a cash payment pursuant to the merger agreement, assuming an effective time of December 31, 2017.
(2)	This column represents the value of the cash payment with respect to the unvested company restricted stock units described in (1) above, determined by the product of (a) the merger consideration of $15.25 and (b) the number of shares of Calpine common stock to such outstanding company restricted stock units.

Performance Stock Units

At the effective time, each outstanding company performance stock unit issued by Calpine, whether vested or unvested, will be fully vested and canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, determined by multiplying $15.25 by the number of shares of Calpine common stock subject to such company performance stock unit. The number of shares subject to each company performance stock unit will be determined by assuming that performance for the full or cumulative performance period is the higher of the target and actual performance (as determined by Calpine based upon performance up until the closing of the merger).

The following table sets forth, for each of Calpine’s named executive officers and the other executive officers of Calpine as a group, as applicable, the number of shares of Calpine common stock subject to unvested outstanding company performance stock units, and the approximate value of each of those awards. The amounts specified below are based on the number of awards outstanding as of November 9, 2017, that would vest as a result of the merger, assuming the merger closes on December 31, 2017, excluding any company performance stock units that are expected to vest in accordance with their terms prior to such date.

Name	Number of Shares Subject to Unvested Company Performance Stock Units (#)(1)	Value of Unvested Company Performance Stock Units ($)(2)
Named Executive Officers
John B. (Thad) Hill III	315,647	$4,813,617
Zamir Rauf	114,075	$1,739,644
W. Thaddeus Miller	47,520	$724,680
W.G. (Trey) Griggs III	95,256	$1,452,654
Charles M. Gates	55,568	$847,412
Other Executive Officers as a Group (3 persons)	75,563	$1,152,336
Non-Employee Directors as a Group (8 persons)	—	—

(1)	This column represents the number of unvested company performance stock units that will become fully vested and will be canceled and converted into the right to receive a cash payment pursuant to the merger agreement, assuming an effective time of December 31, 2017. The merger agreement provides that the number of company performance stock units actually paid will be based on the higher of the target and actual performance (as determined by Calpine based upon performance up until the closing of the merger). Amounts above are calculated assuming achievement of the target level of performance, although the performance level ultimately achieved (and on which payouts are based) may exceed target. The named executive officers and our other executive officers may earn up to 200% of the target number of company performance stock units based upon achievement of performance goals under the applicable award agreements for grants in 2015 and 2016 and up to 150% of the target number of company performance stock units based upon achievement of performance goals under the applicable award agreements for grants in 2017.
(2)	This column represents the value of the cash payment with respect to the unvested company performance stock units described in (1) above, determined by the product of (a) the merger consideration of $15.25 and (b) the number of shares of Calpine common stock subject to such company performance stock units (determined based upon achievement of the target level of performance as described above).

For additional information regarding the nature of each director’s and executive officer’s beneficial ownership of Calpine common stock, see the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 136 of this proxy statement.

Calpine Incentive Plan

Each of Calpine’s executive officers participates in Calpine’s annual incentive program, the Calpine Incentive Plan. Each executive officer has an individual target award opportunity under the Calpine Incentive Plan, expressed as a percentage of eligible earnings. The target bonus opportunities for our executive officers range from 50% to 110% of base salary. Based upon achievement of Calpine’s corporate performance goals that are established by the Calpine Board’s Compensation Committee, each executive officer will receive, following the applicable plan year, a payment of between 60% and 200% of his or her target bonus opportunity, provided that the minimum thresholds have been met.

Pursuant to the merger agreement, Parent or the surviving corporation will pay, or will cause one of its subsidiaries to pay, each Calpine employee, including any executive officer, who is terminated without cause during the period commencing on closing and ending on the date on which bonuses under certain annual incentive plans are actually paid, in addition to any severance to which such Calpine employee is otherwise entitled pursuant to any company benefit plan, a pro-rata bonus for the fiscal year in which the effective time occurs based on the greater of target or actual achievement of pro-rata performance targets for the number of days that have elapsed in such fiscal year as of such Calpine employee’s date of termination.

For further information with respect to the value of pro-rata bonus payments to be made to the named executive officers under the Calpine Incentive Plan and the merger agreement, see the section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 3)” beginning on page 129 of this proxy statement.

Severance Plan

Under the Amended and Restated Change in Control and Severance Benefits Plan, which we refer to as the “severance plan,” each of Calpine’s executive officers is eligible for certain post-employment benefits, which vary depending upon (a) the tier assigned to the executive and (b) whether a change in control occurs. As of December 31, 2016, our Chief Executive Officer, Mr. Hill, participated as a Tier 1 participant and Messrs. Rauf, Griggs and Gates participated as Tier 3 participants in the severance plan. On May 16, 2017, Calpine entered into an amended and restated employment agreement with Mr. Hill, which we refer to as the “Hill employment agreement,” pursuant to which the severance and change in control payments thereunder are in lieu of, and not in addition to, any severance or change in control payments under the severance plan. See the section entitled “—Employment Agreement with Thad Hill” beginning on page 85 of this proxy statement. Any severance benefits for which Mr. Miller may be eligible would be provided under his amended employment agreement until its expiration on December 31, 2017. See the section entitled “—Employment Agreement with Thad Miller” beginning on page 87 of this proxy statement.

The severance plan provides that in the event a participant’s employment is terminated by Calpine without “cause,” or by such participant for “good reason” (each as defined in the severance plan and, in the case of “good reason,” as summarized below) within 24 months following a change in control or within six months following a potential change in control (provided that a change in control occurs within nine months following such potential change in control), such participant (or his or her beneficiary) is entitled to receive, subject to certain conditions outlined in the severance plan:

•	a lump sum payment within 60 days following termination in an amount equal to 2.99 times (in the case of a Tier 1, Tier 2 or Tier 3 participant) or 1.99 times (in the case of a Tier 4 participant) the sum of (a) the participant’s highest annual salary in the three years preceding the termination and (b) the participant’s target bonus for the year of termination or for the year in which the change in control occurred, whichever is larger; plus

•	in the case of Tier 1 participants only, a pro-rated annual bonus for the year of termination, to be paid at such time as Calpine pays annual bonuses generally; plus

•	a lump sum payment for all “accrued obligations,” defined as all unused vacation time and all accrued but unpaid compensation earned by such participant as of the termination date, to be paid as soon as practicable following the termination date; and

•	continued coverage for the participant and his or her dependents under all health care, medical, dental and life insurance plans and programs (excluding disability) maintained by Calpine under which the participant was covered immediately prior to his or her termination date, to be provided (concurrently with any health care benefit required under COBRA), in the case of a Tier 1, Tier 2 or Tier 3 participant, for a period of 36 months following termination, and, in the case of a Tier 4 participant, for a period of 24 months following termination, at the same cost sharing between Calpine and such participant as applies to a similarly situated active employee.

In addition, participants are also entitled to receive outplacement benefits at Calpine’s expense beginning on such participant’s termination date for a period of 24 months (Tier 1), 18 months (Tier 2 and Tier 3) or 12 months (Tier 4).

“Good reason” has the meaning in the participant’s employment agreement, if applicable, or otherwise generally means:

•	an assignment of a position that is of a lesser rank than held by the participant prior to the assignment and that results in the participant ceasing to be an executive officer of a company with securities registered under the Exchange Act;

•	a material reduction in the participant’s base salary or target bonus opportunity in effect the day prior to the effective date of the severance plan (i.e., November 4, 2013); or

•	any change of more than 50 miles in the location of the principal place of employment of the participant immediately prior to the effective date of such change.

A participant cannot resign for good reason if any of the actions described in the first and second bullet points immediately above was an isolated and inadvertent action not taken in bad faith by Calpine and if it is remedied by Calpine within 30 days after receipt of the participant’s written notice of such action (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30 day period, provided that Calpine has commenced such remedy within such 30-day period). Furthermore, for any action, good reason will cease to exist on the 60th day following the later of the occurrence or participant’s knowledge of such action, unless the participant has given Calpine written notice thereof prior to such date.

As a condition to receiving benefits under the severance plan, participants will be subject to certain conditions, including entering into non-solicitation, non-disclosure, non-disparagement and release agreements with Calpine, pursuant to which non-solicitation and non-disparagement covenants in favor of Calpine apply during the employment term and for the post-termination period following a change-in-control-related termination for 36 months (for Tier 1, Tier 2 and Tier 3 participants) and 24 months (for Tier 4 participants).

Tier 1, Tier 2, Tier 3 and Tier 4 participants are not entitled to a gross-up payment in the event that any benefit or payment by Calpine (whether paid or payable or distributed or distributable pursuant to the terms of the severance plan or otherwise, including any acceleration of vesting or payment) is determined to be subject to the excise tax imposed by Section 4999 of the United States Internal Revenue Code of 1986, which we refer to as the “Internal Revenue Code.” If any amounts will become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such amounts will be reduced so as not to become subject to such excise tax, but only if the net amount of such payments as so reduced is greater than or equal to the net amount of such payments without such reduction. If any amounts remain subject to the excise tax following any such reduction, Calpine’s deduction for such amounts may be limited as a result of Section 280G of the Internal Revenue Code.

The closing of the merger will constitute a change in control under the severance plan.

For further information with respect to the value of severance and other benefits to which the named executive officers may become entitled under the severance plan, see the section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 3)” beginning on page 129 of this proxy statement. The value of severance and other benefits to which the three other executive officers of Calpine as a group may become entitled under the severance plan, using the assumptions set forth in the section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 3)” beginning on page 129 of this proxy statement, is an amount of cash severance equal to $4,031,304.69 and perquisites/benefits equal to $440,491.78.

Employment Agreement with Thad Hill

Following the May 15, 2017 expiration of Mr. Hill’s November 6, 2013 employment agreement, Calpine entered into the Hill employment agreement with Mr. Hill on May 16, 2017. Under the Hill employment agreement, Mr. Hill is entitled to certain severance and change in control payments in lieu of, and not in addition to, any severance or change in control payments under the severance plan if he is terminated by Calpine without “cause” or if he resigns for “good reason” (each as defined in the Hill employment agreement and, in the case of “good reason,” as summarized below) during the 24-month period following a change in control of Calpine or within the six-month period following a potential change in control (provided a change in control occurs within nine months following the potential change in control). The severance and change in control payments under the Hill employment agreement are identical to payments to which Mr. Hill would have been entitled as a Tier 1 participant under the severance plan as discussed in the section entitled “—Severance Plan” beginning on page 84 of this proxy statement, except that Mr. Hill is entitled to monthly payments equal to the premiums paid by other former employees for health plan coverage for 36 months, as well as a tax gross-up on such payments, in lieu of continued coverage under Calpine’s benefit plans, and he would not be required to execute a release agreement with Calpine as a condition of Mr. Hill’s receipt of his severance or change in control payments. In the Hill employment agreement, Mr. Hill affirmed his commitment to the restrictive covenants set forth in the restrictive covenant agreement he previously entered into with Calpine, which includes 12-month post-termination non-competition and non-solicitation covenants, as well as non-disparagement and confidentiality covenants.

For purposes of Mr. Hill’s employment agreement, “good reason” generally means:

•	an assignment of a position that is of a lesser rank than held Mr. Hill prior to the assignment and that results in Mr. Hill ceasing to be an executive officer of a company with securities registered under the Exchange Act, or ceasing to be President and Chief Executive Officer of Calpine;

•	a material diminution in Mr. Hill’s duties or responsibilities;

•	the assignment to Mr. Hill of duties inconsistent with Mr. Hill’s title or responsibilities;

•	failure by Calpine to nominate Mr. Hill for election as a Calpine Board member and use its best efforts to have him elected and re-elected;

•	failure to cause a successor to Calpine’s business or substantially all of Calpine’s assets to assume the employment agreement;

•	a material reduction in Mr. Hill’s base salary or target bonus opportunity; or

•	any change of more than 30 miles in the location of the principal place of employment of Mr. Hill immediately prior to the effective date of such change.

Mr. Hill cannot resign for good reason if any of the actions described in the first, second and third bullet points immediately above was an isolated and inadvertent action not taken in bad faith by Calpine and if it is remedied by Calpine within 30 days after receipt of Mr. Hill’s written notice of such action (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30 day period, provided that Calpine has commenced such remedy within such 30-day period). Furthermore, for any action, good reason will cease to exist on the 60th day following the later of the occurrence or Mr. Hill’s knowledge of such action, unless Mr. Hill has given Calpine written notice thereof prior to such date.

The Hill employment agreement provides that if any benefits payable to Mr. Hill, whether paid or payable or distributed or distributable pursuant to the terms of the Hill employment agreement or otherwise, including any acceleration of vesting or payment, are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such amounts will be reduced so as not to become subject to such excise tax, but only if the net amount of such payments as so reduced is greater than or equal to the net amount of such payments without such reduction. If any amounts remain subject to the excise tax following any such reduction, Calpine’s deduction for such amounts may be limited as a result of Section 280G of the Internal Revenue Code.

Employment Agreement with Thad Miller

On December 18, 2015, Calpine entered into an amended and restated employment agreement with Mr. Miller, which will expire on December 31, 2017, and which we refer to as the “Miller employment agreement.” The Miller employment agreement provides that in the event Mr. Miller is terminated by Calpine without “cause” or if he resigns for “good reason” (each as defined in the Miller employment agreement and, in the case of “good reason,” as summarized below), during the 24-month period following a change in control of Calpine or within the six-month period following a potential change in control (provided a change in control occurs within nine months following the potential change in control), he will be entitled to certain severance payments and benefits, including a prorated bonus for the year in which such termination occurs; a lump sum cash severance payment within 70 days following termination equal to three times the sum of (a) his highest base salary in the three years preceding termination and (b) his target bonus with respect to the year of termination or for the year in which the change in control occurred, whichever is larger, to be paid at such time as Calpine pays annual bonuses generally; continuation of certain health and welfare benefits for a period of three years following the date of termination; and outplacement services for a period of up to 18 months following such termination. Mr. Miller is not required to execute a release agreement with Calpine as a condition of his receipt of his severance or change in control payments, and he will not be subject to post-employment non-competition or non-solicitation covenants following a change in control (although he will be subject to a non-disparagement covenant).

For purposes of Mr. Miller’s employment agreement, “good reason” generally means:

•	an assignment of a position that is of a lesser rank than held Mr. Miller prior to the assignment and that results in Mr. Miller ceasing to be an executive officer of a company with securities registered under the Exchange Act, or ceasing to be Executive Vice President and Chief Legal Officer of Calpine;

•	a diminution in Mr. Miller’s duties or responsibilities;

•	the assignment to Mr. Miller of duties inconsistent with Mr. Miller’s title or responsibilities;

•	failure to cause a successor to Calpine’s business or substantially all of Calpine’s assets to assume the employment agreement;

•	a material reduction in Mr. Miller’s base salary or target bonus opportunity; or

•	any change of more than 30 miles in the location of the principal place of employment of Mr. Miller immediately prior to the effective date of such change.

The Miller employment agreement provides that Mr. Miller cannot resign for good reason if any of the actions described in the first, second and third bullet points immediately above was an isolated and inadvertent action not taken in bad faith by Calpine and if it is remedied by Calpine within 30 days after receipt of Mr. Miller’s written notice of such action (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30 day period, provided that Calpine has commenced such remedy within such 30-day period). Furthermore, for any action, good reason will cease to exist on the 60th day following the later of the occurrence or Mr. Miller’s knowledge of such action, unless Mr. Miller has given Calpine written notice thereof prior to such date.

The Miller employment agreement provides that Mr. Miller is not entitled to a gross-up payment in the event that any benefit or payment by Calpine received by Mr. Miller is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. If any amounts will become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such amounts will be reduced so as not to become subject to such excise tax, but only if the net amount of such payments as so reduced is greater than or equal to the net amount of such payments without such reduction. If any amounts remain subject to the excise tax following any such reduction, Calpine’s deduction for such amounts may be limited as a result of Section 280G of the Internal Revenue Code.

In anticipation of the expiration of the Miller employment agreement on December 31, 2017, it is contemplated that Calpine will enter into a letter agreement with Mr. Miller. It is contemplated that such letter agreement will provide that effective January 1, 2018, (a) such letter agreement will replace and supersede the Miller employment agreement and govern Mr. Miller’s terms of employment with Calpine, (b) he will remain employed by Calpine on an at-will basis, (c) he will be a Tier 3 participant under the severance plan and (d) he will continue to receive an annual base salary and be eligible for incentive compensation and employee benefits as currently provided for in the Miller employment agreement.

Employee Matters

Under the merger agreement, Parent is obligated to provide, or to cause to be provided, each employee of Calpine and its subsidiaries who is employed as of immediately prior to the effective time and who may continue to be employed following the effective time, including Calpine’s executive officers, with certain additional benefits following the closing of the merger. These benefits are further described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Employee Matters” beginning on page 115 of this proxy statement.

Insurance and Indemnification of Directors and Officers

Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding.

A Delaware corporation may also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper. In addition, such indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit.

Expenses (including attorneys’ fees) incurred by an officer or director of a Delaware corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

To the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter thereby, the corporation must indemnify such director or officer against expenses (including attorneys’ fees) which such director or officer has actually and reasonably incurred.

Section 102(b) of the DGCL permits a corporation to provide for elimination or limitation of personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provisions may not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL;

•	for any transaction from which the director derived an improper personal benefit; or

•	for any act or omission occurring prior to the date when such provision becomes effective.

Calpine’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, as amended or interpreted from time to time, a director of Calpine will not be liable to Calpine or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under the merger agreement, the surviving corporation is obligated to:

•	indemnify and hold harmless each person who was, is on August 17, 2017 or becomes during the period from August 17, 2017 through the closing date (a) a director or officer of Calpine or its subsidiaries, (b) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of Calpine) or (c) an employee or agent of Calpine or any of its subsidiaries, in connection with any threatened, asserted, pending or completed action, suit or proceeding, whether instituted by any party to the merger agreement, any governmental entity or any other person, and whether civil, criminal, administrative, investigative or otherwise, and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom arising out of acts or omissions or otherwise relating to, matters that relate to such indemnified party’s duties or service as a director, officer, trustee, employee, agent or fiduciary of Calpine, any of its subsidiaries or any employee benefit plan maintained by any of the foregoing or any other person at or prior to the effective time; and

•	promptly pay on behalf of or, within five business days after any request for advancement, advance to each of the indemnified parties any expenses incurred in defending, serving as a witness with respect to or otherwise participating in any indemnification claim in advance of the final disposition of such indemnification claim (including payment on behalf of or advancement to the indemnified party of any expenses incurred by such indemnified party in connection with enforcing any rights with respect to such indemnification or advancement relating to such indemnification claim), in each case, to the same extent such indemnified parties are entitled to indemnification and/or expense advancement as of August 17, 2017 by Calpine or such subsidiary pursuant to applicable law, Calpine’s or its subsidiaries’ organizational documents or any indemnification agreements in existence on August 17, 2017 and made available to Parent prior to August 17, 2017.

Calpine may obtain, prior to the effective time, a single payment, run-off policy or policies of directors’ and officers’, employee practices and fiduciary liability insurance covering the persons currently covered by Calpine’s existing directors’ and officers’, employee practices and/or fiduciary liability insurance policies for claims arising in respect of actual or alleged errors, misstatements, acts, omissions or any matter claimed against any such person occurring prior to the effective time in amount and scope no less favorable, in the aggregate, than Calpine’s existing policies, such policy or policies to become effective at the effective time and remain in effect for a six-year period following the effective time. However, the premium for such run-off policy or policies may not exceed 300% of the aggregate annual amounts currently paid by Calpine to maintain its existing directors’ and officers’, employee practices and fiduciary liability insurance policies. If such run-off policy or policies are obtained by Calpine prior to the effective time, Parent is obligated to cause such policy or policies to be maintained in full force and effect, for its full term, and cause all obligations under such policy or policies to be honored by the surviving corporation. In the event Calpine, for any reason, does not obtain such run-off insurance policy or policies as of the effective time, Parent is obligated to obtain, or to cause the surviving corporation to obtain, and remain in effect for a six-year period following the effective time such run-off policy or policies from an insurance carrier with the same or better credit rating as Calpine’s current insurance carrier. However, if such run-off policy or policies cannot be obtained or can be obtained only by paying aggregate premiums in excess of 300% of such amount, Parent or the surviving corporation, as the case may be, will only be required to obtain as much coverage as can be obtained by paying a premium equal to 300% of such amount.

Persons Retained, Employed, Compensated or Used

Calpine has retained Innisfree M&A Incorporated to assist in the solicitation of proxies, for which Innisfree M&A Incorporated will be paid approximately $25,000. Calpine agreed to reimburse Innisfree M&A Incorporated for reasonable expenses incurred by Innisfree M&A Incorporated in connection with its services and will indemnify Innisfree M&A Incorporated for certain losses, costs and expenses.

Except as set forth above, neither Calpine nor any person acting on its behalf has or currently intends to employ, retain or compensate any person to make solicitations or recommendations to Calpine’s stockholders on its behalf with respect to the merger.

Accounting Treatment

The merger will be accounted as a “purchase transaction” for financial accounting purposes.

Material United States Federal Income Tax Consequences

The following is a summary of certain material United States federal income tax consequences to beneficial owners of shares of Calpine common stock upon the exchange of shares of Calpine common stock for cash pursuant to the merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of shares of Calpine common stock in light of such holder’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with shares of Calpine common stock held as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment) and does not address tax considerations applicable to any holder of shares of Calpine common stock that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	a mutual fund;

•	a real estate investment trust;

•	a foreign pension fund and its affiliates;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares of Calpine common stock subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a holder of shares of Calpine common stock that received the shares of Calpine common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a United States Holder (as defined below) that has a functional currency other than the United States dollar;

•	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid United States federal income tax;

•	a person that holds the shares of Calpine common stock as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction;

•	a United States expatriate or a former citizen or long term resident of the United States; or

•	any holder of shares of Calpine common stock that entered into a support agreement as part of the transactions described in the merger agreement.

This summary is based on the Internal Revenue Code, the Treasury Regulations promulgated under the Internal Revenue Code, and IRS rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion does not address the United States federal income tax consequences to holders of shares of Calpine common stock who assert appraisal rights under the DGCL nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

The discussion set out herein is intended only as a general summary of the material United States federal income tax consequences to a holder of shares of Calpine common stock. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws or tax treaties.

For purposes of this discussion, the term “United States Holder” means a beneficial owner of shares of Calpine common stock that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has validly elected to be treated as a “United States person” under applicable Treasury Regulations.

A “non-United States Holder” is any beneficial owner of shares of Calpine common stock that is not a United States Holder or a partnership (or other entity treated as a partnership for United States federal income tax purposes).

If a partnership (including any entity or arrangement treated as a flow-through for United States federal income tax purposes) holds shares of Calpine common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holder should consult its own tax advisor regarding the tax consequences of exchanging the shares of Calpine common stock pursuant to the merger.

United States Holders

Payments with Respect to Shares of Calpine Common Stock

The exchange of shares of Calpine common stock for cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for shares of Calpine common stock pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Calpine common stock exchanged therefor. Gain or loss will be determined separately for each block of shares of Calpine common stock (i.e., shares of Calpine common stock acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for the shares of Calpine common stock is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

A United States Holder generally will be subject to information reporting and backup withholding at the applicable rate (currently 28%) with respect to the proceeds from the disposition of shares of Calpine common stock pursuant to the merger. A United States Holder can avoid backup withholding if it provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and any overpayment may entitle the holder to a refund if the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the letter of transmittal to be returned to the paying agent, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Non-United States Holders

Payments with Respect to Shares of Calpine Common Stock

Payments made to a non-United States Holder with respect to shares of Calpine common stock exchanged for cash pursuant to the merger generally will be exempt from United States federal income tax unless:

•	the non-United States Holder is an individual who was present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are met;

•	the gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States; or

•	Calpine is or has been a United States real property holding corporation, which we refer to as a “USRPHC,” for United States federal income tax purposes at any time during the shorter of the five-

year period ending on the date of exchange of the shares of Calpine common stock or the period that the non-United States Holder held shares of Calpine common stock.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the shares of Calpine common stock, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to United States federal income tax on a net income basis in the same manner as if the non-United States Holder were a resident of the United States. Non-United States Holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower rate under an applicable income tax treaty) in respect of effectively connected gains. Non-United States Holders are urged to consult any applicable tax treaties that may provide for different rules.

With respect to the third bullet point above, the determination of whether Calpine is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. Calpine has not made a determination as to whether or not it is or has been a USRPHC for U.S. federal income tax purposes during the time period described above. If you are a non-United States Holder and held (actually or constructively) more than five percent of the shares of Calpine common stock at any time during the five-year period immediately preceding the date you exchange your shares and we are a USRPHC, any gain you recognize on the exchange of your shares will be treated as income that is effectively connected to a U.S. trade or business, and subject to United States federal income tax on a net income basis in the same manner as if the non-United States Holder were a resident of the United States. However, if you are a non-United States Holder that owns (actually or constructively) five percent or less of the shares of Calpine common stock at all times during the five-year period ending on the date of disposition, because the shares of Calpine common stock are regularly traded on an established securities market (within the meaning of applicable Treasury Regulations), even if Calpine constitutes a USRPHC, any gain realized on the receipt of cash for shares of Calpine common stock pursuant to the merger generally will not be subject to United States federal income tax.

Information Reporting and Backup Withholding

A non-United States Holder may be subject to information reporting and backup withholding at the applicable rate (currently 28%) with respect to the proceeds from the exchange of shares of Calpine common stock pursuant to the merger. A non-United States Holder can avoid backup withholding by certifying on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or by otherwise establishing an exemption in a manner satisfactory to the paying agent. Information provided by a non-United States Holder may be disclosed to such non-United States Holder’s local tax authorities under an applicable tax treaty or information exchange agreement. Non-United States Holders should consult their tax advisors regarding the certification requirements for non-United States persons.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability if the required information is timely furnished to the IRS.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of shares of Calpine common stock. Holders of shares of Calpine common stock should consult their own tax advisors as to the particular tax consequences to them of exchanging their shares of Calpine common stock for cash in the merger under any federal, state, foreign, local or other tax laws or tax treaties.

Regulatory Approvals

To consummate the merger, Calpine and Parent must obtain approvals or consents from, or make filings with, a number of United States federal and state public utility, antitrust and other regulatory authorities. We describe certain material United States federal and state approvals, consents and filings below.

We currently expect to consummate the merger during the first quarter of calendar year 2018. Calpine and Parent have agreed to use reasonable best efforts to obtain as promptly as practicable any necessary consents, and any actions or non-actions by, any governmental entity in connection with the consummation of the merger and the other transactions contemplated by the merger agreement. However, each of Calpine and Parent will have no obligation to take any actions that would:

•	bind Calpine or its subsidiaries in respect of any matter if the closing of the merger does not occur;

•	require Parent, its affiliates, Calpine or its subsidiaries to, or to agree to, sell, divest, hold separate or otherwise convey any material portion of the geysers assets, taken as a whole, contemporaneously with or subsequent to the closing;

•	require Parent, its affiliates, Calpine or its subsidiaries to, or to agree to, terminate, relinquish, modify or waive existing material relationships, ventures, contractual rights, obligations or other material arrangements relating to the geysers assets; or

•	otherwise adversely affect Parent’s ability to own or operate the geysers assets in any material respect. For further information regarding Calpine’s obligations in connection with any necessary regulatory approvals, see the section entitled “The Merger Agreement—Terms of the Merger Agreement—Efforts to Consummate the Merger” beginning on page 113 of this proxy statement.

Although we believe that we will receive the required consents and approvals to consummate the merger, we cannot give any assurance as to the timing of these consents and approvals or as to Calpine’s and Parent’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary). We also cannot ensure that we will obtain such consents or approvals on terms and subject to conditions satisfactory to Calpine and Parent. At any time before or after the effective time, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to enjoin the consummation of the merger, conditionally approve the merger upon the divestiture of assets, subject the consummation of the merger to regulatory conditions or seek other remedies. In addition, state attorneys general and other regulators could take action under the antitrust or other laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the consummation of the merger or permitting consummation subject to regulatory conditions. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust or other regulatory grounds will not be made or, if such a challenge is made, what the result of such challenge will be.

HSR Act

Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division and certain waiting period requirements have been satisfied or terminated. These requirements apply to the merger.

Under the HSR Act, the merger may not be completed until the expiration of a 30-calendar day waiting period following the filing of premerger notification and report forms with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request for additional information and documentary materials. On September 8, 2017, Calpine and Parent each filed a premerger notification and report form with the FTC and Antitrust Division, as a result of which the applicable waiting period under the HSR Act was scheduled to expire on October 10, 2017 at 11:59 p.m., Eastern Time, unless earlier terminated by the FTC and the Antitrust Division or extended by a request for additional information and documentary materials. Early termination of the HSR waiting period was received on September 27, 2017. There can be no assurance that a challenge to the merger on antitrust or other regulatory grounds will not be made or, if such a challenge is made, what the result of such challenge will be.

Federal Power Act

Calpine has subsidiaries deemed to be public utilities subject to the jurisdiction of the FERC under the Federal Power Act, which we refer to as the “FPA.” Section 203 of the FPA requires prior authorization from the FERC for certain transactions resulting in the direct or indirect change of control over a FERC-jurisdictional public utility. Consequently, the FERC’s approval of the merger under Section 203 of the FPA is required.

The FERC must authorize the merger if it finds that the merger is consistent with the public interest. The FERC has stated that, in analyzing a merger or transaction under Section 203 of the FPA, it will evaluate the impact of the merger on:

•	competition in electric power markets;

•	the applicants’ wholesale power and transmission rates; and

•	state and federal regulation of the applicants.

In addition, in accordance with Section 203 of the FPA, the FERC must also find that the merger will not result in the cross-subsidization by utilities of their non-utility affiliates or the improper encumbrance or pledge of utility assets. If such cross-subsidization or encumbrances were to occur as a result of the merger, the FERC then must find that such cross-subsidization or encumbrances are consistent with the public interest.

The FERC will review the above factors to determine whether the merger is consistent with the public interest. If the FERC finds that the merger would adversely affect competition in wholesale electric power markets, rates for electric transmission or the wholesale sale of electric energy, or regulation, or that the merger would result in cross-subsidization or pledges or encumbrances that are not consistent with the public interest, it may, pursuant to the FPA, condition its approval in such a manner as necessary to mitigate such adverse effects, or it may decline to approve the merger.

Calpine and ECP ControlCo, LLC, an affiliate of Energy Capital Partners, filed an application for approval of the merger under Section 203 of the FPA with the FERC on September 15, 2017. The FERC is required to rule on a merger application not later than 180 days from the date on which the completed application is filed. The FERC may, however, for good cause, issue an order extending the time for consideration of the merger application by an additional 180 days. If the FERC does not issue an order within the statutory deadline, then the transaction is deemed to be approved. We expect that the FERC will approve the merger within the initial 180-day review period. However, there is no guarantee that the FERC will not extend the time period for its review or not impose conditions on its approval.

State Regulatory Approvals

The merger is subject to approval by the New York Public Service Commission (or receipt of a declaratory ruling that such approval is not required) and approval by the Public Utility Commission of Texas, which we refer to as “PUCT.” The following subheadings contain a description of the state regulatory commission requirements for the consummation of the merger.

New York Public Service Commission

On September 15, 2017, Calpine and ECP ControlCo, LLC filed a petition with the New York Public Service Commission, which we refer to as the “NYPSC,” for a declaratory ruling that Section 70 of the New

York Public Service Law, which we refer to as the “PSL,” does not apply to the merger, and, in the alternative, for approval of the merger pursuant to Section 70 of the PSL. NYPSC approval is generally required before an electric corporation may transfer ownership interests in an electric plant and/or for certain stock acquisitions of an electric corporation. Calpine’s facilities in New York are either exempt from Section 70 of the PSL or subject to “lightened regulation” such that the NYPSC presumes that approval under Section 70 of the PSL is not required unless there is a potential for harm to the interests of captive utility ratepayers that is sufficient to override the presumption. Calpine and ECP ControlCo, LLC have thus sought a declaratory order from the NYPSC that states that Section 70 of the PSL does not apply to the merger or, in the alternative, approve of the merger pursuant to Section 70 of the PSL. If the NYPSC finds that the merger may result in the potential to exercise vertical or horizontal market power, then the merger may nonetheless be subject to a more detailed “public interest” requirement set forth in the PSL. In conducting a public interest review, the NYPSC may examine, among other things, any affiliations with electric market participants that might afford opportunities for the exercise of market power, and consider any other potential detriments to captive ratepayer interests.

We have asked for the necessary declaratory ruling or approval from the NYPSC by January 15, 2018. However, there is no guarantee that the NYPSC will act by that time or that the NYPSC will not reject the proposed petition or impose unacceptable terms as a condition to its approval in light of the requirements imposed under the merger agreement.

Public Utility Commission of Texas

On September 15, 2017, as required by Section 39.158 of the Texas Public Utility Regulatory Act, which we refer to as “PURA,” ECP ControlCo, LLC filed an application with PUCT for approval of the merger. Parties with standing to intervene had until October 30, 2017 to file a motion to intervene and no motion was filed. On November 7, 2017, the PUCT staff filed a recommendation for approval by the PUCT of the application. Pursuant to PURA Section 39.154, the PUCT is required to approve the application unless the PUCT finds that the transaction results in a power generation company owning and controlling more than 20% of the installed generation capacity located in, or capable of delivering electricity to, the Electric Reliability Council of Texas power region.

We expect to receive approval of the application from the PUCT during the fourth quarter of 2017. However, there is no guarantee that the PUCT will act by that time or that the PUCT will not reject the proposed application, require amendment or re-submittal of the application, or impose unacceptable terms as a condition to its approval in light of the requirements imposed under the merger agreement.

Litigation Relating to the Merger

Purported stockholders of Calpine have filed to date four putative class action complaints challenging the merger in the United States District Court for the Southern District of Texas, Houston Division, which actions are captioned Hickson v. Calpine Corporation, et al., Civil Action No. 17-cv-3252, filed on October 25, 2017, Scarantino v. Calpine Corporation, et al., Civil Action No. 17-cv-03256, filed on October 26, 2017, Langston v. Calpine Corporation, et al., Civil Action No. 17-cv-03316, filed on October 31, 2017, and Stoner v. Calpine Corporation, et. al., Civil Action No. 17-cv-03317, filed on October 31, 2017. Calpine and the individual members of the Calpine Board are named as defendants in each of the actions. The Scarantino complaint also names as defendants Energy Capital Partners, Parent and Merger Sub and the Stoner complaint names as a defendant Energy Capital Partners. The complaints generally allege certain violations of the Exchange Act and Rule 14a-9 under the Exchange Act and seek, among other things, class action certification, injunctive relief prohibiting the stockholder vote to approve the merger, unspecified compensatory damages and attorneys’ fees. Calpine and the Calpine Board believe that the actions lack merit and intend to vigorously defend against these actions.

THE MERGER AGREEMENT

The following is a summary of certain provisions of the merger agreement. The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Accordingly, the description of the merger agreement in this section entitled “The Merger Agreement” and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section entitled “The Merger Agreement” is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 147 of this proxy statement.

Explanatory Note Regarding the Merger Agreement

The merger agreement has been provided solely to inform you of its terms. The rights and obligations of Calpine, Parent and Merger Sub are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement. The merger agreement contains customary representations and warranties that Calpine, Parent and Merger Sub made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement among Calpine, Parent and Merger Sub and may be subject to important qualifications and limitations not reflected in the text of the merger agreement agreed to by Calpine, Parent and Merger Sub in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk among Calpine, Parent and Merger Sub rather than establishing matters as facts. Investors and security holders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Calpine, Parent and Merger Sub or any of their respective affiliates or businesses. For the foregoing reasons, you should not read the representations and warranties given by the parties in the merger agreement or any description of the merger agreement as characterizations of the actual state of facts or conditions of Calpine, Parent, Merger Sub or any of their respective subsidiaries or affiliates.

Terms of the Merger Agreement

The Merger

On the terms and subject to the conditions of the merger agreement, at the effective time, Merger Sub will merge with and into Calpine, the separate corporate existence of Merger Sub will cease and Calpine will continue as the surviving corporation and a subsidiary of Parent. The merger will have the effects set forth in the merger agreement, the certificate of merger and the relevant provisions of the DGCL. Subject to the foregoing, at the effective time, all the properties, rights, privileges, immunities, powers and franchises of Calpine and Merger Sub will vest in the surviving corporation, and all debts, liabilities and duties of Calpine and Merger Sub will become the debts, liabilities and duties of the surviving corporation.

Closing and Effective Time of the Merger

Unless otherwise agreed upon in writing by Calpine and Parent, on the terms and subject to the conditions of the merger agreement, the closing of the merger will take place on the later of (a) the 11th business day after the satisfaction or waiver of all of the conditions precedent set forth in the merger agreement and described in the section entitled “—Merger Closing Conditions” beginning on page 122 of this proxy statement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions) and (b) October 31, 2017. With respect to the preceding clause (a), if the closing does not occur on or prior to the second business day after the date on which all of the aforementioned conditions precedent set forth in the merger agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing), then, subject to certain exceptions, no party to the merger agreement will be permitted to use the subsequent failure of any such condition to be satisfied after such second business day as a basis to refuse to consummate the closing or to terminate the merger agreement.

Subject to the terms of the merger agreement, as soon as practicable on the closing date, Parent, Calpine and Merger Sub will file a certificate of merger, together with any required certificates, filings and recordings, with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of the DGCL. The merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as Parent and Calpine agree upon and specify in the certificate of merger.

Certificate of Incorporation; By-Laws; Directors and Officers

At the effective time, Calpine’s amended and restated certificate of incorporation will be amended and restated in its entirety to be in the form of the applicable exhibit to the merger agreement and, as so amended and restated, such certificate of incorporation will be the certificate of incorporation of the surviving corporation until, subject to certain exceptions, thereafter amended as provided therein or by applicable law. At the effective time, the by-laws of Merger Sub in effect immediately prior to the effective time will be the by-laws of the surviving corporation until thereafter amended as provided therein or by applicable law. Subject to applicable law, from and after the effective time, the directors of Merger Sub immediately prior to the effective time and the officers of Calpine immediately prior to the effective time will be the directors and officers, respectively, of the surviving corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the surviving corporation.

Merger Consideration

At the effective time:

•	each outstanding share of Calpine common stock (other than certain excluded shares, which are described in the following three bullet points and in the section entitled “—Treatment of Equity Awards—Treatment of Restricted Shares” beginning on page 99 of this proxy statement) will be converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes;

•	each share of Calpine common stock directly held by Parent or Merger Sub or held by us as treasury stock will be automatically canceled and retired, without payment of any consideration;

•	each share of Calpine common stock held by Volt Energy or any subsidiary of either Calpine or Parent (other than Merger Sub), will be retained by Volt Energy or such subsidiary, as applicable, and recapitalized into such number of shares of capital stock of the surviving corporation such that the applicable holder owns the same percentage of outstanding capital stock of the surviving corporation immediately following the effective time that it owned in Calpine immediately prior to the effective time; and

•

each share of Calpine common stock the holder of which has properly complied with the provisions of Section 262 (see the section entitled “Appraisal Rights” beginning on page 140 of this proxy statement), which we refer to as “dissenting shares,” will not be converted into the right to receive the merger consideration unless and until such stockholder fails to perfect or otherwise withdraws, waives or loses such stockholder’s rights to appraisal under Section 262, at which time each such stockholder’s right to be paid the fair value of such holder’s dissenting shares in accordance with Section 262 will cease and such dissenting shares will be deemed to have been converted as of the effective time into, and to have become exchangeable solely for, the right (upon the satisfaction of the procedures set forth in the merger agreement) to receive the merger consideration, without interest and less any applicable withholding taxes.

At any time during the period from August 17, 2017 to the effective time, in the event Calpine changes the number of shares of Calpine common stock issued and outstanding prior to the effective time as a result of a stock split, stock dividend, recapitalization, reorganization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding shares of Calpine common stock, then the merger consideration will be appropriately adjusted to reflect such change.

Treatment of Equity Awards

The merger agreement provides that outstanding equity-based awards under Calpine’s equity plans will be treated as set forth below.

Treatment of Stock Options. At the effective time, each company option outstanding immediately prior to the effective time, whether vested or unvested, will be fully vested and canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, determined by multiplying the excess, if any, of the merger consideration over the applicable exercise price per share of such company option by the number of shares of Calpine common stock subject to such company option.

Treatment of Restricted Shares. At the effective time, each company restricted share outstanding immediately prior to the effective time will be fully vested and canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the merger consideration.

Treatment of Restricted Stock Units. At the effective time, each company restricted stock unit outstanding immediately prior to the effective time, whether vested or unvested, will be fully vested and canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, determined by multiplying the merger consideration by the number of shares of Calpine common stock subject to such company restricted stock unit.

Treatment of Performance Stock Units. At the effective time, each company performance stock unit outstanding immediately prior to the effective time, whether vested or unvested, will be fully vested and canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, determined by multiplying the merger consideration by the number of shares of Calpine common stock subject to such company performance stock unit. The number of shares subject to each company performance stock unit will be determined by assuming that performance for the full or cumulative performance period is the higher of the target and actual performance (as determined by Calpine based upon performance up until the closing of the merger).

Payment Procedures

Prior to the effective time, Parent will designate a bank or trust company reasonably acceptable to Calpine as the paying agent and the parties will enter into a written agreement with the paying agent in form and substance reasonably acceptable to Parent and Calpine relating to the services to be performed by the paying agent to act as agent for the holders of Calpine common stock in connection with the merger. At or prior to the effective time, Parent will deposit, or cause to be deposited, with the paying agent, separate and apart from the paying agent’s other funds, for the benefit of holders of certificates representing shares of Calpine common stock, which we refer to as “certificates,” holders of uncertificated shares of Calpine common stock registered to a holder in Calpine’s electronic direct registration system immediately prior to the effective time, which we refer to as “uncertificated shares,” and holders of uncertificated shares of Calpine common stock held of record by The Depository Trust Company represented by a book-entry account immediately prior to the effective time, which we refer to as “book-entry shares,” cash in an amount equal to the aggregate merger consideration which such holders are entitled to receive in accordance with the merger agreement.

As promptly as practicable after the effective time, but in no event more than three business days following the effective time, the surviving corporation will cause the paying agent to mail to each holder of record of shares of Calpine common stock immediately prior to the effective time (other than holders of certain uncertificated shares and/or excluded shares, as applicable), a letter of transmittal and instructions for use in effecting the surrender of the certificates representing such Calpine common stock or transfer of such holder’s book-entry shares, in each case, in exchange for the merger consideration. Upon physical surrender of certificates (or an affidavit of loss in lieu thereof in accordance with the merger agreement) to the paying agent, together with a duly completed and validly executed letter of transmittal and other documentation reasonably required by the paying agent, or receipt of an “agent’s message” by the paying agent to effect the transfer and cancellation of the book-entry shares, in each case, in accordance with the terms of the letter of transmittal and related instructions, the holder of such certificates or such book-entry shares, will be entitled to receive, and the surviving corporation will direct the paying agent to pay, in exchange therefor, cash in an amount equal to the aggregate merger consideration which such holder has the right to receive in respect of such certificates or book-entry shares.

As promptly as practicable after the effective time, but in no event more than three business days following the effective time, the surviving corporation will cause the paying agent to mail to each holder of uncertificated shares (other than Parent, Merger Sub, Calpine (in treasury stock) and holders of dissenting shares) materials advising such holder of the occurrence of the effective time and the conversion of his, her or its shares of Calpine common stock into the right to receive the merger consideration and instructions for use in effecting the surrender of the uncertificated shares. Upon receipt of documentation regarding the surrender of such uncertificated shares by the paying agent to effect the transfer and cancellation of the uncertificated shares, in each case, in accordance with the mailed materials and instructions, the holder of such uncertificated shares will be entitled to receive, and the surviving corporation will direct the paying agent to pay, in exchange therefor, cash in an amount equal to the aggregate merger consideration which such holder has the right to receive in respect of such uncertificated shares.

In the event that any certificate representing shares of Calpine common stock has been lost, stolen or destroyed, upon the delivery to the paying agent, together with any other documents required pursuant to the merger agreement, of an affidavit in form and substance reasonably satisfactory to Parent or the paying agent of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the paying agent, the posting by such person of a bond in a customary and reasonable amount as indemnity against any claim that may be made against it with respect to such certificate, the paying agent or the surviving corporation, as applicable, will issue the aggregate merger consideration to be paid in respect of the shares of Calpine common stock formerly represented by such lost, stolen or destroyed certificate.

Payment of the merger consideration in respect of certificates may be made to a person other than the person registered in the transfer records of Calpine as holding such certificates so surrendered if such certificate formerly representing such shares of Calpine common stock is presented to the paying agent, accompanied by all documents required to evidence and effect such transfer, and the person requesting such payment must pay any transfer or other taxes required to be paid by reason of the payment of the merger consideration in respect thereof or establish to the reasonable satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

If any cash deposited with the paying agent is not claimed within one year following the effective time, such cash may be delivered to the surviving corporation upon written request to the paying agent, and any former holders of Calpine common stock who have not previously complied with the exchange procedures in the merger agreement may thereafter look only to the surviving corporation, and the surviving corporation will remain liable, for payment of any such holder’s claim for the merger consideration, without interest thereon, upon surrender of such shares of Calpine common stock to the surviving corporation.

No interest will be paid or accrue on any amount payable upon due surrender of the certificates or transfer of any book-entry shares or any uncertificated shares. Parent, Merger Sub, the surviving corporation or its subsidiaries or the paying agent will be entitled to deduct and withhold from the merger consideration or other amounts otherwise payable pursuant to the merger agreement any amounts that it is required to deduct and withhold with respect to the making of such payment under applicable law.

Appraisal Rights

Dissenting shares will not be converted into the right to receive the merger consideration. Instead, holders of dissenting shares will be entitled only to payment of the appraisal value of dissenting shares in accordance with Section 262, less applicable taxes required to be withheld pursuant to the terms of the merger agreement with respect to such payment. At the effective time, such dissenting shares will no longer be outstanding, will automatically be canceled and will cease to exist, and such holders will cease to have any right with respect thereto, except the right to receive the appraisal value of such dissenting shares in accordance with Section 262. In the event that any such stockholder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262, then the right of such stockholder to be paid the fair value of such stockholder’s dissenting shares in accordance with Section 262 will cease and such shares will be deemed to have been converted as of the effective time into, and to have become exchangeable solely for, the right (upon satisfaction of the exchange procedures in the merger agreement with respect to such shares) to receive the merger consideration, without interest and less any applicable withholding taxes.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Calpine that are subject to specified exceptions and qualifications contained in the merger agreement. Calpine’s representations and warranties are, in certain cases, qualified by Calpine’s “knowledge,” “materiality” and “company material adverse effect.” For purposes of the merger agreement, “company material adverse effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (a) would or would reasonably be expected to prevent, impair or materially delay consummation by Calpine of the merger or the other transactions contemplated by the merger agreement or otherwise materially adversely affect the ability of Calpine to perform its obligations under the merger agreement or (b) is or would reasonably be expected to be materially adverse to the businesses, assets, properties, liabilities, results of operations or condition (financial or otherwise) of Calpine and its subsidiaries, taken as a whole, but does not, in the case of clause (b) above, include any event, occurrence, fact, condition, change, development or effect resulting from any of the following:

•	general economic, political or regulatory conditions or changes in such conditions;

•	financial, credit or stock market fluctuations or conditions;

•	any changes in or events generally affecting the industries or markets in which Calpine or any of its subsidiaries operate;

•	any changes in the rates that Calpine or any of its subsidiaries may charge for electricity, energy, capacity, and/or ancillary services or any other product or service subject to regulation by FERC;

•	any change or development in national, regional, state or local wholesale or retail markets or prices for electric power, capacity, emissions allowances, natural gas, fuel oil, coal, steel, concrete, water, steam or fuel or the transportation of any of the foregoing, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor;

•	any change or development in national, regional, state or local electric generating, transmission or distribution systems or natural gas transmission or distribution systems;

•	any change in customer usage patterns or customer selection of third-party suppliers for electricity;

•	any change in GAAP or applicable law (or changes in the interpretation or enforcement of GAAP or applicable law) after the date of the merger agreement;

•	changes in the market price or trading volume of shares of Calpine common stock, in and of itself (except that any event, occurrence, fact, condition, change, development or effect underlying such changes may not, if not otherwise excluded from the definition of “company material adverse effect,” prevent a determination that there has been a company material adverse effect);

•	any failure by Calpine to meet any internal, analysts’ or other earnings estimates, budgets, plans forecasts or projections of financial performance or results of operations or changes in credit ratings (except that any event, occurrence, fact, condition, change, development or effect underlying such failure may not, if not otherwise excluded from the definition of “company material adverse effect,” prevent a determination that there has been a company material adverse effect);

•	natural disasters (other than with respect to the geysers assets or any other assets that, individually or in the aggregate, are material to Calpine and its subsidiaries, taken as a whole, in each case, after taking into account recoveries received under Calpine’s and its subsidiaries’ insurance policies and the ability and timing to repair any such assets);

•	any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or any escalation or worsening thereof;

•	the negotiation, execution, announcement, pendency, performance or consummation of the merger agreement and the transactions contemplated thereby, including the impact of any such action on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators, other than in relation to a breach of Calpine’s representations or warranties regarding regulatory and third party consents and approvals or employee compensation;

•	any action by Parent or its affiliates or the omission of an action by Parent or its affiliates that was required to be taken by Parent or any of its affiliates, in each case, in breach of the merger agreement;

•	compliance by Calpine with certain obligations, agreements and conduct of business covenants under the merger agreement or the taking of any specific action at the written direction or with the written consent of Parent or Merger Sub;

•	labor conditions in the industries or markets in which Calpine or any of its subsidiaries operate;

•	the identity of the guarantor, Parent or Merger Sub or Parent’s ability to obtain any required consents or approvals in connection with the transactions contemplated by the merger agreement; or

•	any of the matters specifically set forth or otherwise specifically described in the confidential disclosure letter that Calpine delivered to Parent concurrently with the execution of the merger agreement, which we refer to as the “company disclosure letter,” or any material reports, schedules, forms, statements and other documents filed with, or furnished to, the SEC since December 31, 2015;

except, in the case of the first three bullet points and the fifth, sixth and twelfth bullet points above, to the extent Calpine and its subsidiaries, taken as a whole, are disproportionately affected by such event, occurrence, fact, condition, change, development or effect as compared with other participants in the industries and geographic markets in which Calpine and its subsidiaries operate.

Calpine’s representations and warranties under the merger agreement relate to, among other things:

•	corporate matters related to Calpine and its subsidiaries, such as organization, existence, good standing and authority to carry on their respective businesses;

•	absence of encumbrances on Calpine’s ownership of the equity interests of its subsidiaries;

•	Calpine’s capitalization, including the number of shares of Calpine common stock and other equity interests issued and outstanding;

•	absence of preemptive or other similar rights or debt securities that give their holders the right to vote with Calpine’s stockholders;

•	absence of any proxies, voting trusts or other agreements or understandings by which Calpine or any of its subsidiaries are bound relating to the voting or registration of Calpine’s or any of its subsidiaries’ equity securities;

•	authority of Calpine to enter into the merger agreement and, subject to the receipt of Calpine stockholder approval, consummate the merger and the other transactions contemplated by the merger agreement, and the enforceability of the merger agreement against Calpine;

•	absence of violations of or conflicts with our governing documents, governmental orders, applicable law and certain agreements as a result of our entering into and performing the merger agreement;

•	determination of fairness, the approval and declaration of advisability of and the resolution to recommend that Calpine’s stockholders vote in favor of the adoption of the merger agreement by the Calpine Board;

•	approval of the common stockholders as the only approval of the holders of any class or series of Calpine capital stock necessary to adopt the merger agreement and approve and consummate the merger under applicable law;

•	required regulatory filings, consents and approvals in connection with the execution and delivery by Calpine of the merger agreement and the performance by Calpine of its obligations under the merger agreement;

•	compliance with laws and permits;

•	SEC filings and company financial statements since December 31, 2015;

•	compliance with the Sarbanes-Oxley Act of 2002;

•	Calpine’s disclosure controls and procedures and internal controls over financial reporting and the accuracy of the information contained in this proxy statement;

•	absence of certain changes and a company material adverse effect since December 31, 2016;

•	absence of certain undisclosed liabilities;

•	absence of litigation matters;

•	tax matters;

•	properties;

•	environmental matters;

•	certain material contracts of Calpine and its subsidiaries and the absence of breach or default thereunder;

•	employee benefit plans;

•	certain employment and labor matters;

•	intellectual property matters;

•	maintenance of certain insurance policies by Calpine and its subsidiaries;

•	Calpine’s corporate risk policy with respect to commodities trading and derivative products;

•	regulation as a public utility holding company, public utility or public service company;

•	inapplicability of state takeover laws and regulations to the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	receipt by the Calpine Board of an opinion from Lazard as to the fairness, from a financial point of view, of the merger consideration to be received by Calpine’s stockholders; and

•	absence of undisclosed brokerage, financial advisory, finders’ and similar fees and commissions.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject to specified exceptions and qualifications contained in the merger agreement. Parent’s and Merger Sub’s representations and warranties are, in certain cases, qualified by Parent’s “knowledge,” “materiality” and “parent material adverse effect.” For purposes of the merger agreement, “parent material adverse effect” means any event, occurrence, fact, condition, change, development or effect that would prevent, impair or materially delay consummation by Parent or Merger Sub of the merger or the other transactions contemplated thereby or otherwise materially adversely affect the ability of Parent or Merger Sub to perform their respective obligations under the merger agreement.

Parent’s and Merger Sub’s representations and warranties under the merger agreement relate to, among other things:

•	limited partnership or corporate matters related to Parent and Merger Sub, such as organization, existence, good standing and limited partnership or corporate power;

•	authority of Parent and Merger Sub to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement and the enforceability of the merger agreement against Parent and Merger Sub;

•	required regulatory filings, consents and approvals in connection with the execution and delivery by Parent and Merger Sub of the merger agreement and the performance by Parent and Merger Sub of their respective obligations under the merger agreement;

•	absence of certain violations, breaches or defaults under certain contracts, organizational documents and laws, in each case, arising out of the execution and delivery by Parent and Merger Sub of the merger agreement and the performance by Parent and Merger Sub of their respective obligations under the merger agreement;

•	accuracy of information supplied by Parent or Merger Sub for inclusion or incorporation by reference in this proxy statement;

•	absence of litigation matters;

•	absence of certain agreements between Parent, Merger Sub or any of their affiliates, on the one hand, and any member of Calpine’s management or the Calpine Board, on the other hand, or any agreement pursuant to which any stockholder of Calpine would be entitled to receive consideration of a different amount or nature than the merger consideration or pursuant to which any stockholder of Calpine agrees to vote to adopt the merger agreement or the merger or agrees to vote against any superior proposal;

•	the committed financing and the availability and sufficiency of funds in accordance with the debt commitment letters, equity commitment letter and subscription agreements to consummate the merger;

•	ownership of shares of Calpine common stock;

•	operation and ownership of Merger Sub;

•	adoption of the merger agreement by Parent as sole stockholder of Merger Sub as the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the merger agreement or the transactions contemplated thereby, including the merger;

•	absence of undisclosed brokerage, financial, finders’ and similar fees and commissions;

•	solvency of the surviving corporation following the consummation of the merger;

•	delivery by the guarantor of the limited guarantee to Calpine and enforceability thereof; and

•	no ownership of interests in competitors.

None of the representations and warranties contained in the merger agreement will survive beyond the effective time.

Conduct of Business by Calpine Pending the Merger

The merger agreement contains certain covenants restricting the conduct of business by Calpine between the date of the merger agreement and the effective time. In general, Calpine has agreed that, except (a) as consented to by Parent in writing (which consent may not be unreasonably withheld, delayed or conditioned and which consent will be deemed to have been given if Parent does not object within three business days after receiving a written request for such consent), (b) as listed in the company disclosure letter, (c) as otherwise permitted by or provided for in the merger agreement, (d) for a payment by Calpine or any of its subsidiaries of any amounts (plus 5% of the amount set forth with respect to any particular line item listed therein) set forth in the 2017 and 2018 annual projection materials listed in the company disclosure letter or (e) as required by applicable law or governmental entities, Calpine will, and will cause each of its subsidiaries to, (i) conduct its business in the ordinary course of business and (ii) use commercially reasonable efforts to preserve substantially intact its business organization and preserve in all material respects its relationships with any employees, customers, suppliers, vendors, licensors and licensees with which it has material business relations.

Calpine has also agreed that, except (a) as listed in the company disclosure letter, (b) as otherwise permitted by or provided for in the merger agreement, (c) for a payment by Calpine or any of its subsidiaries of any amounts (plus 5% of the amount set forth with respect to any particular line item listed therein) set forth in the 2017 and 2018 annual projections listed in the company disclosure letter or (d) as required by applicable law or governmental entities, from the date of the merger agreement until the effective time, without the prior written consent of Parent (which consent may not be unreasonably withheld, delayed or conditioned and which consent will be deemed to have been given if Parent does not object within three business days after receiving a written request for such consent), Calpine will not, and will not permit any of its subsidiaries to, take certain actions, including, among others:

•	adopt or propose any change in its organizational documents;

•	declare, set aside or pay any dividend or other distribution except for any dividend or distribution by one of Calpine’s subsidiaries to Calpine or any of its wholly-owned subsidiaries;

•	subject to the fifth bullet point below and certain transactions among Calpine and its subsidiaries as described in the merger agreement, merge or consolidate with any other person or adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation or other reorganization;

•	sell, lease, license or encumber or otherwise surrender, relinquish or dispose of any assets or property of Calpine or any of its subsidiaries, other than (a) inventory in the ordinary course of business, (b) in an amount not in excess of $25 million individually or $50 million in the aggregate or (c) in connection with certain transactions as described in the merger agreement;

•	make any acquisition (including by merger) of (a) the equity interests or a material portion of the assets of any other person or (b) any other properties or assets of any other person (other than Calpine or any of its wholly-owned subsidiaries) for consideration in excess of $15 million individually or $35 million in the aggregate, in each case of clause (a) or (b), other than (i) acquisitions of supplies, parts, fuel, materials other inventory, environmental products, and capacity in the ordinary course of business, (ii) capital expenditures made in accordance with the sixteenth bullet point below or (iii) pursuant to certain contracts as identified in the company disclosure letter;

•	adopt any shareholder rights plan, except if the Calpine Board determines that failure to take such action would be inconsistent with the directors’ fiduciary duties to Calpine’s stockholders under applicable law;

•	(a) issue, sell, grant, pledge, transfer, dispose of, or otherwise encumber (or make payments based on the value of), or authorize any of the foregoing with respect to any shares of its capital stock or other securities or amend any term of any of its outstanding securities, other than issuances of Calpine common stock in connection with certain equity awards and the creation of transfer restrictions of general applicability on any securities of Calpine or encumbrances securing indebtedness for borrowed money, (b) split, combine, subdivide or reclassify any shares of Calpine common stock or any other equity interests of Calpine or any of its subsidiaries or (c) purchase, repurchase or redeem or otherwise acquire any shares of Calpine common stock or any other equity interests of Calpine or its subsidiaries or any rights, warrants or options to acquire any such shares or interests other than in connection with the exercise or vesting of certain equity awards;

•	(a) incur, guarantee or assume, or otherwise become liable for, or modify in any material respect the terms of any indebtedness, (b) issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of Calpine or any of its subsidiaries, (c) assume, guarantee, endorse or otherwise become liable for any indebtedness of any person, (d) make any loans, advances or capital contributions to, or investments in, any person or (e) enter into any arrangement having the economic effect of any of the foregoing other than (so long as any of the following would not reasonably be expected to lead to a rating event): (i) immaterial amounts in the ordinary course of business, (ii) indebtedness for borrowed money in an amount not in excess of $100 million in the aggregate, (iii) any intercompany indebtedness, loan, advance, capital contribution or investment among Calpine and/or any wholly-owned subsidiary of Calpine, (iv) guaranties and credit support, in the ordinary course of business, by Calpine of obligations of any of its wholly-owned subsidiaries or by any Calpine subsidiary of obligations of Calpine or a wholly-owned subsidiary of Calpine, (v) pursuant to Calpine’s existing debt instruments and existing revolving credit agreement, (vi) letters of credit issued in connection with the sale or purchase of derivative products, purchase, exchange, sale or transportation or storage of gas, oil or other fuel or thermal or electric energy, capacity, ancillary services, environmental products, or in support of Calpine’s retail operations or any other agreement allowed under the merger agreement or otherwise in the ordinary course of business and (vii) letters of credit issued to support positions in place as of the date of the merger agreement;

•	repay, redeem, repurchase, prepay, defease or cancel any obligations for borrowed money or otherwise evidenced by bonds, debentures, notes or other similar instruments, other than, so long as any of the following would not reasonably be expected to lead to a rating event, (a) as required pursuant to the terms thereof, (b) existing indebtedness at or within three months of maturity or (c) in an amount not in excess of $100 million in the aggregate;

•	enter into, amend or terminate any collective bargaining contract or other contract with a labor union, works council or similar organization;

•

subject to certain exceptions, (a) materially increase the compensation or benefits of directors or executive officers of Calpine, (b) provide increases in salaries, wages, other compensation or benefits, other than in the ordinary course of business, of (i) employees who are not executive officers or directors of Calpine or (ii) independent contractors of Calpine or any of its subsidiaries, (c) enter into any change-in-control, retention, employment, severance, termination or other similar contract with, or grant any change-in-control, retention, severance, termination or other similar compensation or benefits to, any executive officer, director, employee or independent contractor, (d) establish, adopt, terminate or materially amend any Calpine benefit plan, (e) accelerate the time of payment or vesting of any compensation or benefits for any current or former employee, director or independent contractor of Calpine or any of its subsidiaries, (f) take any action to fund or in any other way secure the payment of compensation or benefits under any Calpine benefit plan or (g) pay or provide any compensation or benefit not required by the terms of any Calpine benefit plan in effect on the date of the merger agreement to any current or former employee, director or independent contractor of Calpine or any of its subsidiaries;

•	change any method of accounting or accounting principles or practices followed by Calpine or any of its subsidiaries, except for any such change required by a change in GAAP or as recommended by Calpine’s audit committee or independent auditors;

•	pay, discharge, settle, compromise, waive, release or satisfy any material litigation, arbitration, proceeding, claim, liability or obligation that would (a) result in any liability in excess of $50 million in the aggregate or such greater amount reserved therefor or reflected in any material reports, schedules, forms, statements and other documents filed with, or furnished to, the SEC since December 31, 2015 or (b) impose any non-monetary obligations on Calpine or any of its subsidiaries that would have a material effect on the continuing operations of Calpine and its subsidiaries, taken as a whole;

•	fail to maintain, terminate or cancel any insurance coverage maintained by Calpine or any of its subsidiaries with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage to the extent available on commercially reasonable terms;

•	other than in the ordinary course of business, enter into certain material contracts, amend, renew, extend, modify, waive or release (or otherwise forego any material right or claim under) on terms materially adverse to Calpine, or cancel or terminate certain material contracts;

•	make or authorize any new capital expenditures other than (a) capital expenditures related to operational emergencies, equipment failures or outages or required on an emergency basis or for the safety of persons or the environment; provided that (i) Calpine will provide notice to Parent of such action taken as soon as reasonably practicable thereafter (but no later than three business days after such action is taken) and (ii) such capital expenditures must be made in accordance with good industry practice, (b) capital expenditures required by applicable law or governmental entities, or (c) any other capital expenditures not in excess of $25 million in the aggregate;

•	make or change any material tax election, file any material amended tax return, settle or compromise any material tax audit or other proceeding, compromise or surrender any material tax refund, credit or other similar benefit, change any material method of tax accounting or make any material voluntary tax disclosure or tax amnesty or similar filing; or

•	agree or commit to do any of the foregoing actions.

Notwithstanding anything in the merger agreement to the contrary, Calpine and its subsidiaries may take commercially reasonable actions if reasonably necessary with respect to emergency situations. In such instances, Calpine and its subsidiaries will use good industry practice in mitigation of any such emergency situation and provide Parent with notice of such action taken as soon as reasonably practicable thereafter (and in no event later than three business days after such action is taken).

Conduct of Business by Parent and Merger Sub Pending the Merger

From the date of the merger agreement until the effective time, except as permitted by or provided for in the merger agreement or with the prior written consent of Calpine, Parent and Merger Sub have agreed not to effect or agree to effect any business combination transaction that would reasonably be expected to prevent, impair or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement.

Calpine Stockholder Meeting

Calpine is obligated to, in accordance with its organizational documents and applicable law, promptly and duly establish a record date and call, give notice of and convene, a special meeting of its stockholders for the purpose of seeking their adoption of the merger agreement, as promptly as reasonably practicable following the date upon which this proxy statement is cleared by the SEC. Unless the Calpine Board has effected an adverse recommendation change, Calpine is obligated to recommend to Calpine’s stockholders that the stockholders vote in favor of adoption of the merger agreement and give approval of adoption of the merger agreement and include in this proxy statement such recommendation. Unless the Calpine Board has effected an adverse recommendation change, Calpine is obligated to use commercially reasonable efforts to solicit the adoption of the merger agreement by Calpine’s stockholders. Calpine may postpone, recess or adjourn the special meeting of Calpine’s stockholders (a) with the consent of Parent, (b) if Calpine is unable to obtain a quorum of its stockholders at the special meeting, (c) after consultation with Parent and, without the consent of Parent, on no more than two occasions for up to ten business days each, to allow additional solicitation of votes, if necessary, in order to obtain approval of adoption of the merger agreement by Calpine’s stockholders or (d) to allow additional time for the filing and distribution of any amended or supplemental disclosure which the Calpine Board has determined in good faith (after consultation with outside counsel and Parent) is necessary or advisable under applicable law and for such amended or supplemental disclosure to be reviewed by Calpine’s stockholders prior to the special meeting of Calpine’s stockholders. Irrespective of the foregoing, Calpine is required to postpone, recess or adjourn the meeting of Calpine’s stockholders if so requested by Parent, for the absence of a quorum or for up to ten business days, to allow additional solicitation of votes if necessary in order to obtain the adoption of the merger agreement by Calpine’s stockholders.

Go-Shop Period; Solicitation of Alternative Transaction Proposals

During the go-shop period, Calpine, its subsidiaries and their respective representatives shall have the right to, directly or indirectly:

•	solicit, initiate, facilitate or encourage any alternative transaction proposal, including by way of furnishing information with respect to Calpine and its subsidiaries to the person making such alternative transaction proposal (and its representatives) pursuant to an acceptable confidentiality agreement, so long as a copy of all such information not previously provided to Parent (or its representatives) is provided to Parent as promptly as reasonably practicable (and, in any event, within 24 hours) after such information has been furnished to such person (or its representatives); and

•	participate in discussions or negotiations with respect to any alternative transaction proposal or otherwise cooperate in connection with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any alternative transaction proposal.

During the go-shop period, however, Calpine will not, will cause each of its subsidiaries not to, and will direct and use commercially reasonable efforts to cause its and their respective representatives not to, directly or indirectly, take any of the foregoing actions with respect to any person who is, to Calpine’s knowledge, an identified sponsor investor.

On the no-shop period start date, Calpine has agreed to notify Parent of the number and identity of the exempted persons from whom Calpine or any of its representatives received an alternative transaction proposal or any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) who inquired about or requested information in connection with its consideration of any alternative transaction proposal during the go-shop period and the material terms and conditions of any such alternative transaction proposal received (including any changes thereto).

From and after the no-shop period start date, Calpine has agreed to, and to cause each of its subsidiaries to, and to direct and use commercially reasonable efforts to cause its and their representatives to, among other things:

•	immediately cease any solicitation, facilitation, encouragement, discussion, negotiation or cooperation with respect to any alternative transaction proposal; and

•	immediately instruct each person (other than Parent, Parent’s affiliates, the identified sponsor investors and its and their respective representatives and other than as expressly directed in writing by Parent) that has previously executed a confidentiality agreement in connection with such person’s consideration of an alternative transaction proposal to promptly return to Calpine or destroy any non-public information previously furnished to such person or to such person’s representatives by or on behalf of Calpine or any of its subsidiaries and immediately terminate the access of each such person and its representatives to any electronic data room maintained by or on behalf of Calpine or any of its subsidiaries.

From the no-shop period start date until the effective time or, if earlier, the termination of the merger agreement in accordance with its terms, except as otherwise provided in the merger agreement, Calpine has agreed not to, and to cause each of its subsidiaries not to, and to direct and use commercially reasonable efforts to cause its and their representatives not to, directly or indirectly, among other things:

•	solicit, initiate, knowingly facilitate or knowingly encourage any alternative transaction proposal; or

•	other than with Parent, Merger Sub or their respective representatives and other than to inform any person of the covenants relating to acquisition proposals contained in the merger agreement, (a) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any alternative transaction proposal, or (b) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition contract, option contract, joint venture contract, partnership contract or other similar contract, arrangement or understanding other than an acceptable confidentiality agreement, which we refer to each as an “alternative transaction agreement,” (i) constituting or that would reasonably be expected to lead to any alternative transaction proposal or (ii) requiring it to abandon, terminate or fail to consummate the merger and the other transactions contemplated by the merger agreement.

Notwithstanding the foregoing, or any other provisions or covenants relating to acquisition proposals contained in the merger agreement to the contrary, if, at any time after the no-shop period start date and prior to the adoption of the merger agreement by Calpine’s stockholders, Calpine or any of its subsidiaries receives an alternative transaction proposal that did not result from a material breach of the covenants relating to acquisition proposals contained in the merger agreement, (a) Calpine and the Calpine Board may (directly or through their respective representatives) contact such person and such person’s advisors for the purpose of clarifying the proposal and any material terms and conditions and likelihood of consummation thereof, so as to determine whether such proposal constitutes, or would reasonably be expected to lead to, a superior proposal and (b) if the Calpine Board determines in good faith, after consultation with its legal counsel and financial advisors and based on information then available, that such alternative transaction proposal constitutes, or would reasonably be expected to lead to, a superior proposal, the Calpine Board may furnish information with respect to Calpine and Calpine’s subsidiaries to the person making such alternative transaction proposal (and such person’s representatives) pursuant to an executed acceptable confidentiality agreement (provided that a copy of all such information not previously provided to Parent or its representatives is provided to Parent as promptly as reasonably practicable (but in no event later than 24 hours) after such information has been provided to such person or such person’s representatives, as applicable) and participate in discussions or negotiations with the person making such alternative transaction proposal (and such person’s representatives) regarding such alternative transaction proposal.

Notwithstanding the occurrence of the no-shop period start date, Calpine and its representatives may continue to engage in the activities described above with respect to any exempted person, including with respect to any amended proposal submitted by any exempted person, so long as such person continues to be an exempted person, until the earlier of the cut off time and the time that such exempted person ceases to be an exempted person (provided that Calpine, each of Calpine’s subsidiaries and each of its and their respective representatives comply in all material respects with the requirements of the covenants relating to acquisition proposals contained in the merger agreement).

In addition, from and after the no-shop period start date, Calpine has agreed that it will promptly (and in no event later than 24 hours after receipt) notify Parent in writing of any alternative transaction proposal or any inquiry or request for information relating to Calpine or its subsidiaries that would reasonably be expected to lead to an alternative transaction proposal, including the identity of the person making the alternative transaction proposal and its material terms and conditions (including an unredacted copy of such alternative transaction proposal or, where such alternative transaction proposal is not in writing, a description of the terms thereof). Calpine has further agreed to keep Parent reasonably informed of the status of discussions or negotiations relating to such alternative transaction proposal (including by promptly, and in no event later than 24 hours after receipt, providing to Parent copies of any proposals, indications of interests, and/or draft contracts relating to such alternative transaction proposal).

For purposes of the merger agreement, “acceptable confidentiality agreement” means any customary confidentiality agreement that (a) does not contain any provision prohibiting Calpine or any of its subsidiaries from making any of the disclosures required to be made to Parent and its representatives pursuant to the covenants relating to acquisition proposals contained in the merger agreement and (b) contains provisions that are no less favorable, in the aggregate, to Calpine than those contained in the Confidentiality Agreement between Energy Capital Partners and Calpine, dated April 10, 2017, except that such confidentiality agreement need not contain any standstill or similar provision.

For purposes of the merger agreement, an “alternative transaction proposal” means any bona fide inquiry, proposal or offer from any person (other than Parent or any of its subsidiaries) relating to:

•	any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Calpine;

•	any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock (including by merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction) of any of Calpine’s subsidiaries, of assets or properties that constitute 20% or more of the assets of Calpine and its subsidiaries, taken as a whole, based on fair market value as determined in good faith by the Calpine Board, or 20% or more of the outstanding shares of Calpine common stock; or

•	any tender offer or exchange offer in which any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of Calpine common stock.

For purposes of the merger agreement, an “exempted person” means any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) from whom Calpine or any of its representatives has received a written alternative transaction proposal during the go-shop period that the Calpine Board determines in good faith, after consultation with its financial and legal advisors, constitutes, or would reasonably be expected to lead to, a superior proposal (such determination to be made no later than the no-shop period start date). Any such person or group will cease to be an exempted person upon the earliest to occur of the following: (a) the ultimate equityholder(s) of such person and the other persons who were members of such “group,” if any, as of immediately prior to the no-shop period start date ceasing to constitute in the aggregate at least 50% of the equity financing (measured by each of voting power and value) of such person or group at any time from and after the no-shop period start date, (b) at any time prior to the cut off time, if such person’s alternative transaction proposal is withdrawn, terminated or expires (it being understood that any amendment, modification or replacement of such alternative transaction proposal shall not, in and of itself, be deemed a withdrawal of such alternative transaction proposal) and (c) the cut off time.

For purposes of the merger agreement, a “superior proposal” means a written alternative transaction proposal (except that the references to “20%” in the “alternative transaction proposal” definition are deemed to be references to “50%”) which the Calpine Board determines in good faith, after consultation with its legal counsel and financial advisors, (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the availability of committed financing), regulatory, timing and other aspects (including certainty of closing) of such alternative transaction proposal and the person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) making the proposal and (b) would result in a transaction that, if consummated, would be more favorable, from a financial perspective, to the holders of shares of Calpine common stock than the merger.

Changes in the Recommendation of the Calpine Board

Except as otherwise provided in the merger agreement, Calpine has agreed that the Calpine Board will not, directly or indirectly:

•	withdraw (or qualify, amend or modify in a manner materially adverse to Parent) or publicly propose to withdraw (or qualify, amend or modify in a manner materially adverse to Parent), the recommendation that Calpine’s stockholders adopt the merger agreement or fail to include such recommendation in this proxy statement;

•	recommend, adopt, approve, endorse or publicly propose to recommend, adopt, approve or endorse any alternative transaction proposal;

•	make any public recommendation in connection with a tender offer or exchange offer other than a recommendation in a Solicitation/Recommendation Statement on Schedule 14D-9, against any alternative transaction proposal subject to Regulation 14D under the Exchange Act;

•	if an alternative transaction proposal other than an alternative transaction proposal subject to Regulation 14D is publicly announced or disclosed, fail to recommend against such alternative transaction proposal or fail to reaffirm the recommendation that Calpine’s stockholders adopt the merger agreement on or prior to the earlier of ten business days after such alternative transaction proposal is publicly announced or disclosed or five business days prior to the special meeting (each such action described in this and the three preceding bullet points we refer to as an “adverse recommendation change”); or

•	authorize, cause or permit Calpine or its subsidiaries to execute or enter into or adopt or approve an alternative transaction agreement constituting or that would reasonably be expected to lead to any alternative transaction proposal or requiring it to abandon, terminate or fail to consummate the merger and the other transactions contemplated by the merger agreement.

Notwithstanding anything to the contrary contained in the merger agreement, but subject to Calpine’s compliance in all material respects with its obligations under the covenants relating to acquisition proposals contained in the merger agreement, at any time prior to receipt of the adoption of the merger agreement by Calpine’s stockholders, the Calpine Board may, in response to either a superior proposal that did not result from a breach of Calpine’s obligations under the covenants relating to acquisition proposals contained in the merger agreement or an intervening event, make an adverse recommendation change if the Calpine Board determines in good faith, after consultation with its legal counsel and financial advisors, that the failure to take such action would be inconsistent with the directors’ fiduciary duties to Calpine’s stockholders under applicable law.

For purposes of the merger agreement, “intervening event” means any material effect that affects or would be reasonably likely to affect the business, assets, properties, liabilities, results of operations, or condition (financial or otherwise) of Calpine and its subsidiaries, taken as a whole, and that, among other things, (a) is not known (or, if known, the consequences of which were not reasonably foreseeable) by the Calpine Board at the time of execution of the merger agreement and (b) does not relate to any alternative transaction proposal.

Without limiting the foregoing, in response to an alternative transaction proposal that the Calpine Board determines in good faith, after consultation with its legal counsel and financial advisors, constitutes a superior proposal, Calpine may terminate the merger agreement pursuant to the applicable termination provisions contained therein and, concurrently with such termination, may enter into an alternative transaction agreement with respect to such superior proposal. However, Calpine may not terminate the merger agreement and enter into an alternative transaction agreement with respect to such superior proposal unless Calpine (a) complies with its obligations set forth in the covenants relating to acquisition proposals contained in the merger agreement and (b) pays, or causes to be paid, to Parent the applicable company termination fee prior to or concurrently with such termination.

Notwithstanding anything to the contrary contained in the merger agreement, the Calpine Board will not be entitled to either make an adverse recommendation change or terminate the merger agreement as discussed in the paragraph directly above, unless:

•	Calpine has provided to Parent four business days’ prior written notice advising Parent that the Calpine Board intends to take such action and specifies in reasonable detail the potential reasons therefor and (a) if relating to a superior proposal, is in accordance with the notification requirements set forth in the merger agreement with respect to alternative transaction proposals and (b) if relating to an intervening event, reasonably describes such intervening event, and

•	(a) during such four business day period, if requested by Parent, Calpine has engaged, and has caused its representatives to engage, in good faith negotiations with Parent during such notice period, to the extent Parent wishes to negotiate and so long as Parent is negotiating in good faith, to enable Parent to propose revisions to the terms of the merger agreement, (b) the Calpine Board has considered any adjustments to the merger agreement (including a change to the price terms thereof) and the other agreements contemplated thereby that may be irrevocably offered in writing by Parent during such four business day period, (c)(i) with respect to a superior proposal, the Calpine Board has determined in good faith, after consultation with its legal counsel and financial advisors, that the superior proposal would continue to constitute a superior proposal if such adjustments to the merger agreement were to be given effect and that failure to make an adverse recommendation change or terminate the merger agreement would continue to be inconsistent with the directors’ fiduciary duties under applicable law and (ii) with respect to an intervening event, the Calpine Board, after consultation with Calpine’s legal counsel and financial advisors, has determined in good faith that failure to make an adverse recommendation change would continue to be inconsistent with the directors’ fiduciary duties under applicable law and (d) in the event of any change to (i) any of the financial terms (including the form, amount and timing of the payment of consideration) or any other material terms of a superior proposal or (ii) the facts or circumstances relating to an intervening event, Calpine, in each case, has delivered to Parent an additional notice consistent with that described in the bullet point directly above and a new notice period under such bullet point will commence (except that the four business day notice period will instead be equal to two business days) during which time Calpine will be required to comply with the requirements of this and the preceding bullet point anew with respect to such additional notice and provided that Calpine has complied in all material respects with its obligations under the covenants relating to acquisition proposals contained in the merger agreement.

Notwithstanding anything to the contrary contained in the merger agreement, Calpine or the Calpine Board, directly or indirectly through their respective representatives, will be permitted to (a) take or disclose any position or disclose any information reasonably required under applicable law or in compliance with or otherwise complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to Calpine’s stockholders), and to the extent referred to thereby, Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to any alternative transaction proposal, (b) make any “stop, look and listen” communication to Calpine’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to Calpine’s stockholders) or take a neutral or no position with respect to any alternative transaction proposal and (c) waive any “standstill” or similar provision to permit a person to make an alternative transaction proposal to the Calpine Board in a confidential manner, if and only if the Calpine Board has determined in good faith, after consultation with its legal counsel and financial advisors, that the failure to so waive would be inconsistent with the fiduciary duties of Calpine’s directors under applicable law.

Efforts to Consummate the Merger

Subject to the terms and conditions set forth in the merger agreement, Calpine, Parent and Parent’s affiliates, including Merger Sub, have agreed to use reasonable best efforts to:

•	take all steps reasonably necessary, and proceed diligently and in good faith, and obtain as promptly as reasonably practicable any necessary consents, and any actions or non-actions by, and make as promptly as practicable all necessary filings, submissions and declarations with, any governmental entity or other third party necessary in connection with the consummation of the transactions contemplated by the merger agreement, including, if applicable, requesting expedited treatment for any such filings, submissions and declarations;

•	(a) avoid a claim, suit, petition to deny, objection, proceeding, investigation or other action, whether judicial or administrative and whether brought by a governmental entity or other third party, and (b) avoid the entry of, or to effect the dissolution of, any injunction, stay, temporary restraining order or other order in any such claim, suit, petition to deny, objection, proceeding, investigation or other action, in each case, challenging the merger agreement or the transactions contemplated thereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the merger and the other transactions contemplated by the merger agreement, including using reasonable best efforts to avoid or eliminate any impediment under any applicable law, or any regulatory and operational authorizations and arrangements necessary to own or operate the assets of Calpine and its subsidiaries that may be asserted by any governmental entity (including the Antitrust Division, the FTC or the FERC) or other third party;

•	cooperate with each other in (a) determining which filings, submissions and declarations are required to be made prior to the effective time with, and which consents and actions or non-actions, are required to be obtained prior to the effective time from, governmental entities or other third parties in connection with the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby and (b) timely making all such filings, submissions and declarations and timely seeking all such consents and actions or non-actions;

•	cause the conditions precedent to the merger set forth in the merger agreement to be satisfied as promptly as reasonably practicable; and

•	take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated by the merger agreement as soon as practicable.

In connection with the foregoing and to the extent not prohibited by applicable law, Calpine, on the one hand, will provide Parent, and Parent, on the other hand, will provide Calpine, with copies of any material correspondence, filing or communication between such party or any of its representatives, on the one hand, and any governmental entity or members of their respective staffs, on the other hand, with respect to the merger agreement and the transactions contemplated thereby. Prior to submitting or making any such correspondence, filing or communication to any such governmental entity or members of their respective staffs, the parties have agreed to, to the extent not prohibited by applicable law, first provide the other party with a copy of such correspondence, filing or communication in draft form and give such other party a reasonable opportunity to discuss its content before it is submitted or filed with the relevant governmental entities, and have agreed to consider and take account of all reasonable comments timely made by the other party with respect thereto. To the extent not prohibited by applicable law, each of the parties has agreed to ensure that the other party is given the opportunity to attend any meetings with or other appearances before any governmental entity with respect to the transactions contemplated by the merger agreement. Notwithstanding the foregoing, Calpine and its subsidiaries will not be required to pay, prior to the effective time, any fee, penalty or other consideration or incur any liability in connection with the transactions contemplated by the merger agreement under any contract other than de minimis amounts or amounts that are advanced or reimbursed substantially simultaneously by Parent.

For purposes of the covenants relating to the parties’ efforts to consummate the merger, “reasonable best efforts” includes:

•	vigorously defending, contesting and objecting to any claims, suits, petitions to deny, objections, proceedings, investigations or other actions, whether judicial or administrative and whether brought by a governmental entity or any third party challenging the merger agreement or the transactions contemplated thereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the merger and the other transactions contemplated by the merger agreement;

•	executing settlements, undertakings, consent decrees, stipulations or other agreements;

•	selling, divesting, holding separate or otherwise conveying any particular assets or categories of assets or businesses of Parent or its affiliates;

•	agreeing to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of Calpine or any of its subsidiaries contemporaneously with or subsequent to the closing of the merger;

•	permitting Calpine to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of Calpine or any of its subsidiaries prior to the closing of the merger;

•	terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or its affiliates;

•	agreeing to terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements of Calpine or any of its subsidiaries contemporaneously with or subsequent to the closing of the merger;

•	creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or its affiliates;

•	agreeing to create any relationships, ventures, contractual rights, obligations or other arrangements of Calpine or any of its subsidiaries contemporaneously with or subsequent to the closing of the merger;

•	taking or committing to take actions that after the closing date would limit the freedom of action of Parent or its affiliates (including the surviving corporation) with respect to, or its or their ability to retain, one or more of its or their businesses, product lines or assets; and

•	taking any other action as may be required by a governmental entity in order to (a) obtain all necessary consents and actions and non-actions by, any governmental entity or other third party as promptly as reasonably possible, but in any event before the outside date, or (b) effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the closing of the merger beyond the outside date.

Calpine, Calpine’s subsidiaries, Parent and Parent’s affiliates, however, will not be required to take any of the actions described above that would:

•	bind Calpine or its subsidiaries in respect of any matter if the closing of the merger does not occur;

•	require Parent, Parent’s affiliates, Calpine or Calpine’s subsidiaries to, or to agree to, sell, divest, hold separate or otherwise convey any material portion of the geysers assets, taken as a whole, contemporaneously with or subsequent to the closing of the merger;

•	require Parent, Parent’s affiliates, Calpine or Calpine’s subsidiaries to, or to agree to, terminate, relinquish, modify or waive existing material relationships, ventures, contractual rights, obligations or other material arrangements relating to the geysers assets; or

•	otherwise adversely affect Parent’s ability to own or operate the geysers assets in any material respect.

Parent agreed to take certain actions described in the confidential disclosure letter delivered by Parent and Merger Sub to Calpine concurrently with the execution of the merger agreement, which we refer to as the “parent disclosure letter,” and has agreed not to, and has agreed not to permit any of its affiliates to, directly or indirectly, (a) acquire or agree to acquire any assets or business or (b) acquire or agree to acquire, or be acquired or agree to be acquired by, whether by merger, consolidation, by purchasing any portion of the assets of or equity in, or by any other manner, any business or any person or division thereof owning, operating or otherwise controlling any assets or business, if the entering into of a definitive agreement relating thereto or the consummation of such acquisition, merger or consolidation would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by the merger agreement.

Employee Matters

Under the merger agreement, Parent is obligated to provide, or to cause to be provided, to each employee of Calpine and its subsidiaries who is employed as of immediately prior to the effective time, during the period commencing at the effective time and ending on the first anniversary of the effective time, (a) a base salary and incentive compensation opportunities (including annual bonus opportunities and long-term incentive opportunities) which are no less favorable than the base salary and incentive compensation opportunities (including the value of equity-based incentive opportunities, provided that, Parent may provide or cause to be provided the value of such equity-based incentive opportunities in a form other than equity) provided by Calpine and its subsidiaries immediately prior to the effective time to such employee, (b) pension and welfare benefits and perquisites that are no less favorable in the aggregate to those provided by Calpine and its subsidiaries immediately prior to the effective time to such Calpine employee and (c) severance benefits that are no less favorable than the severance benefits provided by Calpine and its subsidiaries immediately prior to the effective time. Notwithstanding the foregoing, no change-in-control, special retention or other special or non-recurring compensation or benefits provided prior to the closing date will be taken into account for purposes of the foregoing, and the surviving corporation may terminate the employment of any employee of Calpine and its subsidiaries who is employed as of immediately prior to the effective time.

Each employee of Calpine and its subsidiaries will be credited with his or her years of service with Calpine and its subsidiaries and their respective predecessors before the effective time, to the same extent as such employee was entitled, before the effective time, to credit for such service under any similar Calpine benefit plan in which such employee participated or was eligible to participate immediately prior to the effective time for purposes of vesting, benefit accrual, vacation and sick time credit and eligibility to participate (but not for benefit accrual purposes under any defined benefit pension plan) under the employee benefit plans, programs and policies of Parent and its subsidiaries providing benefits to any employee of Calpine and its subsidiaries after the effective time (including the Calpine benefit plans), which we refer to collectively as the “new benefit plans.” However, the foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

Parent will cause each employee of Calpine and its subsidiaries to be immediately eligible to participate, without any waiting time, in any and all new benefit plans to the extent coverage under such new benefit plan is replacing comparable coverage under a Calpine benefit plan in which such employee participated immediately before the effective time. Parent will also cause any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of any new medical, dental, pharmaceutical and/or vision benefit plan to be waived for each employee of Calpine and its subsidiaries and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable benefit plan in place immediately prior to the effective time. Parent will cause any eligible expenses incurred by any employee of Calpine and its subsidiaries and his or her covered dependents during the portion of the plan year of the plan in place immediately prior to the effective time to be taken into account under the corresponding new benefit plan for purposes of satisfying deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year.

Parent or the surviving corporation will pay, or will cause one of its subsidiaries to pay, each employee of Calpine and its subsidiaries who is terminated without cause (as determined pursuant to the applicable Calpine benefit plan or as otherwise similarly determined by Parent or the surviving corporation in its reasonable discretion) during the period commencing on the closing of the merger and ending on the date on which bonuses under certain annual incentive plans are actually paid, in addition to any severance to which such Calpine employee is otherwise entitled pursuant to any Calpine benefit plan, a pro-rata bonus for the fiscal year in which the effective time occurs based on the greater of target or actual achievement of pro-rata performance targets for the number of days that have elapsed in such fiscal year as of such Calpine employee’s date of termination, and with the bonus amount to be the pro-rated portion of a full annual bonus.

From and after the effective time, Parent will, and will cause the surviving corporation to, honor and assume each Calpine benefit plan in accordance with their terms. Notwithstanding the foregoing, Parent or the surviving corporation may amend or terminate any Calpine benefit plan in accordance with its terms.

Notwithstanding anything in the merger agreement to the contrary, nothing in the merger agreement (a) is intended to create any third-party beneficiary rights in any employee of Calpine or its subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any employee of Calpine and its subsidiaries by Parent or Calpine or under any benefit plan which Parent or Calpine may maintain, (b) will be treated as an establishment, amendment or other modification of any Calpine benefit plan or any employee benefit plan of Parent or Calpine or (c) will limit the right of Parent or Calpine to amend, terminate or otherwise modify any Calpine benefit plan or other employee benefit plan following the closing date.

Indemnification and Insurance

Under the merger agreement, from the effective time until the sixth anniversary of the effective time, the surviving corporation is obligated to:

•	indemnify and hold harmless each person who was, is on August 17, 2017 or becomes during the period from August 17, 2017 through the closing date (a) a director or officer of Calpine or its subsidiaries, (b) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of Calpine) or (c) an employee or agent of Calpine or any of its subsidiaries, in connection with any threatened, asserted, pending or completed action, suit or proceeding, whether instituted by any party to the merger agreement, any governmental entity or any other person, and whether civil, criminal, administrative, investigative or otherwise, and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom arising out of acts or omissions or otherwise relating to, matters that relate to such indemnified party’s duties or service as a director, officer, trustee, employee, agent or fiduciary of Calpine, any of its subsidiaries or any employee benefit plan maintained by any of the foregoing or any other person at or prior to the effective time; and

•	promptly pay on behalf of or, within five business days after any request for advancement, advance to each of the indemnified parties any expenses incurred in defending, serving as a witness with respect to or otherwise participating in any indemnification claim in advance of the final disposition of such indemnification claim (including payment on behalf of or advancement to the indemnified party of any expenses incurred by such indemnified party in connection with enforcing any rights with respect to such indemnification or advancement relating to such indemnification claim), in each case, to the same extent such indemnified parties are entitled to indemnification and/or expense advancement as of August 17, 2017 by Calpine or such subsidiary of Calpine pursuant to applicable law, Calpine’s or its subsidiaries’ organizational documents or any indemnification agreements in existence on August 17, 2017 and made available to Parent prior to August 17, 2017.

Parent will not permit the surviving corporation to settle, compromise or consent to the entry of any judgment in any indemnification claim in respect of which indemnification has been or would reasonably be expected to be sought by such indemnified party under the merger agreement, unless such settlement, compromise or judgment includes an unconditional release of such indemnified party from all liability arising out of such indemnification claim and does not include an admission of fault or wrongdoing by any indemnified party, or such indemnified party otherwise consents thereto.

Parent is obligated to, for the period of time beginning at the effective time and ending on the sixth anniversary of the effective time, cause the organizational documents of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the indemnified parties than those set forth in the organizational documents of Calpine and its subsidiaries as of August 17, 2017, which provisions will not, for the period of time beginning at the effective time and ending on the sixth anniversary of the effective time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any indemnified parties.

Calpine may obtain, prior to the effective time, a single payment, run-off policy or policies of directors’ and officers’, employee practices and fiduciary liability insurance covering the persons currently covered by Calpine’s existing directors’ and officers’, employee practices and/or fiduciary liability insurance policies for claims arising in respect of actual or alleged errors, misstatements, acts, omissions or any matter claimed against any such person occurring prior to the effective time in amount and scope no less favorable, in the aggregate, than Calpine’s existing policies, such policy or policies to become effective at the effective time and remain in effect for a six-year period following the effective time. However, the premium for such run-off policy or policies may not exceed 300% of the aggregate annual amounts currently paid by Calpine to maintain its existing directors’ and officers’, employee practices and fiduciary liability insurance policies. If such run-off policy or policies are obtained by Calpine prior to the effective time, Parent is obligated to cause such policy or policies to be maintained in full force and effect, for its full term, and cause all obligations under such policy or policies to be honored by the surviving corporation. In the event Calpine for any reason does not obtain such run-off insurance policy or policies as of the effective time, Parent is obligated to obtain, or to cause the surviving corporation to obtain, and remain in effect for a six-year period following the effective time such run-off policy or policies from an insurance carrier with the same or better credit rating as Calpine’s current insurance carrier. However, if such run-off policy or policies cannot be obtained or can be obtained only by paying aggregate premiums in excess of 300% of such amount, Parent or the surviving corporation, as the case may be, will only be required to obtain as much coverage as can be obtained by paying a premium equal to 300% of such amount.

State Takeover Laws

None of Calpine, its subsidiaries or the Calpine Board will take any action that would result in any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation becoming applicable to the merger. If any such statute or regulation is or becomes applicable to the merger, Calpine, Parent and Merger Sub will use commercially reasonable efforts to take such actions as are reasonably necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and to otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the merger.

Section 16 of the Exchange Act

Prior to the effective time, the Calpine Board, or an appropriate committee of non-employee directors of the Calpine Board, will adopt a resolution consistent with the interpretive guidance of the SEC, so that the disposition of any of Calpine’s equity securities (including derivative securities, company options, company restricted shares, company restricted stock units, and company performance stock units) pursuant to the merger agreement by any officer or director of Calpine who is a covered person of Calpine for purposes of Section 16 of the Exchange Act will be an exempt transaction for purposes of Section 16 of the Exchange Act.

Transfer Taxes

All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with the transactions contemplated by the merger agreement, including the merger (other than any such taxes required to be paid by reason of the payment of the merger consideration to a person other than the holder of record of the shares of Calpine common stock with respect to which such payment is made, which will be borne and paid by such person in accordance with the exchange procedures in the merger agreement), will be borne and paid by either Merger Sub or the surviving corporation (regardless of the person liable for such taxes under applicable law).

Financing

From and after August 17, 2017 until the closing of the merger or the earlier termination of the merger agreement in accordance with its terms, Parent and Merger Sub are obligated to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the financing on the terms and conditions described in or contemplated by the bridge commitment letter, equity commitment letter and subscription agreements, which we refer to collectively as the “financing commitments,” including using their reasonable best efforts to:

•	maintain in effect the financing commitments in accordance with the terms and subject to the conditions thereof;

•	satisfy on a timely basis all conditions and material obligations applicable to Parent and its affiliates to obtaining the financing contemplated by the financing commitments (including by consummating the equity financing pursuant to the equity commitment letter and subscription agreements);

•	negotiate and enter into definitive agreements with respect to the debt financing on terms and conditions that, in the aggregate, are no less favorable to Parent than the terms and conditions contained in the bridge commitment letter so that such agreements are effective no later than the closing of the merger;

•	consummate the financing at or prior to the closing date;

•	seek to enforce its rights under the bridge commitment letter in the event of a breach thereof by the applicable debt financing sources; and

•	in the event that all conditions in the bridge commitment letter (other than the availability or funding of any equity financing) have been satisfied, seek to cause the lenders and other persons providing debt financing to fund on the closing date the debt financing required to consummate the merger and the other transactions contemplated by the merger agreement.

Parent is obligated to keep Calpine informed, upon reasonable request, with respect to all material activity concerning the status of the financing and provide to Calpine copies of substantially final and final drafts of the definitive documents for the financing and will give Calpine prompt written notice (a) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any party to any financing commitment or definitive document related to the financing of which Parent or any of its affiliates become aware and (b) of the receipt by Parent of any notice or other communication from any party to any financing commitment with respect to any material breach, default or repudiation, cancellation or termination by any party to any financing commitment or any definitive document related to the financing or any provisions of the financing commitment or any definitive document related to the financing (it being understood that any breach or default under any financing commitment that would reasonably be expected to prevent, impair or delay in any material respect the availability of the financing or the consummation of the transactions contemplated by the merger agreement or result in any condition precedent to the financing not being satisfied will be deemed to be material for purposes of this sentence).

Parent and its affiliates will not, without the prior written consent of Calpine (not to be unreasonably withheld, conditioned or delayed), agree to any amendment, supplement, or modification to be made to, or any waiver of any provision or remedy under, the financing commitments or the definitive agreements relating to the financing if such amendment, supplement, or modification would (a) reduce (or have the effect of reducing) the aggregate amount of the financing such that, after taking into account any equity contributions, co-investments or alternative financing expected to be made and Parent’s cash on hand, Parent does not have sufficient cash proceeds to consummate the merger, (b) add conditions to the financing or amend, replace, supplement or modify any conditions to the financing relative to the conditions in the financing commitments as in effect as of August 17, 2017, in each case, in a manner that would reasonably be expected to prevent, materially impair or delay the availability of the financing or the consummation of the transactions contemplated by the merger agreement when required in accordance with the terms of the merger agreement (provided that the debt financing commitments may be amended to add or substitute additional debt financing sources to the extent any such amendment would not result in any of the matters described in the foregoing clauses (a) and (b)), (c) adversely affect the ability of Parent or Merger Sub to enforce or cause the enforcement of their respective rights under the bridge commitment letter or the definitive documents with respect to the debt financing relative to their respective ability to enforce or cause the enforcement of their rights under the bridge commitment letter or the definitive agreements with respect to the debt financing as of August 17, 2017 or (d) prevent or materially impair or delay the availability of the bridge financing or the consummation of the merger when required in accordance with the terms of the merger agreement.

From and after August 17, 2017 until the closing of the merger or the earlier termination of the merger agreement pursuant to its terms, in the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the bridge commitment letter for any reason, (a) Parent will promptly notify Calpine in writing and (b) Parent and its affiliates will use their reasonable best efforts to arrange to obtain alternative financing from the same or alternative sources, which we refer to as the “alternative financing,” in an amount that, after taking into account any equity contributions, co-investments or alternative financings expected to be made and Parent’s cash on hand, is sufficient to consummate the transactions contemplated by the merger agreement promptly following the occurrence of such event, which alternative financing would not reasonably be expected to prevent, materially impair or delay the consummation of the merger when required in accordance with the terms of the merger agreement.

Prior to the closing, Calpine is obligated to, and is obligated to cause its subsidiaries to, use commercially reasonable efforts to provide to Parent and Merger Sub, at Parent’s sole cost and expense, cooperation reasonably requested by Parent in connection with the arrangement, placement or completion of the equity financing. Notwithstanding anything to the contrary in the merger agreement, Parent and/or its affiliates may replace, amend, amend and restate, supplement, modify or terminate the bridge commitment letter and/or or any definitive documents relating to the bridge commitment letter (including the bridge commitment letters) to reduce or terminate (as applicable) the commitments thereunder on a proportionate basis in connection with any additional equity commitments raised by Parent and/or its affiliates at any time between August 17, 2017 and the closing of the merger.

Financing Cooperation

In addition, prior to the closing of the merger, Calpine is obligated to, and cause the Calpine related parties to, use commercially reasonable efforts to provide to Parent and Merger Sub, at Parent’s sole cost and expense, cooperation reasonably requested by Parent in connection with the arrangement, syndication, placement or completion of the debt financing, including using commercially reasonable efforts to:

•	participate in a reasonable number of meetings, presentations, due diligence sessions and sessions with rating agencies in connection with the debt financing;

•	assist Parent and the debt financing sources in the preparation of (a) any bank information memoranda (including the delivery of customary authorization letters) and similar marketing documents and (b) materials for rating agency presentations, in each case, including public and private versions of such documents (to the extent applicable), and in connection with the marketing, syndication and arrangement of, and/or satisfying the conditions to the debt financing that are within Calpine’s control;

•	reasonably cooperate with the marketing efforts of Parent and the debt financing sources in connection with the debt financing;

•	assist Parent in connection with the preparation of an appropriately completed joinder to the intercreditor agreement associated with the existing revolving credit agreement;

•	provide, subject to certain limitations, with financial and other information (including “know your customer” information and information related to anti-money laundering rules and regulations including the PATRIOT Act and other similar information) in Calpine’s possession, including all financial statements, financial data and audit reports of the type reasonably requested by Parent or the debt financing sources; and

•	if the required revolving lender consent to effect the amendment to the existing revolving credit agreement is not obtained in advance thereof, deliver notices of prepayment within the time period required by the existing revolving credit agreement.

Further, prior to closing, Calpine is obligated to, and cause its subsidiaries to, provide to Parent and Merger Sub, at Parent’s sole cost and expense, cooperation reasonably requested by Parent in connection with the amendment to the existing revolving credit agreement and the consummation of the transactions contemplated by the Barclays engagement letter relating to the replacement and re-financing of the existing revolving credit agreement, which cooperation will include:

•	maintaining in effect the Barclays engagement letter, enforcing its rights thereunder and satisfying on a timely basis all conditions and obligations therein applicable to Calpine;

•	using commercially reasonable efforts to assist in the consummation and effectiveness of the amendment to the existing revolving credit agreement (including by reasonably cooperating with Parent and Merger Sub to (a) facilitate direct communication among Parent, the arrangers under the Barclays engagement letter and the lenders party to the existing revolving credit agreement, (b) assist with the process of obtaining approval of the amendment to the existing revolving credit agreement from the lenders party thereto, (c) assist in the preparation of any bank information memoranda (including the delivery of customary authorization letters) and similar marketing documents (including public and private versions of such documents to the extent applicable) and (d) participate in a reasonable number of lender meetings and presentations, in each case, in connection with the amendment to the existing revolving credit agreement);

•	using commercially reasonable efforts to cooperate with Parent and Merger Sub to provide, execute and deliver the amendment to the existing revolving credit agreement, and certain related documents and instruments, and providing all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

•	if requested by Parent, reasonably cooperating with Parent to cause, at or prior to the closing of the merger, the administrative agent and the collateral agent under the existing revolving credit agreement to execute and deliver the amendment to the existing revolving credit agreement so long as effectiveness of the existing revolving credit agreement is conditioned upon the closing of the merger.

Notwithstanding the foregoing, (a) such requested cooperation may not unreasonably interfere with the ongoing business and operations of Calpine or any of its affiliates, (b) neither Calpine nor any of its subsidiaries will be required to bear any cost or expense, pay any commitment or other fee or incur any other liability or obligation or agree to provide any indemnity in connection with the debt financing or the amendment to the existing revolving credit agreement unless and until the closing of the merger occurs, (c) Parent will be solely responsible for Barclays’ legal fees and expenses due and owing under the Barclays engagement letter and (d) neither Calpine nor any of its subsidiaries will be required to take any action that would (i) be beyond the reasonable control of Calpine, (ii) conflict with or violate Calpine’s or its subsidiaries’ certificate or articles of incorporation, by-laws or any similar organizational document or any applicable laws or (iii) impose personal liability on Calpine’s or its subsidiaries’ respective officers or employees involved.

Calpine is obligated to keep Parent informed, upon reasonable request, with respect to all material activity concerning the status of the transactions contemplated by the Barclays engagement letter and provide to Parent with copies of the definitive documents for the transactions contemplated by the Barclays engagement letter and is obligated to give Parent prompt written notice (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Barclays engagement letter or definitive document related to the transactions contemplated by the Barclays engagement letter of which Calpine becomes aware and (b) of the receipt by Calpine of any notice or other communication from any party to the Barclays engagement letter with respect to any breach, default, repudiation, cancellation or termination by any party to the Barclays engagement letter or any definitive document related to the transactions contemplated by the Barclays engagement letter of any provisions of the Barclays engagement letter or any definitive document related to the transactions contemplated thereby. Calpine will not agree to any amendment, supplement, or modification to be made to, or any waiver of any provision or remedy under, the Barclays engagement letter or the definitive agreements relating to the transactions contemplated thereby without Parent’s prior written consent.

Parent is obligated to indemnify and hold harmless Calpine and the Calpine related parties from and against any and all damages suffered or incurred by them in connection with the arrangement of the debt financing and the performance of their respective obligations under certain specified covenants relating to financing contained in the merger agreement and any information utilized in connection therewith. However, such indemnification obligation will not apply in the event of willful misconduct or gross negligence of Calpine or any Calpine related party as determined in a final, non-appealable judgment by a court of competent jurisdiction. Parent is obligated to, promptly upon request by Calpine, reimburse Calpine for all reasonable and documented costs and expenses incurred by Calpine or its affiliates prior to closing in connection with certain specified covenants relating to financing contained in the merger agreement.

Parent is obligated to keep Calpine reasonably informed, on a reasonably current basis, of (a) any person (other than any such person that executed and delivered equity financing commitments as of August 17, 2017) that Parent is in discussions with to invest in Parent or its affiliates in connection with the merger, including the identity of such person and (b) the status of discussions or negotiations relating to such investment.

Other Covenants

The merger agreement contains other customary covenants and agreements, including, but not limited to, covenants relating to this proxy statement, public announcements, access and information and confidentiality.

Merger Closing Conditions

The respective obligations of the parties to consummate the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) in writing by Calpine and Parent at or prior to the effective time of the following conditions:

•	the consents and actions or non-actions by, or filings, submissions or declarations with, the FERC and certain other governmental entities, have been filed, have occurred or have been obtained and will be in full force and effect, and the expiration or early termination of any waiting period (and any extension thereof) under the HSR Act has occurred or been granted, which we refer to as the “governmental approvals condition”;

•	no applicable law, executive order, decree, ruling or preliminary or permanent injunction of any governmental entity having competent jurisdiction which makes illegal, prohibits, restrains or enjoins consummation of the merger, which are collectively referred to as “restraints,” is in effect, unless such restraint is vacated, terminated or withdrawn (provided that, prior to asserting this condition, the party asserting this condition has used its reasonable best efforts (in the manner contemplated by the merger agreement) to prevent the entry of such restraint and to appeal as promptly as possible any judgment that may be entered); and

•	Calpine’s stockholders have adopted the merger agreement.

The obligation of Calpine to consummate the merger is subject to the satisfaction or waiver (to the extent permitted by applicable law) by Calpine in writing at or prior to the effective time of the following additional conditions:

•	all representations and warranties of Parent and Merger Sub contained in the merger agreement are true and correct (without giving effect to any limitation as to “materiality” or “parent material adverse effect” set forth in such representations and warranties) as of August 17, 2017 and as of the closing of the merger, as though made on and as of the closing of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a parent material adverse effect;

•	each of Parent and Merger Sub have performed or complied in all material respects with its obligations, agreements and covenants under the merger agreement to be performed or complied with by it on or prior to the effective time; and

•	Parent has delivered to Calpine a certificate, dated as of the closing date, signed by an officer of Parent and certifying as to the satisfaction of the foregoing conditions.

The obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) by Parent in writing at or prior to the effective time of the following additional conditions:

•	certain representations and warranties of Calpine relating to corporate status, capitalization, authority, absence of certain change and brokers are true and correct (except for any de minimis inaccuracies in certain representations and warranties related to the capitalization of Calpine) as of August 17, 2017 and as of the closing of the merger, as though made on and as of the closing of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	all other representations and warranties of Calpine contained in the merger agreement are true and correct (without giving effect to any limitation as to “materiality” or “company material adverse effect” set forth in such representations and warranties) as of August 17, 2017 and as of the closing of the merger, as though made on and as of the closing of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a company material adverse effect;

•	Calpine has performed or complied in all material respects with its obligations, agreements and covenants under the merger agreement to be performed or complied with by it on or prior to the effective time;

•	since August 17, 2017, no effect has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a company material adverse effect; and

•	Calpine has delivered to Parent a certificate, dated as of the closing date, signed by an officer of Calpine and certifying as to the satisfaction of the foregoing conditions.

Termination of the Merger Agreement

Parent and Calpine may, by mutual written consent, terminate the merger agreement, and abandon the merger, at any time prior to the effective time, whether before or after adoption of the merger agreement by Calpine’s stockholders (except as otherwise expressly noted in the merger agreement).

Either Parent or Calpine may terminate the merger agreement, and abandon the merger, at any time prior to the effective time, whether before or after adoption of the merger agreement by Calpine’s stockholders (except as otherwise expressly noted in the merger agreement) as follows:

•	if the merger has not been consummated on or before the outside date, which date may be extended by either Calpine or Parent from time to time by written notice to the other party up to a date that is not beyond November 17, 2018, if all conditions precedent to the merger, other than the governmental approvals condition, have been satisfied, are capable of being satisfied at such time or would be capable of being satisfied at such time but for the fact that the governmental approvals condition is not satisfied, which we refer to as an “outside date termination”;

•	if the merger agreement has not been adopted by Calpine’s stockholders at the special meeting or at any adjournment or postponement thereof, which we refer to as a “stockholder vote termination”; or

•	if any final and non-appealable restraint is in effect permanently restraining, enjoining or otherwise prohibiting or making illegal the merger, which we refer to as a “restraints termination”, if the party seeking to terminate the merger agreement under this circumstance has complied with its obligations under covenants relating to the parties’ efforts to avoid the entry of, or to effect the dissolution of, any such restraint.

However, no party will have the right to effect an outside date termination if such party’s failure to fulfill any obligation under the merger agreement was the primary cause of the failure of the effective time to occur on or before the outside date, no party will have the right to effect an outside date termination during the pendency of a legal proceeding by any party for specific performance in accordance with the terms of the merger agreement, and no party will have the right to effect a restraints termination if the issuance of such final and non-appealable restraint was primarily attributable to the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under the merger agreement.

Parent may unilaterally terminate the merger agreement, and abandon the merger, at any time prior to the effective time, whether before or after adoption of the merger agreement by Calpine’s stockholders (except as otherwise expressly noted in the merger agreement) as follows:

•	prior to adoption of the merger agreement by Calpine’s stockholders if there has occurred an adverse recommendation change, which we refer to as an “adverse recommendation change termination”;

•

if prior to the closing date there has been a breach or inaccuracy of any representation or warranty contained in the merger agreement on the part of Calpine or Calpine has failed to perform or comply with any of its covenants or agreements contained in the merger agreement, which breach, inaccuracy or failure to perform or comply (a) would give rise to the failure of certain closing conditions specifically set forth in the merger agreement and (b) is incapable of being cured or, if curable, is not cured by Calpine on or before the earlier of the outside date and the date that is 45 days following the receipt by Calpine of written notice from Parent of such breach, inaccuracy or failure to perform or comply, unless Parent or Merger Sub is then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, which we refer to as a “company breach termination”; or

•	if the rating on any of Calpine’s debt instruments is lowered by both Moody’s and S&P on any day within the 60-day period after the date of Calpine’s initial public announcement of the entry into the merger agreement (which 60-day period will be extended so long as the rating of the debt instruments is under publicly announced consideration for a possible downgrade by Moody’s and/or S&P during such 60-day period), but only to the extent Calpine would, if the closing of the merger were to occur, be required to make an offer to prepay or repurchase, as applicable, under any of the debt instruments in connection with such lowered ratings, which we refer to as a “rating event,” and only within ten business days of the occurrence of such event, which we refer to as a “rating event termination.” The 60-day period after the date of Calpine’s initial public announcement of the entry into the merger agreement has expired without the occurrence of a rating event.

Calpine may unilaterally terminate the merger agreement, and abandon the merger, at any time prior to the effective time, whether before or after adoption of the merger agreement by Calpine’s stockholders (except as otherwise expressly noted in the merger agreement) as follows:

•	if prior to the closing date there has been a breach or inaccuracy of any representation or warranty contained in the merger agreement on the part of Parent or Merger Sub, or Parent or Merger Sub has failed to perform or comply with any of its covenants or agreements contained in the merger agreement, which breach, inaccuracy or failure to perform or comply (a) would give rise to the failure of certain conditions specifically set forth in the merger agreement and (b) is incapable of being cured or, if curable, is not cured by Parent or Merger Sub, as the case may be, on or before the earlier of the outside date and the date that is 45 days following the receipt by Parent of written notice from Calpine of such breach, inaccuracy or failure to perform or comply, unless Calpine is then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, which we refer to as a “parent breach termination”;

•	if, at any time prior to adoption of the merger agreement by Calpine’s stockholders, (a) the Calpine Board has received a superior proposal, (b) Calpine is in compliance in all material respects with the covenants relating to acquisition proposals contained in the merger agreement, (c) the Calpine Board approves, and Calpine concurrently with the termination of the merger agreement, enters into, an alternative transaction agreement with respect to such superior proposal in accordance with the applicable terms and conditions of the merger agreement and (d) Calpine pays Parent the applicable company termination fee concurrently with or prior to (and as a condition to) such termination, which we refer to as a “superior proposal termination”;

•	(a) if all of the mutual conditions precedent to the merger, and the conditions to Parent’s and Merger Sub’s obligations to consummate the merger, have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger), (b) Parent and Merger Sub fail to consummate the merger within three business days following the date on which the closing of the merger should have occurred in accordance with the merger agreement and (c) Calpine has delivered written confirmation to Parent that it stands ready and willing to consummate the transactions contemplated by the merger agreement on such date and through the end of such three business day period, which we refer to as a “Parent closing failure termination”; or

•

if Parent or its affiliates have breached, in any material respect, any of their covenants or agreements relating to efforts to obtain the applicable regulatory approvals, which breach is incapable of being cured or, if curable, is not cured by Parent or its affiliates on or before the earlier of the outside date and the date that is 45 days following the receipt by Parent of written notice from Calpine of such breach, which right to terminate we refer to as an “efforts breach termination”; provided that such breach by Parent or its affiliates that was the basis of Calpine’s termination of the merger agreement under this circumstance did not arise from Calpine’s material breach of any of its covenants or agreements relating to efforts to obtain the applicable regulatory approvals.

Effect of Termination

If the merger agreement is validly terminated in accordance with its terms as described above, the merger agreement will become null and void and have no effect, and the obligations of Calpine, Parent and Merger Sub will terminate, except for certain specified provisions of the merger agreement that survive such termination, including among others, the provisions relating to termination fees and specific performance and, subject to the provisions relating to termination fees, there will be no liability on the part of Parent, Merger Sub or Calpine. However, subject to certain specified provisions of the merger agreement, nothing in the merger agreement will relieve any party from any losses arising out of its willful breach of, or fraud in connection with, any provision of the merger agreement. However, under no circumstances will the maximum aggregate liability of Parent and Merger Sub for monetary damages or other monetary remedies in connection with the merger agreement, the agreements contemplated thereby or the transactions contemplated thereby be greater than $335 million, and in no event will Calpine, any of its subsidiaries and any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, employees, agents, affiliates, representatives or assignees be permitted to seek or obtain, or permit any of its representatives or any other person on its or their behalf to seek or obtain, any monetary recovery or monetary award or any monetary damages of any kind against Parent or Merger Sub in excess of $335 million.

Termination Fee

Calpine is obligated to pay Parent a company termination fee in the following circumstances:

•	if Parent has effected an adverse recommendation change termination, then Calpine will be obligated to pay to Parent a company termination fee of $142 million no later than the second business day following such termination;

•	if Calpine has effected a superior proposal termination, then Calpine will be obligated to pay to Parent, concurrently with or prior to (and as a condition to) such termination, a company termination fee of $142 million, unless Calpine has effected a superior proposal termination to enter into an alternative transaction agreement providing for a superior proposal with any exempted person prior to the cut off time, in which case, the company termination fee will be equal to $65 million; or

•	if (a) prior to the date of the special meeting, an alternative transaction proposal has been publicly made to Calpine or directly to its stockholders generally and not publicly withdrawn at least three business days prior to the special meeting, (b) Calpine or Parent has effected an outside date termination (other than if failure of the merger to be consummated on or before the outside date is due solely to the failure of the debt financing to be funded on the date the closing should have occurred in accordance with the merger agreement and other than if Parent effects an outside date termination (in circumstances in which Calpine could effect a parent breach termination, a Parent closing failure termination or an efforts breach termination)), Calpine or Parent has effected a stockholder vote termination or Parent has effected a company breach termination and (c) within 12 months of such termination, Calpine enters into a definitive agreement to consummate the transactions contemplated by any alternative transaction proposal (in which case the references to “20%” in the definition of alternative transaction proposal will be deemed to be references to “50%”), then Calpine will be obligated to pay Parent a company termination fee of $142 million no later than the second business day following its entry into such definitive agreement.

Parent is obligated to pay a parent termination fee in the following circumstances:

•	if Calpine has effected an efforts breach termination, a parent breach termination or a Parent closing failure termination, then Parent will be obligated to pay a parent termination fee of $335 million no later than the second business day following such termination;

•	if Parent has effected an outside date termination (in circumstances in which Calpine could effect an efforts breach termination, a parent breach termination or a Parent closing failure termination), then Parent will be obligated to pay a parent termination fee of $335 million no later than the second business day following such termination;

•	if Parent has effected a rating event termination (other than for a rating event arising primarily from a breach by Calpine or any of its subsidiaries of the covenant relating to actions taken with respect to a rating event), then Parent will be obligated to pay a parent termination fee of $335 million no later than the second business day following such termination; or

•	if Parent has effected a rating event termination (other than (a) for a rating event arising primarily from a breach by Calpine or any of its subsidiaries, or by Parent, Merger Sub or their respective affiliates, of the covenant relating to actions taken with respect to a rating event or (b) in circumstances in which Calpine could effect an efforts breach termination, a parent breach termination or a Parent closing failure termination), then Parent will be obligated to pay a parent termination fee of $100 million no later than the second business day following such termination.

Stockholder Litigation

Each of Parent and Calpine will notify the other promptly of the commencement of any stockholder or derivative suit, action, litigation or claim, of which it has received written notice, related to the merger agreement, merger or the other transactions contemplated by the merger agreement. Calpine will (a) give Parent the opportunity to participate in, but not control, the defense or settlement of any such stockholder litigation, (b) afford Parent a reasonable opportunity to review and comment on filings and responses related to such stockholder litigation, which comments Calpine will consider and implement in good faith, and (c) keep Parent apprised of, and consult with Parent with respect to, proposed strategy and any significant decisions related to such stockholder litigation.

Stock Exchange De-Listing

The surviving corporation shall cause Calpine’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as promptly as practicable following the effective time, and Calpine shall prior to the effective time reasonably cooperate with Parent with respect thereto.

Company Name

Parent will not change at the effective time, or take any actions to change prior to the effective time, the name of the surviving corporation or any of its subsidiaries that was the name of such entity immediately prior to the effective time.

Specific Performance

Parent, Merger Sub and Calpine have agreed that they will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger and Parent’s obligation to pay, and the right of Calpine’s stockholders to receive, the merger consideration) in any court of competent jurisdiction. This right to specific performance or other equitable relief is in addition to any other remedy to which the parties are entitled at law or in equity, and none of Parent, Merger Sub or Calpine will be required to provide any bond or other security in connection with any such order or injunction.

Notwithstanding the above or anything in the merger agreement, debt financing commitments, equity financing commitments or the limited guarantee, to the contrary, Calpine will be entitled to seek specific performance to cause Parent and Merger Sub to cause the equity financing to be funded and to consummate the merger only if, subject to certain exceptions: (a) the mutual conditions precedent to effect the merger and the conditions to the obligations of Parent and Merger Sub to effect the merger, described in the section entitled “—Merger Closing Conditions” beginning on page 122 of this proxy statement, have been, in each case, satisfied or waived; (b) the closing of the merger should have occurred pursuant to the merger agreement, as described in the section entitled “—Closing and Effective Time of the Merger” beginning on page 97 of this proxy statement; (c) the bridge financing (or the alternative financing, as the case may be) has been funded or will be funded at closing if the equity financing is funded at closing; (d) either (i) approval of the proposed amendments to the existing revolving credit agreement by the requisite revolving lenders are received and the revolver financing amendment is fully effective subject solely to the concurrent closing of the merger and payment of fees under the proposed amendments to the existing revolving credit agreement or (ii) the new revolver financing is fully effective subject solely to the concurrent closing of the merger and payment of fees under such revolver financing; and (e) Calpine has provided written confirmation to Parent that if specific performance is granted and the equity and bridge financings are funded, it will take such actions within its control to cause the closing of the merger to occur.

Though Calpine and Parent may pursue both a grant of specific performance as described above and a termination fee, as described in the section entitled “—Termination Fee” beginning on page 125 of this proxy statement, in no event will Calpine or Parent be entitled to receive both a grant of specific performance requiring consummation of the merger and their respective termination fee.

Costs and Expenses

All reasonable out-of-pocket costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such costs or expenses, whether or not the merger is consummated, with certain exceptions expressly set forth in the merger agreement, including, among others, liabilities arising out of a willful or intentional breach of the merger agreement by the breaching party.

Amendment

The merger agreement may not be amended except by an instrument in writing signed on behalf of each of Calpine, Parent and Merger Sub.

Governing Law

The merger agreement is governed by the laws of the State of Delaware, except that any litigation arising out of or related to the debt financing (including any litigation involving any debt financing source) will be governed by the laws of the State of New York.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)

Adjournment of the Special Meeting

In the event that there are insufficient votes, in person or represented by proxy, at the time of the special meeting to adopt the merger agreement, Calpine may move to adjourn the special meeting, if necessary or advisable, in order to enable the Calpine Board to solicit additional proxies in favor of the adoption of the merger agreement. In that event, Calpine will ask its stockholders to vote only upon the adjournment proposal and not on the other proposals discussed in this proxy statement.

Vote Required and Rec ommendation of the Calpine Board

In order for the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies to be approved, whether or not a quorum is present, holders of a majority of the outstanding shares of Calpine common stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting must cast the votes represented by such shares of Calpine common stock “FOR” such proposal. For stockholders who attend the meeting or are represented by proxy and abstain from voting, that abstention will have the same effect as voting “AGAINST” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies. The failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of Calpine common stock will have no effect on the outcome of the vote to approve the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies.

The Calpine Board recommends that stockholders vote “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION (PROPOSAL 3)

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated under the Exchange Act regarding the compensation for John B. (Thad) Hill III, Zamir Rauf, W. Thaddeus Miller, W.G. (Trey) Griggs III and Charles M. Gates, whom we collectively refer to as the “named executive officers,” that may be payable in connection with the consummation of the merger under existing arrangements between Calpine and such officers. This compensation is referred to as the “golden parachute” compensation by the applicable SEC disclosure rules, and in this section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 3),” we use such term to describe the merger-related compensation payable to our named executive officers, assuming the following:

•	the merger closed on December 31, 2017; and

•	the named executive officers were terminated without “cause” or resigned for “good reason” (as defined in the severance plan, the Hill employment agreement and the Miller employment agreement, as applicable), which we refer to as a “qualifying termination,” immediately following a change in control on December 31, 2017.

Golden Parachute Compensation

Name	Cash Severance ($)(1)	Unvested Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)(4)	Total ($)
John B. (Thad) Hill III	$8,854,800	$9,644,746	$146,872	—	$18,646,418
Zamir Rauf	$4,212,503	$3,452,662	$141,872	—	$7,807,037
W. Thaddeus Miller	$5,750,068	$2,157,222	$113,828	—	$8,021,118
W.G. (Trey) Griggs III	$3,457,081	$2,866,813	$141,872	—	$6,465,766
Charles M. Gates	$3,102,942	$1,926,168	$113,828	—	$5,142,938

(1)

This column includes cash severance entitlements of our named executive officers other than Mr. Hill and Mr. Miller pursuant to the severance plan; with respect to Mr. Hill, the Hill employment agreement; and with respect to Mr. Miller, the Miller employment agreement. The severance payments under the severance plan, the Hill employment agreement and the Miller employment agreement have “double-trigger” severance provisions generally requiring the closing of the transaction contemplated by the merger agreement followed by a qualifying termination of the executive officer within 24 months following a change in control or six months following a potential change in control, provided that a change in control occurs within nine months thereafter, and assuming the base salary of each named executive officer stays the same until the closing of the merger. Cash severance payments under the Hill employment agreement are generally equal to the sum of (a) 2.99 times Mr. Hill’s highest annual base salary in the three years preceding the termination date, (b) 2.99 times Mr. Hill’s target bonus for the termination year or the year in which the change in control occurred, whichever is larger, payable in a lump sum within 60 days following termination, and (c) a pro-rata bonus for the year of termination, payable in accordance with the terms of the Calpine Incentive Plan. Cash severance payments under the severance plan are generally equal to the sum of (a) 2.99 times the executive’s highest annual base salary in the three years preceding the termination date and (b) 2.99 times the executive’s highest target bonus for the termination year or the year in which the change in control occurred, whichever is larger. While the severance plan does not provide for a pro-rata bonus for the year of termination, the merger agreement requires Parent or the surviving corporation to make such a payment to employees if termination without cause (as determined pursuant to the applicable Calpine benefit plan or as otherwise similarly determined by Parent or the surviving corporation in its reasonable discretion) occurs prior to payment of bonuses for the year of closing of the merger. Cash severance payments under the Miller employment agreement are generally equal to (a) three times the sum of (i) Mr. Miller’s highest annual base salary in the three years preceding the termination date and (ii) Mr. Miller’s target bonus for the termination year or the year in which the change in control occurred, whichever is larger, payable in a lump sum within 70 days following termination, and (b) a pro-rata bonus for the year of termination, payable in accordance with the terms of the Calpine Incentive Plan. These components of the named executive officers’ severance are set forth in the following table:

Name	Cash Payment ($)	Pro-Rata Bonus ($)
John B. (Thad) Hill III	$7,534,800	$1,320,000
Zamir Rauf	$3,636,412	$576,091
W. Thaddeus Miller	$4,965,968	$784,100
W.G. (Trey) Griggs III	$2,984,300	$472,781
Charles M. Gates	$2,678,592	$424,350

The Hill employment agreement, the severance plan and the Miller employment agreement provide that if any amounts will become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such amounts will be reduced so as not to become subject to such excise tax, but only if the net amount of such payments as so reduced is greater than or equal to the net amount of such payments without such reduction. The amounts shown in the table do not reflect such reductions.

It is contemplated that effective January 1, 2018, Mr. Miller will enter into a letter agreement, pursuant to which he will no longer be eligible for severance under the Miller employment agreement, but will instead be a Tier 3 participant in the severance plan which provides for cash severance payments in connection with a qualifying termination equal to the sum of (a) 2.99 times his highest annual base salary in the three years preceding the termination date and (b) 2.99 times his highest target bonus for the termination year or the year in which the change in control occurred, whichever is larger. Under the contemplated terms of such letter agreement, if Mr. Miller were terminated on or after January 1, 2018, his cash severance amount would be $5,733,514, rather than the $5,750,068 disclosed above. This amount includes Mr. Miller’s pro-rata bonus disclosed above, which Parent or the surviving corporation would be required to pay under the merger agreement if he is terminated without cause (as determined pursuant to the applicable Calpine benefit plan or as otherwise similarly determined by Parent or the surviving corporation in its reasonable discretion) prior to payment of bonuses for the year of closing of the merger.

(2)	This column represents the value of unvested company options, company restricted shares, company restricted stock units and company performance stock units outstanding as of November 9, 2017, that would vest as a result of the merger, assuming the merger closes on December 31, 2017, excluding any awards that vest in accordance with their terms prior to such date. The payments are “single-trigger,” meaning that vesting is contingent only upon the closing of the transactions contemplated under the merger agreement.

The table below provides information on the estimated value of unvested company options held by our named executive officers. The amounts shown with respect to each company option represent the product of (a) the excess, if any, of $15.25 over the applicable exercise price per share of Calpine common stock subject to such company option, multiplied by (b) the number of shares of Calpine common stock subject to such company option:

Name	Number of Shares Subject to Unvested Company Options Outstanding (#)	Weighted Average Exercise Price ($)	Estimated Value of Unvested Company Options ($)
John B. (Thad) Hill III	308,060	$11.73	$1,085,638
Zamir Rauf	108,001	$11.69	$384,484
W. Thaddeus Miller	146,996	$11.69	$523,306
W.G. (Trey) Griggs III	88,633	$11.69	$315,533
Charles M. Gates	79,553	$11.69	$283,209

The following table provides details on the estimated value of company restricted shares. Amounts represent the product (a) $15.25 and (b) the number of company restricted shares.

Name	Number of Company Restricted Shares Outstanding (#)	Value of Awards ($)
John B. (Thad) Hill III	126,973	$1,936,338
Zamir Rauf	43,312	$660,508
W. Thaddeus Miller	—	—
W.G. (Trey) Griggs III	36,091	$550,388
Charles M. Gates	19,900	$303,475

The following table provides details on the estimated value of company restricted stock units. Amounts represent the product (a) $15.25 and (b) the number of shares of Calpine common stock subject to such company restricted stock units.

Name	Number of Shares Subject to Unvested Company Restricted Stock Units Outstanding (#)	Value of Awards ($)
John B. (Thad) Hill III	118,633	$1,809,153
Zamir Rauf	43,805	$668,026
W. Thaddeus Miller	59,622	$909,236
W.G. (Trey) Griggs III	35,950	$548,238
Charles M. Gates	32,267	$492,072

The table below provides details on the estimated value of company performance stock unit awards based upon the target number of units under the award agreements. The merger agreement provides that the number of company performance stock units actually paid will be based upon the higher of the target and actual performance (as determined by Calpine based upon performance up until the closing of the merger). Amounts below are calculated assuming achievement of the target level of performance, although the performance level ultimately achieved may exceed target. The named executive officers may earn up to 200% of the target number of company performance stock units based upon achievement of performance goals under the applicable award agreements for grants in 2015 and 2016 and up to 150% of the target number of company performance stock units based upon achievement of performance goals under the applicable award agreements for grants in 2017. Amounts shown in the table represent the product of (a) $15.25 and (b) the number of shares of Calpine common stock (at target performance) subject to such company performance stock units.

Name	Number of Shares Subject to Unvested Company Performance Stock Units Outstanding (#)	Value of Awards ($)
John B. (Thad) Hill III	315,647	$4,813,617
Zamir Rauf	114,075	$1,739,644
W. Thaddeus Miller	47,520	$724,680
W.G. (Trey) Griggs III	95,256	$1,452,654
Charles M. Gates	55,568	$847,412

(3)

This column represents the value of Calpine-paid premiums for health plan coverage for 36 months, as well as a tax gross-up on such payments, under the Hill employment agreement and the ability of our other named executive officers to continue participating in our health and welfare benefits for up to 36 months following termination of employment, under the severance plan and the Miller employment agreement, as applicable, and executive outplacement services arranged and paid for by Calpine following termination of employment under the Hill employment agreement, the severance plan and the Miller employment agreement, as applicable, for 24 months in the case of Mr. Hill and 18 months for the remaining named executive officers, respectively. These benefits are “double-trigger.” The table below provides details on the value of continued participation in health and welfare benefits and executive outplacement services.

Name	Value of Continued Participation in Health and Welfare Benefits ($)	Value of Executive Outplacement Services ($)
John B. (Thad) Hill III	$91,872	$55,000
Zamir Rauf	$91,872	$50,000
W. Thaddeus Miller	$63,828	$50,000
W.G. (Trey) Griggs III	$91,872	$50,000
Charles M. Gates	$63,828	$50,000

(4)	None of the named executed officers have any other benefits that would be paid out upon a qualifying termination following consummation of the merger.

Narrative to Golden Parachute Compensation Table

As Calpine previously reported, in November 2013, Calpine adopted its severance plan. In addition, as Calpine previously reported, on December 18, 2015, it entered into the Miller employment agreement with Mr. Miller, and on May 16, 2017, it entered into the Hill employment agreement with Mr. Hill. The severance plan, the Hill employment agreement and the Miller employment agreement have “double-trigger” severance provisions, which means that they provide for severance payments to each executive if there is a “change in control” of Calpine followed by a qualifying termination of the executive during the 24-month period after a change in control (or within the six-month period following a potential change in control (provided a change in control occurs within nine months following the potential change in control)). The merger constitutes a “change in control” within the meaning of the severance plan, the Hill employment agreement and the Miller employment agreement. The amount of cash severance following such a qualifying termination, in the case of Mr. Hill, is generally equal to a lump sum payment consisting of the sum of (a) 2.99 times Mr. Hill’s highest annual base salary in the three years preceding the termination date, (b) 2.99 times Mr. Hill’s highest target bonus for the termination year or the year in which the change in control occurred, whichever is larger and (c) a pro-rata bonus for the year of termination. The amount of cash severance following such qualifying termination for our executive officers, other than in the case of Mr. Hill and Mr. Miller, under the severance plan are generally equal to the sum of (a) 2.99 times the executive’s highest annual base salary in the three years preceding the termination date and (b) 2.99 times the executive’s highest target bonus for the termination year or the year in which the change in control occurred, whichever is larger. While the severance plan does not provide for a pro-rata bonus for the year of termination, the merger agreement requires Parent or the surviving corporation to make such a payment to employees if termination without cause (as determined pursuant to the applicable Calpine benefit plan or as otherwise similarly determined by Parent or the surviving corporation in its reasonable discretion) occurs prior to payment of bonuses for the year of closing of the merger. The cash severance following such a qualifying termination in the case of Mr. Miller under the Miller employment agreement generally consist of (a) a lump sum payment consisting of three times the sum of (i) Mr. Miller’s highest annual base salary in the three years preceding the termination date and (ii) Mr. Miller’s target bonus for the termination year or the year in which the change in control occurred, whichever is larger and (b) a pro-rata bonus for the year of termination. Severance payments under the severance plan are conditioned on the executive entering into a non-solicitation, non-disclosure, non-disparagement and release agreement with Calpine, pursuant to which the non-solicitation and non-disparagement covenants apply for 36 months following a change-in-control-related termination of our named executive officers who participate in the severance plan. Under the Hill employment agreement, Mr. Hill will not be required to execute a release agreement as a condition of receiving any severance or change in control payments due to his termination in connection with a change in control, but he would be subject to 12-month post-termination non-competition and non-solicitation covenants, as well as non-disparagement and confidentiality covenants. Under the Miller employment agreement, Mr. Miller is not required to execute a release agreement with Calpine as a condition of his receipt of his severance or change in control payments, and he will not be subject to post-employment non-competition or non-solicitation covenants following a change in control (although he will be subject to a non-disparagement covenant). Effective January 1, 2018, Mr. Miller will no longer be eligible for severance under the Miller employment agreement, but it is contemplated that he will enter into a letter agreement, which will provide that he would instead be a Tier 3 participant in the severance plan and would be eligible thereunder for cash severance payments in connection with a qualifying termination equal to the sum of (a) 2.99 times his highest annual base salary in the three years preceding the termination date and (b) 2.99 times his highest target bonus for the termination year or the year in which the change in control occurred, whichever is larger, with such payments conditioned on him entering into a non-solicitation, non-disclosure, non-disparagement and release agreement with Calpine, pursuant to which the non-solicitation and non-disparagement covenants would apply following a change-in-control-related termination for 36 months.

For further information regarding the details of the severance plan, the Hill employment agreement, the Miller employment agreement and letter agreement, see the section entitled “The Merger (Proposal 1)—Interests of Certain Persons in the Merger—Severance Plan” beginning on page 84 of this proxy statement, the section entitled “The Merger (Proposal 1)—Interests of Certain Persons in the Merger—Employment Agreement with Thad Hill” beginning on page 85 of this proxy statement, and the section entitled “The Merger (Proposal 1)—Interests of Certain Persons in the Merger—Employment Agreement with Thad Miller” beginning on page 87 of this proxy statement.

Upon the merger, all company options, company restricted shares, company restricted stock units and company performance stock units will fully vest and be paid out in cash. For further information regarding the treatment of company options, company restricted shares, company restricted stock units and company performance stock units, see the section entitled “The Merger (Proposal 1)—Interests of Certain Persons in the Merger—Equity Awards” beginning on page 80 of this proxy statement.

The Hill employment agreement provides for Calpine-paid premiums for health coverage for 36 months following a qualifying termination of employment during the 24-month period following a change in control of Calpine or within the six-month period following a potential change in control (provided a change in control occurs within nine months following the potential change in control), as well as a tax gross-up on such payments. The severance plan and the Miller employment agreement provide the ability of the other named executive officers to continue participating in our health and welfare benefits for up to 36 months following such a termination of employment. The named executive officers are also entitled to executive outplacement services arranged and paid for by Calpine for 24 months following termination in the case of Mr. Hill and 18 months following termination in the case of Mr. Miller and the remaining executives. For further information regarding the details of continued health and welfare benefit coverage and outplacement services under the severance plan, the Hill employment agreement and the Miller employment agreement, see the section entitled “The Merger (Proposal 1)—Interests of Certain Persons in the Merger—Severance Plan” beginning on page 84 of this proxy statement, the section entitled “The Merger (Proposal 1)—Interests of Certain Persons in the Merger—Employment Agreement with Thad Hill” beginning on page 85 of this proxy statement, and the section entitled “The Merger (Proposal 1)—Interests of Certain Persons in the Merger—Employment Agreement with Thad Miller” beginning on page 87 of this proxy statement.

Vote Required and Recommendation of the Calpine Board

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act requires Calpine to provide its stockholders with the opportunity to cast an advisory (non-binding) vote on certain “golden parachute” compensation that may be payable to its named executive officers in connection with the consummation of the merger. As required by those rules, Calpine is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Calpine’s named executive officers in connection with the merger, as disclosed in the table entitled “Golden Parachute Compensation”

pursuant to Item 402(t) of Regulation S-K including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on this proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve this proposal on “golden parachute” compensation and vote not to adopt the merger agreement and vice versa. Because the vote is advisory in nature only, it will not be binding on either Calpine or Merger Sub if the merger agreement is adopted. As Calpine is contractually obligated to pay the compensation to named executive officers disclosed in this proxy statement, such compensation will be paid, subject only to the conditions applicable thereto, if the merger agreement is adopted by stockholders and consummated, regardless of the outcome of the advisory vote.

In order for the advisory resolution on “golden parachute” compensation to be approved, holders of a majority of the outstanding shares of Calpine common stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting must cast the votes represented by such shares of Calpine common stock “FOR” such proposal, provided a quorum is present in person or represented by proxy at the special meeting. For stockholders who attend the meeting or are represented by proxy and abstain from voting, that abstention will have the same effect as voting “AGAINST” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation. The failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of Calpine common stock will have no effect on the outcome of the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation.

The Calpine Board recommends that stockholders vote “FOR” the proposal to approve, on an advisory (non-binding) basis, certain “golden parachute” compensation that may be payable to Calpine’s named executive officers in connection with the consummation of the merger as presented in this proxy statement.

MARKET PRICE OF CALPINE COMMON STOCK

Calpine common stock is listed for trading on the NYSE under the symbol “CPN.” The table below shows, for the periods indicated, the high and low sale prices for Calpine common stock, as reported on the NYSE.

	Common Stock Price
	High	Low
Fiscal Year Ended December 31, 2015
First Quarter ended March 31, 2015	$22.89	$20.16
Second Quarter ended June 30, 2015	$23.51	$17.66
Third Quarter ended September 30, 2015	$19.73	$14.09
Fourth Quarter ended December 31, 2015	$16.60	$11.75

Fiscal Year Ended December 31, 2016
First Quarter ended March 31, 2016	$16.49	$11.53
Second Quarter ended June 30, 2016	$16.07	$13.22
Third Quarter ended September 30, 2016	$15.12	$11.97
Fourth Quarter ended December 31, 2016	$13.22	$10.39

Fiscal Year Ending December 31, 2017
First Quarter ended March 31, 2017	$12.60	$10.53
Second Quarter ended June 30, 2017	$14.35	$9.30
Third Quarter ended September 30, 2017	$14.94	$12.86
Fourth Quarter (as of November 13, 2017)	$15.11	$14.60

On May 9, 2017, the last trading day prior to the publication of an article in The Wall Street Journal reporting that Calpine was exploring a sale and working with Lazard as it sought buyers, the high and low sale prices for Calpine common stock, as reported on the NYSE, were $10.26 and $10.01 per share, respectively, and the closing price for Calpine common stock, as reported on the NYSE, was $10.07 per share. On August 17, 2017, the last trading day prior to the public announcement of the merger agreement, the high and low sale prices for Calpine common stock, as reported on the NYSE, were $13.93 and $13.40 per share, respectively, and the closing price for Calpine common stock, as reported on the NYSE, was $13.50 per share. On November 13, 2017, the most recent practicable date before this proxy statement was mailed to our stockholders, the high and low sale prices for Calpine common stock, as reported on the NYSE, were $15.04 and $14.98 per share, respectively, and the closing price for Calpine common stock, as reported on the NYSE, was $15.02 per share. As of the close of business on the record date, Calpine had 360,568,456 shares of Calpine common stock outstanding and had approximately 80 holders of record. You are encouraged to obtain current market quotations for Calpine common stock in connection with voting your shares of Calpine common stock.

Under our current dividend policy, we have never declared or paid any cash dividends on our common stock and have retained any future earnings to support operations and to finance the growth and development of our business. Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, we may not declare or pay dividends to our stockholders without Parent’s written consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to Calpine regarding the beneficial ownership of its common stock as of November 9, 2017, by (a) each person known by Calpine to be the beneficial owner of more than 5% of the outstanding shares of its common stock, (b) each of our directors, (c) each of our named executive officers and (d) all of our executive officers and directors serving as a group. Unless otherwise stated, the address of each named executive officer and director is c/o Calpine Corporation, 717 Texas Avenue, Suite 1000, Houston, Texas 77002.

Name	Shares of Calpine Common Stock Beneficially Owned(1)	Shares Individuals Have the Right to Acquire Within 60 Days	Total Number of Shares Beneficially Owned(1)	Percent of Class (%)
5% or Greater Stockholders
The Vanguard Group(2)	29,995,354	—	29,995,354	8.3%
Hotchkis & Wiley Capital Management, LLC(3)	19,323,810	—	19,323,810	5.4%
Investment funds affiliated with Energy Capital Partners(4)	17,500,000	—	17,500,000	4.9%
BlackRock, Inc.(5)	15,776,301	—	15,776,301	4.4%
Canada Pension Plan Investment Board(6)	2,111,215	—	2,111,215	*
Named Executive Officers and Directors
John B. (Thad) Hill III(7)	597,541	400,000	997,541	*
Zamir Rauf(8)	174,070	502,566	676,636	*
W. Thaddeus Miller(9)	515,725	306,618	822,343	*
W.G. (Trey) Griggs III(10)	85,365	—	85,365	*
Charles M. Gates(11)	27,128	—	27,128	*
Mary L. Brlas(12)	5,468	527	5,995	*
Frank Cassidy(13)	34,295	20,304	54,599	*
Michael W. Hofmann(13)(14)	20,000	20,304	40,304	*
Jack A. Fusco(15)	—	300,000	300,000	*
David C. Merritt(13)	24,602	26,671	51,273	*
W. Benjamin Moreland(13)	101,273	—	101,273	*
Robert A. Mosbacher, Jr.(13)	23,244	—	23,244	*
Denise M. O’Leary(13)	51,273	—	51,273	*
All Executive Officers and Directors as a Group (16 persons)	1,801,468	1,736,822	3,538,290	*

*	The percentage of shares beneficially owned by such director or named executive officer does not exceed one percent of the outstanding shares of Calpine common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and consists of either or both voting or investment power with respect to securities. Shares of Calpine common stock issuable upon the exercise of options, warrants or rights or upon the conversion of convertible securities that are immediately exercisable or convertible or that will become exercisable or convertible within the next 60 days are deemed beneficially owned by the beneficial owner of such options, warrants or rights or convertible securities and are deemed outstanding for the purpose of computing the percentage of any other person. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have reported that they have sole voting and sole investment power with respect to all shares of Calpine common stock shown as beneficially owned by them. A total of 360,568,456 shares of Calpine common stock are considered to be outstanding as of November 9, 2017, calculated pursuant to Rule 13d-3(1)(i) under the Exchange Act.

(2)	According to Form 13F filed with the SEC on August 24, 2017, The Vanguard Group (“Vanguard”) possesses sole voting power over 190,302 shares, sole dispositive power over 29,781,847 shares, shared voting power over 41,100 shares and shared dispositive power over 213,507 shares. According to filings made with the SEC, the principal business address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355. Vanguard may have made additional transactions in our common stock since their most recent filings with the SEC. Accordingly, the information presented may not reflect all of the shares currently beneficially owned by Vanguard.

(3)	According to Schedule 13G filed with the SEC on October 10, 2017, Hotchkis & Wiley Capital Management, LLC (“HWCM”) possesses sole voting power over 12,720,517 shares and sole dispositive power over 19,323,810 shares. According to filings made with the SEC, the principal business address of HWCM is 725 S. Figueroa Street 39th Floor, Los Angeles, CA 90017. HWCM may have made additional transactions in our common stock since their most recent filings with the SEC. Accordingly, the information presented may not reflect all of the shares currently beneficially owned by HWCM.

(4)	Volt Energy is the record holder of the securities reported herein. ECP ControlCo, LLC is the sole managing member of Energy Capital Partners, which is the general partner of Energy Capital Partners GP III, LP (“ECP Fund GP”), which is the general partner of each of Energy Capital Partners III, LP, ECP III-A, Energy Capital Partners III-B (Volt IP), LP, Energy Capital Partners III-C, LP (collectively, the “ECP Funds”), which are the sole members of Volt Energy Holdings GP, LLC (“Volt GP”), which is the general partner of Volt Energy. Douglas Kimmelman, Thomas Lane, Andrew Singer, Peter Labbat, Tyler Reeder and Rahman D’Argenio are the managing members of ECP ControlCo, LLC and share the power to vote and dispose of the securities beneficially owned by ECP ControlCo, LLC. As such, each of ECP ControlCo, LLC, Energy Capital Partners, ECP Fund GP, the ECP Funds, Volt GP, and Messrs. Kimmelman, Lane, Singer, Labbat, Reeder and D’Argenio may be deemed to have or share beneficial ownership of the shares of Calpine common stock held directly by Volt Energy. Each such entity or individual disclaims any such beneficial ownership. The principal business address of each of the entities and individuals listed in this footnote is 51 John F. Kennedy Parkway, Suite 200, Short Hills, NJ 07078.

According to information in filings on Schedule 13D made with the SEC, each of BlackRock, Inc. (“BlackRock”) and CPPIB may be deemed to have formed a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with Energy Capital Partners. Energy Capital Partners and its affiliates disclaim the existence of any such group and disclaim beneficial ownership of any securities beneficially owned by BlackRock or CPPIB.

(5)	According to Schedule 13D filed with the SEC on August 25, 2017, BlackRock possesses sole voting power over 14,181,952 shares and sole dispositive power over 15,776,301 shares. According to filings made with the SEC, the principal business address of BlackRock is 55 East 52nd Street, New York, NY 10055. BlackRock may have made additional transactions in our common stock since their most recent filings with the SEC. Accordingly, the information presented may not reflect all of the shares currently beneficially owned by BlackRock.

According to information in filings on Schedule 13D made with the SEC, BlackRock may be deemed to have formed a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with Energy Capital Partners. BlackRock and its affiliates disclaim the existence of any such group and disclaim beneficial ownership of any securities beneficially owned by Energy Capital Partners.

(6)	According to Schedule 13D filed with the SEC on August 28, 2017, CPPIB possesses sole voting and dispositive power over 2,111,215 shares. According to filings made with the SEC, the principal business address of CPPIB is One Queen Street East, Suite 2500, Toronto, ON M5C 2W5 Canada. CPPIB may have made additional transactions in our common stock since their most recent filings with the SEC. Accordingly, the information presented may not reflect all of the shares currently beneficially owned by CPPIB.

According to information in filings on Schedule 13D made with the SEC, CPPIB may be deemed to have formed a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with Energy Capital

Partners. CPPIB and its affiliates disclaim the existence of any such group and disclaim beneficial ownership of any securities beneficially owned by Energy Capital Partners.

(7)	Of the total shares reported, Mr. Hill has the right to acquire 400,000 vested option shares consisting of 100,000 shares and 300,000 shares at exercise prices of $9.49 and $12.13 per share, respectively, and Mr. Hill has 126,973 unvested company restricted shares previously granted to him under the Calpine Corporation Amended and Restated 2008 Equity Incentive Plan (the “2008 Equity Incentive Plan”) and the Calpine Corporation 2017 Equity Incentive Plan as to which Mr. Hill has voting but not dispositive power.

(8)	Of the total shares reported, Mr. Rauf has the right to acquire 502,566 vested option shares (consisting of 23,200 shares, 21,700 shares, 100,000 shares, 69,963 shares, 149,431 shares and 138,272 shares at exercise prices of $16.90, $18.38, $8.01, $11.24, $14.30 and $15.31 per share, respectively), and Mr. Rauf has 43,312 unvested company restricted shares previously granted to him under the 2008 Equity Incentive Plan as to which Mr. Rauf has voting but not dispositive power.

(9)	Of the total shares reported, 364,948 shares are held directly by Mr. Miller; 42,886 shares are owned by grantor retained annuity trusts and may be deemed to be beneficially owned by Mr. Miller as the sole recipient of the annuity payments and the trustee of such trusts; and 107,891 shares are owned by separate trusts of which Mr. Miller’s children are respective beneficiaries and Mr. Miller and his spouse serve as trustees, and therefore may be deemed to be indirectly beneficially owned by Mr. Miller. Of the total shares reported, Mr. Miller has the right to acquire 246,996 option shares consisting of 100,000 vested option shares at an exercise price of $9.49 per share and 146,996 unvested option shares at an exercise price of $11.69, which vest on December 31, 2017. Mr. Miller also has 59,622 unvested company restricted stock units granted to him under the Calpine Corporation 2017 Equity Incentive Plan which vest on December 31, 2017.

(10)	Of the total shares reported, Mr. Griggs has 36,091 unvested company restricted shares previously granted to him under the 2008 Equity Incentive Plan as to which Mr. Griggs has voting but not dispositive power.

(11)	Of the total shares reported, Mr. Gates has 19,900 unvested company restricted shares previously granted to him under the 2008 Equity Incentive Plan as to which Mr. Gates has voting but not dispositive power.

(12)	On August 10, 2016, Ms. Brlas received an award of 5,995 company restricted stock units pursuant to the 2008 Equity Incentive Plan, vesting on May 9, 2017, in connection with her appointment as a member of the Calpine Board. Ms. Brlas elected to defer the distribution date of 527 company restricted stock units to her termination of service on the Calpine Board or a “Change in Control” as defined in the Restricted Stock Unit Agreement.

(13)

On May 19, 2010, each non-employee member of the Calpine Board received an award of 6,367 company restricted stock units pursuant to the Calpine Corporation 2008 Amended and Restated Director Incentive Plan (the “2008 Director Plan”), vesting on May 10, 2011. Mr. Merritt elected to defer the distribution date of such restricted stock units to May 19, 2020. On May 10, 2013, each non-employee member of the Calpine Board received an award of 4,362 company restricted stock units pursuant to the 2008 Director Plan, vesting on May 10, 2014. Mr. Cassidy elected to defer the distribution date of such company restricted stock units to September 7, 2022, Mr. Merritt elected to defer the distribution date of such restricted stock units to May 19, 2020 and Mr. Hofmann elected to defer the distribution date of such company restricted stock units to his termination of service on the Calpine Board or a “Change in Control” as defined in the Restricted Stock Unit Agreement. On May 14, 2014, each non-employee member of the Calpine Board received an award of 4,452 company restricted stock units pursuant to the 2008 Director Plan, vesting on May 12, 2015. Mr. Cassidy elected to defer the distribution date of such company restricted stock units to September 7, 2018, and Messrs. Hofmann and Merritt elected to defer the distribution date of such company restricted stock units to their termination of service on the Calpine Board or a “Change in Control” as defined in the Restricted Stock Unit Agreement. On May 13, 2015, each non-employee member of the Calpine Board received an award of 4,837 company restricted stock units pursuant to the 2008 Director Plan, vesting on May 10, 2016. Mr. Cassidy elected to defer the distribution date of such company restricted stock units to September 7, 2019, and Messrs. Hofmann and Merritt elected to defer the distribution date of such company restricted stock units to their termination of service on the Calpine Board or a “Change in Control” as defined in the Restricted Stock Unit Agreement. On May 11, 2016, each non-employee member of the Calpine Board received an award of 6,653 company restricted stock units pursuant to the 2008 Director Plan, vesting on May 9, 2017. Messrs. Cassidy, Hofmann and Merritt elected to defer the distribution date of such company restricted stock units to their termination of service on the Calpine Board or a “Change in Control” as defined in the Restricted Stock Unit Agreement. All company restricted stock units awarded to our directors will be automatically distributed on their elected distribution dates, subject to an earlier distribution upon termination of the director’s service on the Calpine Board or a “Change in Control” as defined in the Restricted Stock Unit Agreement.

(14)	Of the total shares reported, 20,000 shares are held under The Michael W. and Lisa S. Hofmann Revocable Trust and are deemed to be beneficially owned by Mr. Hofmann as co-trustee along with Lisa S. Hofmann, his spouse.

(15)	Mr. Fusco has the right to acquire 300,000 vested option shares at an exercise price of $9.49 per share pursuant to the 2008 Equity Incentive Plan.

APPRAISAL RIGHTS

If the merger is consummated, stockholders who do not vote in favor of the proposal to adopt the merger agreement and who properly demand an appraisal of their shares and who otherwise comply with the requirements set forth in Section 262 will be entitled to appraisal rights in connection with the merger.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to Section 262, the full text of which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Calpine common stock is entitled to demand appraisal rights for those shares registered in that holder’s name. A person having a beneficial interest in shares of Calpine common stock held of record in the name of another person, such as a bank, brokerage firm or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Calpine common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee.

Under Section 262, holders of shares of Calpine common stock who (a) do not vote in favor of the proposal to adopt the merger agreement, (b) continuously are the record holders of such shares through the effective time of the merger and (c) otherwise follow exactly the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of such shares of Calpine common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be “fair value.” The “fair value” of your shares of Calpine common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration of $15.25 per share that you are otherwise entitled to receive under the terms of the merger agreement.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation must, not less than 20 days prior to the meeting, notify each of its stockholders entitled to appraisal rights that appraisal rights will be available and include in the notice a copy of Section 262. This proxy statement constitutes Calpine’s notice to its stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the merger, any holder of shares of Calpine common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully.

Strict compliance with the statutory procedures in Section 262 is required. Failure to timely and properly comply with the statutory requirements will result in the loss of your appraisal rights.

A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Calpine common stock, Calpine believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Calpine common stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal to adopt the merger agreement, abstain or not vote its shares;

•	the stockholder must deliver to Calpine a written demand for appraisal before the vote on the proposal to adopt the merger agreement at the special meeting;

•	the stockholder must continuously hold the shares from the date of making the demand through the effective time. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time; and

•	the stockholder or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the “fair value” of the shares within 120 days after the effective time. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

Filing Written Demand

Any holder of shares of Calpine common stock wishing to exercise appraisal rights must deliver to Calpine, before the vote on the adoption of the merger agreement is taken at the special meeting at which the proposal to adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not submit a blank proxy or vote in favor of the proposal to adopt the merger agreement. A holder of shares of Calpine common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. Neither voting against the proposal to adopt the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement. A proxy or vote against the proposal to adopt the merger agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the merger agreement at the special meeting of Calpine’s stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Calpine common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Calpine common stock should be executed by or on behalf of the holder of record, and must reasonably inform Calpine of the identity of the holder and state that the holder intends thereby to demand the appraisal of such holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand for appraisal must be executed by or on behalf of the record holder. If the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand for appraisal should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, such agent is acting as agent for the record holder or holders.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BANKS, BROKERAGE FIRMS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Calpine Corporation

717 Texas Avenue, Suite 1000

Houston, Texas 77002

Attention: Corporate Secretary

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined in a proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and accept the merger consideration for that stockholder’s shares by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective time of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration.

Notice by the Surviving Corporation

Within ten days after the effective time of the merger, the surviving corporation must notify the date the merger has become effective to each holder of shares of Calpine common stock who has not voted in favor of the proposal to adopt the merger agreement and has otherwise complied with Section 262.

Filing a Petition for Appraisal

Within 120 days after the effective time, but not thereafter, the surviving corporation or any holder of shares of Calpine common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the “fair value” of the shares held by all such stockholders entitled to appraisal. Parent has no present intent to cause Calpine to file such a petition and has no obligation to cause such a petition to be filed, and holders should not assume that the surviving corporation will file a petition. Accordingly, any holders of shares of Calpine common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Calpine common stock within the time and in the manner prescribed by Section 262. The failure of a holder of shares of Calpine common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective time, any holder of shares of Calpine common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within ten days after receipt of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal under Section 262, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statement. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by and a copy of the petition is served upon the surviving corporation, then the surviving corporation will be obligated, within 20 days after such service, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to the stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the court is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal for their shares and who hold certificated shares of Calpine common stock to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss such stockholder from the proceedings.

Determination of Fair Value

After determining the holders of Calpine common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of Calpine common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the “fair value.” In determining “fair value,” the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining “fair value” in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of “fair value,” the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that were known or that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the “fair value” of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, “fair value” under Section 262. Although Calpine believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of “fair value” as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Calpine nor Parent anticipates offering more than the merger consideration to any stockholder of Calpine exercising appraisal rights, and each of Calpine and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Calpine common stock is less than the merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the

Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro-rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of Calpine common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of Calpine common stock will be deemed to have been converted at the effective time into the right to receive the merger consideration applicable to the shares, less any applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration in accordance with Section 262.

From and after the effective time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of Calpine common stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Calpine common stock, if any, payable to Calpine’s stockholders of record as of a time prior to the effective time; however, if no petition for an appraisal is filed, or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder of Calpine wishing to exercise appraisal rights is encouraged to consult their legal counsel before attempting to exercise those rights.

DELISTING AND DEREGISTRATION OF CALPINE COMMON STOCK

If the merger is consummated, Calpine common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of Calpine common stock. However, we will continue to make filings with the SEC to the extent such filings are required pursuant to the terms of our registered debt securities.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the Calpine Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Stockholder Proposals and Nominations for the 2018 Annual Meeting

If the merger is consummated prior to Calpine’s 2018 annual meeting of stockholders, Calpine will not hold an annual meeting of stockholders in 2018 and there will be no public participation in any future meetings of Calpine’s stockholders because, following the merger, Calpine common stock will be delisted from the NYSE and will be deregistered under the Exchange Act, and Calpine will no longer be a publicly-held company. However, if the merger is not consummated prior to Calpine’s 2018 annual meeting of stockholders, the following deadlines apply to the submission of stockholder proposals to be considered at Calpine’s 2018 annual meeting of stockholders:

•	Our bylaws provide that no business or director nomination may be brought before our annual meeting of stockholders unless it is specified in the notice of meeting or is otherwise brought before the meeting by or at the direction of the Calpine Board or by a stockholder of record entitled to notice of and to vote at such meeting who has delivered notice and such notice is received by the Corporate Secretary (containing certain information specified in our bylaws about the stockholder and the proposed business or director nomination, as applicable) not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders. In the event that our annual meeting of stockholders is called for a date that is not within 30 days before or after such anniversary date, such notice must be received by the Corporate Secretary not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public announcement of the date of the annual meeting was made, whichever first occurs. For business or a director nomination proposed by a stockholder to be eligible to be brought before our 2018 annual meeting of stockholders, the stockholder’s notice of proposed business or director nomination, as applicable, must not be received by our Corporate Secretary earlier than January 10, 2018 nor later than February 9, 2018.

•	Shareholder proposals intended to be considered for inclusion in our proxy statement and voted on at our 2018 annual meeting of stockholders must be received at our corporate headquarters by our Corporate Secretary on or before November 29, 2017. Applicable SEC rules and regulations govern the submission of shareholder proposals and our consideration of them for inclusion in the 2018 notice of annual meeting of stockholders and the 2018 proxy statement.

Proposals should be submitted in writing to our Corporate Secretary at our principal executive offices at 717 Texas Avenue, Suite 1000, Houston, Texas 77002, Attn: Corporate Secretary. We suggest that you mail your proposal by certified mail, return receipt requested.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the “Investors” page of our corporate website at www.calpine.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference into this proxy statement the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the SEC on February 10, 2017;

•	our Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2017 as filed with the SEC on November 1, 2017, the quarterly period ended June 30, 2017 as filed with the SEC on July 28, 2017 and the quarterly period ended March 31, 2017 as filed with the SEC on April 28, 2017;

•	our Current Reports on Form 8-K as filed with the SEC on November 1, 2017, October 26, 2017, October 3, 2017, September 20, 2017, August 22, 2017, August 18, 2017, July 28, 2017, May 24, 2017, May 18, 2017, May 10, 2017, April 28, 2017, February 10, 2017 and February 9, 2017; and

•	our Definitive Proxy Statement for our 2017 annual meeting of stockholders as filed with the SEC on March 29, 2017.

We also incorporate by reference into this proxy statement additional documents that Calpine may file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Calpine Corporation, 717 Texas Avenue, Suite 1000, Houston, Texas 77002, Attn: Investor Relations, telephone number (713) 830-8775 or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares of Calpine common stock at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated November 13, 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

CALPINE CORPORATION,

VOLT PARENT, LP

and

VOLT MERGER SUB, INC.

Dated as of August 17, 2017

A-i

A-ii

Exhibit A	Form of Certificate of Incorporation
Exhibit B	Form of Guaranty

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 17th day of August, 2017, by and among Calpine Corporation, a Delaware corporation (the “Company”), Volt Parent, LP, a Delaware limited partnership (“Parent”), and Volt Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and (iv) resolved to recommend that the stockholders of the Company adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder and unanimously approved this Agreement, and the general partner of Parent and Parent, as the sole stockholder of Merger Sub, have approved and adopted, respectively, this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with, and to prescribe certain conditions to, the Merger, in each case, as set forth herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Energy Capital Partners III-A, LP, an Affiliate of Parent and Merger Sub (“Guarantor”), has entered into a Guaranty, dated as of the date hereof, in favor of the Company pursuant to which Guarantor has guaranteed certain obligations of Parent and Merger Sub arising under, or in connection with, this Agreement (the “Guaranty”); and

WHEREAS, as of the date hereof, Volt Energy Holdings, LP, a Delaware limited partnership (“Volt”), owns 17,500,000 Common Shares, which shares shall be retained by Volt and shall not be converted into the right to receive Merger Consideration.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) Certain Terms. Whenever used in this Agreement (including in the Company Disclosure Letter and the Parent Disclosure Letter), the following terms shall have the respective meanings given to them below:

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) does not contain any provision prohibiting the Company or any of the Company Subsidiaries from making any of the disclosures required to be made to Parent and its Representatives pursuant to Section 8.4 and (ii) contains provisions that are no less favorable, in the aggregate, to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any standstill or similar provision.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person; provided that none of the Identified Sponsor Investors shall be considered Affiliates of Parent or any of its Subsidiaries.

“Air Emission Allowance” means any air emission allowance or air emission reduction credit required to comply with applicable Environmental Laws in relation to the operation of the Company’s or any Company Subsidiary’s facilities.

“Alternative Transaction Proposal” means any bona fide inquiry, proposal or offer from any Person (other than Parent or any of its Subsidiaries) relating to: (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company; (ii) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock (including by merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction) of any Company Subsidiary, of assets or properties that constitute twenty percent (20%) or more of the assets of the Company and the Company Subsidiaries, taken as a whole, based on fair market value as determined in good faith by the Company Board, or twenty percent (20%) or more of the outstanding Common Shares; or (iii) any tender offer or exchange offer in which any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding Common Shares.

“Applicable Law” means any applicable order, law, regulation, rule, ordinance, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity.

“beneficial owner” or “beneficial ownership,” with respect to any Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, are authorized or required by law to be closed for regular banking business.

“Canadian Securities Laws” means the Securities Act (Alberta) RSA 2000 c 5-4 and any other applicable Canadian provincial or territorial securities laws.

“Common Shares” means shares of common stock, par value $0.001 per share, of the Company.

“Company Benefit Plan” means each U.S. or non-U.S. employee or compensation benefit plan, program, policy, Contract or arrangement (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, incentive, deferred compensation, stock bonus, stock purchase, restricted stock, performance stock unit, stock option, other equity or equity-based and severance, employment, change in control, retention, termination plan, program, policy, Contract or arrangement) for the benefit of any current or former officer, employee, director or independent contractor of the Company or any of the Company Subsidiaries that is maintained, contributed to, or required to be contributed to, by the Company or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries is a party.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Equity Plans” means the Calpine Corporation Amended and Restated 2008 Equity Incentive Plan, the Calpine Corporation 2017 Equity Incentive Plan, the Calpine Corporation 2008 Amended and Restated Director Incentive Plan and the Calpine Corporation 2017 Equity Compensation Plan for Non-Employee Directors.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, (a) would or would reasonably be expected to (i) prevent, impair or materially delay consummation by the Company of the Merger or the other transactions contemplated hereby or (ii) otherwise materially adversely affect the ability of the Company to perform its obligations hereunder or (b) is or would reasonably be expected to be materially adverse to the businesses, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, except, in the case of clause (b), to the extent that such Effect results from (i) general economic, political or regulatory conditions or changes therein, (ii) financial, credit or stock market fluctuations or conditions, (iii) any changes in or events generally affecting the industries or markets in which the Company or any Company Subsidiaries operate, (iv) any changes in the rates that the Company or any Company Subsidiary may charge for electricity, energy, capacity and/or ancillary services or any other product or service subject to regulation by FERC, (v) any change or development in national, regional, state or local wholesale or retail markets or prices for electric power, capacity, emissions allowances, natural gas, fuel oil, coal, steel, concrete, water, steam or fuel or the transportation of any of the foregoing, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (vi) any change or development in national, regional, state or local electric generating, transmission or distribution systems or natural gas transmission or distribution systems, (vii) any change in customer usage patterns or customer selection of third-party suppliers for electricity, (viii) any change in U.S. GAAP or Applicable Law (or changes in interpretation or enforcement of U.S. GAAP or Applicable Law) after the date hereof, (ix) changes in the market price or trading volume of Common Shares, in and of itself, (x) any failure by the Company to meet any internal, analysts’ or other earnings estimates, budgets, plans, forecasts or projections of financial performance or results of operations or changes in credit ratings (provided that clauses (ix) and (x) shall not prevent a determination that any Effect underlying such changes or failure has resulted in a Company Material Adverse Effect, unless such Effect is otherwise excepted by this definition), (xi) natural disasters (other than with respect to (A) the Geysers Assets or (B) any other assets that, individually or in the aggregate, are material to the Company and the Company Subsidiaries, taken as a whole, in each of the cases of sub-clauses (A) and (B) of this sub-clause (xi), after taking into account recoveries received under the Company’s and the Company Subsidiaries’ insurance policies and the ability and timing to repair any such assets), (xii) any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or any escalation or worsening thereof, (xiii) the negotiation, execution, announcement, pendency, performance or consummation of this Agreement and the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators, other than to the extent relating to a breach of Section 5.5 or Section 5.16(f), (xiv) (A) any action taken by Parent or any of its Affiliates or (B) the omission of an action that was required to be taken by Parent or any of its Affiliates, in each case of (A) and (B) of this clause (xiv), in breach of this Agreement, (xv) compliance by the Company with its obligations, agreements and covenants under Article VII and Article VIII of this Agreement or the taking of any specific action at the written direction or with the written consent of Parent or Merger Sub, (xvi) labor conditions in the industries or markets in which the Company or any of the Company Subsidiaries operate, (xvii) the identity of Guarantor, Parent or Merger Sub or Parent’s ability to obtain any required consents or approvals in connection with the transactions contemplated by this Agreement or (xviii) any of the matters specifically set forth or otherwise specifically described in the Company Disclosure Letter or the Company Reports, except, in the case of clauses (i), (ii), (iii), (v), (vi) and (xii) of this subsection (b), to the extent the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries and geographic markets in which the Company and the Company Subsidiaries operate.

“Company Real Property” means the real property owned, leased or operated by the Company or any of the Company Subsidiaries or in which the Company or any of the Company Subsidiaries possesses any use or occupancy rights.

“Company Subsidiary” means each Subsidiary of the Company.

“Constituent Documents” means, with respect to any entity, the certificate or articles of incorporation and by-laws of such entity or any similar organizational documents of such entity.

“Contract” shall mean any contract, lease, license, indenture, note, bond, agreement, arrangement, concession, franchise or other binding instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Debt Financing Sources” means the agents, arrangers, issuing banks, lenders and other entities party to the Debt Financing Commitments that have committed to provide, syndicate and/or arrange the Debt Financing.

“Debt Instruments” means (a) the Notes, as such term is defined in each of (i) the Indenture, dated as of October 31, 2013, among the Company, the guarantors party thereto and Wilmington Trust, National Association, as trustee, related to the 6.000% Senior Secured Notes Due 2022, (ii) the Indenture, dated as of October 31, 2013, among the Company, the guarantors party thereto and Wilmington Trust, National Association, as trustee, related to the 5.875% Senior Secured Notes Due 2024 and (iii) the Indenture, dated as of May 31, 2016, among the Company, the guarantors party thereto and Wilmington Trust, National Association, as trustee, related to the 5.250% Senior Secured Notes Due 2026, in each case, as in effect on the date hereof and copies of which have been furnished to Parent prior to the date hereof, (b) (i) the 2023 Notes, as such term is defined in the First Supplemental Indenture, dated as of July 22, 2014, to the Indenture, dated as of July 8, 2014, by and between the Company and Wilmington Trust, National Association, as trustee, governing the 5.375% Senior Notes due 2023, (ii) the 2025 Notes, as such term is defined in the Second Supplemental Indenture, dated as of July 22, 2014, to the Indenture, dated as of July 8, 2014, by and between the Company and Wilmington Trust, National Association, as trustee, governing the 5.750% Senior Notes due 2025, and (iii) the 2024 Notes, as such term is defined in the Third Supplemental Indenture, dated as of February 3, 2015, to the Indenture, dated as of July 8, 2014, by and between the Company and Wilmington Trust, National Association, as trustee, governing the 5.500% Senior Notes due 2024 and (c) the Loans, as such term is defined in each of (i) the Credit Agreement, dated as of December 1, 2016, among the Company, as borrower, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and MUFG Union Bank, N.A., as collateral agent, (ii) the Credit Agreement, dated as of December 15, 2015 among the Company, as borrower, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and Goldman Sachs Credit Partners L.P., as collateral agent, as amended on December 21, 2016, (iii) the Credit Agreement, dated as of May 28, 2015, among the

Company, as borrower, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, Goldman Sachs Credit Partners L.P., as collateral agent, and Goldman Sachs Bank USA, MUFG Union Bank, N.A., Barclays Bank PLC and Royal Bank of Canada, as co-documentation agents, as amended on December 21, 2016, (iv) the Credit Agreement, dated as of May 31, 2016, entered into among the Company, as borrower, the lenders party thereto, Citibank N.A., as administrative agent and MUFG Union Bank, N.A., as collateral agent, as amended on December 21, 2016, and (v) the Credit Agreement, dated February 3, 2017, among the Company, as borrower, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent and MUFG Union Bank, N.A., as collateral agent, in each case, as in effect on the date hereof and copies of which have been made available to Parent prior to the date hereof.

“Derivative Products” means any swap, cap, floor, collar, futures Contract, forward Contract, option or any other derivative financial instrument or Contract, based on any commodity, security, instrument, rate or index of any kind or nature whatsoever, whether tangible or intangible.

“Effect” means an event, occurrence, fact, condition, change, development or effect.

“Encumbrance” means any mortgage, claim, security interest, encumbrance, lease, lien, charge or other similar restriction or limitation.

“Engagement Letter” means the executed debt engagement letter(s), dated as of the date hereof, between the Company and Barclays Bank PLC (including all exhibits, schedules, and annexes thereto), as may be amended or modified with Parent’s prior written consent.

“Environmental Law” means any Applicable Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life, or any other natural resource), the safety or health of human beings (as such relate to exposure to Hazardous Substances), or exposure to, or the possession, presence, storage, generation, manufacture, management, transportation, use, disposal, or Release of Hazardous Substances.

“Environmental Products” means emissions credits, renewable energy credits, green tags and other environmental products.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exempted Person” means any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) from whom the Company or any of its Representatives has received a written Alternative Transaction Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that the Company Board determines in good faith, after consultation with its financial and legal advisors, constitutes, or would reasonably be expected to lead to, a Superior Proposal (such determination to be made no later than the No-Shop Period Start Date); provided that any such Person or group shall cease to be an Exempted Person upon the earliest to occur of the following: (i) the ultimate equityholder(s) of such Person and the other Persons who were members of such “group,” if any, as of immediately prior to the No-Shop Period Start Date ceasing to constitute in the aggregate at least fifty percent (50%) of the equity financing (measured by each of voting power and value) of such Person or group at any time from and after the No-Shop Period Start Date, (ii) at any time prior to the Cut Off Time, if such Person’s Alternative Transaction Proposal is withdrawn, terminated or expires (it being understood that any amendment, modification or replacement of such Alternative Transaction Proposal shall not, in and of itself, be deemed a withdrawal of such Alternative Transaction Proposal), and (iii) the Cut Off Time.

“FERC” means the Federal Energy Regulatory Commission or any successor agency.

“FERC Approval” means the approval of FERC under Section 203 of the FPA.

“FPA” means the Federal Power Act.

“Geysers Assets” means the geothermal power plant assets of the Company and the Company Subsidiaries, including the steam extraction and gathering assets, located in Sonoma County and Lake County, California.

“Geysers Material Contracts” means each material Contract related to Company Real Property that relates to any of the Geysers Assets.

“Good Industry Practice” means any of the practices, methods, standards, procedures and acts that, at the time the decision was made, are, with respect to a generating facility, generally engaged in or approved by a significant portion of Persons who are independent power generators performing similar tasks or services with respect to the ownership and operation of similarly situated generating facilities of a similar size, using similar generation technologies and located in the United States, and which, in each case, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, would reasonably have been expected to accomplish the desired result at a reasonable cost in a manner consistent with Applicable Law, safety and good business practices. “Good Industry Practice” is not intended to be limited to the optimum practice, method, standard, procedures or act to the exclusion of all others, but rather includes a spectrum of acceptable practices, methods, standards, procedures or acts generally accepted in the region during the relevant period in light of the circumstances.

“Government Official” means any (i) official, officer, employee or other Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office or (iii) company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (i) or (ii).

“Governmental Entity” means any court or tribunal or administrative, governmental, quasi-governmental, arbitral or regulatory body, agency, commission, board, legislature, instrumentality, division, department, public body, self-regulatory body or other authority of any nation or government or any political subdivision thereof, whether foreign or domestic and whether national, supranational, tribal, state, provincial or local.

“Hazardous Substances” means (i) any material or substance that is defined, listed, classified or regulated under applicable Environmental Laws as a “pollutant,” “contaminant,” “hazardous material,” “hazardous substance,” “hazardous waste,” or “toxic substance,” or as “hazardous” or “toxic,” or (ii) any petroleum, petroleum product, polychlorinated biphenyls, friable asbestos and asbestos-containing materials, or radioactive materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Identified Sponsor Investor” means (a) any of the Persons listed in Section 1.1(a)(i) of the Parent Disclosure Letter, (b) any direct or indirect portfolio companies owned, managed or controlled by investment funds managed or advised by any such Persons or any of their Affiliates, and any investment fund controlled, managed or advised by any such Persons or any of its Affiliates, and (c) any Affiliates of the foregoing.

“Intellectual Property” means any of the following: (i) patents and patent applications; (ii) registered and unregistered trademarks, trade names, and service marks and applications for registration of the foregoing; (iii) registered and unregistered copyrights; (iv) Internet domain names; and (v) trade secrets.

“Intervening Event” means any material Effect that affects or would be reasonably likely to affect the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, and that (i) is not known (or, if known, the consequences of which were not reasonably foreseeable) by the Company Board as of the date hereof, (ii) is not (A) a change or development in national, regional, state or local wholesale or retail markets or prices for electric power, capacity, emissions allowances, natural gas, fuel oil, coal, steel, concrete, water, steam or fuel or the transportation of any of the foregoing, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (B) a change in the rates that the Company or any Company Subsidiary may charge for electricity, energy, capacity and/or ancillary services or any other product or service subject to regulation by FERC, or (C) a change in customer usage patterns or customer selection of third-party suppliers for electricity and (iii) does not relate to any Alternative Transaction Proposal.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of the individuals listed in Section 1.1(a)(i) of the Company Disclosure Letter after reasonable inquiry of their respective direct reports.

“Knowledge of Parent” means the actual knowledge of the individuals listed in Section 1.1(a)(ii) of the Parent Disclosure Letter after reasonable inquiry of their respective direct reports.

“Losses” means any claims, liabilities, losses, fines, costs, royalties, proceedings, deficiencies or damages of any kind (whether absolute, accrued, contingent or otherwise), whether or not resulting from third-party claims, including reasonable out-of-pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same.

“Moody’s” means Moody’s Investors Services, Inc., or its successor.

“NYSE” means the New York Stock Exchange.

“Option” means each option to purchase Common Shares granted pursuant to a Company Equity Plan.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Material Adverse Effect” means any Effect that would (i) prevent, impair or materially delay consummation by Parent or Merger Sub of the Merger or the other transactions contemplated hereby or (ii) otherwise materially adversely affect the ability of Parent or Merger Sub to perform their respective obligations hereunder.

“Performance Stock Unit” means a performance restricted stock unit issued by the Company pursuant to a Company Equity Plan that vests on the basis of time and the achievement of performance targets, pursuant to which the holder has a right to receive Common Shares or cash after the vesting or lapse of restrictions applicable to such performance restricted stock unit.

“Permits” means registrations, applications, licenses, exemptions, permits, certifications, approvals, consents, waivers, and other authorizations issued or granted by a Governmental Entity.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments not yet due and payable or delinquent and Encumbrances for Taxes being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP in the Company’s financial statements (or notes thereto), (ii) Encumbrances securing indebtedness or liabilities that are reflected in the Company Reports or incurred in the ordinary course of business since the date of the most recent Annual Report on Form 10-K filed with the SEC by the Company and Encumbrances on equity that are permitted under the Debt Instruments, (iii) inchoate construction, mechanics’, materialmen’s, workmen’s, repairmen’s, employees’, warehousemen’s, carriers’ and other similar Encumbrances arising in the ordinary course of business for amounts that are not delinquent or are being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP in the Company’s financial statements (or notes thereto),

(iv) zoning restrictions, building codes, environmental activity or use restrictions and other land use regulations, survey exceptions, utility easements, rights of way and similar Encumbrances that are imposed by any Governmental Entity having jurisdiction thereon, (v) interests of any lessor, lessee, licensor, licensee, grantor or grantee in any real properties and interests in real properties leased or used by the Company or any Company Subsidiary and any Encumbrances on such interests, (vi) interests of any licensor in any Intellectual Property, (vii) such imperfections of title, easements, or other Encumbrances (including servitudes, conservation easements, licenses, rights-of-way, road use agreements and public trust agreements) of record to which the Company Real Property is subject that would be disclosed on current title reports or accurate surveys, and any other Encumbrances of public record, (viii) transfer restrictions of general applicability on any securities of the Company imposed by Applicable Law, (ix) purchase money liens and other Encumbrances securing rental payments under capital lease arrangements or sale/leasebacks, in each case, incurred in the ordinary course of business, (x) interests of any joint owner or tenant in common owner with the Company or any Company Subsidiary, (xi) Encumbrances, deposits or pledges to secure statutory obligations or performance of bids, tenders or leases or for similar purposes, (xii) Encumbrances disclosed in Section 1.1(a)(ii) of the Company Disclosure Letter, and (xiii) any other Encumbrances or imperfections in title which, individually or in the aggregate, would not reasonably be expected to materially impair or interfere with the use of the property encumbered thereby as currently used or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole; provided, however, that the matters described in clauses (iv), (v), (vii) and (x) above shall only constitute “Permitted Encumbrances” to the extent that they would not, individually or in the aggregate, materially impair or interfere with the use of the property encumbered thereby by the Company or any Company Subsidiary in the conduct of its business as now conducted.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company.

“PUHCA” means the Public Utility Holding Company Act of 2005, enacted as part of the Energy Policy Act of 2005, Pub. L. No. 109-58, as codified at § 1261 et seq.

“Rating Agencies” means (i) each of Moody’s and S&P and (ii) if any of Moody’s or S&P ceases to rate any of the Debt Instruments or fails to make a rating of the Debt Instruments publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on any of the Debt Instruments is lowered by both of the Rating Agencies on any day within the 60-day period after the date of the Company’s initial public announcement of the entry into this Agreement (which 60-day period will be extended so long as the rating of the Debt Instruments is under publicly announced consideration for a possible downgrade by one or both of the Rating Agencies during such 60-day period), but only to the extent the Company would, if the Closing were to occur, be required to make an offer to prepay or repurchase, as applicable, under any of the Debt Instruments in connection with such lowered ratings.

“Release” means any pumping, pouring, placing, emptying, depositing, injecting, migrating from, escaping, leaching, dumping, spilling, leaking, disposing, discharging or emitting into the environment.

“Restricted Share” means a Common Share subject to vesting or other lapse restrictions granted under a Company Equity Plan.

“Restricted Stock Unit” means a restricted stock unit issued by the Company pursuant to a Company Equity Plan that vests solely on the basis of time, pursuant to which the holder has a right to receive Common Shares or cash after the vesting or lapse of restrictions applicable to such restricted stock unit.

“Revolver Amendment” means the amendment of the Revolving Credit Agreement to, among other things, (a) provide for an exception to the application of the “Change of Control” definition as it would otherwise apply to the consummation of the transactions contemplated by this Agreement, and (b) reduce the aggregate commitments thereunder to One Billion One Hundred Million Dollars ($1,100,000,000).

“Revolving Credit Agreement” means that certain Credit Agreement, dated as of December 10, 2010, among the Company, the lenders party thereto from time to time (the “Revolving Lenders”), The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent, and MUFG Union Bank, N.A., as collateral agent, as amended, amended and restated, supplemented or otherwise modified prior to the date of this Agreement.

“S&P” means Standard & Poor’s Ratings Services, or its successor.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” of any Person means another Person, in which such first Person (i) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest or (ii) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body; provided that none of Greenfield Energy Centre LP and Whitby Cogeneration Limited Partnership shall be considered Subsidiaries of the Company for purposes of Article VII and Article VIII to the extent the Company or a Company Subsidiary cannot exercise any control rights over such entity.

“Superior Proposal” means a written Alternative Transaction Proposal which the Company Board determines in good faith, after consultation with its legal counsel and with its financial advisors, (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the availability of committed financing), regulatory, timing and other aspects (including certainty of closing) of such Alternative Transaction Proposal and the Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) making the proposal and (ii) would result in a transaction that, if consummated, would be more favorable, from a financial perspective, to the holders of Common Shares than the Merger; provided, however¸ that, for purposes of this definition of “Superior Proposal,” the term “Alternative Transaction Proposal” shall have the meaning assigned to such term herein, except that the references to “twenty percent (20%)” in such definition shall be deemed to be references to “fifty percent (50%).”

“Taxes” means any and all federal, state, local, foreign, provincial, territorial or other taxes, or any levies, assessments and other governmental charges in the nature of a tax, whether imposed directly or through withholding by any Taxing Authority (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including income, franchise, premium, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem and value added taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity responsible for the administration and collection of such Tax.

“U.S. GAAP” means United States generally accepted accounting principles.

“Willful Breach” means a material breach that is caused by an action or omission undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.

(b) Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, Exhibits to and Schedules delivered with this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified. Any reference to a number of days shall refer to calendar days unless Business Days are specified. Any reference to “ordinary course of business” or any similar concept refers to the ordinary course of business of the Company and the Company Subsidiaries, consistent with past practices. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date. When used in reference to the Company or the Company Subsidiaries, the term “material” shall be measured against the Company and the Company Subsidiaries, taken as a whole. References to “made available” shall mean that such documents or information referenced shall have been (i) provided in hard copy format, via e-mail for review by Parent and/or Parent’s outside counsel or uploaded to the Electronic Data Room, in each case, prior to the date that is one (1) Business Day prior to the date hereof or (ii) provided in any Company Report filed or furnished (and publicly available) prior to the date that is one (1) Business Day prior to the date hereof, or incorporated by reference into any such document. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The disclosure of any fact, information or item in any Section of the Company Disclosure Letter or the Parent Disclosure Letter shall, should the existence of such fact, information or item be relevant to any other Section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, be deemed to be disclosed with respect to such other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. The Company Disclosure Letter or Parent Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article V or Article VI or to one or more covenants contained in Article VII. Inclusion of any items or information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect or deemed to affect the interpretation of such term for purposes of this Agreement. Nothing in the Company Disclosure Letter or the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company, Parent or Merger Sub, as applicable, made herein.

(c) Additional Terms. The following terms are defined in the corresponding Sections of this Agreement:

Term	Section
Adverse Recommendation Change	Section 8.4(c)
Agreement	Preamble
Alternative Financing	Section 8.11
Alternative Transaction Agreement	Section 8.4(c)
Anti-Takeover Laws	Section 8.10
Book-Entry Shares	Section 4.1(b)(i)
Bridge Financing	Section 6.7
Bridge Financing Commitments	Section 6.7
By-Laws	Section 3.2
Certificate	Section 4.1(b)(i)
Certificated Share	Section 4.1(b)(i)
Certificate of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 4.2(e)
Company	Preamble
Company Board	Recitals
Company Contract	Section 5.15(a)
Company Employee	Section 8.7(a)
Company IP	Section 5.18(a)
Company Related Parties	Section 10.3(c)
Company Reports	Section 5.7(b)
Company Stockholder Approval	Section 5.4(a)
Company Stockholders’ Meeting	Section 8.3
Company Termination Fee	Section 10.3(a)
Company Trading Guidelines	Section 5.20
Confidentiality Agreement	Section 8.1
Cut Off Time	Section 8.4(b)
Debt Financing	Section 6.7
Debt Financing Commitments	Section 6.7
Delaware Courts	Section 11.5(b)
DFS Provisions	Section 11.8
DGCL	Recitals
Dissenting Shares	Section 4.1(a)
Effective Time	Section 2.3
Electronic Data Room	Section 5.25
Equity Financing	Section 6.7
Equity Financing Commitments	Section 6.7
Excluded Shares	Section 4.1(a)
Expenses	Section 11.6
FCPA	Section 5.6(b)
Financing	Section 6.7
Financing Commitments	Section 6.7
Governmental Requirements	Section 5.5(a)
Guarantor	Recitals
Guaranty	Recitals
Indemnification Claim	Section 8.8(a)
Indemnified Parties	Section 8.8(a)

Term	Section
LPA	Section 6.7
Merger	Recitals
Merger Consideration	Section 4.1(a)
Merger Fund	Section 4.2(a)(i)
Merger Sub	Preamble
New Plans	Section 8.7(b)
No-Shop Period Start Date	Section 8.4(a)
Old Plans	Section 8.7(b)
Other Anticorruption Laws	Section 5.6(b)
Outside Date	Section 10.1(b)
Parent	Preamble
Parent Related Parties	Section 10.3(c)
Parent Termination Fee	Section 10.3(b)
Paying Agent	Section 4.2(a)(i)
Proxy Statement	Section 8.2(a)
Recommendation	Section 8.3
Representatives	Section 8.1
Restraints	Section 9.1(b)
Revolver Financing	Section 6.7
Revolver Financing Commitments	Section 6.7
Revolving Lenders	Section 1.1
Risk Management Policy	Section 5.20
Sarbanes-Oxley Act	Section 5.7(b)
Section 16	Section 8.14
Solvent	Section 6.12
Surviving Charter	Section 3.1
Surviving Corporation	Section 2.1
Tax Return	Section 5.12(a)
Uncertificated Share	Section 4.1(b)(i)
Volt	Recitals
Voting Company Debt	Section 5.3(b)

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020, at 10:00 a.m. (New York City time) on the later of (i) the eleventh (11th) Business Day after the date on which all of the conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) in accordance with this Agreement; provided that, in the case of this clause (i) only, if the Closing does not occur on or prior to the second (2nd) Business Day after the date on which all of the conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), then no Party shall use the subsequent failure of any such condition (other than the condition set forth in Section 9.3(b) to the extent relating to a breach of Section 7.1(b) or Section 7.1(g)) to be satisfied after such second (2nd) Business Day as a basis to refuse to consummate the Closing or to terminate this Agreement and (ii) the seventy-fifth (75th) day after the date of this Agreement, or (b) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”).

Section 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required certificates, filings and recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and specified in such Certificate of Merger (such time, the “Effective Time”).

ARTICLE III

THE SURVIVING CORPORATION

Section 3.1 Certificate of Incorporation. The certificate of incorporation of the Company shall be amended and restated in its entirety at the Effective Time to be in the form of Exhibit A, and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”) until, subject to Section 8.8, thereafter amended as provided therein or by Applicable Law.

Section 3.2 By-Laws. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law (the “By-Laws”).

Section 3.3 Directors and Officers. Subject to Applicable Law, from and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON STOCK;

EXCHANGE OF CERTIFICATES

Section 4.1 Effect on Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company or Merger Sub:

(a) Merger Consideration. Each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) Common Shares held directly by Parent or Merger Sub or held by the Company as treasury stock (“Excluded Shares”), (ii) Common Shares that are Restricted Shares (which shall be treated in accordance with Section 4.3(b)), (iii) Common Shares held by any Subsidiary of either the Company or Parent (other than Merger Sub), (iv) Common Shares with respect to which the holder thereof shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (“Dissenting Shares”) and (v) Common Shares owned by Volt) shall be converted into the right to receive, in accordance with this Article IV, $15.25 in cash, without interest (the per share cash consideration to be paid to the holders of such Common Shares in accordance with this Article IV, the “Merger Consideration”).

(b) Cancellation of Common Shares.

(i) Each Common Share converted into the right to receive Merger Consideration pursuant to Section 4.1(a) shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and (A) each certificate (each, a “Certificate”) that immediately prior to the Effective Time represented any Common Shares (each, a “Certificated Share”), (B) each uncertificated Common Share registered to a holder in the Company’s electronic direct registration system immediately prior to the Effective Time (each, an “Uncertificated Share”) and (C) each book-entry account that immediately prior to the Effective Time represented any uncertificated Common Shares held of record by The Depository Trust Company (“Book-Entry Shares”), other than Certificated Shares, Uncertificated Shares or Book-Entry Shares, in each case, representing Excluded Shares, Common Shares that are Restricted Shares (which shall be treated in accordance with Section 4.3(b)), Dissenting Shares or Common Shares described in Section 4.1(b)(iii) or Section 4.1(b)(iv) below, shall thereafter represent only the right to receive the Merger Consideration upon the holder thereof satisfying the procedures set forth in this Article IV, including the surrender of any Certificate (or affidavits of loss in lieu thereof as provided in Section 4.2(d)) relating to any such Certificated Shares or transfer of any such Uncertificated Shares or any such Book-Entry Shares in accordance with this Article IV. Any Merger Consideration paid upon the surrender of any Certificate (or affidavits of loss in lieu thereof as provided in Section 4.2(d)) or the transfer of any Uncertificated Share or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificated Share, Uncertificated Share or Book-Entry Share.

(ii) Each Excluded Share issued and outstanding immediately prior to the Effective Time, by virtue of the Merger, shall no longer be outstanding and shall automatically be canceled and retired without payment of any consideration in exchange therefor or in respect thereof and shall cease to exist.

(iii) Each Common Share held by any Subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Effective Time shall, without payment of any consideration in exchange therefor or in respect thereof, be retained by such Subsidiary of the Company or Parent and recapitalized into such number of shares of capital stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(iv) Each Common Share held by Volt immediately prior to the Effective Time shall, without payment of any consideration in exchange therefor or in respect thereof, be retained by Volt and recapitalized into such number of shares of capital stock of the Surviving Corporation such that Volt owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as Volt owned in the Company immediately prior to the Effective Time.

(c) Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) newly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 4.2 Exchange of Common Shares for Merger Consideration.

(a) Paying Agent and Procedures.

(i) Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company as paying agent (the “Paying Agent”) and the parties shall enter into a written agreement with the Paying Agent in form and substance reasonably acceptable to Parent and the Company relating to the services to be performed by the Paying Agent to act as agent for the holders of Common Shares in connection with the Merger. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, separate and apart from the Paying Agent’s other funds, for the benefit of holders of Certificated Shares, Uncertificated Shares and Book-Entry Shares (other than to the extent of any income on such account, which shall be paid in accordance with clause (ii) below), cash in an amount equal to the aggregate Merger Consideration which such holders are entitled to receive pursuant to this Article IV (such cash, the “Merger Fund”). Parent shall cause the Merger Fund to be (x) held for the benefit of the holders of Certificated Shares, Uncertificated Shares and Book-Entry Shares and (y) applied promptly to making the payments pursuant to Section 4.1(a). The Merger Fund shall not be used for any purpose other than to fund payments pursuant to Section 4.1(a). Parent shall be responsible for all fees and expenses of the Paying Agent.

(ii) The Merger Fund shall be invested by the Paying Agent in (A) direct obligations of the United States of America, (B) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (C) commercial paper obligations receiving the highest rating from either Moody’s or S&P or a combination thereof, as directed by and for the benefit of the Surviving Corporation; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Common Shares following completion of the Merger pursuant to this Article IV or otherwise relieve Parent or the Paying Agent from making the payments required by this Article IV, and Parent shall take all actions necessary to ensure that the Merger Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Article IV. Any and all interest and other income earned on the Merger Fund will be payable to Parent or the Surviving Corporation, at Parent’s election.

(iii) As promptly as practicable after the Effective Time, but in no event more than three (3) Business Days following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Common Shares immediately prior to the Effective Time (other than holders of Uncertificated Shares, Excluded Shares, Common Shares that are Restricted Shares (which shall be treated in accordance with Section 4.3(b)), Dissenting Shares and Common Shares described in Section 4.1(b)(iii) or Section 4.1(b)(iv)) (A) a letter of transmittal (which shall be in customary form, shall be approved by the Company and Parent, and shall specify that delivery shall be effected, and risk of loss and title to the Certificated Shares and Certificates, as applicable, shall pass, only upon proper receipt of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(d))) or transfer of the Book-Entry Shares, as the case may be, by the Paying Agent, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(d)) or transfer of Book-Entry Shares (including customary provisions with respect to delivery of an “agent’s message” (or such other evidence, if any, of transfer as Parent or Paying Agent may reasonably request) with respect to Book-Entry Shares) in exchange for the Merger Consideration.

(iv) Upon (x) physical surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(d)) to the Paying Agent, together with a duly completed and validly executed letter of transmittal and other required documents, or (y) receipt of an “agent’s message” by the Paying Agent to effect the transfer and cancellation of the Book-Entry Shares (or such other evidence, if any, of transfer as Parent or Paying Agent may reasonably request), in each case in accordance with the terms of the letter of transmittal and instructions thereto, the holder of the Certificated Shares relating to such Certificate (or affidavits of loss in lieu thereof as provided in Section 4.2(d)) or such Book-Entry Shares shall be entitled to receive, and the Surviving Corporation shall direct the Paying Agent to pay, in exchange therefor, cash in an amount equal to the aggregate Merger Consideration which such holder has the right to receive in respect of such Certificated Shares or Book-Entry Shares, either by wire transfer of immediately available funds or in the form of a check to be mailed, as provided in the instructions delivered by or on behalf of the holder of such Certificated Shares or Book-Entry Shares, within three (3) Business Days of receipt by the Paying Agent of (A) such Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(d)), together with such duly completed and validly executed letter of transmittal and such other required documents, or (B) receipt of such “agent’s message” by the Paying Agent to effect the transfer and cancellation of such Book-Entry Shares (or such other evidence, if any, of transfer as Parent or the Paying Agent may reasonably request), and the Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. No interest will be paid or accrue on any amount payable upon the surrender of any Certificates (or affidavit of loss in lieu thereof as provided in Section 4.2(d)) or the transfer of any Book-Entry Shares.

(v) As promptly as practicable after the Effective Time, but in no event more than three (3) Business Days following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of Uncertificated Shares (other than holders of Excluded Shares and Dissenting Shares) (i) materials advising such holder of the occurrence of the Effective Time and the conversion of his, her or its Common Shares into the right to receive the Merger Consideration and (ii) instructions for use in effecting the surrender of the Uncertificated Shares (which shall include evidence as Parent or the Paying Agent may reasonably request of such surrender). Upon receipt of documentation regarding the surrender of such Uncertificated Shares by the Paying Agent to effect the transfer and cancellation of the Uncertificated Shares (or such other evidence, if any, of transfer as Parent or Paying Agent may reasonably request), in each case in accordance with the terms of the instructions thereto, the holder of the Uncertificated Shares shall be entitled to receive, and the Surviving Corporation shall direct the Paying Agent to pay, in exchange therefor, cash in an amount equal to the aggregate Merger Consideration which such holder has the right to receive in respect of such Uncertificated Shares, either by wire transfer of immediately available funds or in the form of a check to be mailed, as provided in the instructions delivered by or on behalf of the holder of such Uncertificated Shares, within three (3) Business Days of receipt by the Paying Agent of such documentation and, if applicable, such other evidence and the Uncertificated Shares so surrendered shall forthwith be canceled. No interest will be paid or accrue on any amount payable upon the transfer of any Uncertificated Shares.

(vi) In the event of a transfer of ownership of Certificated Shares that is not registered in the transfer records of the Company, upon due surrender of the Certificate(s) relating to such Common Shares, payment of the Merger Consideration in respect of the applicable Common Shares may be made to a Person other than the Person in whose name the Certificate(s) so surrendered is or are registered if such Certificate(s) formerly representing such Common Shares shall be presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer, and shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(b) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Common Shares outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, any Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be marked canceled and exchanged as provided in this Article IV.

(c) Termination of Merger Fund. Any portion of the Merger Fund that remains unclaimed by the former holders of Common Shares immediately prior to the Effective Time and other eligible Persons in accordance with this Article IV following one (1) year after the Effective Time may, upon written request by the Surviving Corporation to the Paying Agent, be delivered to the Surviving Corporation, and any such holder or eligible Person who has not previously complied with this Article IV shall thereafter look only to the Surviving Corporation, and the Surviving Corporation shall remain liable, for payment of any such holder’s or eligible Person’s claim for the Merger Consideration, without interest thereon, upon surrender of Common Shares to the Surviving Corporation.

(d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the delivery to the Paying Agent (together with any other documents required pursuant to Section 4.2(a)) of an affidavit in form and substance reasonably satisfactory to Parent or the Paying Agent of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Paying Agent, the posting by such Person of a bond in customary and reasonable amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Merger Fund and subject to Section 2.2, the Surviving Corporation) will issue the Merger Consideration to be paid in respect of the Certificated Shares formerly represented by such lost, stolen or destroyed Certificate in accordance with this Article IV. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Common Shares for purposes of this Article IV.

(e) Withholding Taxes. Parent, Merger Sub, the Surviving Corporation, its Subsidiaries or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement to any former holder of Common Shares, Options, Restricted Shares, Restricted Stock Units or Performance Stock Units such amounts as Parent, Merger Sub, the Surviving Corporation, its Subsidiaries or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation, its Subsidiaries or the Paying Agent and then remitted to the relevant Taxing Authority on behalf of the former holder of Common Shares, Options, Restricted Shares, Restricted Stock Units or Performance Stock Units, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Common Shares, Options, Restricted Shares, Restricted Stock Units or Performance Stock Units in respect of which such deduction, withholding and remittance to the relevant Taxing Authority was made by Parent, Merger Sub, the Surviving Corporation, its Subsidiaries or the Paying Agent, as the case may be. Parent, Merger Sub, the Surviving Corporation, its Subsidiaries and the Paying Agent shall, to the extent reasonably requested, use their commercially reasonable efforts to cooperate with each other and with the former holders of Common Shares, Options, Restricted Shares, Restricted Stock Units or Performance Stock Units in the collection, preparation and filing of any forms or other documentation relating to any claim of exemption or relief from any requirement to withhold so as to eliminate or minimize to the greatest extent possible any such requirement.

(f) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 4.3 Treatment of Options, Restricted Shares, Restricted Stock Units and Performance Stock Units.

(a) Options. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Options, each Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall be fully vested, shall be canceled and shall, in exchange therefor, be converted into the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Option by (ii) the number of Common Shares subject to such Option. From and after the Effective Time, any such canceled Option shall no longer be exercisable by the former holder thereof, but shall entitle such holder only to the payment of the amount set forth in this Section 4.3(a).

(b) Restricted Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Restricted Shares, each Restricted Share outstanding immediately prior to the Effective Time (whether vested or unvested) shall be fully vested, shall be canceled and retired, shall cease to exist and shall, in exchange therefor, be converted into the right to receive, in respect of each underlying Common Share, an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) equal to the Merger Consideration. From and after the Effective Time, any such canceled and retired Restricted Shares shall entitle such holder only to the payment of the amount set forth in this Section 4.3(b).

(c) Restricted Stock Units. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Restricted Stock Units, each Restricted Stock Unit outstanding immediately prior to the Effective Time (whether vested or unvested) shall be fully vested, shall be canceled and shall, in exchange therefor, be converted into the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) determined by multiplying (i) the Merger Consideration by (ii) the number of Common Shares subject to such Restricted Stock Unit immediately prior to the Effective Time. From and after the Effective Time, any such canceled Restricted Stock Units shall entitle such holder only to the payment of the amount set forth in this Section 4.3(c).

(d) Performance Stock Units. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Performance Stock Units, each Performance Stock Unit outstanding immediately prior to the Effective Time (whether vested or unvested) shall be fully vested, shall be canceled and shall, in exchange therefor, be converted into the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) determined by multiplying (i) the Merger Consideration by (ii) the number of Common Shares subject to such Performance Stock Unit determined by assuming that performance for the full or cumulative performance period is the higher of the target and actual performance (as determined by the Company based upon performance up until the Closing). From and after the Effective Time, any such canceled Performance Stock Unit shall entitle such holder only to the payment of the amount set forth in this Section 4.3(d).

(e) Unless a later time for payment is expressly provided in this Section 4.3 or is otherwise agreed between Parent and an individual holder, the Surviving Corporation shall pay the holders of Options, Restricted Shares, Restricted Stock Units and Performance Stock Units the cash payments described in this Section 4.3, together with any dividend or dividend equivalent rights accrued under any Restricted Shares, Restricted Stock Units and Performance Stock Units, shall be paid by the Surviving Corporation at the Effective Time.

(f) All payments in respect of Options, Restricted Shares, Restricted Stock Units or Performance Stock Units and any dividends or dividend equivalent rights on such awards shall be subject to all applicable withholding in accordance with Section 4.2(e).

(g) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions the Company Board deems necessary and appropriate to effect the provisions of this Section 4.3.

Section 4.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 4.1(a), but rather, the holders of Dissenting Shares shall be entitled only to payment of the appraisal value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the appraisal value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL); provided that, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares in accordance with Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right (upon the satisfaction of the procedures set forth in this Article IV with respect to such Dissenting Shares) to receive the Merger Consideration (without interest thereon) as provided in Section 4.1(a).

Section 4.5 Adjustments to Prevent Dilution. In the event that, at any time during the period from the date hereof to the Effective Time, the Company, notwithstanding Section 7.1(b), Section 7.1(c), Section 7.1(e) and Section 7.1(g), changes the number of Common Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reorganization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Common Shares, then the Merger Consideration shall be appropriately adjusted to reflect such change.

Section 4.6 Further Assurances. If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Corporation and their respective officers and directors or managers shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed (a) to Parent in the Company Disclosure Letter or (b) in any Company Report (including all amendments thereto filed prior to the date hereof) filed with, or furnished to (and publicly available), the SEC by the Company, or incorporated by reference into any such document (excluding any disclosure under the headings “Risk Factors,” “Forward-Looking Information” or any disclosures that are forward-looking, predictive or cautionary in nature (provided, however, that this clause (b) shall not apply to the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.22, Section 5.23, Section 5.24 and Section 5.25)), in each case of this clause (b), prior to the date hereof, the Company represents and warrants to Parent and Merger Sub, on the date hereof and as of the Closing, as follows:

Section 5.1 Corporate Status. The Company (a) is a corporation duly organized and validly existing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except, in the case of clause (c), where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent or Merger Sub complete and correct copies of its Constituent Documents, as amended and in effect on the date hereof.

Section 5.2 Company Subsidiaries.

(a) Section 5.2(a) of the Company Disclosure Letter sets forth the name of each Company Subsidiary and the state or jurisdiction of its organization. Each Company Subsidiary (i) is a corporation, limited liability company, partnership or other entity duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (ii) has all requisite corporate, limited liability company, partnership or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business as a foreign corporation, limited liability company, partnership or other organization and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable and free and clear of preemptive rights and are owned by it free and clear of any Encumbrances, other than (i) Encumbrances securing indebtedness for borrowed money of the Company or any Company Subsidiary that are reflected in the Company Reports or incurred in the ordinary course of business since the date of the most recent Annual Report on Form 10-K filed with the SEC by the Company or any Encumbrances on equity that are permitted under the Debt Instruments, including, with respect to this clause (i), Encumbrances securing indemnity and other obligations in respect thereof, and (ii) transfer restrictions of general applicability on such shares and other equity interests imposed by Applicable Law.

(c) Neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or other equity or voting securities or equity or voting interests, or has any interest convertible into or exercisable or exchangeable therefor, in any Person other than the Company Subsidiaries.

Section 5.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 1,400,000,000 Common Shares and 100,000,000 Preferred Shares. At the close of business on August 14, 2017, (i) 360,638,313 Common Shares (including 5,264,615 Restricted Shares) were issued and outstanding, (ii) 1,077,894 Common Shares were held in treasury by the Company, (iii) 4,128,995 Common Shares were reserved for issuance pursuant to outstanding unexercised Options (with a weighted average exercise price per share of Twelve Dollars and Eighty-Nine Cents ($12.89)), (iv) 1,095,322 Common Shares were reserved for issuance pursuant to outstanding unsettled Restricted Stock Units, (v) 2,614,902 Common Shares were reserved for issuance pursuant to outstanding unsettled Performance Stock Units (assuming maximum performance and including any Common Shares that are subject to Performance Stock Units that are settled in cash based on the value of Common Shares), (vi) 22,165,106 Common Shares were reserved for issuance under the Company Equity Plans and (vii) no shares of Preferred Shares were issued or outstanding. Except as set forth above, at the close of business on August 14, 2017, there are no shares of capital stock, or other equity or voting securities or equity or voting interests of the Company issued, reserved for issuance or outstanding. From the close of business on August 14, 2017 to the date of this Agreement, there have been no issuances by the Company of any shares of capital stock, or other equity or equity-based or voting securities or equity or voting interests, other than the issuance of Common Shares upon the exercise, vesting or settlement of any Options, Restricted Shares, Restricted Stock Units or Performance Stock Units outstanding as of August 14, 2017 and in accordance with the terms thereof as of such date, and from the close of business on August 14, 2017 to the date of this Agreement, the Company has not granted, entered into a Contract to grant, or otherwise committed to grant any such awards or other equity or equity-based awards that may be settled in or are otherwise based on the value of Common Shares. No Company Subsidiary owns any shares of capital stock of the Company. All issued and outstanding Common Shares have been, and all Common Shares reserved for issuance as set forth above will be when issued, duly authorized and validly issued and are or will be fully paid, free of preemptive rights and nonassessable. Section 5.3(a) of the Company Disclosure Letter contains a true, correct and complete list of each Option, Restricted Stock Unit, Performance Stock Unit and award of Restricted Shares outstanding as of the close of business on August 14, 2017, the holder thereof, the number of Common Shares issuable thereunder or otherwise subject thereto, the grant date thereof and, if applicable, the exercise price and expiration date thereof.

(b) There are no preemptive or similar rights granted by the Company or any Company Subsidiary on the part of any holders of any class of securities of the Company or any Company Subsidiary. Neither the

Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other indebtedness, securities or obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equityholders of the Company or any Company Subsidiary on any matter (“Voting Company Debt”). As of the date hereof, there are no (i) options, warrants, rights, convertible, exercisable or exchangeable securities, “phantom” equity rights, equity appreciation rights, profit participation rights, equity-based performance units, or (ii) commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (A) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Voting Company Debt, or any interests based on the value of equity interests in the Company or (B) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, unit, commitment, Contract, arrangement or undertaking.

(c) There are not any outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any equity interests of the Company or any of the Company Subsidiaries. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party or is bound with respect to the voting or registration of the capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries.

Section 5.4 Authority for Agreements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the holders of at least a majority of the outstanding Common Shares entitled to vote in accordance with the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the Company Stockholder Approval and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The Company Board has duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approving this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for their adoption and (iv) recommending that the stockholders of the Company vote in favor of adoption of this Agreement and that the Company Stockholder Approval be given, which, as of the date hereof, have not been rescinded, modified or withdrawn.

(c) The Company Stockholder Approval is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement, and approve and consummate the Merger under Applicable Law.

Section 5.5 Consents and Approvals; No Violations.

(a) The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, clearance, expiration or termination of waiting periods, waiver, notice, approval, authorization or permit of, or filing with or notification to, or registration with, any Governmental Entity except for (i) the pre-merger notification requirements under the HSR Act, (ii) filings in accordance with the applicable requirements of the Exchange Act and Canadian Securities Laws, (iii) filings in accordance with the applicable requirements of the NYSE, (iv) the filing of the Certificate of Merger pursuant to the DGCL, (v) any registration, filing or notification required pursuant to state securities or blue sky laws, (vi) the filings and notices set forth in Section 5.5(a) of the Company Disclosure Letter (the requirements in clauses (i) through (v) and the requirements in clause (vi) that are designated in Section 5.5(a) of the Company Disclosure Letter as pre-closing consents, clearances, expirations or terminations of waiting periods, waivers, notices, approvals, authorizations, permits, filings, notifications or registrations, collectively, the “Governmental Requirements”) and (vii) any other such consent, clearance, expiration or termination of waiting periods, waiver, notice, approval, authorization, permit, filing, notification or registration, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, (i) subject to the Company Stockholder Approval, violate any provision of the Constituent Documents of the Company or any Company Subsidiary, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any Company Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets or properties may be bound, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of the Company or any Company Subsidiary or (iv) assuming the Company Stockholder Approval and all consents, clearances, expirations or terminations of waiting periods, waivers, notices, approvals, authorizations and permits contemplated in Section 5.5(a) have been obtained, and all filings, notifications or registrations contemplated in Section 5.5(a) have been made, violate or conflict with any Applicable Law, except, in the case of clauses (ii), (iii) and (iv) of this Section 5.5(b), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.6 Compliance with Laws; Permits.

(a) Neither the Company nor any Company Subsidiary is, or since January 1, 2016 has been, in violation of and no written notice has been given of any violation of, any Applicable Law, except for any violation that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) None of the Company or any Company Subsidiary, or, to the Knowledge of the Company, any of their Representatives, consultants, suppliers or distributors acting for or on behalf of the Company or the Company Subsidiaries has, in the course of his, her or its actions for, or on behalf of, any of them violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any other Applicable Laws or any conventions to which the Company or any Company Subsidiary is subject relating to corruption (governmental or commercial), bribery, money laundering, political contributions or gifts, entertainment and gratuities, involving or to any Governmental Entity or any Government Official or commercial entity, including all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions (collectively, “Other Anticorruption Laws”). Since January 1, 2016, neither the Company nor any Company Subsidiary has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to any material noncompliance with the FCPA or any Other

Anticorruption Law. Neither the Company nor any Company Subsidiary has received any written notice, request or citation for any actual or potential noncompliance with any of the foregoing in this Section 5.6(b).

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries (A) have all Permits required to conduct their respective businesses as now conducted, (B) are, and since January 1, 2016 have been, in compliance with all such Permits, (ii) all Permits required to conduct the respective businesses of the Company and the Company Subsidiaries as now conducted are valid and in full force and effect, (iii) no default (with or without notice or lapse of time or both) has occurred under any such Permit, and (iv) no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened in writing.

(d) This Section 5.6 does not relate to any employment or labor matters, which are the subject of Sections 5.7(a) and (b)(ii), Section 5.16 and Section 5.17, to any tax matters, which are the subject of Sections 5.7(a) and (b)(ii), Section 5.12 and Section 5.16, or to any environmental matters, which are the subject of Sections 5.7(a) and (b)(ii) and Section 5.14.

Section 5.7 Company Financial Statements; SEC Reports.

(a) The consolidated financial statements (including any notes thereto) contained in the Company Reports have been prepared in all material respects in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented, except, in each case, as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments. The consolidated financial statements present fairly in all material respects the consolidated financial position, the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries as of the dates or for the respective periods specified therein, in conformity with U.S. GAAP, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments.

(b) The Company and each Company Subsidiary has filed or furnished, as applicable, all material reports, schedules, forms, statements and other documents required to be filed by it or furnished by it to the SEC since December 31, 2015 (the “Company Reports”). As of its respective date, or if amended, as of the date of the last such amendment filed prior to the date hereof, each Company Report (i) complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company Report and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are not any material outstanding or unresolved comments in comment letters received from the SEC or its staff and none of the Company Reports are the subject of ongoing SEC review.

(c) Since December 31, 2015, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company Reports.

(d) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company maintains, and at all times has maintained since January 1, 2016, a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. Except as specifically otherwise stated in the Company Reports, from January 1, 2016, to the date of this Agreement, none of the Company nor, to the Knowledge of the Company, the Company’s auditors and the Company Board have been advised of, and the Company’s principal executive officer and its principal financial officer have not disclosed, based on their most recent evaluation prior to the date of this Agreement, to the Company’s auditor and the Company Board (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2016, there have been no material written complaints (and, to the Knowledge of the Company, no other material complaints) from a Governmental Entity regarding accounting, internal accounting controls or auditing matters of the Company or any Company Subsidiary.

Section 5.8 Information in Proxy Statement. None of the information contained or incorporated by reference in the Proxy Statement, as of the date it is first mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act. No representation or warranty is made by the Company as to the accuracy of any financial projections or forward-looking statements therein, or with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied in writing by Parent, Merger Sub or any of their respective Representatives specifically for inclusion in the Proxy Statement.

Section 5.9 Absence of Certain Changes. Except as contemplated hereunder, since December 31, 2016 through the date hereof, (a) there has been no Effect which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect and (b) the Company and the Company Subsidiaries have in all material respects conducted their businesses in the ordinary course of business.

Section 5.10 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any liabilities required by U.S. GAAP to be reflected or reserved against on the Company’s consolidated balance sheets prepared in accordance with U.S. GAAP (or the notes thereto), except for liabilities (a) reflected or accrued on or reserved against in the Company’s consolidated balance sheet as of December 31, 2016 (or the notes thereto) included in the Company’s financial statements in the Company Reports, (b) incurred in the ordinary course of business since December 31, 2016, (c) incurred pursuant to this Agreement or (d) which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.11 Litigation. There is no (a) suit, action, proceeding, claim or investigation, inquiries, or examinations (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or (b) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of the Company Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. This Section 5.11 does not relate to any employment or labor matters, which are the subject of Sections 5.7(a) and (b)(ii), Section 5.16 and Section 5.17, any tax matters, which are the subject of Sections 5.7(a) and (b)(ii), Section 5.12 and Section 5.16, or any environmental matters, which are the subject of Sections 5.7(a) and (b)(ii) or Section 5.14.

Section 5.12 Taxes. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a) Tax Returns. The Company and each of the Company Subsidiaries has filed or caused to be filed all returns, statements, forms and reports for Taxes (each, together with any attachments thereto and any amendments thereof, a “Tax Return”) that are required to be filed by, or with respect to, the Company and the Company Subsidiaries (taking into account any applicable extension of time within which to file), and all such Tax Returns were complete and accurate.

(b) Payment of Taxes. All Taxes and Tax liabilities of the Company and the Company Subsidiaries that are due and payable have been timely paid, and all Taxes and Tax liabilities of the Company and the Company Subsidiaries that have accrued under U.S. GAAP but that are not yet due and payable are accrued on the books and records of the Company and the Company Subsidiaries in accordance with U.S. GAAP.

(c) Other Tax Matters.

(i) Neither the Company nor any Company Subsidiary is currently the subject of an audit or other examination relating to the Taxes of the Company or such Company Subsidiary by a Taxing Authority of any nation, state or locality nor has the Company nor any of the Company Subsidiaries received any written notices from any Taxing Authority that such an audit or examination is pending.

(ii) Neither the Company nor any Company Subsidiary has granted any currently effective extension or waiver of the statute of limitations applicable to any of its Taxes or Tax Returns.

(iii) Neither the Company nor any Company Subsidiary is presently contesting any Tax liability of the Company or such Company Subsidiary before any court, tribunal or agency.

(iv) There are no Encumbrances for Taxes (other than Permitted Encumbrances) on any of the assets of the Company or any Company Subsidiary.

(v) All Taxes that the Company or any of the Company Subsidiaries is (or was) required by Applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable.

(vi) Except as set forth in Section 5.12(c)(vi) of the Company Disclosure Letter, and before giving effect to the Merger, the net operating loss carryforwards of the Company and the Company Subsidiaries are not subject to any limitations under Section 382 of the Code.

(d) No Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns has asserted in writing that the Company or any Company Subsidiary may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by such Tax Return.

(e) Neither the Company nor any Company Subsidiary has been a party within the past two (2) years to a transaction that was intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) Since January 1, 2010, or (to the actual knowledge of the individuals listed in Section 1.1(a)(i) of the Company Disclosure Letter) prior to January 1, 2010, none of the Company or any of the Company Subsidiaries (i) has been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any affiliated, combined, unitary or consolidated group for tax purposes under state, local or foreign law (other than the group of which the Company is the common parent), (ii) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law for any Taxable year after December 31, 2009, (iii) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) as a transferee, as a successor or pursuant to a Contract (other than ordinary course commercial Contracts with third parties that do not relate primarily to Taxes) or (iv) has requested or is the subject of any private letter ruling or other similar ruling issued by a Taxing Authority; provided, however, that, in the case of a Company Subsidiary that was acquired by the Company directly or indirectly and was treated as other than a corporation for U.S. federal income tax purposes at the time of such acquisition, this clause (f) shall only apply with respect to periods prior to such acquisitions to the actual knowledge of the individuals listed in Section 1.1(a)(i) of the Company Disclosure Letter.

(g) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(h) Notwithstanding anything herein to the contrary, the representations and warranties of the Company and the Company Subsidiaries made in Sections 5.7(a) and (b)(ii), in this Section 5.12 and in Section 5.16 are the only representations and warranties made by the Company and its Subsidiaries with respect to matters relating to Taxes.

Section 5.13 Properties.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary has good and valid title to, or holds valid rights to lease or otherwise use, all real property (including the Company Real Property) that is necessary to permit the Company and the Company Subsidiaries to conduct their business as and where currently conducted, in each case free and clear of all Encumbrances, except Permitted Encumbrances.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and except for Permitted Encumbrances, each of the Company and the Company Subsidiaries, in respect of all of its properties, assets and other rights that do not constitute the Company Real Property (other than Intellectual Property), (i) has good and valid title thereto free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) owns, has valid leasehold interests in or valid contractual rights to use, all of such properties, assets and other rights, tangible and intangible (other than Intellectual Property), used by its business.

Section 5.14 Environmental Matters. Except as, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect, (a) there has been no Release of any Hazardous Substance since January 1, 2016 (i) by the Company or any Company Subsidiary, or, to the Knowledge of the Company, any other Person, at, on, under or from any Company Real Property in violation of Environmental Laws and that would reasonably be expected to result in a liability of the Company or any Company Subsidiary under Environmental Laws, or (ii) to the Knowledge of the Company, at any other property or facility formerly owned, leased, operated or otherwise used by the Company or any Company Subsidiary in violation of Environmental Laws and that would reasonably be expected to result in a liability of the Company or any Company Subsidiary under Environmental Laws, (b) the Company and each Company Subsidiary is, and has been since January 1, 2016, in compliance with all applicable Environmental Laws, (c) the Company and each Company Subsidiary has all Permits required under applicable Environmental Laws to conduct their respective businesses as now conducted, all such Permits are in full force and effect, and the Company and the Company Subsidiaries are, and have been since January 1, 2016, in compliance with all such Permits, (d) there is no action, suit, written claim or proceeding pending or threatened in writing against the Company or any of the Company Subsidiaries asserting any violation of or liability under Environmental Law, (e) there is no judgment, decree, injunction, written ruling or written order of any Governmental Entity or arbitrator asserting a violation of any Environmental Law outstanding against the Company or any of the Company Subsidiaries, and (f) as of the date of this Agreement, the Company and each Company Subsidiary has all Air Emission Allowances then due.

Section 5.15 Contracts.

(a) Except for the Contracts filed as exhibits to any Company Report, or set forth in Section 5.15(a) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any Company Subsidiary is a party to, and none of their respective properties or assets are bound by any of the following categories of Contracts (each such Contract required to be listed in Section 5.15(a) of the Company Disclosure Letter and each Geysers Material Contract, a “Company Contract”):

(i) any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) each Contract to which the Company or any Company Subsidiary is a party that (a) restricts the ability of the Company or any Company Subsidiary to engage in or compete in any business in any manner that is material to the Company and the Company Subsidiaries, taken as a whole, (b) requires the Company or any Company Subsidiary to conduct any business on a “most favored nations” basis with any third party that restricts in any material respect the business of the Company and the Company Subsidiaries, taken as a whole, or (c) provides for “exclusivity,” rights of first refusal or offer or any similar requirement or right in favor of any third party that restricts in any material respect the business of the Company and the Company Subsidiaries, taken as a whole;

(iii) each Contract to which the Company or any Company Subsidiary is a party that provides for payments to or from the Company or any its Subsidiaries in excess of Fifty Million Dollars ($50,000,000.00) in the aggregate after the date of this Agreement (other than (A) Contracts for future thermal energy sales, transportation or storage of gas, transmission of electric energy, capacity or ancillary services sales, (B) Contracts for future purchases, exchange or sales of gas, oil or electric energy and (C) financial derivative interest rate hedges);

(iv) each principal Contract creating, guaranteeing or securing indebtedness for borrowed money of the Company or any of the Company Subsidiaries in excess of Twenty-Five Million Dollars ($25,000,000.00) (other than indebtedness solely between the Company and any of its wholly-owned Company Subsidiaries or between the wholly-owned Company Subsidiaries);

(v) each Contract with or binding upon the Company or any of its Subsidiaries that is of the type that is or would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(vi) each material Contract with respect to the creation, formation, governance or control of any material partnerships, joint ventures or joint ownership arrangements with third parties;

(vii) each Contract that (A) relates to the acquisition of assets (other than in the ordinary course of business) or capital stock or other securities (by merger, capital contribution or otherwise) of any Person after the date of this Agreement with a total consideration of more than Twenty-Five Million Dollars ($25,000,000.00) in the aggregate, (B) relates to the disposition (other than in the ordinary course of business) after the date of this Agreement, directly or indirectly, of assets of the Company or the Company Subsidiaries with a total consideration of more than Twenty-Five Million Dollars ($25,000,000.00) in the aggregate or any capital stock or other securities (by merger, capital contribution or otherwise) of the Company or the Company Subsidiaries or (C) contains a put, call, right of first refusal or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any of the foregoing;

(viii) any Contract that requires the Company or any Company Subsidiary to make any advance, loan or commitment therefor or provide any credit support for or any capital contribution to, or other investment in, any Person (other than the Company or any Company Subsidiary) in excess of Twenty-Five Million Dollars ($25,000,000.00);

(ix) any material Contract that limits or otherwise restricts (A) the payment of dividends or distributions in respect of the capital stock or equity interests of the Company or any of the Company Subsidiaries, (B) the granting of material Encumbrances on any property or asset of the Company or the Company Subsidiaries or (C) the issuance of guarantees by the Company or any of the Company Subsidiaries, in each case, other than the Constituent Documents of the Company Subsidiaries that are directly or indirectly wholly-owned by the Company;

(x) any Contract entered into since January 1, 2016 that relates to the sale, transfer or other disposition of a business or assets by the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has any continuing indemnification, guarantee, “earnout” or other contingent, deferred or fixed payment obligations that would reasonably be expected to result in aggregate payments in excess of Twenty-Five Million Dollars ($25,000,000.00);

(xi) each Contract with a term exceeding one (1) year after the date of this Agreement for future thermal energy sales, transportation or storage of gas, transmission of electric energy, capacity or ancillary services sales in excess of One Hundred Million Dollars ($100,000,000.00) in the aggregate after the date of this Agreement (other than Contracts solely between the Company and any of its wholly-owned Subsidiaries or solely among its wholly owned Subsidiaries);

(xii) each Contract with a term exceeding one (1) year after the date of this Agreement for future purchases, exchange or sales of gas, oil or electric energy with a marked-to-market value in excess of Fifty Million Dollars ($50,000,000.00) in the aggregate after the date of this Agreement (other than Contracts solely between the Company and any of its wholly-owned Subsidiaries or solely among its wholly owned Subsidiaries);

(xiii) each Contract with a term exceeding one (1) year after the date of this Agreement which is a financial derivative interest rate hedge with a marked-to-market value in excess of Twenty-Five Million Dollars ($25,000,000.00) (other than Contracts solely between the Company and any of its wholly-owned Subsidiaries or solely among its wholly owned Subsidiaries); and

(xiv) any material Contract relating to the Geysers Assets that is for the purchase, exchange, sale or transportation of electric energy, capacity or ancillary services other than the Geysers Material Contracts.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is and, to the Knowledge of the Company, no other party is, in breach or violation of, or in default under, any Company Contract, (ii) no event has occurred which would result in a breach or violation of, or a default under, any Company Contract (in each case, with or without notice or lapse of time or both), (iii) each Company Contract is valid, binding and enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles, and (iv) each Company Contract is in full force and effect with respect to the Company or the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, with respect to the other parties thereto. The Company has made available to Parent true and complete copies of each Company Contract (including, for the avoidance of doubt, all material amendments, modifications, extensions or renewals with respect thereto).

Section 5.16 Company Benefit Plans; ERISA.

(a) Section 5.16(a) of the Company Disclosure Letter sets forth a complete and correct list of each material Company Benefit Plan. With respect to each Company Benefit Plan, the Company has made available to Parent, to the extent applicable, true, correct and complete copies of (i) the Company Benefit Plan document, including any amendments thereto, (ii) the most recently prepared actuarial report or financial statements, (iii) the most recent summary plan description, and all material modifications thereto, (iv) the most recent IRS determination or opinion letter and (v) each trust, insurance, annuity or other funding Contract related thereto.

(b) Each Company Benefit Plan (and any related trust or other funding vehicle), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, has been established, operated and administered in compliance with Applicable Laws, including, without limitation, ERISA and the Code, and with the terms of such Company Benefit Plan, except for failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS. To the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status for any such Company Benefit Plan.

(c) There are no pending, or to the Knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, and no audit or other proceeding by a Governmental Entity is pending, or to the Knowledge of the Company, threatened with respect to any such plan.

(d) Except as set forth in Section 5.16(d) of the Company Disclosure Letter, no Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code or is otherwise a defined benefit pension plan. No Company Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither the Company nor any of the Company Subsidiaries has incurred or is expected to incur any liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 400l(a)(15) of ERISA, currently or formerly maintained by any of them, or any other entity that, together with the Company or any of the Company Subsidiaries, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA. With respect to any such single-employer plan, (i) no failure to meet the minimum funding standard under Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred and (ii) such plan has not applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302 or 303 of ERISA.

(e) Except as set forth in Section 5.16(e) of the Company Disclosure Letter, no Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980B(f) of the Code).

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event (including any termination of employment on or following the Closing), (i) entitle any current or former employee, director, officer or independent contractor of the Company or any of the Company Subsidiaries to severance pay or any other compensation or benefit or any material increase in severance pay (other than severance pay required by any Applicable Law), (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation or benefits due to any such current or former employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) result in any breach or violation of or default under or limit the right of the Company or any Company Subsidiary to amend, modify or terminate any Company Benefit Plan or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits or claims that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(h) No current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.

Section 5.17 Labor Matters.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 5.17(a) of the Company Disclosure Letter, (i) neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining Contract or other Contract with a labor union or like organization, (ii) the Company and the Company Subsidiaries are in compliance with each such collective bargaining Contract, (iii) to the Knowledge of the Company, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of the Company Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or like organization, (iv) there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, work stoppage or other labor dispute affecting the Company and there have been no such strikes, lockouts, slowdowns, work stoppages or labor disputes in the past three (3) years, and (v) there are no grievances or unfair labor practice complaints pending against the Company or any of the Company Subsidiaries before the National Labor Relations Board or any other Governmental Entity. Except as set forth in Section 5.17(a) of the Company Disclosure Letter, with respect to the transactions contemplated by this Agreement, there is no notice required or bargaining obligation under any union Contract or collective bargaining Contract.

(b) The Company and the Company Subsidiaries are in compliance with all Applicable Laws relating to employment or labor, except for any instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There is no employment- or labor-related suit, action, proceeding, claim or investigation, inquiries, or examinations (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the Knowledge of the Company, threatened against or affecting the Company or the Company Subsidiaries, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 5.18 Intellectual Property Rights.

(a) The Company and the Company Subsidiaries own or have a right to use all Intellectual Property necessary to the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole as now being conducted (the “Company IP”), except where the failure to own or have the right to use such Intellectual Property, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened suit, action, proceeding or written claim asserted by a third party challenging the ownership, validity or enforceability of any Company IP owned by the Company or a Company Subsidiary or alleging infringement or misappropriation by the Company or a Company Subsidiary of such third party’s Intellectual Property rights. To the Knowledge of the Company, no third party is misappropriating or infringing any material Intellectual Property owned by the Company or any of the Company Subsidiaries.

Section 5.19 Insurance. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, (b) neither the Company nor any Company Subsidiary is in breach of or default under, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach of or default under, or permit termination or modification under, any such policies, (c) all premiums due with respect to each such policy have been paid, and (d) since the most recent renewal date, the Company and the Company Subsidiaries have not received any written notice threatening termination of, premium increases with respect to, or material alteration of coverage under, any such policies.

Section 5.20 Trading. The Company Board has adopted a corporate risk policy that contains commodities risk policies (the “Risk Management Policy”) with respect to risk parameters, limits and guidelines concerning the management of the risk exposures related to commodity prices and volumes, interest rates, foreign currency exchange rates, liquidity and counterparty credit in connection with the business activities of the Company and the Company Subsidiaries (the “Company Trading Guidelines”). The Company has, prior to the date of this Agreement, made available to Parent a true and complete copy of the Risk Management Policy. Except for exceptions approved in accordance with the Risk Management Policy, (a) the Company and each Company Subsidiary is and since January 1, 2016 has been operating in compliance with the Risk Management Policy, (b) the Company and the Company Subsidiaries are not and since January 1, 2016 have not been engaging in any transactions regarding Derivative Products other than transactions of the type explicitly permitted under the Risk Management Policy and (c) all Derivative Products of the Company or any of the Company Subsidiaries were entered into in accordance with the Risk Management Policy and Company Trading Guidelines, except where the failure to be in compliance or so entered, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 5.21 Regulation as a Utility.

(a) Neither the Company nor any of its Subsidiaries or “affiliates” (under and as defined in the FPA) is subject to regulation as a public utility holding company, public utility or public service company (or similar designation) by any Governmental Entity (except for such Subsidiaries or “affiliates” of the Company that are regulated as public utilities, public-utility companies or holding companies under the FPA or PUHCA).

(b) The Company and its Subsidiaries and “affiliates” (under and as defined in PUHCA) are not subject to, or are exempt from, FERC’s books, records and accounting requirements under PUHCA. The Company and any of its Subsidiaries and “affiliates” (under and as defined in PUHCA) that are “holding companies” (under and as defined under PUHCA) are holding companies solely with respect to exempt wholesale generators, qualifying facilities and/or foreign utility companies.

(c) Each Subsidiary or “affiliate” (under and as defined in the FPA) of the Company (other than any such Company Subsidiary or affiliate that owns one or more facilities that constitute a “qualifying facility” as such term is defined under the Public Utility Regulatory Policies Act of 1978 and that are entitled to exemption from regulation under Section 205 of the FPA) selling electric energy, capacity and/or certain ancillary services at wholesale (a) has been authorized by FERC to make wholesale sales of electric energy, capacity and/or certain ancillary services at market-based rates pursuant to Section 205 of the FPA, (b) as of the date hereof, has been granted waivers and other blanket authority (including with respect to the issuance of securities and assumption of liabilities pursuant to Section 204 of the FPA) customarily granted to similarly situated market-based rate sellers, which, as of the date hereof, such blanket authority and waivers have not been limited and (c) except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, has rates which are not subject to refund other than through (i) rate caps and mitigation measures generally applicable to similarly situated marketers or generators selling electricity, capacity, and certain ancillary services or other products or services at wholesale or at market-based rates in the geographic market where such Company Subsidiary conducts its business, and (ii) restrictions imposed through “reliability must run” Contracts and/or other Contracts with independent system operators or regional transmission organizations.

Section 5.22 Anti-Takeover Laws. Assuming the accuracy of the representation contained in Section 6.8, the Company has taken all necessary actions to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby the provisions of Section 203 of the DGCL, and, accordingly, no such section nor other Anti-Takeover Laws or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other Anti-Takeover Laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby. The Company has not adopted a shareholder rights plan.

Section 5.23 Opinion of Financial Advisor. The Company Board has received the opinion of Lazard Frères & Co. LLC, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Common Shares. A signed, correct and complete copy of such opinion will promptly be made available to Parent, for informational purposes only, following receipt thereof by the Company.

Section 5.24 Brokers. No Person other than Lazard Frères & Co. LLC is entitled to any brokerage, financial advisory, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 5.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company or any Company Subsidiary makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided by or on behalf of the Company or any Company Subsidiary. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their respective Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their respective Representatives’ or Affiliates’ or such other Person’s use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives or Affiliates or such other Person, including any information made available in the electronic data room for “Project Royal – Phase I,” “Project Royal – Phase II” and “Project Royal – Phase III” run by TransPerfect International, Inc. and maintained by the Company for purposes of the transactions contemplated by this Agreement (collectively, the “Electronic Data Room”), marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is included in a representation or warranty contained in this Article V or any certificate delivered pursuant to this Agreement. Neither the Company nor any other Person on behalf of the Company or any Company Subsidiary makes any express or implied representation or warranty with respect to the accuracy of any financial projections or forecasts relating to the Company or any Company Subsidiary or the forward-looking assumptions on which such financial projections and forecasts are based.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed to the Company in the Parent Disclosure Letter, Parent and Merger Sub jointly and severally represent and warrant to the Company, on the date hereof and as of the Closing, as follows:

Section 6.1 Corporate Status. Each of Parent and Merger Sub (a) is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is organized, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except, in the case of clause (c), where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the Constituent Documents of Parent and Merger Sub, as amended and in effect on the date hereof.

Section 6.2 Authority for Agreements. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of Parent and Merger Sub, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, except for the approval of this Agreement by Parent as the sole stockholder of Merger Sub, which will be effected by written consent immediately following the execution of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 6.3 Consents and Approvals; No Violations.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, clearance, expiration or termination of waiting periods, waiver, notice, approval, authorization or permit of, or filing with or notification to, or registration with, any Governmental Entity except for (i) the Governmental Requirements and (ii) any other such consent, clearance, expiration or termination of waiting periods, waiver, notice, approval, authorization, permit, filing, notification or registration, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of its obligations hereunder will not, (i) violate any provision of the Constituent Documents of Parent or Merger Sub, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any Contract, undertaking, commitment or obligation to which Parent or Merger Sub is a party or by which any of them or any of their assets or properties may be bound, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of Parent or Merger Sub or (iv) assuming all consents, clearances, expirations or terminations of waiting periods, waivers, notices, approvals, authorizations and permits contemplated in Section 6.3(a) have been obtained, and all filings, notifications or registrations in Section 6.3(a) have been made, violate or conflict with any Applicable Law, except, in the case of clauses (ii), (iii) and (iv) of this Section 6.3(b), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.4 Information in Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement, as of the date it is first mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

Section 6.5 Litigation. There is no (a) suit, action, proceeding, claim or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the Knowledge of Parent, threatened against or affecting Parent, Merger Sub or their respective Affiliates, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, and

(b) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent, Merger Sub or their respective Affiliates which, in the case of clause (a) or (b), individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.6 Absence of Certain Agreements. There are no Contracts or commitments to enter into Contracts (oral or written) (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, as of the date hereof that relate in any way to the Company or any of the Company Subsidiaries or the transactions contemplated hereby or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 6.7 Financing. As of the date hereof, Parent has delivered to the Company true, complete and correct copies of (a) the executed debt commitment letter(s), dated as of the date hereof, between Parent and the Debt Financing Sources party thereto (including all exhibits, schedules, and annexes thereto, and the executed fee letter associated therewith and referenced therein (except that the fee letter is subject to redactions further described below), as may be amended or modified in accordance with its terms, collectively, the “Revolver Financing Commitments”), pursuant to which the applicable Debt Financing Sources party thereto have committed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Revolver Financing”) for the purposes of refinancing the Revolving Credit Agreement and to pay related fees and expenses, (b) the executed debt commitment letter(s), dated as of the date hereof, between an Affiliate of Parent and the Debt Financing Sources party thereto (including all exhibits, schedules, and annexes thereto, and the executed fee letter associated therewith and referenced therein (except that the fee letter is subject to redactions further described below), as may be amended or modified in accordance with its terms, collectively, the “Bridge Financing Commitments” and, together with the Revolver Financing Commitments, the “Debt Financing Commitments”), pursuant to which the applicable Debt Financing Sources party thereto have committed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Bridge Financing” and, together with the Revolver Financing, the “Debt Financing”) for the purposes of funding the transactions contemplated by this Agreement, and the related fees and expenses, and (c) the executed equity commitment letter(s) and subscription agreements, dated as of the date hereof, among Parent, Guarantor and the other parties thereto (excluding, in the case of such subscription agreements, the exhibits, schedules, attachments and annexes thereto, none of which impose additional conditions or expands existing conditions to the funding of the Equity Financing on the Closing Date, or impair the availability of the Equity Financing on the Closing Date), and the executed limited partnership agreement (the “LPA”) associated therewith and referenced therein (but not including any side letters, none of which impose additional conditions or expands existing conditions to the funding of the Equity Financing on the Closing Date, or impair the availability of the Equity Financing on the Closing Date), the “Equity Financing Commitments” and, together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which each such party (including Guarantor) has committed, subject to the terms and conditions thereof, to invest the cash amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Financing Commitments provide, and will continue to provide, that the Company is a third party beneficiary thereto with respect to the provisions specified therein. As of the date hereof, (i) none of the Financing Commitments has been amended or modified and, to the Knowledge of Parent, no such amendment or modification is contemplated, in each case, that imposes additional conditions or expands existing conditions to the funding of the Financing on the Closing Date, or impairs the availability of the Financing on the Closing Date, and (ii) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Except for fee letters (complete copies of which have been provided to the Company, with only fee amounts and pricing and other economic terms included in the “market flex” provisions redacted (provided that Parent represents and warrants that the “market flex” provisions in such fee letters do not permit the imposition of any new conditions (or the expansion of any existing conditions) with respect to the Debt Financing or any reduction in the amount of the Debt Financing from those contemplated therein on the date hereof)) and customary engagement letters with respect to the Bridge Financing and side letters to the LPA (none of which engagement letters and side letters materially and adversely affect the amount, conditionality, enforceability, termination or availability of the Debt Financing or the Equity Financing, as applicable), there are no Contracts to which Parent or any of its Affiliates is a party that impose conditions, impair the availability of or modify, amend or expand the conditions to the funding of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof and Parent will continue to pay in full any such amounts required to be paid as and when they become due and payable on or prior to the Closing Date. As of the date hereof, each of the Equity Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent, and, to the Knowledge of Parent, the other parties thereto. As of the date hereof, the Debt Financing Commitments, in the form so delivered, are legal, valid and binding obligations of Parent and/or its applicable Affiliate, as the case may be, and, to the Knowledge of Parent, each of the other parties thereto. As of the date hereof, no party to any Financing Commitment has notified Parent, or any of its Affiliates of its intention to terminate the Financing Commitment or not to provide the Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a material default or material breach on the part of Parent or any of its Affiliates or, to the Knowledge of Parent, any other party thereto under any term or condition of any of the Financing Commitments, (ii) constitute a failure to satisfy a condition precedent on the part of Parent or any of its Affiliates under any of the Financing Commitments or (iii) result in any portion of the Financing Commitments being unavailable on the Closing Date (it being understood and agreed that the Revolver Financing will not be available on the Closing Date if (A) approval by the requisite Revolving Lenders of the Revolver Amendment is received on or prior to such date and (B) the Revolver Amendment is executed and delivered by all parties thereto and is fully effective subject solely to the concurrent closing of the Merger and the payment of fees under the Revolver Amendment). As of the date hereof, neither Parent nor any of its Affiliates has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it on or prior to the Closing Date pursuant to the Financing Commitments. As of the date hereof, subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitments, together with the cash on hand of the Surviving Corporation, will be sufficient for Parent and Merger Sub to (A) pay the aggregate Merger Consideration in accordance with Section 4.1(a) and the other payments under Article IV and (B) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing. Each of Parent and Merger Sub affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Parent or Merger Sub obtain the Financing related to any of the transactions contemplated hereby.

Section 6.8 Ownership of Common Shares. Except for the 17,500,000 Common Shares owned by Volt or as set forth in Section 6.8 of the Parent Disclosure Letter, neither Parent nor Merger Sub, nor any of their respective Affiliates, owns (beneficially or of record) any Common Shares or any option, warrant or other right to acquire any Common Shares. Neither Parent nor Merger Sub is, and at no time during the last five (5) years has been, an “interested stockholder” of the Company, as such quoted term is defined in Section 203 of the DGCL.

Section 6.9 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. As of the date hereof, the authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.001 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent.

Section 6.10 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent or any of its Affiliates (other than Merger Sub) is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger, that has not been obtained on or prior to the date hereof. The adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which shall have occurred concurrently with the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

Section 6.11 Brokers. No Person other than Barclays Capital Inc. is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent or Merger Sub in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 6.12 Solvency of the Surviving Corporation Following Merger. Assuming (i) the accuracy of the representations and warranties of the Company made in this Agreement and any Contract, document or instrument to be delivered by the Company in connection herewith (disregarding any references to “Knowledge of the Company,” “Company Material Adverse Effect,” “materiality” or similar qualifications contained in such representations), (ii) the compliance by the Company of its obligations hereunder, (iii) all material contingent liabilities of the business of the Company and the Company Subsidiaries are disclosed herein, in the Company Disclosure Letter or in the Company Reports, (iv) the satisfaction of the conditions set forth in Article IX and (v) that the most recent projections, forecasts or estimates of the Company and the Company Subsidiaries that have been provided to Parent have been prepared in good faith based on assumptions that were and continue to be reasonable, immediately following the Effective Time and after giving effect to the Merger, the Financing, any Alternative Financing, the payment of the Merger Consideration, the payment of all related fees and expenses, and any repayment or refinancing of the Revolving Credit Agreement contemplated in this Agreement, with the Revolver Financing including all fees and expenses related thereto (if applicable), Parent, the Surviving Corporation and each of their Subsidiaries will be Solvent. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person, on a going concern basis will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, and (ii) to the extent not duplicative of the foregoing clause (i), the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 6.13 Guaranty. Concurrently with the execution of this Agreement, Parent has caused Guarantor to deliver to the Company a duly executed Guaranty in the form attached hereto as Exhibit B. The Guaranty is in full force and effect, is a valid, binding and enforceable obligation of Guarantor and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Guaranty.

Section 6.14 Interest in Competitors. As of the date hereof, except as set forth in Section 6.14 of the Parent Disclosure Letter, neither Parent nor Merger Sub owns any interest(s), nor do any of their respective Affiliates insofar as such Affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act, in any entity or Person that derives a substantial portion of its revenues from the ownership and operation of power generation assets and retail electricity businesses.

Section 6.15 No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI or any certificate delivered pursuant to this Agreement, neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided by or on behalf of Parent or Merger Sub.

Section 6.16 Acknowledgement of Disclaimer of Other Representations and Warranties. Each of Parent and Merger Sub acknowledges that, as of the date hereof, they and their Representatives (a) have received full access to (i) such books and records, facilities, properties, premises, equipment, Contracts and other assets of the Company and the Company Subsidiaries which they and their Representatives, as of the date hereof, have requested to review and (ii) the Electronic Data Room and (b) have had full opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business and assets of the Company and the Company Subsidiaries. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article V or any certificate delivered pursuant to this Agreement, (x) neither the Company nor any of the Company Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub have not relied and are not relying on any representation or warranty, (y) no Person has been authorized by the Company or any of the Company Subsidiaries to make any representation or warranty relating to the Company or any of the Company Subsidiaries or their respective businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such entity and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available in the Electronic Data Room, marketing material, confidential information memorandum, management presentation, functional break-out discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, are not and shall not be deemed to be or include representations or warranties (and neither the Company nor any other Person will have liability or other obligation to Parent, Merger Sub or their respective Affiliates or Representatives or any other Person resulting from such Person’s use of such material or information). Each of Parent and Merger Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Company Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied on the results of its own independent review and analysis.

ARTICLE VII

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 7.1 Conduct of Business by the Company Pending the Merger. From the date hereof until the Effective Time, unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned (provided that consent of Parent shall be deemed to have been given if Parent does not object within three (3) Business Days after a written request for such consent is provided by the Company to Parent), or except (i) as listed in Section 7.1 of the Company Disclosure Letter, (ii) as otherwise permitted by or provided for in this Agreement, (iii) for payment by the Company or any Company Subsidiary of any amounts (plus five percent (5%) of the amount set forth with respect to any particular line item listed therein) set forth in the 2017 and 2018 annual projection materials set forth in Section 7.1 of the Company Disclosure Letter or (iv) as required by Applicable Law or Governmental Entities, the Company shall, and shall cause each of the Company Subsidiaries to, (x) conduct its business in the ordinary course of business and (y) use commercially reasonable efforts to preserve substantially intact its business organization and preserve in all material respects its relationships with any employees, customers, suppliers, vendors, licensors and licensees with which it has material business relations; provided, however, that no action by the Company or the Company Subsidiaries with respect to matters specifically addressed by any provision of Section 7.1(a) through (r) shall be deemed a breach of clauses (x) or (y) unless such action would constitute a breach of such specific provision. In addition to and without limiting the generality of the foregoing, except (A) as listed in Section 7.1 of the

Company Disclosure Letter, (B) as otherwise permitted by or provided for in this Agreement, (C) for payment by the Company or any Company Subsidiary of the amount with respect to a particular line item (plus five percent (5%) of the amount set forth with respect to such particular line item listed therein) set forth in the 2017 and 2018 annual projection materials set forth in Section 7.1 of the Company Disclosure Letter or (D) as required by Applicable Law or Governmental Entities, from the date hereof until the Effective Time, without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned (provided that consent of Parent shall be deemed to have been given if Parent does not object within three (3) Business Days after a written request for such consent is provided by the Company to Parent) the Company shall not, and shall not permit any Company Subsidiary to:

(a) adopt or propose any change in its Constituent Documents;

(b) declare, authorize, establish a record date for, set aside or pay any stockholder dividend or other distribution (in cash, stock or other equity, property or a combination thereof), except for any dividend or distribution by a Company Subsidiary to the Company or a wholly-owned Company Subsidiary;

(c) (i) subject to Section 7.1(e), merge or consolidate with any other Person, except that a Company Subsidiary may merge or consolidate with another Company Subsidiary as long as such merger or consolidation does not result in any material increase in Tax liabilities for the Company or for any Company Subsidiary (whether with respect to periods before the Closing or periods after the Closing), or (ii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation or other reorganization, other than, with respect to the foregoing clause (ii), any mergers, consolidations or other reorganizations solely among the Company and its wholly-owned Subsidiaries or solely among its wholly-owned Subsidiaries;

(d) sell, lease, license or subject to an Encumbrance (other than a Permitted Encumbrance) or otherwise surrender, relinquish or dispose of any assets or property of the Company or any Company Subsidiary, other than (i) inventory in the ordinary course of business, (ii) in an amount not in excess of Twenty-Five Million Dollars ($25,000,000.00) individually or Fifty Million Dollars ($50,000,000.00) in the aggregate, (iii) in connection with obligations under Derivative Products or the sale or purchase of Derivative Products, or the purchase, exchange, sale, transportation or storage of gas, oil or other fuel or thermal or electric energy, capacity, ancillary services or Environmental Products in the ordinary course of business; provided that any individual transaction exceeding Seven Hundred Million Dollars ($700,000,000.00) (as determined in accordance with the Risk Management Policy of the Company) shall not be entered into without the consent in writing of Parent, which consent shall be deemed to have been given if Parent does not object within one (1) hour after the written notice requesting consent is provided by the Company to Parent, or (iv) disposals of any assets or property between or among (A) the Company and any of the wholly-owned Company Subsidiaries and (B) any wholly-owned Company Subsidiary and another wholly-owned Company Subsidiary;

(e) make any acquisition (including by merger) of (i) the equity interests or a material portion of the assets of any other Person or (ii) any other properties or assets of any other Person (other than the Company or any of the wholly-owned Company Subsidiaries) for consideration in excess of Fifteen Million Dollars ($15,000,000.00) individually or Thirty-Five Million Dollars ($35,000,000.00) in the aggregate, in each case of clause (i) or (ii), except for (A) acquisitions of supplies, parts, fuel, materials, other inventory, Environmental Products and capacity in the ordinary course of business, (B) capital expenditures made in accordance with Section 7.1(p) or (C) pursuant to Contracts in force on the date of this Agreement and set forth in Section 7.1(e) of the Company Disclosure Letter (as such Contracts are in effect on the date of this Agreement);

(f) adopt any shareholder rights plan, except if the Company Board determines that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under Applicable Law;

(g) (i) issue, sell, grant, pledge, transfer, dispose of, or otherwise encumber (or make payments based on the value of), or authorize the issuance, sale grant, pledge, transfer, disposal of, or Encumbrance on (or making of payments based on the value of), any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or other security), other than (A) issuances of Common Shares in respect of Options, Restricted Stock Units or Performance Stock Units outstanding on the date hereof in accordance with their terms as in effect on the date hereof or (B) the creation of (x) transfer restrictions of general applicability on any securities of the Company imposed by Applicable Law or (y) Encumbrances securing indebtedness for borrowed money, or enter into any amendment of any term of any of its outstanding securities, (ii) split, combine, subdivide or reclassify any shares of capital stock or any other equity interests of the Company or any Company Subsidiary or (iii) purchase, repurchase or redeem or otherwise acquire any shares of capital stock or any other equity interests of the Company or any Company Subsidiary or any rights, warrants or options to acquire any such shares or interests, other than in connection with the exercise of Options or the vesting of Restricted Stock Units or Performance Stock Units pursuant to their terms as in effect on the date hereof (including in connection with any required withholding Taxes related to such exercise or vesting);

(h) (i) incur, guarantee or assume, or otherwise become liable for, or modify in any material respect the terms of, any indebtedness, (ii) issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of the Company Subsidiaries, (iii) assume, guarantee, endorse or otherwise become liable for any indebtedness of any Person, (iv) make any loans, advances or capital contributions to, or investments in, any Person, (v) enter into any arrangement having the economic effect of any of the foregoing, other than, so long as any of the following would not reasonably be expected to lead to a Rating Event, (A) immaterial amounts in the ordinary course of business, (B) indebtedness for borrowed money in an amount not in excess of One Hundred Million Dollars ($100,000,000.00) in the aggregate, (C) any intercompany indebtedness, loan, advance, capital contribution or investment among the Company and/or any wholly-owned Company Subsidiary, (D) guaranties and credit support by (x) the Company of obligations of any wholly-owned Company Subsidiary or (y) any Company Subsidiary of obligations of the Company or a wholly-owned Company Subsidiary, in each case of this clause (D), in the ordinary course of business, (E) pursuant to the Debt Instruments and the Revolving Credit Agreement, (F) letters of credit issued in connection with the sale or purchase of Derivative Products, purchase, exchange, sale or transportation or storage of gas, oil or other fuel or thermal or electric energy, capacity, ancillary services, Environmental Products, or in support of its retail operations or any other agreement allowed hereunder or otherwise in the ordinary course of business or (G) letters of credit issued to support positions in place as of the date of this Agreement;

(i) repay, redeem, repurchase, prepay, defease, cancel, any obligations for borrowed money or otherwise evidenced by bonds, debentures, notes, or other similar instruments other than, so long as any of the following would not reasonably be expected to lead to a Rating Event, (i) as required pursuant to the terms thereof, (ii) existing indebtedness at or within three (3) months of maturity, or (iii) in an amount not in excess of One Hundred Million Dollars ($100,000,000.00) in the aggregate;

(j) enter into, amend or terminate any collective bargaining Contract or other Contract with a labor union, works council or similar organization;

(k) other than as required by the terms of any Company Benefit Plan in existence on the date of this Agreement, as contemplated by Section 4.3 or as set forth in Section 7.1(k) of the Company Disclosure Letter, (i) materially increase the compensation or benefits of any director or executive officer of the Company (except for annual cash incentive grants and merit salary increases consistent with past practice), (ii) provide increases in salaries, wages, other compensation or benefits (and communicate increases in bonuses to the extent bonuses are based on salary or wage level) of (A) employees who are not executive officers or directors of the Company or (B) independent contractors of the Company or any Company Subsidiary, in each case, other than in the ordinary course of business, (iii) enter into any change-in-control, retention, employment, severance, termination or other similar Contract with, or grant any change-in-control, retention, severance, termination or similar compensation or benefits to, any executive officer, director, employee or independent contractor, (iv) establish, adopt, terminate or materially amend any Company Benefit Plan or any plan, program, arrangement, practice or Contract that would be a Company Benefit Plan if it were in existence on the date hereof, except to the extent that such amendment would not result in more than a de minimis increase to the cost to the Company under such arrangement or plan, (v) accelerate the time of payment or vesting of any compensation or benefits for any current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries, (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or (vii) pay or provide any compensation or benefit not required by the terms of any Company Benefit Plan as in effect on the date hereof to any current or former employee, director or independent contractor of the Company or any Company Subsidiary (other than the payment of base cash compensation in the ordinary course of business); provided, however, that the foregoing clauses (i) through (vii) shall not restrict the Company or any Company Subsidiary from (x) entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, Contracts, benefits and compensation arrangements providing for cash compensation and benefits (including cash incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions or (y) continuing to make other cash awards in the ordinary course of business (including cash director awards that replace the value of equity director awards that would otherwise be granted and cash awards to employees that replace the value of equity employee awards that would otherwise be granted); provided, further, however, that notwithstanding clauses (i) and (ii) of this Section 7.1(k), the aggregate base salaries of employees of the Company and the Company Subsidiaries shall not be increased by more than five percent (5%) of the aggregate base salaries in effect as of the date hereof;

(l) change any method of accounting or accounting principles or practices followed by the Company or any Company Subsidiary, except for any such change required by a change in U.S. GAAP or as recommended by the Company’s audit committee or independent auditors;

(m) pay, discharge, settle, compromise, waive, release or satisfy any material litigation, arbitration, proceeding, claim, liability or obligation that would result in any liability in excess of Fifty Million Dollars ($50,000,000.00) in the aggregate or such greater amount reserved therefor or reflected in the Company Reports or that would impose any non-monetary obligations on the Company or any of the Company Subsidiaries that would have a material effect on the continuing operations of the Company and the Company Subsidiaries, taken as a whole;

(n) fail to maintain, terminate or cancel any insurance coverage maintained by the Company or any Company Subsidiary with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage to the extent available on commercially reasonable terms;

(o) (i) enter into any new Contract that would have been a Company Contract if it had been entered into prior to the date of this Agreement or (ii) amend, renew, extend, modify, waive, or release (or otherwise forego any material right or claim under) on terms materially adverse to the Company, cancel or terminate, in whole or in part, any Company Contract, in each case, other than in the ordinary course of business;

(p) make or authorize any new capital expenditures other than (i) capital expenditures related to operational emergencies, equipment failures or outages or required on an emergency basis or for the safety of persons or the environment; provided that (A) the Company shall provide Parent with notice of such action taken as soon as reasonably practicable thereafter (and in no event later than three (3) Business Days after such action is taken) and (B) such capital expenditures shall be made in accordance with Good Industry Practice, (ii) capital expenditures required by Applicable Law or Governmental Entities, or (iii) any other capital expenditures not in excess of Twenty-Five Million Dollars ($25,000,000.00) in the aggregate;

(q) make or change any material Tax election, file any material amended Tax Return, settle or compromise any material Tax audit or other proceeding, compromise or surrender any material Tax refund,

credit or other similar benefit, change any material method of Tax accounting or make any material voluntary Tax disclosure or Tax amnesty or similar filing; or

(r) agree or commit to do any of the foregoing.

Notwithstanding anything herein to the contrary, the Company and the Company Subsidiaries may take commercially reasonable actions if reasonably necessary with respect to emergency situations; provided, however, that the Company and the Company Subsidiaries shall (i) use Good Industry Practice in mitigation of any such emergency situation and (ii) provide Parent with notice of such action taken as soon as reasonably practicable thereafter (and in no event later than three (3) Business Days after such action is taken).

Section 7.2 Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, from the date of this Agreement until the Effective Time, except as permitted by or provided for in this Agreement, it shall not, without the prior written consent of the Company, effect or agree to effect any business combination transaction that would reasonably be expected to prevent, impair or materially delay consummation of the Merger or the other transactions contemplated hereby.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Access and Information. Upon reasonable prior notice and subject to Applicable Law, the Company shall, and shall cause the Company Subsidiaries to, afford to Parent and its Affiliates (and to the respective equityholders, managers, directors, officers, employees, financial advisors, legal counsel, financing sources, accountants or other advisors, agents or authorized representatives (collectively, “Representatives”) of Parent and its Affiliates) reasonable access during normal business hours and without undue disruption of the normal business activities of the Company and the Company Subsidiaries, during the period prior to the earlier of the Effective Time and the termination of this Agreement, to all of its or their respective books, records, properties, premises and personnel and all of its or their other financial, operating and other data and information as Parent may reasonably request; provided that (a) the Company and the Company Subsidiaries shall not be obligated to provide access to (i) any information that would result in the loss of attorney-client privilege with respect to such information, (ii) any information, properties or premises that would result in a breach of a Contract to which the Company or any of the Company Subsidiaries is a party, including any lease provisions or (iii) any information that would violate any Applicable Law, except that, in each case of the foregoing clauses (i), (ii) and (iii), the Company shall use commercially reasonable efforts to enter into a joint defense Contract or other arrangement that would reasonably allow the Company to provide any such information or access to Parent, its Affiliates and its and their respective Representatives, (b) no investigation pursuant to this Section 8.1 shall affect or be deemed to modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger and the other transactions contemplated by this Agreement and (c) the Company and Company Subsidiaries shall not be required to conduct, or permit Parent or any of its Representatives to conduct, any environmental investigation or sampling of soil, air, surface water, building material, groundwater or other environmental media at or relating to any Company Real Property. Without limiting the generality of the foregoing, Parent shall schedule and coordinate all inspections with the Company and shall give the Company reasonable prior notice thereof. Each party shall continue to abide by the terms of the confidentiality agreement between Energy Capital Partners III, LLC and the Company, dated April 10, 2017 (the “Confidentiality Agreement”).

Section 8.2 Proxy Statement.

(a) As promptly as reasonably practicable following the execution of this Agreement, the Company shall, with the assistance of Parent, prepare, and the Company shall, as promptly as reasonably practicable following the No-Shop Period Start Date, file with the SEC, a proxy statement relating to the adoption of this Agreement by the stockholders of the Company (as amended or supplemented from time to time, in accordance with this Section 8.2, the “Proxy Statement”). Parent and the Company shall cooperate with one another in connection with the preparation of the Proxy Statement and Parent shall furnish all information concerning Parent and Merger Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement, including such information that is required by the Exchange Act to be set forth in the Proxy Statement. Each of the parties will cause the information to be supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting, not to contain any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and the Company shall each use commercially reasonable efforts to respond as promptly as reasonably practicable to, and resolve all comments received from, the SEC (or its staff) concerning the Proxy Statement, and to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.

(b) Each of Parent and the Company shall as promptly as reasonably practicable notify the other of (i) the receipt of any comments from the SEC (or its staff) and all other written correspondence and oral communications with the SEC (or its staff) relating to the Proxy Statement and (ii) any request by the SEC (or its staff) for any amendment or supplement to the Proxy Statement or for additional information with respect thereto, and shall supply the other with copies of all material correspondence between the Company, Parent or any of their respective Representatives, on the one hand, and the SEC (or its staff), on the other hand, with respect to the Proxy Statement. All filings by the Company with the SEC (or its staff), responses to any comments from the SEC (or its staff) and all mailings to the stockholders of the Company in connection with the Merger and the other transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, shall be subject to the reasonable prior review and comment of Parent which comments the Company shall consider in good faith. All filings by Parent with the SEC in connection with the transactions contemplated hereby shall be subject to the reasonable prior review and comment of the Company which comments Parent shall consider in good faith.

(c) If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement, prepared in accordance with Section 8.2(b), describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

Section 8.3 Company Stockholders’ Meeting. The Company shall, in accordance with its Constituent Documents and Applicable Law, promptly and duly establish a record date and call, give notice of and convene as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC, a meeting of the stockholders of the Company (including any adjournments and postponements thereof, the “Company Stockholders’ Meeting”) for the purpose of seeking the Company Stockholder Approval and shall, unless the Company Board has effected an Adverse Recommendation Change, (a) recommend to the stockholders of the Company that the stockholders of the Company vote in favor of adoption of this Agreement and that the Company Stockholder Approval be given (the “Recommendation”) and include in the Proxy Statement the Recommendation and (b) use commercially reasonable efforts to solicit such adoption. The Company may postpone, recess or adjourn the Company Stockholders’ Meeting (i) with the consent of Parent, (ii) if the Company is unable to obtain a quorum of its stockholders at the Company Stockholders’ Meeting,

(iii) after consultation with Parent and, without the consent of Parent, on no more than two (2) occasions for up to ten (10) Business Days each, to allow additional solicitation of votes if necessary in order to obtain the Company Stockholder Approval or (iv) to allow additional time for the filing and distribution of any amended or supplemental disclosure which the Company Board has determined in good faith (after consultation with outside counsel and Parent) is necessary or advisable under Applicable Law and for such amended or supplemental disclosure to be reviewed by the stockholders of the Company prior to the Company Stockholders’ Meeting; provided that the Company shall, if requested by Parent, postpone, recess or adjourn the Company Stockholders’ Meeting (x) for the absence of quorum or (y) for up to ten (10) Business Days to allow additional solicitation of votes if necessary in order to obtain the Company Stockholder Approval. The Company agrees that no matters shall be brought before the Company Stockholders’ Meeting other than the adoption of this Agreement, any related “golden parachute” vote under Rule 14a-21(c) of the Exchange Act and any related and customary procedural matters (including a proposal to adjourn the meeting to allow additional solicitation of votes).

Section 8.4 Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Section 8.4, during the period commencing on the date of this Agreement and continuing until 12:01 a.m. (New York City time) on the forty-sixth (46th) day following the date hereof (the “No-Shop Period Start Date”), the Company and the Company Subsidiaries and their respective Representatives shall have the right to, directly or indirectly, (i) solicit, initiate, facilitate or encourage any Alternative Transaction Proposal, including by way of furnishing information with respect to the Company and the Company Subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided that a copy of all such information not previously provided to Parent (or its Representatives) is provided to Parent as promptly as reasonably practicable (and, in any event, within twenty-four (24) hours) after such information has been furnished to such Person (or its Representatives) and (ii) participate in discussions or negotiations with respect to any Alternative Transaction Proposal or otherwise cooperate in connection with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Alternative Transaction Proposal; provided that, prior to the No-Shop Period Start Date, the Company shall not, shall cause each Company Subsidiary not to, and shall direct and use commercially reasonable efforts to cause its and their respective Representatives not to, directly or indirectly, take any of the actions described in the immediately preceding clauses (i) and (ii) with respect to any Person who is, to the Knowledge of the Company, an Identified Sponsor Investor.

(b) On the No-Shop Period Start Date, the Company shall, shall cause each Company Subsidiary to, and shall direct and use commercially reasonable efforts to cause its and their respective Representatives to (x) immediately cease any solicitation, facilitation, encouragement, discussion, negotiation or cooperation with respect to any Alternative Transaction Proposal and (y) immediately instruct each Person (other than (1) Parent, its Affiliates, the Identified Sponsor Investors and its and their respective Representatives and (2) as expressly directed in writing by Parent) that has previously executed a confidentiality agreement in connection with such Person’s consideration of an Alternative Transaction Proposal to promptly return to the Company or destroy any non-public information previously furnished to such Person or to such Person’s Representatives by or on behalf of the Company or any of the Company Subsidiaries and immediately terminate the access of each such Person and its Representatives to any electronic data room maintained by or on behalf of the Company or any of the Company Subsidiaries. From the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, except as otherwise provided in this Section 8.4, the Company shall not, shall cause each Company Subsidiary not to, and will direct and use commercially reasonable efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage any Alternative Transaction Proposal or (ii) other than with Parent, Merger Sub or their respective Representatives and other than to inform any Person of the provisions of this Section 8.4, (A) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, any Alternative Transaction Proposal or (B) enter into any Alternative Transaction Agreement. Notwithstanding the foregoing or any other provision of this Section 8.4 to the contrary, if at any time after the No-Shop Period Start Date and prior to receipt of the Company Stockholder Approval, the Company or any Company Subsidiary receives an Alternative Transaction Proposal that did not result from a material breach of this Section 8.4, the Company and the Company Board may (directly or through their respective Representatives) (A) contact such Person and its advisors for the purpose of clarifying the proposal and any material terms and conditions and likelihood of consummation thereof, so as to determine whether such proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (B) if the Company Board determines in good faith, after consultation with its legal counsel and financial advisors and based on information then available, that such Alternative Transaction Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, the Company Board may (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an executed Acceptable Confidentiality Agreement; provided that a copy of all such information not previously provided to Parent (or its Representatives) is provided to Parent as promptly as reasonably practicable (and, in any event, within twenty-four (24) hours) after such information has been furnished to such Person (or its Representatives) and (y) participate in discussions or negotiations with the Person making such Alternative Transaction Proposal (and its Representatives) regarding such Alternative Transaction Proposal. Notwithstanding the occurrence of the No-Shop Period Start Date, the Company and its Representatives may continue to engage in the activities described in this Section 8.4(b) with respect to any Exempted Person, including with respect to any amended proposal submitted by any Exempted Person, so long as such Person continues to be an Exempted Person, following the No-Shop Period Start Date until the earlier of 12:01 a.m. (New York City time) on the one-hundred and sixth (106th) day following the date hereof (the “Cut Off Time”) and the time that such Exempted Person ceases to be an Exempted Person; provided that the Company, each Company Subsidiary, and each of its and their respective Representatives comply in all material respects with the requirements of this Section 8.4, including the information requirements of Section 8.4(g).

(c) Except as otherwise provided by this Section 8.4, the Company Board shall not directly or indirectly: (i) (A) withdraw (or qualify, amend or modify in a manner materially adverse to Parent) or publicly propose to withdraw (or qualify, amend or modify in a manner materially adverse to Parent), the Recommendation or fail to include the Recommendation in the Proxy Statement, (B) recommend, adopt, approve, endorse or publicly propose to recommend, adopt, approve or endorse, any Alternative Transaction Proposal, (C) make any public recommendation in connection with a tender offer or exchange offer other than a recommendation in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Alternative Transaction Proposal subject to Regulation 14D under the Exchange Act, or (D) if an Alternative Transaction Proposal other than an Alternative Transaction Proposal subject to Regulation 14D shall have been publicly announced or disclosed, fail to recommend against such Alternative Transaction Proposal or fail to reaffirm the Recommendation on or prior to the earlier of ten (10) Business Days after such Alternative Transaction Proposal shall have been publicly announced or disclosed or five (5) Business Days prior to the Company Stockholders’ Meeting (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) authorize, cause or permit the Company or any Company Subsidiary to execute or enter into or adopt or approve, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition Contract, option Contract, joint venture Contract, partnership Contract or other similar Contract, arrangement or understanding other than an Acceptable Confidentiality Agreement (each, an “Alternative Transaction Agreement”) (A) constituting or that would reasonably be expected to lead to any Alternative Transaction Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, but subject to the Company’s compliance in all material respects with the other provisions of this Section 8.4 (including Section 8.4(e)), as applicable, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a Superior Proposal that did not result from a breach of this Section 8.4 or an Intervening Event, make an Adverse Recommendation Change if the Company Board determines in good faith, after consultation with its legal counsel and financial advisors, that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under Applicable Law.

(d) Without limiting Section 8.4(c), in response to an Alternative Transaction Proposal that the Company Board determines in good faith, after consultation with its legal counsel and financial advisors, constitutes a Superior Proposal, the Company may terminate this Agreement pursuant to Section 10.1(h) and this Section 8.4(d) and, concurrently with such termination, may enter into an Alternative Transaction Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 10.1(h) and this Section 8.4(d) unless the Company (i) complies with its obligations set forth in this Section 8.4 (including Section 8.4(e)) and (ii) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 10.3(a)(i) prior to or concurrently with such termination.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Company Board shall not be entitled to either (x) make an Adverse Recommendation Change pursuant to Section 8.4(c) or (y) terminate this Agreement pursuant to Section 10.1(h) and Section 8.4(d), unless (i) the Company shall have provided to Parent four (4) Business Days’ prior written notice advising Parent that the Company Board intends to take such action and specifies in reasonable detail the potential reasons therefor and (A) if relating to a Superior Proposal, is in accordance with Section 8.4(g) and (B) if relating to an Intervening Event, reasonably describes the Intervening Event, and (ii) (A) during such four (4) Business Day period, if requested by Parent, the Company shall have engaged, and shall have caused its Representatives to engage, in good faith negotiations with Parent during such notice period, to the extent Parent wishes to negotiate and so long as Parent is negotiating in good faith, to enable Parent to propose revisions to the terms of this Agreement, (B) the Company Board shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent during such four (4) Business Day period, (C) (1) with respect to a Superior Proposal, the Company Board shall have determined in good faith, after consultation with its legal counsel and financial advisors, that the Superior Proposal would continue to constitute a Superior Proposal if such adjustments to this Agreement were to be given effect and that failure to make an Adverse Recommendation Change or terminate this Agreement would continue to be inconsistent with the directors’ fiduciary duties under Applicable Law, and (2) with respect to an Intervening Event, the Company Board, after consultation with the Company’s legal counsel and financial advisors, shall have determined in good faith that failure to make an Adverse Recommendation Change would continue to be inconsistent with the directors’ fiduciary duties under Applicable Law, and (D) in the event of any change to (1) any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of a Superior Proposal, or (2) the facts or circumstances relating to an Intervening Event, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) of this proviso shall commence (except that the four (4) Business Day notice period referred to in clauses (i) and (ii) above shall instead be equal to two (2) Business Days) during which time the Company shall be required to comply with the requirements of this Section 8.4(e) anew with respect to such additional notice, including clauses (i) and (ii) above of this Section 8.4(e); and provided that the Company has complied in all material respects with its obligations under this Section 8.4.

(f) Notwithstanding anything to the contrary contained herein, the Company or the Company Board, directly or indirectly through their respective Representatives, shall be permitted to (i) take or disclose any position or disclose any information reasonably required under Applicable Law or in compliance with or otherwise complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), and to the extent referred to therein, Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to any Alternative Transaction Proposal, (ii) make any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders) or take a neutral or no position with respect to any Alternative Transaction Proposal, and (iii) waive any “standstill” or similar provision in order to permit a Person to make an Alternative Transaction Proposal to the Company Board in a confidential manner, if and only if the Company Board shall have determined in good faith, after consultation with its legal counsel and financial advisors, the failure to so waive would be inconsistent with the directors’ fiduciary duties under Applicable Law.

(g) On the No-Shop Period Start Date, the Company shall notify Parent of the number and identity of each of the Exempted Persons from whom the Company or any of its Representatives has received an Alternative Transaction Proposal or any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) who inquired about or requested information in connection with its consideration of any Alternative Transaction Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date and the material terms and conditions of any such Alternative Transaction Proposal received (including any changes thereto). From and after the No-Shop Period Start Date, the Company shall promptly (and in no event later than twenty-four (24) hours after receipt) notify Parent in writing of any Alternative Transaction Proposal or any inquiry or request for information relating to the Company or the Company Subsidiaries that would reasonably be expected to lead to an Alternative Transaction Proposal, including the identity of the Person making the Alternative Transaction Proposal and the material terms and conditions of any such Alternative Transaction Proposal (including an unredacted copy of such Alternative Transaction Proposal, or where such Alternative Transaction Proposal is not in writing, a description of the terms thereof). The Company shall keep Parent reasonably informed, on a reasonably current basis, of the status of discussions or negotiations relating to such Alternative Transaction Proposal (including by promptly (and in no event later than twenty-four (24) hours after receipt) providing to Parent copies of any proposals, indications of interest, and/or draft Contracts relating to such Alternative Transaction Proposal).

Section 8.5 Appropriate Action; Consents; Filings.

(a) Subject to the terms and conditions herein provided, the Company, Parent and Parent’s Affiliates, including Merger Sub, shall, without limiting the proviso to Section 8.5(b), (i) use reasonable best efforts to take all steps reasonably necessary, and proceed diligently and in good faith, and obtain as promptly as reasonably practicable any necessary consents, approvals, waivers, licenses, permits, franchises, certificates, registrations, variances, exemptions and authorizations of, and actions or nonactions by, and make as promptly as practicable all necessary filings, submissions and declarations with, any Governmental Entity or other third party necessary in connection with the consummation of the transactions contemplated by this Agreement, including, if applicable, requesting expedited treatment for any such filings, submissions and declarations, (ii) use reasonable best efforts to (A) avoid a claim, suit, petition to deny, objection, proceeding, investigation or other action, whether judicial or administrative and whether brought by a Governmental Entity or other third party, and (B) avoid the entry of, or to effect the dissolution of, any injunction, stay, temporary restraining order or other order in any such claim, suit, petition to deny, objection, proceeding, investigation or other action, in each case, challenging this Agreement or the transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to avoid or eliminate any impediment under any Applicable Law, or any regulatory and operational authorizations and arrangements necessary to own or operate the assets of the Company and the Company Subsidiaries that may be asserted by any Governmental Entity (including the United States Department of Justice, Antitrust Division, the Federal Trade Commission or FERC) or other third party, (iii) use reasonable best efforts to cooperate with each other in (A) determining which filings, submissions and declarations are required to be made prior to the Effective Time with, and which consents, approvals, waivers, licenses, permits, franchises, certificates, registrations, variances, exemptions or authorizations, actions or non-actions, are required to be obtained prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings, submissions and declarations and timely seeking all such consents, approvals, waivers, licenses, permits, franchises, certificates, registrations, variances, exemptions or authorizations, actions or non-actions, (iv) use reasonable best efforts to cause the conditions to the Merger set forth in Article IX to be satisfied as promptly as reasonably practicable and (v) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable. In connection with the foregoing and to the extent not prohibited by Applicable Law, the Company, on the one hand, will provide Parent, and Parent, on the other hand, will provide the Company, with copies of any material correspondence, filing or communication between such party or any of its Representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Prior to submitting or making any such correspondence, filing or communication to any such Governmental Entity or members of their respective staffs, the parties shall, to the extent not prohibited by Applicable Law, first provide the other party with a copy of such correspondence, filing or communication in draft form and give such other party a reasonable opportunity to discuss its content before it is submitted or filed with the relevant Governmental Entities, and shall consider and take account of all reasonable comments timely made by the other party with respect thereto. To the extent not prohibited by Applicable Law, each of the parties shall ensure that the other party is given the opportunity to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement. Notwithstanding the foregoing, in no event shall the Company or any of the Company Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration or incur any liability in connection with the transactions contemplated by this Agreement under any Contract other than de minimis amounts or amounts that are advanced or reimbursed substantially simultaneously by Parent.

(b) For purposes of this Section 8.5, “reasonable best efforts” shall include (i) vigorously defending, contesting and objecting to any claims, suits, petitions to deny, objections, proceedings, investigations or other actions, whether judicial or administrative and whether brought by a Governmental Entity or any third party challenging this Agreement or the transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement, (ii) executing settlements, undertakings, consent decrees, stipulations or other agreements, (iii) selling, divesting, holding separate or otherwise conveying any particular assets or categories of assets or businesses of Parent or its Affiliates, (iv) agreeing to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of the Company or any Company Subsidiary contemporaneously with or subsequent to the Closing, (v) permitting the Company to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of the Company or any Company Subsidiary prior to the Closing, (vi) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or its Affiliates, (vii) agreeing to terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements of the Company or any Company Subsidiary contemporaneously with or subsequent to the Closing, (viii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or its Affiliates, (ix) agreeing to create any relationships, ventures, contractual rights, obligations or other arrangements of the Company or any Company Subsidiary contemporaneously with or subsequent to the Closing, (x) taking or committing to take actions that after the Closing Date would limit the freedom of action of Parent or its Affiliates (including the Surviving Corporation) with respect to, or its or their ability to retain, one or more of its or their businesses, product lines or assets and (xi) taking any other action as may be required by a Governmental Entity in order to (A) obtain all necessary consents, approvals, waivers, licenses, permits, franchises, certificates, registrations, variances, exemptions and authorizations of, and actions and non-actions by, any Governmental Entity or other third party as promptly as reasonably possible, but in any event before the Outside Date, or (B) effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date; provided, however, that the Company and the Company Subsidiaries, Parent and its Affiliates shall not be required to take any such actions contemplated in clauses (i) through (xi) above which would (1) bind the Company or the Company Subsidiaries in respect of any matter if the Closing does not occur, (2) require Parent, its Affiliates, the Company or the Company Subsidiaries to, or to agree to, sell, divest, hold separate or otherwise convey any material portion of the Geysers Assets, taken as a whole, contemporaneously with or subsequent to the Closing, (3) require Parent, its Affiliates, the Company or the Company Subsidiaries to, or to agree to, terminate, relinquish, modify or waive existing material relationships, ventures, contractual rights, obligations or other material arrangements relating to the Geysers Assets or (4) otherwise adversely affect Parent’s ability to own or operate the Geysers Assets in any material respect.

(c) Subject to the terms and conditions herein provided and without limiting the foregoing, each of the Company and Parent agrees (and shall cause their respective Subsidiaries and Affiliates that are required by Applicable Law to be a party thereto or supply information or documentary material in connection therewith) to: (i) file with the United States Department of Justice and the Federal Trade Commission its Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, including the Merger, as soon as practicable and in any event within ten (10) Business Days after the date hereof (or such other period as may be agreed in writing by the parties); (ii) file with FERC such filings as are required to be made with respect to the FERC Approval; and (iii) file with the applicable Governmental Entities such other filings, submissions and declarations as are required to be made with respect to the approvals set forth in Section 5.5(a) of the Company Disclosure Letter that are required in advance of Closing, in each case of clauses (ii) and (iii), no later than thirty (30) days after the date of this Agreement (or such other period as may be agreed in writing by the parties).

(d) Any filing fees payable under the HSR Act relating to the transactions contemplated hereby shall be borne by Parent or Merger Sub, as applicable.

(e) Parent agrees to take the actions set forth in Section 8.5(e) of the Parent Disclosure Letter and that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) acquire or agree to acquire any assets or business or (ii) acquire or agree to acquire, or be acquired or agree to be acquired by, whether by merger, consolidation, by purchasing any portion of the assets of or equity in, or by any other manner, any business or any Person or division thereof owning, operating or otherwise controlling any assets or business, if the entering into of a definitive agreement relating thereto or the consummation of such acquisition, merger or consolidation would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

Section 8.6 Public Announcements; Public Disclosures.

(a) The Company, Parent and Merger Sub agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent. Following such initial press release announcing the execution and delivery of this Agreement, Parent and the Company will consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any applicable securities exchange, will not issue any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably delayed, conditioned or withheld); provided that the Company shall be permitted (without consulting with, or obtaining the consent of, Parent) to make such statements and announcements to its employees as the Company shall deem to be reasonably necessary. Notwithstanding the foregoing, (a) nothing in this Section 8.6(a) shall limit the Company’s or the Company Board’s rights under Section 8.4, (b) the Company will no longer be required to consult with Parent in connection with any such press release or public statement if the Company Board has made any Adverse Recommendation Change and (c) the requirements of this Section 8.6(a) shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated by this Agreement. Notwithstanding the foregoing (or anything in the Confidentiality Agreement to the contrary), nothing in this Agreement shall restrict the ability of Parent or any of its Affiliates from making ordinary course disclosures to current or prospective general or limited partners, equity holders, members, managers and investors of Parent or its Affiliates, in each case, who are subject to customary confidentiality restrictions. After the date of this Agreement, Parent shall, upon the Company’s or any credit rating agency’s request, make affirmative public statements regarding its intention to maintain the capital structure of the Surviving Corporation in a manner consistent with Section 8.6(a) of the Company Disclosure Letter.

(b) After the date of this Agreement, none of Parent, Merger Sub, and their respective Affiliates, on the one hand, and the Company and the Company Subsidiaries, on the other hand, shall take any action (including making any public statements) with the intent of causing a Rating Event or with respect to which such Party should have reasonably known that such action would cause a Rating Event.

Section 8.7 Employee Matters.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the first (1st) anniversary of the Effective Time, Parent shall provide, or shall cause to be provided, with respect to each employee of the Company and the Company Subsidiaries who is employed by the Company or any Company Subsidiary as of immediately prior to the Effective Time (each, a “Company Employee”), (i) base salary and incentive compensation opportunities (including annual bonus opportunities and long-term incentive opportunities) which are no less favorable than the base salary and incentive compensation opportunities (including, for the avoidance of doubt, the value of equity-based incentive opportunities; provided that, for the avoidance of doubt, Parent may provide or cause to be provided the value of such equity-based incentive opportunities in a form other than equity) provided by the Company and the Company Subsidiaries immediately prior to the Effective Time to such Company Employee, (ii) pension and welfare benefits and perquisites that are no less favorable in the aggregate to those provided by the Company and the Company Subsidiaries immediately prior to the Effective Time to such Company Employee and (iii) severance benefits that are no less favorable than the severance benefits provided by the Company and the Company Subsidiaries immediately prior to the Effective Time; provided, however, that no change-in-control, special retention or other special or non-recurring compensation or benefits provided prior to the Closing Date shall be taken into account for purposes of this covenant; provided, further, however, that nothing in this Agreement shall prohibit the Surviving Corporation from terminating the employment of any Company Employee.

(b) For purposes of vesting, benefit accrual, vacation and sick time credit and eligibility to participate (but not for benefit accrual purposes under any defined benefit pension plan) under the employee benefit plans, programs and policies of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Benefit Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Parent shall cause (i) each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plan. Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year.

(c) Parent or the Surviving Corporation shall pay, or shall cause one of its Subsidiaries to pay, each Company Employee who is terminated without cause (as determined pursuant to the applicable Company Benefit Plan or as otherwise similarly determined by Parent or the Surviving Corporation in its reasonable discretion) during the period commencing on Closing and ending on the date on which bonuses under the annual incentive plans listed in Section 5.16(a) of the Company Disclosure Letter are actually paid, in addition to any severance to which such Company Employee is otherwise entitled pursuant to any Company Benefit Plan, a pro-rata bonus for the fiscal year in which the Effective Time occurs based on the greater of target or actual achievement of pro-rata performance targets for the number of days that have elapsed in such fiscal year as of such Company Employee’s date of termination, and with the bonus amount to be the pro-rated portion of a full annual bonus.

(d) Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of the Company Benefit Plans will occur upon the Effective Time. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor and assume in accordance with their terms each Company Benefit Plan; provided that nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan in accordance with its terms. Parent acknowledges that the transactions contemplated hereby shall automatically result in an assumption by the Surviving Corporation of the obligations of the Company and the Company Subsidiaries under the collective bargaining agreements set forth on Section 5.17(a) of the Company Disclosure Letter, including the successorship provisions therein.

(e) Notwithstanding anything in this Section 8.7 to the contrary, nothing in this Agreement (i) is intended to create any third-party beneficiary rights in any employee of the Company or any of the Company Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company Employee by Parent or the Company or under any benefit plan which Parent or the Company may maintain, (ii) shall be treated as an establishment, amendment or other modification of any Company Benefit Plan or any employee benefit plan of Parent or the Company or (iii) shall limit the right of Parent or the Company to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan following the Closing Date.

Section 8.8 Company Indemnification Provisions.

(a) Without limiting any additional rights that any director, officer, trustee, employee or agent may have under any employment or indemnification agreement or under the Company’s Constituent Documents, this Agreement or, if applicable, similar organizational documents or agreements of any of the Company Subsidiaries, from the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (i) indemnify and hold harmless each person who was, is at the date of this Agreement or becomes during the period from the date of this Agreement through the Closing Date (A) a director or officer of the Company or the Company Subsidiaries, (B) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company) or (C) an employee or agent of the Company or any Company Subsidiary (collectively, the “Indemnified Parties”), in connection with any threatened, asserted, pending or completed action, suit or proceeding, whether instituted by any party hereto, any Governmental Entity or any other Person, and whether civil, criminal, administrative, investigative or otherwise, and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom arising out of acts or omissions or otherwise relating to, matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent or fiduciary of the Company, any of the Company Subsidiaries or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other Person at or prior to the Effective Time (each, an “Indemnification Claim”) and (ii) promptly pay on behalf of or, within five (5) Business Days after any request for advancement, advance to each of the Indemnified Parties any expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Indemnification Claim in advance of the final disposition of such Indemnification Claim (including payment on behalf of or advancement to the Indemnified Party of any expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement relating to such Indemnification Claim), in each case of (i) and (ii), to the same extent such Indemnified Parties are entitled to indemnification and/or expense advancement as of the date of this Agreement by the Company or such Company Subsidiary pursuant to Applicable Law, the Company’s or the Company Subsidiaries’ Constituent Documents or any indemnification agreements in existence on the date of this Agreement and made available to Parent prior to the date hereof. The indemnification and advancement obligations of the Surviving Corporation pursuant to this Section 8.8(a) shall extend to acts or omissions occurring at or before the Effective Time and any Indemnification Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby, including the consideration, approval and adoption thereof and the process undertaken in connection therewith and any Indemnification Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who continues to be or who has ceased to be (A) a director or officer of the Company or any Company Subsidiary, (B) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company or any Company Subsidiary) or (C) an employee or agent of the Company or any Company Subsidiary after the date of this Agreement, and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives, in each case, in accordance with the terms hereof. Parent shall not permit the Surviving Corporation to settle, compromise or consent to the entry of any judgment in any Indemnification Claim in respect of which indemnification has been or would reasonably be expected to be sought by such Indemnified Party hereunder, unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Indemnification Claim and does not include an admission of fault or wrongdoing by any Indemnified Party, or such Indemnified Party otherwise consents thereto. Parent shall, for the period of time beginning at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, cause the Constituent Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the Indemnified Parties than those set forth in the Constituent Documents of the Company and the Company Subsidiaries as of the date of this Agreement, which provisions shall not, for the period of time beginning at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Parties. Notwithstanding anything herein to the contrary, this Section 8.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its Subsidiaries.

(b) The Company may obtain, prior to the Effective Time, a single payment, run-off policy or policies of directors’ and officers’, employee practices and fiduciary liability insurance covering the Persons currently covered by the Company’s existing directors’ and officers’, employee practices and/or fiduciary liability insurance policies for claims arising in respect of actual or alleged errors, misstatements, acts, omissions or any matter claimed against any such Person occurring prior to the Effective Time in amount and scope no less favorable, in the aggregate, than the Company’s existing policies, such policy or policies to become effective at the Effective Time and remain in effect for a period of six (6) years following the Effective Time; provided, however, that the premium for such run-off policy or policies shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’, employee practices and fiduciary liability insurance policies. If such run-off policy or policies shall have been obtained by the Company prior to the Effective Time, Parent shall cause such policy or policies to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company for any reason does not obtain such run-off policy or policies as of the Effective Time, Parent shall obtain, or cause the Surviving Corporation to obtain, and remain in effect for a period of six (6) years following the Effective Time such run-off policy or policies from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier; provided, however, that, if such run-off policy or policies cannot be obtained or can be obtained only by paying aggregate premiums in excess of three hundred percent (300%) of such amount, Parent or the Surviving Corporation, as the case may be, shall only be required to obtain as much coverage as can be obtained by paying a premium equal to three hundred percent (300%) of such amount.

(c) If the Surviving Corporation or any of its or their successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or other entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, shall assume all of the obligations set forth in this Section 8.8(c).

(d) The provisions of this Section 8.8(d) are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their respective Representatives. Notwithstanding any other provision of this Agreement to the contrary, this Section 8.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and their respective Subsidiaries. Parent shall cause the Surviving Corporation to pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 8.8.

Section 8.9 Merger Sub. Parent shall take all actions necessary to (a) cause Merger Sub to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and subject to the conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments, or incur or guarantee any indebtedness or liabilities, in each case, other than as specifically contemplated by this Agreement.

Section 8.10 State Takeover Laws. None of the Company, the Company Subsidiaries or the Company Board shall take any action that would result in any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation (collectively, “Anti-Takeover Laws”) becoming applicable to the Merger and, if any Anti-Takeover Law is or becomes applicable to the Merger, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Merger.

Section 8.11 Financing.

(a) From and after the date hereof until the Closing or the earlier termination of this Agreement pursuant to Section 10.1, Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in or contemplated by the Financing Commitments (including complying with any request exercising so-called “market flex” provisions contained therein and paying for any refinancing of any outstanding indebtedness of the Company and/or the Company Subsidiaries contemplated herein or therein in full, including all fees and expenses related thereto), including using their reasonable best efforts to (i) maintain in effect the Financing Commitments in accordance with the terms and subject to the conditions thereof, (ii) satisfy on a timely basis all conditions and material obligations applicable to Parent and its Affiliates to obtaining the Financing (including by consummating the Equity Financing pursuant to the terms of the Equity Financing Commitments), (iii) negotiate and enter into definitive agreements with respect to the Debt Financing on terms and conditions that, in the aggregate, are no less favorable to Parent than the terms and conditions contained in the Debt Financing Commitments so that such agreements are effective no later than the Closing, (iv) consummate the Financing at or prior to the Closing Date, (v) seek to enforce its rights under the Debt Financing Commitments in the event of a breach thereof by the applicable Debt Financing Sources and (vi) in the event that all conditions in the Debt Financing Commitments (other than the availability or funding of any Equity Financing) have been satisfied, seek to cause the lenders and other Persons providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the Merger and the other transaction contemplated hereby. Parent shall keep the Company informed, upon reasonable request, with respect to all material activity concerning the status of the Financing and provide to the Company copies of substantially final and final drafts of the definitive documents for the Financing and shall give the Company prompt written notice (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any party to any Financing Commitment or definitive document related to the Financing of which Parent or any of its Affiliates become aware and (B) of the receipt by Parent of any notice or other communication from any party to any Financing Commitment with respect to any material breach, default or repudiation, cancellation or termination by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of the Financing Commitment or any definitive document related to the Financing (it being understood that any breach or default under any Financing Commitment that would reasonably be expected to prevent, impair or delay in any material respect the availability of the Financing or the consummation of the transactions contemplated by this Agreement or result in any condition precedent to the Financing not being satisfied shall be deemed to be material for purposes of this sentence). Parent and its Affiliates shall not, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), agree to any amendment, supplement, or modification to be made to, or any waiver of any provision or remedy under, the Financing Commitments or the definitive agreements relating to the Financing if such amendment, supplement, or modification would (A) reduce (or have the effect of reducing) the aggregate amount of the Financing such that, after taking into account any equity contributions, co-investments or alternative financing expected to be made and Parent’s cash on hand, Parent does not have sufficient cash proceeds to consummate the Merger or (B) add conditions to the Financing or amend, replace, supplement or modify any conditions to the Financing relative to the conditions in the Financing Commitments as in effect as of the date hereof, in each case, in a manner that would reasonably be expected to prevent, materially impair or delay the availability of the Financing or the consummation of the transactions contemplated by this Agreement when required pursuant to Section 2.2; provided that the Debt Financing Commitments may be amended to add or substitute additional Debt Financing Sources to the extent any such amendment would not result in any of the matters described in sub-clauses (A) and (B) above, (C) adversely affect the ability of Parent or Merger Sub to enforce or cause the enforcement of their respective rights under the Debt Financing Commitments or the definitive documents with respect to the Debt Financing relative to their respective ability to enforce or cause the enforcement of their rights under the Debt Financing Commitments or the definitive agreements with respect to the Debt Financing as of the date hereof or (D) prevent or materially impair or delay the availability of the Bridge Financing or the consummation of the Merger when required pursuant to Section 2.2. Parent shall furnish to the Company a copy of any amendment, supplement, replacement, modification, waiver or consent of or relating to the Financing Commitments reasonably promptly upon execution thereof, and the term “Financing Commitments” shall mean the Financing Commitments as so amended, supplemented, replaced or modified, including any Alternative Financing. Each of Parent and Merger Sub acknowledges that this Agreement and the transactions contemplated hereby are not contingent on Parent or Merger Sub’s ability to obtain the financing (or any alternative financing) or any specific term with respect to such financing. From and after the date hereof until the Closing or the earlier termination of this Agreement pursuant to Section 10.1, in the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions) contemplated by the Debt Financing Commitments for any reason, (A) Parent shall promptly notify the Company in writing and (B) Parent and its Affiliates shall use their reasonable best efforts to arrange to obtain alternative financing from the same or alternative sources (the “Alternative Financing”) in an amount that, after taking into account any equity contributions, co-investments or alternative financings expected to be made and Parent’s cash on hand, is sufficient to consummate the transactions contemplated by this Agreement promptly following the occurrence of such event, which Alternative Financing would not reasonably be expected to prevent, materially impair or delay the consummation of the Merger when required pursuant to Section 2.2. For the purposes of this Section 8.11, any reference to “Debt Financing,” “Financing” or “Debt Financing Commitments” shall include any Alternative Financing required by this Section 8.11. Notwithstanding anything to the contrary contained in this Agreement, Parent and Merger Sub shall be deemed to have complied with its obligations under this Section 8.11 for all purposes of this Agreement if the Closing shall have occurred. Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to provide to Parent and Merger Sub, at Parent’s sole cost and expense, cooperation reasonably requested by Parent in connection with the arrangement, placement or completion of the Equity Financing. Notwithstanding anything to the contrary in this Agreement, (i) Parent and/or its Affiliates may replace, amend, amend and restate, supplement, modify or terminate the Bridge Financing Commitment and/or or any definitive documents relating to the Bridge Financing Commitment (including the Bridge Financing Commitments) to reduce or terminate (as applicable) the commitments thereunder on a proportionate basis in connection with any additional equity commitments raised by Parent and/or its affiliates at any time between the date hereof and Closing, and (ii) Parent’s and its Affiliates’ obligations (if any) with respect to the Revolving Financing shall be deemed satisfied in full, and neither Parent nor any of its Affiliates shall have any further obligations in respect thereof, if (A) approval by the requisite Revolving Lenders of the Revolver Amendment is received on or prior to Closing and (B) the Revolver Amendment is executed and delivered by all parties thereto and is fully effective subject solely to the concurrent closing of the Merger and the payment of fees under the Revolver Amendment (and all representations and warranties by or on behalf of Parent and/or its Affiliates with respect to the Revolver Financing, the Revolver Financing Commitments and the transactions contemplated by the foregoing shall be deemed qualified in all respects by the foregoing).

(b) Prior to the Closing, the Company shall, and shall cause the Company Related Parties to, use commercially reasonable efforts to provide to Parent and Merger Sub, at Parent’s sole cost and expense, cooperation reasonably requested by Parent in connection with the arrangement, syndication, placement or completion of the Debt Financing, including using commercially reasonable efforts to (i) participate in a reasonable number of meetings, presentations, due diligence sessions and sessions with rating agencies in connection with the Debt Financing, (ii) assist Parent and the Debt Financing Sources in the preparation of (A) any bank information memoranda (including the delivery of customary authorization letters) and similar marketing documents and (B) materials for rating agency presentations, in each case, including public and private versions of such documents (to the extent applicable), and in connection with the marketing, syndication and arrangement of, and/or satisfying the conditions to the Debt Financing that are within the Company’s control, (iii) reasonably cooperate with the marketing efforts of Parent and the Debt Financing Sources in connection with the Debt Financing, (iv) assist Parent in connection with the preparation of an appropriately completed joinder substantially in the form of Exhibit A to the Intercreditor Agreement (as defined in the Revolving Credit Agreement) (it being understood that the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and no liability shall be imposed on the Company or officers or employees involved), (v) provide, subject to a request made no later than ten (10) Business Days prior to Closing, at least three (3) Business Days in advance of Closing, to Parent, any Debt Financing Source or any their respective stockholders, members, partners, managers, officers, directors, employees, agents, advisors, representatives, successors or permitted assigns who have a need to know and who are subject to appropriate confidentiality obligations such information in connection with the transactions contemplated hereby, with financial and other information (including “know your customer” information and information related to anti-money laundering rules and regulations including the USA PATRIOT Act and other similar information) in the Company’s possession, including all financial statements, financial data and audit reports of the type reasonably requested by Parent or the Debt Financing Sources; and (vi) solely with respect to the Revolving Credit Agreement, if the required revolving lender consent to effect the Revolver Amendment is not obtained in advance thereof, deliver notices of prepayment within the time period required by the Revolving Credit Agreement.

(c) The parties hereto acknowledge and agree that Parent and Merger Sub will control and manage all aspects of the Revolver Amendment (including the terms and conditions thereof, and any fees and concessions related thereto) so long as the Revolver Amendment does not become fully effective until the Closing; provided that Parent and Merger Sub will reasonably consult with the Company regarding the Revolver Amendment, and give the Company the opportunity to review and comment upon any proposed draft of the Revolver Amendment, which comments Parent and Merger Sub shall consider and implement in good faith. Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, provide to Parent and Merger Sub, at Parent’s sole cost and expense, cooperation reasonably requested by Parent in connection with the Revolver Amendment and the consummation of the transactions contemplated by the Engagement Letter, which cooperation shall include, (i) maintaining in effect the Engagement Letter, enforcing its rights thereunder and satisfying on a timely basis, and otherwise complying with, all conditions and obligations therein applicable to the Company, (ii) using commercially reasonable efforts to assist in the consummation and effectiveness of the Revolver Amendment (including by reasonably cooperating with Parent and Merger Sub to (A) facilitate direct communication among Parent, the arrangers under the Engagement Letter and Revolving Lenders, (B) assist with the process of obtaining approval of the Revolver Amendment from Revolving Lenders, (C) assist in the preparation of any bank information memoranda (including the delivery of customary authorization letters) and similar marketing documents (including public and private versions of such documents to the extent applicable), and (D) participate in a reasonable number of lender meetings and presentations, in each case, in connection with the Revolver Amendment, (iii) using commercially reasonable efforts to cooperate with Parent and Merger Sub to provide, execute and deliver (or furnish, as applicable) the Revolver Amendment, reaffirmation documents, commitment reduction notices and such other documents and instruments as are reasonably requested by Parent or the parties to the Engagement Letter in connection with the Revolver Amendment, in each case, in such forms as shall be reasonably acceptable to Parent, and providing all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and (iv) if requested by Parent, reasonably cooperating with Parent to cause, at or prior to Closing, the administrative agent and the collateral agent under the Revolving Credit Agreement to execute and deliver the Revolver Amendment so long as effectiveness of the Revolving Credit Agreement is conditioned upon the Closing.

(d) Notwithstanding the foregoing, (i) such requested cooperation shall not unreasonably interfere with the ongoing business and operations of the Company or any of its Affiliates, (ii) neither the Company nor any of its Subsidiaries shall be required to bear any cost or expense, pay any commitment or other fee or incur any other liability or obligation or agree to provide any indemnity in connection with the Debt Financing or the Revolver Amendment unless and until the Closing occurs, (iii) Parent shall be solely responsible for Barclays Bank PLC’s legal fees and expenses due and owing under the Engagement Letter and (iv) neither the Company nor any of its Subsidiaries shall be required to take any action that would (x) be beyond the reasonable control of the Company, (y) conflict with or violate the Company’s or its Subsidiaries’ Constituent Documents or any Applicable Laws or (z) impose personal liability on the Company’s or its Subsidiaries’ respective officers or employees involved. The Company hereby consents to the use of its and its Subsidiaries’ logos in marketing materials prepared in connection with the Revolver Amendment and the Debt Financing; provided that such logos are used in a manner that is not intended to nor reasonably expected to harm or disparage the Company or any of its Subsidiaries.

(e) The Company shall keep Parent informed, upon reasonable request, with respect to all material activity concerning the status of the transactions contemplated by the Engagement Letter and provide to Parent with copies of the definitive documents for the transactions contemplated by the Engagement Letter and shall give Parent prompt written notice (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Engagement Letter or definitive document related to the transactions contemplated by the Engagement Letter of which the Company becomes aware and (ii) of the receipt by the Company of any notice or other communication from any party to the Engagement Letter with respect to any breach, default, repudiation, cancellation or termination by any party to the Engagement Letter or any definitive document related to the transactions contemplated by the Engagement Letter of any provisions of the Engagement Letter or any definitive document related to the transactions contemplated thereby. The Company shall not agree to any amendment, supplement, or modification to be made to, or any waiver of any provision or remedy under, the Engagement Letter or the definitive agreements relating to the transactions contemplated thereby without Parent’s prior written consent.

(f) Parent shall indemnify and hold harmless the Company and the Company Related Parties from and against any and all damages suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under Section 8.11(b), Section 8.11(c), Section 8.11(d) and Section 8.11(e) and any information utilized in connection therewith; provided, however, that the foregoing shall not apply in the event of willful misconduct or gross negligence of the Company or any Company Related Party as determined in a final, non-appealable judgment by a court of competent jurisdiction. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented costs and expenses incurred by the Company or its Affiliates prior to the Closing in connection with Sections 8.11(b), Section 8.11(c), Section 8.11(d) and Section 8.11(e).

(g) Parent shall keep the Company reasonably informed, on a reasonably current basis, of any Person (other than any such Person that has executed and delivered Equity Financing Commitments as of the date hereof) that Parent is in discussions with to invest in Parent or its Affiliates in connection with the Merger, including the identity of such Person. Parent shall keep the Company reasonably informed, on a reasonably current basis, of the status of discussions or negotiations relating to such investment.

Section 8.12 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

Section 8.13 Additional Matters. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, Parent and Merger Sub shall, and shall cause the Surviving Corporation to, take all such necessary action.

Section 8.14 Section 16. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC, so that the disposition of any equity securities of the Company (including derivative securities, Options, Restricted Shares, Restricted Stock Units, and Performance Stock Units) pursuant to this Agreement by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 8.15 Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with the transactions contemplated by this Agreement, including the Merger (other than any such Taxes required to be paid by reason of the payment of the Merger Consideration to a Person other than the holder of record of Common Shares with respect to which such payment is made, which shall be borne and paid by such Person in accordance with Section 4.2(a)(vi)), shall be borne and paid by either Merger Sub or the Surviving Corporation (regardless of the Person liable for such Taxes under Applicable Law).

Section 8.16 Stockholder Litigation. Each of Parent and the Company shall notify the other promptly of the commencement of any stockholder or derivative suit, action, litigation or claim of which it has received written notice related to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company shall (a) give Parent the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against the Company or its Affiliates or any of their respective directors or officers relating to this Agreement, the Merger or any of the transactions contemplated by this Agreement, (b) afford Parent a reasonable opportunity to review and comment on filings and responses related thereto, which comments the Company shall consider and implement in good faith and (c) keep Parent apprised of, and consult with Parent with respect to, proposed strategy and any significant decisions related thereto.

Section 8.17 Stock Exchange De-listing. The Surviving Corporation shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and the Company shall prior to the Effective Time reasonably cooperate with Parent with respect thereto.

Section 8.18 Company Name. Parent shall not change effective as of the Closing, or take any actions to change prior to the Closing, the name of the Surviving Corporation or any of its Subsidiaries that was the name of such entity immediately prior to the Closing.

ARTICLE IX

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 9.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver (to the extent permitted by Applicable Law) in writing by Parent and the Company at or prior to the Effective Time of the following conditions:

(a) The consents, approvals, waivers, licenses, permits, franchises, certificates, registrations, variances, exemptions or authorizations of, actions or non-actions by, or filings, submissions or declarations with, FERC and the Governmental Entities set forth in Section 9.1(a) of the Company Disclosure Letter, shall have been filed, have occurred or have been obtained and shall be in full force and effect, and the expiration or early termination of any waiting period (and any extension thereof) under the HSR Act shall have occurred or been granted;

(b) No Applicable Law, executive order, decree, ruling or preliminary or permanent injunction of any Governmental Entity having competent jurisdiction which makes illegal, prohibits, restrains or enjoins consummation of the Merger (collectively, “Restraints”) shall be in effect, unless such Restraint is vacated, terminated or withdrawn (provided that, prior to asserting this condition, the party asserting this condition shall have used its reasonable best efforts (in the manner contemplated by Section 8.5) to prevent the entry of such Restraint and to appeal as promptly as possible any judgment that may be entered); and

(c) The Company Stockholder Approval shall have been obtained.

Section 9.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver (to the extent permitted by Applicable Law) by the Company in writing at or prior to the Effective Time of the following additional conditions:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b) Each of Parent and Merger Sub shall have performed or complied in all material respects with its obligations, agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Parent and certifying as to the satisfaction of the conditions specified in Section 9.2(a) and Section 9.2(b).

Section 9.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver (to the extent permitted by Applicable Law) by Parent in writing at or prior to the Effective Time of the following additional conditions:

(a) (i) The representations and warranties of the Company contained in Section 5.1, Section 5.3(a) and, solely with respect to the Company, Section 5.3(b), Section 5.4, Section 5.9(a) and Section 5.24 shall be true and correct (except, with respect to Section 5.3(a) and, solely with respect to the Company, Section 5.3(b), for de minimis inaccuracies) as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) each of the other representations and warranties of the Company contained in this Agreement, excluding the representations and warranties identified in the foregoing clause (i), shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b) The Company shall have performed or complied in all material respects with its obligations, agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c) Since the date of this Agreement, no Effect shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

(d) The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(c).

Section 9.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated hereby, including as required by and subject to Section 8.5.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger at the Company Stockholders’ Meeting or any adjournment or postponement thereof (except as otherwise expressly noted):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if the Merger shall not have been consummated on or before the date that is twelve (12) months after the date hereof (as such date may be extended pursuant to the terms of this Agreement or by the mutual written consent of the Company and Parent, the “Outside Date”); provided, however, if all of the conditions to Closing, other than the condition set forth in Section 9.1(a), shall have been satisfied, shall be capable of being satisfied at such time or would be capable of being satisfied at such time but for the fact that the condition set forth in Section 9.1(a) is not satisfied, the Outside Date may be extended by either the Company or Parent from time to time by written notice to the other party up to a date not beyond the date that is fifteen (15) months after the date hereof; provided, further, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement was the primary cause of the failure of the Effective Time to occur on or before such date; provided, further, that the parties agree that no party shall have any right to terminate this Agreement pursuant to this Section 10.1(b) during the pendency of a legal proceeding by any party for specific performance pursuant to Section 11.11;

(c) by Parent, prior to receipt of the Company Stockholder Approval, if an Adverse Recommendation Change shall have occurred;

(d) by Parent or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting or at any adjournment or postponement thereof;

(e) by Parent or the Company, if any Restraint shall be in effect permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger and such Restraint is or shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 10.1(e) shall have complied with its obligations under Section 8.5 to avoid the entry of, or to effect the dissolution of, any such Restraint; and provided, further, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to a party if the issuance of such final and non-appealable Restraint was primarily attributable to the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under this Agreement;

(f) by the Company, if prior to the Closing Date there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub, or Parent or Merger Sub has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 9.1 or Section 9.2 and (ii) is incapable of being cured or, if curable, is not cured by Parent or Merger Sub, as the case may be, on or before the earlier of (A) the Outside Date and (B) the date that is forty-five (45) days following the receipt by Parent of written notice from the Company of such breach, inaccuracy or failure to perform or comply; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(g) by Parent, if prior to the Closing Date there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of the Company or the Company has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 9.1 or Section 9.3 and (ii) is incapable of being cured or, if curable, is not cured by the Company on or before the earlier of (A) the Outside Date and (B) the date that is forty-five (45) days following the receipt by the Company of written notice from Parent of such breach, inaccuracy or failure to perform or comply; provided that Parent or Merger Sub is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(h) by the Company, if, at any time prior to receipt of the Company Stockholder Approval, (i) the Company Board has received a Superior Proposal, (ii) the Company is in compliance in all material respects with Section 8.4, (iii) to the extent permitted by and effected in accordance with Section 8.4(d), the Company Board approves, and the Company concurrently with the termination of this Agreement, enters into, an Alternative Transaction Agreement with respect to such Superior Proposal and (iv) the Company pays Parent the applicable termination fee set forth in and pursuant to the terms of Section 10.3 concurrently with or prior to (and as a condition to) such termination;

(i) by the Company, (i) if all of the conditions set forth in Section 9.1 and Section 9.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), (ii) Parent and Merger Sub fail to consummate the Merger within three (3) Business Days following the date on which the Closing should have occurred pursuant to Section 2.2 and (iii) the Company has delivered written confirmation to Parent that it stands ready and willing to consummate the transactions contemplated by this Agreement on such date and through the end of such three (3) Business Day period;

(j) by Parent, within ten (10) Business Days thereof, if any Rating Event shall have occurred; and

(k) by the Company, if Parent or its Affiliates shall have breached any of their covenants or agreements contained in Section 8.5 in any material respect, which breach is incapable of being cured or, if curable, is not cured by Parent or its Affiliates on or before the earlier of (i) the Outside Date and (ii) the date that is forty-five (45) days following the receipt by Parent of written notice from the Company of such breach; provided that Parent’s or its Affiliate’s breach of any of their covenants or agreements contained in Section 8.5 that was the basis of the Company’s termination of this Agreement pursuant to this Section 10.1(k) did not arise from the Company’s material breach of any of its covenants or agreements contained in Section 8.5.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, and the obligations of the parties under this Agreement shall terminate, except for the provisions of Section 5.25, Section 6.15, Section 6.16, the last sentence of Section 8.1, Section 8.6(a) (other than the last sentence thereof), Section 8.11(f), this Section 10.2, Section 10.3, Article I and Article XI and the Guaranty, and, subject to Section 10.3, there shall be no liability on the part of any party hereto; provided, however, that, subject to Section 10.3(b) and Section 10.3(c), nothing herein shall relieve any party hereto from any Losses (which the parties acknowledge and agree shall not be limited to reimbursement of Expenses, and may include the benefit of the bargain lost by a party’s equityholders (taking into consideration relevant matters, including the total amount payable to such stockholders under this Agreement, lost combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of its Willful Breach of, or fraud in connection with, any provision of this Agreement; provided, however, that, under no circumstances will the maximum aggregate liability of Parent and Merger Sub for monetary damages or other monetary remedies (including payment of the Parent Termination Fee, any Losses or other amounts payable pursuant to this sentence or any other damages related to this Agreement) in connection with this Agreement, the agreements contemplated hereby or the transactions contemplated hereby or thereby be greater than the Parent Termination Fee, and in no event shall any Company Related Party seek or obtain, nor shall it permit any of its Representatives or any other Person on its or their behalf to seek or obtain, any monetary recovery or monetary award or any monetary damages of any kind against Parent and Merger Sub in excess of the Parent Termination Fee. The parties hereto acknowledge and agree that nothing in this Section 10.2 shall be deemed to affect their right to specific performance in accordance with the terms and conditions set forth in Section 11.11. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. Notwithstanding anything to the contrary set forth in this Agreement, for purposes of this Section 10.2 and the fourth sentence of Section 10.3(c), “Parent Termination Fee” shall be deemed to refer to Three Hundred and Thirty-Five Million Dollars ($335,000,000.00).

Section 10.3 Fees and Expenses.

(a) In the event that:

(i) this Agreement is terminated by (A) Parent pursuant to Section 10.1(c) or (B) the Company pursuant to Section 10.1(h); or

(ii) (A) prior to the date of the Company Stockholders’ Meeting, an Alternative Transaction Proposal shall have been publicly made to the Company or directly to its stockholders generally and not publicly withdrawn at least three (3) Business Days prior to the Company Stockholders’ Meeting, (B) this Agreement is terminated by Parent or the Company pursuant to Section 10.1(b) (other than if failure of the Merger to be consummated on or before the Outside Date is due solely to the failure of the Debt Financing to be funded on the date the Closing should have occurred under Section 2.2 and other than if this Agreement is terminated by Parent pursuant to Section 10.1(b) (in circumstances in which the Company could terminate this Agreement pursuant to Section 10.1(f), Section 10.1(i) or Section 10.1(k)), by Parent or the Company pursuant to Section 10.1(d) or by Parent pursuant to Section 10.1(g) and (C) within twelve (12) months of such termination, the Company enters into a definitive agreement to consummate the transactions contemplated by any Alternative Transaction Proposal; provided, that references to “twenty percent (20%)” in the definition of Alternative Transaction Proposal shall be deemed to be references to “fifty percent (50%)”;

then the Company shall pay to Parent the Company Termination Fee. Any fee due under this Section 10.3(a) shall be paid by wire transfer of immediately available funds to an account provided in writing by Parent to the Company (x) in the case of termination pursuant to clause (i)(A) above, not later than the second (2nd) Business Day following such termination, (y) in the case of termination pursuant to clause (i)(B) above, concurrently with or prior to (and as a condition to) such termination or (z) in the case of termination pursuant to clause (ii) above, not later than the second (2nd) Business Day following the applicable event referred to in clause (ii)(C) above. The “Company Termination Fee” means One Hundred and Forty-Two Million Dollars ($142,000,000.00); provided, however, that, if the Company terminates this Agreement pursuant to Section 10.1(h) to enter into an Alternative Transaction Agreement providing for a Superior Proposal with any Exempted Person prior to the Cut Off Time, then the Company Termination Fee means Sixty-Five Million Dollars ($65,000,000.00).

(b) In the event that this Agreement is (w) terminated by the Company pursuant to Section 10.1(k), (x) terminated by the Company pursuant to Section 10.1(f) or Section 10.1(i), (y) terminated by Parent pursuant to Section 10.1(b) (in circumstances in which the Company could terminate this Agreement pursuant to Section 10.1(f), Section 10.1(i) or Section 10.1(k)) or (z) terminated by Parent pursuant to Section 10.1(j) (other than for a Rating Event arising primarily from a breach of Section 8.6(b) by the Company or any Company Subsidiary), then Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee by wire transfer of immediately available funds to an account provided in writing by the Company to Parent not later than the second (2nd) Business Day following such termination. The “Parent Termination Fee” means an amount equal to Three Hundred and Thirty-Five Million Dollars ($335,000,000.00); provided, however, that, if Parent terminates this Agreement pursuant to Section 10.1(j) (other than (x) for a Rating Event arising primarily from a breach of Section 8.6(b) by the Company or any Company Subsidiary or arising from a breach of Section 8.6(b) by Parent, Merger Sub or their respective Affiliates or (y) in circumstances in which the Company could terminate this Agreement pursuant to Section 10.1(f), Section 10.1(i) or Section 10.1(k)), then the Parent Termination Fee means One Hundred Million Dollars ($100,000,000.00).

(c) Each of the Company and Parent acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would have entered into this Agreement. Each of the parties hereto acknowledges that each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Accordingly, in the event that the Company shall fail to pay the Company Termination Fee when due or Parent shall fail to pay the Parent Termination Fee when due, and in order to obtain such payment, the Company or Parent, as the case may be, commences a suit which results in a judgment against such other party for such fee, then the Company or Parent, as the case may be, shall pay to the other party such other party’s Expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in The Wall Street Journal, plus two percent (2%) per annum from the date such amounts were required to be paid until the date actually received by such party. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 11.11, the Company’s right to receive payment of the Parent Termination Fee pursuant to Section 10.3(b) shall constitute the sole and exclusive remedy of the Company, the Company Subsidiaries and any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates, Representatives or assignees (collectively, the “Company Related Parties”) against Parent, Merger Sub, Guarantor, Volt, the Identified Sponsor Investors, any other potential source of Equity Financing, the Debt Financing Sources or any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates, Representatives or assignees (collectively, the “Parent Related Parties”) for all Losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, and upon payment of such amount, none of Parent, Merger Sub or the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Equity Financing Commitments, the Debt Financing Commitments or the transactions contemplated thereby (except that Parent shall also be obligated to the Company under the third sentence of this Section 10.3(c) and Guarantor shall also be obligated pursuant to the terms and conditions of the Guaranty). Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 11.11, Parent’s right to receive payment of the Company

Termination Fee shall constitute the sole and exclusive remedy of Parent and Merger Sub and the other Parent Related Parties against the Company, the Company Subsidiaries and the Company Related Parties for all Losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, and upon payment of such amount, none of the Company, the Company Subsidiaries or the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby (except in the case of Willful Breach or fraud (other than in circumstances where the Company Termination Fee is payable pursuant to Section 10.3(a)(ii) as a result of such breach), subject to Section 10.2, and except that the Company shall also be obligated to Parent and Merger Sub under the third sentence of this Section 10.3(c)). For the avoidance of doubt, the Company Related Parties will not have any rights or claims, and will not seek any rights or claims, against any of the Debt Financing Sources in connection with this Agreement or the Debt Financing, and the Debt Financing Sources shall not have any liability or obligation to the Company Related Parties in connection with this Agreement or the Debt Financing; provided that, notwithstanding anything to the contrary herein, nothing herein shall affect the rights of the Surviving Corporation or its Affiliates or any Company Related Parties (determined after giving effect to the Merger) against the Debt Financing Sources or any of their respective Affiliates with respect to the Debt Financing upon consummation of, or following, the Merger.

(d) This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities that are expressly identified as parties hereto and no Parent Related Party (other than Guarantor to the extent set forth in the Guaranty or Equity Financing Commitments) or Company Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than any payment from Guarantor to the extent set forth in the Guaranty) or any Company Related Party, as the case may be.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for (a) those covenants and agreements set forth in this Agreement that by their terms contemplate performance in whole or in part after the Effective Time and (b) those contained in this Article XI.

Section 11.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) when sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day) or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)	If to Parent or Merger Sub, to:

c/o Energy Capital Partners III, LP
51 JFK Parkway, Suite 200
Short Hills, NJ 07078
	Facsimile:	(973) 671-6101
	Email:	treeder@ecpartners.com
asinger@ecpartners.com
	Attention:	Tyler Reeder
Andy Singer

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
	Facsimile:	(212) 751-4864
	Email:	david.kurzweil@lw.com
adel.aslanifar@lw.com
	Attention:	David A. Kurzweil, Esq.
M. Adel Aslani-Far, Esq.

(b)	If to the Company, to:

Calpine Corporation
717 Texas Avenue, Suite 1000
Houston, TX 77002
	Facsimile:	713-830-8705
	E-mail:	thadmiller@calpine.com
	Attention:	W. Thaddeus Miller, Esq.

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
	Facsimile:	212-354-8113
	E-mail:	mpierce@whitecase.com
cgong@whitecase.com
michael.shenberg@whitecase.com
	Attention:	Morton A. Pierce, Esq. Chang-Do Gong, Esq.
Michael Shenberg, Esq.

Section 11.3 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The specification of any dollar amount in any representation or warranty contained in Article V or Article VI is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

Section 11.4 Entire Agreement; Assignment. This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreement, which is hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties. This Agreement shall not be assigned by operation of law or otherwise; provided that each of Parent or Merger Sub may transfer or assign all or any other portion of its rights and obligations under this Agreement without the prior written consent of the Company to (i) any one or more of its Affiliates so long as Parent or Merger Sub, as applicable, remains jointly and severally obligated to satisfy all of its obligations under the terms of this Agreement and (ii) any one or more of its financing sources to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.4 shall be null and void ab initio.

Section 11.5 Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.

(b) Except as set out below, each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and (iii) agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees that (A) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (B) service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clauses (A) or (B) of the immediately preceding sentence shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

(c) Notwithstanding anything to the contrary contained herein, any litigation arising out of or related to the Debt Financing (including any litigation involving any Debt Financing Source) shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO THE DEBT FINANCING) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

Section 11.6 Expenses. Except as expressly set forth herein (including Section 8.5 and Section 10.2), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

Section 11.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 11.8 Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein (or in any document delivered pursuant hereto) and (c) subject to the requirements of Applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Notwithstanding anything to the contrary contained in this Agreement, Section 11.7 (Amendment), this Section 11.8 (Waiver), Section 10.3(c) and (d) (Fees and Expenses), Section 11.5 (Governing Law and Venue; Waiver of Jury Trial) and the last sentence of Section 11.10 (Parties in Interest) (collectively, the “DFS Provisions”) may not be amended, waived or otherwise modified without the consent of the Debt Financing Sources that are party to the Debt Financing Commitments, and no other amendment, waiver or other modification to any other provision of this Agreement that has the substantive effect of amending, waiving or modifying any of the DFS Provisions in a manner materially adverse to the Debt Financing Sources shall be effective without the consent of the Debt Financing Sources that are party to the Debt Financing Commitments.

Section 11.9 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party shall have received counterparts thereof signed and delivered (by facsimile, e-mail of a .pdf attachment or otherwise) by all of the other parties.

Section 11.10 Severability; Validity; Parties in Interest. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid, illegal or unenforceable by any rule of law or public policy, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, and, to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Except (a) as provided in Section 8.7(e), (b) following the Effective Time, for the provisions of Article IV and (c) for the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s or Merger Sub’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Merger Sub, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, each Debt Financing Source shall be an express third-party beneficiary with respect to the DFS Provisions.

Section 11.11 Enforcement of Agreement. The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached or the Merger was not consummated, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that the parties (on behalf of themselves and the third party beneficiaries of this Agreement provided in Section 11.10) shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the parties’ obligations to consummate the Merger and Parent’s obligation to pay, and the right of the stockholders of the Company to receive, the Merger Consideration) in any court of competent jurisdiction. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding the foregoing or anything herein, or in the Debt Financing Commitments, the Equity Financing Commitments or the Guaranty, to the contrary, it is hereby acknowledged and agreed that the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to cause the Equity Financing to be funded and to consummate the Closing in accordance with Article II only if (a) the conditions in Section 9.1 and Section 9.3 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (and which are, at the time that the Company seeks specific performance in accordance with this Section 11.11, capable of being satisfied if the Closing were to occur at such time)), or the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in this Agreement, (b) the Closing should have occurred at such time pursuant to Section 2.2, (c) the financing provided for by the Bridge Financing Commitment (or, the Alternative Financing, as the case may be) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (d) either (i) (A) approval by the requisite Revolving Lenders of the Revolver Amendment shall have been received and (B) the Revolver Amendment shall have been executed and delivered by all parties thereto and shall be fully effective subject solely to the concurrent closing of the Merger and the payment of fees under the Revolver Amendment or (ii) the definitive documentation in respect of the Revolver Financing shall have been executed and delivered by all parties thereto and shall be fully effective subject solely to the concurrent closing of the Merger and the payment of fees under such Revolver Financing, and (e) the Company has provided written confirmation to Parent that, if specific performance is granted and the Equity Financing and the Bridge Financing are funded, it will take such actions that are within its control to cause the Closing to occur in accordance with Article II. While Parent or the Company may pursue both a grant of specific performance in accordance with this Section 11.11 and payment of either the Parent Termination Fee under Section 10.3(b) or the Company Termination Fee under Section 10.3(a), as applicable, or Losses pursuant to Section 10.2, in no event shall (i) the Company be entitled to receive both a grant of specific performance requiring consummation of the Merger and either the Parent Termination Fee under Section 10.3(b) together with any interest payable thereon in accordance with Section 10.3(c) or Losses pursuant to Section 10.2 and (ii) Parent be entitled to receive both a grant of specific performance requiring consummation of the Merger and the Company Termination Fee under Section 10.3(a) together with any interest payable thereon in accordance with Section 10.3(c) or Losses pursuant to Section 10.2.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

VOLT PARENT, LP

By:	Volt Parent GP, LLC
its general partner

By:	Energy Capital Partners III, LLC,
its managing member

By:	ECP ControlCo, LLC,
its managing member

By:	/s/ TYLER REEDER

Name:	Tyler Reeder
Title:	Managing Member

VOLT MERGER SUB, INC.

By:	/s/ TYLER REEDER

Name:	Tyler Reeder
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

CALPINE CORPORATION

By:	/s/ W. THADDEUS MILLER

Name:	W. Thaddeus Miller
Title:	Chief Legal Officer & Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CALPINE CORPORATION

Calpine Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (the “DGCL”), does hereby certify:

FIRST: The name of the Corporation is Calpine Corporation.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 1,400,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”).

FIFTH: The rights, preferences, privileges and restrictions granted or imposed upon the Common Stock are as follows:

1. Dividends. The holders of the Common Stock shall be entitled to the payment of dividends when and as declared by the board of directors of the Corporation (the “Board of Directors”) out of funds legally available therefore and to receive other distributions from the Corporation, including distribution of contributed capital, when and as declared by the Board of Directors. Any dividends declared by the Board of Directors to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

2. Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata, in accordance with the number of shares of Common Stock held by each such holder.

3. Voting. Each holder of Common Stock shall have full voting rights and powers equal to the voting rights and powers of each other holder of Common Stock and shall be entitled to cast one (1) vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (the “Bylaws”) (as in effect at the time in question) and applicable law, on all matters put to a vote of the stockholders of the Corporation.

4. Preemptive Rights. The holders of shares of the Corporation of any class, now or hereafter authorized, may have the preemptive right to subscribe for, purchase or receive any share of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time or from time to time be issued, sold or offered for sale by the Corporation as such right may be set forth in the Bylaws or a written agreement among the Corporation and any such holder.

SIXTH: In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation subject to any limitations contained therein.

SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is prohibited by the DGCL as it presently exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, modification or repeal.

EIGHTH: Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL. All rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, by vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL and applicable decisional law, with respect to actions for breach of duty to the Corporation, its stockholders, and others.

Annex B

Opinion of Lazard Frères & Co. LLC

August 17, 2017

The Board of Directors

Calpine Corporation

717 Texas Avenue, Suite 1000

Houston, Texas 77002

Dear Members of the Board:

We understand that Calpine Corporation, a Delaware corporation (“Company”), Volt Parent, LP, a Delaware limited partnership (“Parent”), and Volt Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Parent will acquire Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Company and each outstanding share of the common stock, par value $0.001 per share, of Company (“Company Common Stock”), other than shares of Company Common Stock (i) directly held by Parent or Merger Sub or held by Company as treasury stock, (ii) held by any subsidiary of either Company or Parent (other than Merger Sub), (iii) owned by Volt Energy Holdings, LP, (iv) that are Restricted Shares (as such term is defined in the Agreement) and (v) held by holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock (such holders, collectively, “Excluded Holders”), will be converted into the right to receive $15.25 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated August 17, 2017, of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Company;

(iii)	Reviewed various financial forecasts and other data provided to us by Company relating to the business of Company;

(iv)	Held discussions with members of the senior management of Company with respect to the business and prospects of Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business comparable in certain respects to the business of Company;

(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or Parent or concerning the solvency or fair value of Company or Parent, and we have not been furnished with any such valuation or appraisal. Management of Company has advised us that the “June 30, 2017 Curves excluding Texas Margin Uplift and Retail Uplift” financial forecasts represent the best currently available estimates and judgments as to the future financial

The Board of Directors

Calpine Corporation

August 17, 2017

performance of Company, and, accordingly, for purposes of our analyses in connection with this opinion, you have directed us to utilize such financial forecasts. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of Company, that they have been reasonably prepared. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.

Representatives of Company have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. In rendering our opinion, we have assumed, with the consent of Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with the consent of Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Company, Parent or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Company in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Company, Parent and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Company, Parent and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Company (in its capacity as such) and our opinion is rendered to the Board of Directors of Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

The Board of Directors

Calpine Corporation

August 17, 2017

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders).

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ George W. Bilicic
George W. Bilicic
Managing Director

Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e) and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

CALPINE CORPORATION 717 TEXAS AVENUE SUITE 1000 HOUSTON, TX 77002
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The Board of Directors recommends you vote FOR proposals 1, 2 and 3.
1 To adopt the Agreement and Plan of Merger, dated as of August 17, 2017, as it may be amended from time to time, by and among Calpine Corporation, Volt Parent, LP and Volt Merger Sub, Inc.
2 To approve the adjournment of the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger.
3 To approve, on an advisory (non-binding) basis, the “golden parachute” compensation that may be payable to Calpine Corporation’s named executive officers in connection with the consummation of the merger.
For Against Abstain For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Yes No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by a duly authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000347469_1 R1.0.1.17

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The Proxy Statement is available at www.proxyvote.com
CALPINE CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SPECIAL MEETING OF STOCKHOLDERS
DECEMBER 15, 2017
The shareholder(s) hereby appoint(s) John B. (Thad) Hill III and W. Thaddeus Miller, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Calpine Corporation that the shareholder(s) is/are entitled to vote at the special meeting of stockholders to be held at 8:00 a.m. Central Time on December 15, 2017, at our corporate headquarters, located at 717 Texas Avenue, Suite 1000, Houston, Texas 77002, and any adjournment or postponement thereof.
The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given, this proxy will be voted, in accordance with the Board’s recommendation, “FOR” proposals
1, 2 and 3.
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